Private & Confidential Execution Version
Dated 29 March 2018
   PT GOLAR INDONESIA
with
PT BANK SUMITOMO MITSUI INDONESIA
as Mandated Lead Arranger, Lender and Hedging Bank

SUMITOMO MITSUI BANKING CORPORATION SINGAPORE BRANCH
as Facility Agent, Security Agent and Account Bank

sponsored by
GOLAR LNG PARTNERS LP
and
PT PESONA SENTRA UTAMA

guaranteed by
GOLAR LNG PARTNERS LP

SUPPLEMENTAL AGREEMENT relating to a Term Loan and Revolving Loan Facility of up to $175,000,000 in respect of the FSRU “NUSANTARA REGAS SATU”
NORTON ROSE FULBRIGHT

Contents
Clause    Page
1    Interpretation    2
2    Amendments to the Principal Agreement    2
3    Representations and warranties    2
4    Fees and Expenses    4
5    Confirmations    4
6    Effective Date    4
7    Miscellaneous    6
8    Governing Law and Enforcement    7

THIS SUPPLEMENTAL AGREEMENT is dated 29 March 2018 and made BETWEEN:

1	PT GOLAR INDONESIA (the Borrower);

2	GOLAR LNG PARTNERS LP and PT PESONA SENTRA UTAMA (as Sponsors);

3	GOLAR LNG (SINGAPORE) PTE LTD and PT PESONA SENTRA UTAMA (as Shareholders);

4	GOLAR LNG PARTNERS LP (as Final Repayment Guarantor);

5	GOLAR LNG LIMITED;

6	GOLAR MANAGEMENT LIMITED;

7	GOLAR MANAGEMENT NORWAY AS (formerly known as Golar Wilhelmsen Management AS);

8	GOLAR LNG ENERGY LIMITED;
(companies 1 to 8 above collectively, the Golar Parties)

9	PT BANK SUMITOMO MITSUI INDONESIA (as Mandated Lead Arranger, Lender and Hedging Bank); and

10	SUMITOMO MITSUI BANKING CORPORATION SINGAPORE BRANCH (as Facility Agent, Security Agent and Account Bank).
WHEREAS:

(A)
This Supplemental Agreement is supplemental to an agreement (Principal Agreement) dated 14 December 2012 and made between (1) the Borrower, (2) PT Bank Sumitomo Mitsui Indonesia, The Bank of Tokyo Mitsubishi UFJ, Ltd., Standard Chartered Bank and Oversea Chinese Banking Corporation Limited as ‘Mandated Lead Arrangers’, ‘Original Lenders’ and ‘Original Hedging Banks’, (3) Sumitomo Mitsui Banking Corporation as Co-ordination and Structuring Bank, (4) the Facility Agent, Security Agent and Account Bank, (5) the Sponsors and (6) Golar LNG Limited and the Final Repayment Guarantor as ‘Guarantors’, whereby the Original Lenders (as defined in the Principal Agreement) agreed to make available to the Borrower a facility of up to US$175,000,000 (consisting of a $155,00,000 term loan facility and a $20,000,000 revolving loan facility) upon the terms and subject to the conditions therein contained.

(B)	By a final repayment guarantee dated 14 December 2012, the Final Repayment Guarantor guaranteed payment of the Balloon payable by the Borrower under the Principal Agreement.

(C)
Each of The Bank of Tokyo-Mitsubishi UFJ, Ltd., Standard Chartered Bank and Oversea-Chinese Banking Corporation Limited have transferred their Commitments, together with all of their other rights and obligations, under the Principal Agreement to PT Bank Sumitomo Mitsui Indonesia (as remaining Lender) by way of transfer certificates dated     29 March 2018 (the Transfer Certificates).

(D)
As at the date of this Supplemental Agreement, the outstanding Loans of the Lender (as amortised over time under the Principal Agreement) are as set out in Schedule 1 (Outstanding Loans) to this Supplemental Agreement.

NOW IT IS AGREED as follows:

1	Interpretation

1.1	Definitions in Principal Agreement
Unless the context otherwise requires and save as mentioned below, words and expressions defined in the Principal Agreement shall have the same meanings when used in this Supplemental Agreement. In addition, in the Principal Agreement and in this Supplemental Agreement, the following expressions shall have the following meanings:
Effective Date shall have the meaning given to it in clause 6.1.
ISDA Amendment Agreement shall mean the ISDA Amendment Agreement to be entered into on or about the date of this Supplemental Agreement.
Supplemental Agreement shall mean this Supplemental Agreement.
Supplemental Documents shall mean the Supplemental Agreement, the Supplemental Fee Letter, the ISDA Amendment Agreement and the Supplemental Hedging Transaction.
Supplemental Fee Letter shall mean the Fee Letter described in clause 12.4(b) (Upfront fees) of the amended and restated Facility Agreement set out in Schedule 2 (Amended and Restated Facility Agreement) to this Supplemental Agreement.
Supplemental Hedging Transaction shall mean the Hedging Transaction described in clause 30.1 (Hedging) of the amended and restated Facility Agreement set out in Schedule 2 (Amended and Restated Facility Agreement) to this Supplemental Agreement.

1.2	Interpretation

(a)
References in the Principal Agreement to “this Agreement” shall, with effect from the Effective Date and unless the context otherwise requires, be references to the Principal Agreement as amended by this Supplemental Agreement and words such as “herein”, “hereof”, “hereunder”, “hereafter”, “hereby” and “hereto”, where they appear in the Principal Agreement, shall be construed accordingly.

(b)	This Supplemental Agreement is a Finance Document.

1.3	Incorporation of certain references
Clauses 1.3 and 1.4 of the Principal Agreement shall be deemed to be incorporated in this Supplemental Agreement in full, mutatis mutandis.

1.4	Third party rights
No term of this Supplemental Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Supplemental Agreement.

2	Amendments to the Principal Agreement
From the Effective Date, the Principal Agreement will be amended and restated as set out in Schedule 2 (Amended and Restated Facility Agreement) to this Supplemental Agreement.

3	Representations and warranties

3.1	Each of the Golar Parties, where applicable, represents and warrants to each of the Lender, Hedging Bank, Account Bank, Facility Agent and the Security Agent that:

(a)	Representations and warranties in Principal Agreement
the representations and warranties set out in clause 18 (Representations) of the Principal Agreement are true and correct in respect of each of the Golar Parties as applicable, as if made at the date of this Supplemental Agreement with reference to the facts and circumstances existing at such date and as if references therein to “Transaction Documents” included reference to the Supplemental Documents (and so that the representation and warranty set out in clause 18.8 (Original Financial Statements) of the Principal Agreement shall refer to the audited financial statements of the Borrower and the audited financial statements of the Final Repayment Guarantor Group respectively in respect of the financial year ended 2017 as delivered to the Facility Agent under clause 19.1 (Financial statements) of the Principal Agreement);

(b)	Corporate power
each of the Golar Parties has power to execute, deliver and perform its obligations under the Supplemental Documents to which it is a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the Supplemental Documents to which it is a party and, subject to any applicable Legal Reservation, each of the Supplemental Documents to which it is a party constitutes valid and legally binding obligations of the Golar Parties enforceable in accordance with its terms;

(c)	No conflict with other obligations
the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, the Supplemental Documents to which it is a party by each of the Golar Parties will not (i) subject to any applicable Legal Reservation, contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Golar Parties are subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Golar Parties are party or are subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of any Golar Party’s Constitutional Documents or (iv) result in the creation or imposition of or oblige the Golar Parties to create any Encumbrance on any of the undertakings, assets, rights or revenues the Golar Parties or any of their respective Subsidiaries;

(d)	Consents obtained
every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by the Golar Parties to authorise, or required by the Golar Parties in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of the Supplemental Documents to which it is a party or the performance by the Golar Parties of their respective obligations under the Supplemental Documents to which it is a party has been obtained or made and is in full force and effect and there has been no default in the observance of the conditions or restrictions (if any) imposed in, or in connection with, any of the same;

(e)	No filings required
it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Supplemental Documents to which it is a party that it or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to the Supplemental Documents to which it is a party, except any filing, recording, registration or enrolling or any tax payable in relation to any Supplemental Document which is referred to in any legal opinion delivered to the Facility Agent under clause 6.1(b) (Conditions precedent documentation) and which will be made or paid promptly after the date of the relevant Supplemental Document, and the Supplemental Documents to which it is a party are in proper form for its enforcement in an arbitration in accordance with clause 49 (Enforcement) of the Principal Agreement.

4	Fees and Expenses

4.1	Expenses
The Borrower shall pay to the Facility Agent on demand all expenses (including legal fees) reasonably incurred by the Facility Agent and the Mandated Lead Arranger in connection with the negotiation, preparation and execution of the Supplemental Documents.

4.2	Stamp and other duties
The Borrower shall pay all stamp duty, documentary, registration and other similar Taxes (including any such duties or Taxes payable by, or assessed on, the Lender, the Facility Agent or the Mandated Lead Arranger) payable in respect of the Supplemental Documents and shall, within four (4) Business Days of demand, indemnify the Facility Agent, the Mandated Lead Arranger and the Lender against any liability arising by reason of any delay or omission by the Borrower to pay such duties or Taxes.

5	Confirmations

5.1	Golar Parties’ Confirmations
Each of the Golar Parties acknowledges and agrees that:

(a)	notwithstanding the amendments made to the Principal Agreement by this Supplemental Agreement;

(i)	each of the Security Documents to which it is a party, and its obligations thereunder remain in full force and effect and continue to secure the Secured Obligations in favour of the Finance Parties;

(ii)
it shall procure that each of the Security Documents to which any Obligor (other than the Golar Parties) is a party and their respective obligations thereunder remain in full force and effect and continue to secure the Secured Obligations in favour of the Finance Parties; and

(b)
with effect from the Effective Date, references to “the Agreement” or the “Facility Agreement” in any of the Security Documents to which it is a party shall henceforth be a reference to the Principal Agreement as amended by this Supplemental Agreement and as from time to time hereafter amended.

5.2	Final Repayment Guarantor Confirmation
The Final Repayment Guarantor confirms that its obligations under the Final Repayment Guarantee shall remain in full force and effect in respect of the Borrower's obligations under the Principal Agreement (as amended by this Supplemental Agreement) and that the Borrower's obligations under this Supplemental Agreement constitute obligations included within the Final Repayment Guarantee.

6	Effective Date

6.1	Conditions precedent documentation
The amendments to be made to the Principal Agreement by this Supplemental Agreement shall take effect on and from the date (Effective Date) on which the Facility Agent notifies the Borrower that the Facility Agent has received the following documents in form and substance satisfactory to it (together with, in the case of any document not in the English language, a certified English translation thereof):

(a)	in respect of each of the Golar Parties:

(i)
a copy, certified as a true copy by a director or the secretary of such company, of resolutions of the board of directors, board of commissioners or governors (or of a committee of the board of directors or governors) evidencing approval of the Supplemental Documents to which it is a party and authorising its appropriate officers to execute and deliver the Supplemental Documents to which it is a party and to give all notices and take all other action required under the Supplemental Documents to which it is a party;

(ii)	specimen signatures of the persons authorised in the resolutions of the board of directors referred to in paragraph (a)(i) if different from those delivered in relation to the Principal Agreement;

(iii)
a copy, certified as a true copy, and as being in full force and effect and not revoked or withdrawn, by a director or the secretary of such company, of any power of attorney issued by that company pursuant to the said resolutions;

(iv)
a certificate signed by a director or the secretary of such company, confirming that all Consents required to authorise, or required by such company in connection with the execution, delivery, validity, enforceability and admissibility in evidence of the Supplemental Documents to which it is a party and the performance by such company of its respective obligations under the Supplemental Documents to which it is a party have been obtained and are in full force and effect;

(b)
opinions from (i) Norton Rose Fulbright (Asia) LLP, special legal advisers to the Lenders in England, (ii) TNB & Partners in association with Norton Rose Fulbright Australia, special legal advisers to the Lenders in Indonesia, and (iii) Norton Rose Fulbright (Asia) LLP, special legal advisers to the Lenders in the Marshall Islands, each in a form approved by the Facility Agent;

(c)	the duly executed and dated Transfer Certificates;

(d)
the duly executed Supplemental Fee Letter, together with evidence acceptable to the Facility Agent that all fees and expenses due to the Finance Parties (including the fees of the Facility Agent’s legal counsel) have been or will, on the Effective Date, be paid in full;

(e)	the duly executed ISDA Amendment Agreement; and

(f)
such documentation and information as any Finance Party may reasonably request through the Agent to satisfy and “know your customer” or similar identification procedures under all laws and regulations applicable to that Finance Party.

6.2	Further Conditions Precedent
The Facility Agent shall not give notice of the occurrence of the Effective Date under clause 6.1 if, on the date on which it would otherwise have done so, the Facility Agent has received actual knowledge that an Event of Default has occurred and is continuing or that any of the representations and warranties in clause 3.1 are untrue or incorrect as at such date as if made on such date with respect to the facts and circumstances existing at such date.

6.3	Conditions Subsequent
The Borrower shall provide to the Facility Agent or its duly authorised representative the following documents and evidence in form and substance satisfactory to it within the applicable period specified below:

(a)	within 90 days from the date of this Supplemental Agreement, an original of the ISDA Amendment Agreement and the Supplemental Hedging Transaction executed in Bahasa;

(b)
within 30 days from the date of this Supplemental Agreement, evidence of the entry into the Supplemental Hedging Transaction by the Borrower in accordance with clause 30.1(a) (Hedging) of the Facility Agreement (as amended by this Supplemental Agreement); and

(c)
within 5 Business Days from the date of this Supplemental Agreement, opinions from (i) Norton Rose Fulbright (Asia) LLP, special legal advisers to the Lenders in Singapore, (ii) Appleby Global, special legal advisers to the Lenders in Bermuda, and (iii) Advokatfirmaet Wiersholm AS, special legal advisers to the Lenders in Norway, each in a form approved by the Facility Agent.

7	Miscellaneous

7.1	Further assurance

(a)	The Borrower shall take all such action as may be necessary for the purpose of the:

(i)
to the extent applicable, the reporting of the execution and the filing of this Supplemental Agreement with the Bank of Indonesia the Ministry of Finance and the Team for the Co‑ordination of the Management of Offshore Commercial Loans; and

(ii)	the payment of nominal stamp tax in the amount of Rp6,000 on the Supplemental Documents to which the Borrower or PSU is a party.

(b)
The Supplemental Documents are executed in the English language. The parties hereto confirm that they fully understand and agree to be bound by the terms and conditions of the Supplemental Documents notwithstanding that the Supplemental Documents are prepared and executed in English.

In compliance with Law No. 24 of 2009 regarding National Flag, Language, Emblem and Anthem, the Borrower agrees, at its own cost, to translate and to ensure that the relevant Golar Parties execute a Bahasa Indonesia version of this Supplemental Agreement and the Supplemental Hedging Transaction in the agreed form within 90 days after the date of this Supplemental Agreement or any other date as agreed between the Borrower and the Facility Agent.

(c)
Each of the Golar Parties further agrees that: (i) the Bahasa Indonesia version of the Supplemental Documents, if executed, will be deemed to be effective from the date the English language version was executed; and (ii) in the event of inconsistency between the Bahasa Indonesia version and the English version, the English version shall prevail and the relevant Bahasa Indonesia text will be deemed to be amended to conform with and to make the relevant Indonesian text consistent with the relevant English text.

(d)
Each of the Golar Parties further agrees and undertakes not to (or allow or assist any other party to), in any manner or forum, challenge the validity of, or raise or file any objection to, any Supplemental Document or the transactions contemplated by any Supplemental Document on the basis of any failure to comply with Law 24 or its implementing regulations or other similar laws and regulations applicable in Indonesia.

7.2	Continuation of Principal Agreement
Save as amended by this Supplemental Agreement, the provisions of the Principal Agreement shall continue in full force and effect and the Principal Agreement and this Supplemental Agreement shall be read and construed as one instrument.

7.3	Counterparts
This Supplemental Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

7.4	Partial invalidity
If, at any time, any provision of this Supplemental Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision in any other respect or under the law of any other jurisdiction will be affected or impaired in any way.

7.5	Notices
The provisions of clause 42 (Notices) of the Principal Agreement shall extend and apply to the giving or making of notices or demands hereunder as if the same were expressly stated herein.

8	Governing Law and Enforcement

8.1	Governing law
This Supplemental Agreement and any non-contractual obligations connected with it shall be governed by English law.

8.2	Enforcement
Clause 49.1 (Arbitration) of the Principal Agreement shall apply mutatis mutandis to this Supplemental Agreement
IN WITNESS whereof the parties hereto have caused this Supplemental Agreement to be duly executed the day and year first above written.

Schedule 1
Outstanding Loans
As at the date of this Supplemental Agreement:
Facility A – US$79,925,000
Facility B – US$20,000,000
Schedule 2
Amended and Restated Facility Agreement
Dated 14 December 2012

(as amended and restated on 29 March 2018 pursuant to a Supplemental Agreement dated 29 March 2018)

PT GOLAR INDONESIA
with

PT BANK SUMITOMO MITSUI INDONESIA
as Mandated Lead Arranger
SUMITOMO MITSUI BANKING CORPORATION SINGAPORE BRANCH
as Co-ordination and Structuring Bank
SUMITOMO MITSUI BANKING CORPORATION SINGAPORE BRANCH
as Facility Agent and Security Agent
THE FINANCIAL INSTITUTIONS LISTED HEREIN
as Lenders
THE FINANCIAL INSTITUTIONS LISTED HEREIN
as Hedging Banks
SUMITOMO MITSUI BANKING CORPORATION SINGAPORE BRANCH
as Account Bank

sponsored by
GOLAR LNG PARTNERS LP
and
PT PESONA SENTRA UTAMA
and
guaranteed by
GOLAR LNG LIMITED
and
GOLAR LNG PARTNERS LP

FACILITY AGREEMENT
for
$155,000,000 Term Loan Facility
and $20,000,000 Revolving Loan Facility
in respect of the FSRU “NUSANTARA REGAS SATU”

NORTON ROSE FULBRIGHT

Contents
Clause    Page
SECTION 1 - INTERPRETATION1
1Definitions and interpretation    1
SECTION 2 - THE FACILITY40
2The Facilities    40
3Purpose    40
4Conditions of Utilisation    41
SECTION 3 - UTILISATION43
5Utilisation    43
SECTION 4 - REPAYMENT, PREPAYMENT AND CANCELLATION45
6Repayment    45
7Illegality, prepayment and cancellation    46
SECTION 5 - COSTS OF UTILISATION51
8Interest    51
9Interest Periods    52
10Changes to the calculation of interest    52
11Market Disruption    53
12Fees    54
SECTION 6 - ADDITIONAL PAYMENT OBLIGATIONS56
13Tax gross-up and indemnities    56
14Increased Costs    59
15Other indemnities    60
16Mitigation by the Lenders    64
17Costs and expenses    65
SECTION 7 - REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT66
18Representations    66
19Information undertakings    74
20Financial covenants    78
21General undertakings    79
22Sponsor Undertakings    84
23Guarantor Undertakings    85
24Project undertakings    91
25Dealings with the Vessel / Mooring    97
26Condition and operation of Vessel / Mooring    99
27Insurance    103
28Project Accounts, Receivables and Insurance Proceeds    108
29Business restrictions    115
30Hedging    119
31Events of Default    122
32Position of Hedging Banks    131
SECTION 8 - CHANGES TO PARTIES135
33Changes to the Lenders    135
34Changes to the Account Bank    140
35Changes to the Obligors and the O&M Contractor    140
36Benefit and burden    140
SECTION 9 - THE FINANCE PARTIES141
37Roles of Facility Agent, Security Agent, Account Bank and Co-ordination and Structuring Bank    141
38Conduct of business by the Finance Parties    154
39Sharing among the Finance Parties    155
SECTION 10 - ADMINISTRATION158
40Payment mechanics    158
41Set-off    161
42Notices    161
43Calculations and certificates    163
44Partial invalidity    163
45Remedies and waivers    163
46Amendments and grant of waivers    163
47Counterparts    165
SECTION 11 - GOVERNING LAW AND ENFORCEMENT166
48Governing law    166
49Enforcement    166
Schedule 1 The original parties167
Schedule 2 Vessel information176
Schedule 3 Conditions precedent178
Schedule 4 Utilisation Request193
Schedule 5 Mandatory Cost Formulae195
Schedule 6 Form of Transfer Certificate198
Schedule 7 Form of Compliance Certificate200
Schedule 8 Form of Market Disruption Notification201
Schedule 9 Form of Project Budget Statements202
Schedule 10 Conditions Precedent to Guarantee Release Date204
Schedule 11 Repayment Schedule205
Schedule 12 List of Translated Documents207

THIS AGREEMENT is dated 14 December 2012 (as amended and restated on 29 March 2018 pursuant to a Supplemental Agreement dated 29 March 2018) and made between:

(1)	PT GOLAR INDONESIA (the Borrower);

(2)	GOLAR LNG PARTNERS LP and PT PESONA SENTRA UTAMA (as Sponsors);

(3)	GOLAR LNG LIMITED and GOLAR LNG PARTNERS LP (as Guarantors);

(4)	PT BANK SUMITOMO MITSUI INDONESIA as mandated lead arranger (the Mandated Lead Arranger);

(5)	SUMITOMO MITSUI BANKING CORPORATION SINGAPORE BRANCH as co-ordination and structuring bank (the Co-ordination and Structuring Bank);

(6)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the Original Lenders);

(7)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as hedging banks (the Original Hedging Banks);

(8)	SUMITOMO MITSUI BANKING CORPORATION SINGAPORE BRANCH as facility agent for the other Finance Parties (the Facility Agent);

(9)	SUMITOMO MITSUI BANKING CORPORATION SINGAPORE BRANCH as security agent for the Finance Parties (the Security Agent); and

(10)	SUMITOMO MITSUI BANKING CORPORATION SINGAPORE BRANCH as account bank (the Account Bank).
IT IS AGREED as follows:
SECTION 1 - INTERPRETATION

1	Definitions and interpretation

1.1	Definitions
In this Agreement and (unless otherwise defined in the relevant Finance Document) the other Finance Documents:
Account means any bank account, deposit or certificate of deposit opened, made or established in accordance with clause 28 (Project Accounts, Receivables and Insurance Proceeds).
Account Bank means the Account Bank referred to in (10) above and includes any person who may be appointed by the Facility Agent (on the instructions of the Majority Lenders) as ‘Account Bank’ in substitution for the Account Bank as at the date of this Agreement.
Account Security means, in relation to a Project Account, a deed or other instrument executed by the Borrower in favour of the Security Agent in an agreed form conferring a Security Interest over that Project Account.
Accounting Reference Date means 31 December or such other date(s) as may be approved by the Lenders.
Additional Cost Rate has the meaning given to it in Schedule 5 (Mandatory Cost Formulae).
Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
Agreed Scope of Work means the Technical Advisor’s scope of work as agreed between the Facility Agent (acting on the instructions of the Lenders) and the Borrower prior to the date of this Agreement.
Approved Credit Rating means in respect of any relevant person, a credit rating for the long term indebtedness of that person of not less than A- with Standard & Poor’s Rating Agency and/or Fitch Rating Agency and/or A.M. Best Agency and/or A3 with Moody’s Rating Agency unless otherwise agreed by the Facility Agent.
Approved Operator means together the O&M Contractor and Golar Management Norway or another appropriately qualified and experienced company or group of companies within the Pre-Completion Guarantor Group as may be notified to the Facility Agent or another appropriately qualified and experienced company or group of companies approved by the Charterer and the Facility Agent (acting on the instructions of the Majority Lenders) and, in each case, whose terms of appointment shall be approved by the Charterer on similar terms to the operating and maintenance provisions in the Charter (or, as the case may be, the O&M Contract and/or the Golar Management Norway Management Agreement) or other terms reasonably acceptable to the Lenders and the Charterer.
Approved Shareholder means PSU or another company or group of companies approved by the Lenders (acting reasonably).
Auditors means one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or another approved reputable international firm of accountants.
Authority means any national, supranational, regional or local government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any person, whether or not government-owned and howsoever constituted or called, that exercises the functions of a central bank) in a Relevant Jurisdiction or England and Wales.
Available Cash Flow means, in respect of any period and without double counting:

(a)	the aggregate of:

(i)
all amounts received by the Borrower under the Charter and any other Project Agreement (including the Total Charter Rate) during each period and which have not been taken into account in a previous calculation of Available Cash Flow;

(ii)	all interest and other income (including Insurance Proceeds) received by the Borrower during such period in respect of the Project Accounts; and

(iii)	refunds, credits, rebates or similar accounts of Tax actually received during such period.

(b)	less the sum of:

(i)	the O&M Hire and the Borrower Expenses payable during such period; and

(ii)	the total amount of Tax actually paid in that period.
Available Commitment means, in relation to a Facility, at any time a Lender's Commitment under that Facility minus:

(a)	the aggregate amount of its participations in any outstanding Loans under that Facility; and

(b)	in relation to any proposed Utilisation, the aggregate amount of its participations in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date, other than, in relation to any proposed Utilisation under Facility B only, that Lender's participation in any Facility B Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.
Available Facility means, in relation to a Facility, at any relevant time the aggregate of each Lender’s Available Commitments in respect of that Facility.
Balloon means an amount equivalent to that part of the Loans which is payable on the Final Maturity Date (not including the Repayment Instalment payment due on such date), as may be reduced from time to time in accordance with the terms of this Agreement and which shall not exceed at any time twenty nine million, nine hundred and twenty five thousand dollars (US$29,925,000).
Basel 2 Accord means the ‘International Convergence of Capital Measurement and Capital Standards, a Revised Framework’ published by the Basel Committee on Banking Supervision in June 2004 as updated prior to and in the form existing on the date of this Agreement excluding any amendment thereto arising out of the Basel 3 Accord.
Basel 2 Approach means, in relation to any Finance Party, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel 2 Accord) adopted by that Finance Party (or any of its Affiliates) for the purposes of implementing or complying with the Basel 2 Accord.
Basel 2 Regulation means any law or regulation implementing the Basel 2 Accord or any Basel 2 Approach adopted by any Finance Party or any of its Affiliates.
Basel 3 Accord means, together:

(a)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in, “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated:

(b)
the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)
any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III” other than, in each such case, the agreements, rules, guidance and standards set out in “Basel III: Finalising the post-crisis reforms” published by the Basel Committee on Banking Supervision in December 2017, as amended, supplemented or restated.

Basel 3 Increased Costs means an Increased Cost which is attributable to the implementation or application of or compliance with any Basel 3 Regulation (whether such implementation, application or compliance is by a government, regulators, Finance Party or any of its Affiliates).
Basel 3 Regulation means any law or regulation implementing the Basel 3 Accord (including the relevant provisions of CRD IV and CRR) save and to the extent that it re-enacts a Basel 2 Regulation.
Borrower Assigned Property means all the right, title, interest and benefit of the Borrower in and to:

(a)	the Vessel Rights;

(b)	the Guarantee Rights;

(c)	the Charter Documents (other than the Charter LOU POAs);

(d)	the O&M Contract;

(e)	the Earnings;

(f)	the Insurances;

(g)	any Requisition Compensation; and

(h)	each Hedging Contract.
Borrower Expenses means the administrative expenses of the Borrower (namely its office rental, utilities, administrative costs, MII insurance premium and vessel agency) in an amount per annum not exceeding the amount agreed between the Borrower and the Facility Agent as shown in the Project Budget Statement for the relevant year or such other higher amount as may be approved by the Facility Agent.
Borrowed Money means indebtedness incurred in respect of:

(a)	money borrowed or raised and debit balances at banks;

(b)	any bond, note, loan stock, debenture or similar debt instrument;

(c)	acceptance or documentary credit facilities;

(d)	receivables sold or discounted (otherwise than on a non-recourse basis);

(e)
deferred payments for assets or services acquired (other than assets or services acquired on normal commercial terms in the ordinary course of business where payment is deferred by no more than one hundred and eighty (180) days);

(f)	Capitalised Lease Obligations;

(g)	any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money;

(h)	guarantees in respect of indebtedness of any person falling within any of (a) to (g) above; and

(i)
preference share capital in any member of the Final Repayment Guarantor Group or the Pre‑Completion Guarantor Group (as applicable) which is or may be redeemable prior to the Final Maturity Date and/or the full and final discharge of all indebtedness and liabilities of the Borrower under this Agreement.

Borrower’s Security means together:

(a)	the Borrower Assigned Property;

(b)	all of the Borrower’s right, title, interest and benefit in and to the Vessel and its Mooring;

(c)	the Project Accounts; and

(d)
all proceeds of realisation or enforcement of any Security Interest in or over any of the foregoing or the exercise of all and any rights, powers and remedies in relation to any Security Interest over the foregoing.

Break Costs means the amount (if any) by which:

(a)
the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum) had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Builder means Jurong Shipyard Pte. Ltd. a company incorporated in Singapore with its registered office at 29 Tanjong Kling Road, Singapore 628054.
Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Singapore and Jakarta (and, if a payment in dollars is to be made or would, but for the operation of clause 40.7, fall to be made by any person on that day, New York).
Capital Element means the hire payable by the Charterer to the Borrower in relation to the Vessel and the Mooring pursuant to clause 13.1 of the Charter, calculated in accordance with paragraph 3 of Schedule VI to the Charter.
Capitalised Lease Obligation of any person means the obligation to pay rent or other payment amounts under a lease of (or other Borrowed Money arrangements conveying the right to use) real or personal property which is required to be classified and accounted for as a capitalised lease or a liability on the face of a balance sheet of such person in accordance with the applicable GAAP (in the case of any lease agreements net of an amount equal to the aggregate of any applicable security amounts provided in relation to such leases pursuant to the terms thereof).
Cash Equivalents means:

(a)	deposits with first class international banks the maturity of which does not exceed 12 months;

(b)	bonds, certificates of deposit and other money market instruments or securities issued or guaranteed by the Government of Norway or the United States of America; and

(c)	any other instrument approved by the Security Agent, with the authorisation of the Majority Lenders.
Cash Sweep Mechanism means the application of amounts standing to the credit of the Earnings Account pursuant to and in accordance with clause 28.5(a)(vi) of this Agreement.
Cash Sweep Repayments means, at any time, the forecasted repayments pursuant to the Cash Sweep Mechanism as determined by the Facility Agent (acting on the instructions of the Majority Lenders) in accordance with the Financial Model.
Change in Location means a change in location of the Vessel and its Mooring from the Permitted Location.
Charged Property means all of the assets of the Obligors which from time to time are, or are expressed or intended to be, the subject of the Security Documents.
Charter means the contract dated 20 April 2011 (as further described in Part 2 of Schedule 2 (Vessel information)) in respect of the supply, delivery, charter and operation of the Vessel and its Mooring (the Original Charter) made between (1) the Charterer and (2) Golar Energy, as novated to the Borrower pursuant to the Charter Novation Agreement dated 12 April 2012 and as further amended or supplemented from time to time.
Charter Documents means the Charter, the Charter Novation Agreement, each Charter Letter of Credit, each Charter Undertaking, the Pertamina LOU Transfer Agreement, the PGN LOU Transfer Agreement and each Charter LOU POA, any documents supplementing any of them and any guarantee or security given by any person for the Charterer’s obligations under the Charter.
Charter Letters of Credit means the “Walkaway LoC and, if issued, the “Liability Amount LoC” as defined in the Charter.
Charter Liabilities means any and all obligations of the Borrower (whether present or future, actual or contingent) under or pursuant to the terms of the Charter.
Charter LOU POAs means each of the “Pertamina LOU POA” and the “PGN LOU POA” as defined in the Charter.
Charter Novation Agreement means the novation agreement dated 12 April 2012 (as further described in Part 2 of Schedule 2 (Vessel information)) made between the Borrower, Golar Energy and the Charterer, pursuant to which the rights and obligations of Golar Energy under the Original Charter were novated in favour of the Borrower.
Charter Period means the “Charter Period” as defined in the Charter and further described in clause 4 of the Charter which, for the avoidance of doubt, means a primary period from the Hire Commencement Time (as defined in the Charter) and ending on 31 December 2022.
Charter Rate means the charter hire payable by the Charterer to the Borrower pursuant to the Charter in relation to the Vessel and its Mooring and payable pursuant to clause 13.1 of the Charter but shall not include the Operating Cost Element or the Tax Element.
Charter Undertakings means each of the Pertamina Letter of Undertaking, the PGN Letter of Undertaking, the Pertamina Notice and Acknowledgement and the PGN Notice and Acknowledgement.
Charterer means PT Nusantara Regas, as further described in Part 2 of Schedule 2 (Vessel information).
Charterer Shareholders means (a) PT Pertamina (Persero) (Pertamina) and (b) PT Perusahaan Gas Negara (Persero) Tbk (PGN), each a company established and existing under the laws of Indonesia.
Charterer’s Purchase Option means the purchase option in respect of the Vessel granted to the Charterer and exercisable in accordance with and subject to clause 43 of the Charter.
CISADA means the United States Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010.
Classification means the classification specified in Part 2 of Schedule 2 (Vessel information) with the Classification Society or another classification approved by the Lenders as the Vessel’s classification, at the request of the Borrower or the Charterer, or as permitted under the Charter and as approved by the Lenders.
Classification Society means the classification society specified in Part 2 of Schedule 2 (Vessel information) or another classification society requested by the Borrower or the Charterer, or as permitted under the Charter and in each case approved by the Lenders.
Code means the US Internal Revenue Code of 1986.
Collateral means any and all assets over or in respect of which any Security Interest is created in favour of the Finance Parties or any of them pursuant to any Finance Document.
Commitment means a Facility A Commitment or a Facility B Commitment.
Compliance Certificate means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate) or otherwise approved.
Compulsory Acquisition means requisition for title or other compulsory acquisition, nationalisation, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of the Vessel and/or its Mooring by any government entity or other competent authority, whether de jure or de factor, but shall exclude requisition for use or hire not involving requisition for title.
Confirmation shall have, in relation to any Hedging Transaction, the meaning given to it in the relevant Hedging Master Agreement.
Consents means and includes consents, authorisations (including any Project Authorisations), licences, approvals, registrations with, declarations to or filings with, or waivers or exemptions from governmental or public bodies or Regulatory Authority or other authorities or courts.
Constitutional Documents means, in respect of an Obligor, such Obligor’s memorandum and articles of association, bye-laws or other constitutional documents including as referred to in any certificate relating to an Obligor delivered pursuant to Schedule 3 (Conditions precedent).
Conversion Contract means the contract specified in Part 2 of Schedule 2 (Vessel information) and made between the Builder and Golar Energy relating to, inter alia, the conversion of the Vessel.
Conversion Contract Documents means the Conversion Contract and any guarantee or security given to Golar Energy for the Builder’s obligations under the Conversion Contract.
CRD IV means the directive 2013/36/EU of the European Union on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.
CRR means the regulation 575/2013 of the European Union on prudential requirements for credit institutions and investment firms.
Current Assets means, as at any date of determination, all of the short term assets of the Pre-Completion Guarantor Group or the Final Repayment Guarantor Group (as the case may be) determined in accordance with applicable GAAP on a consolidated basis as shown in the balance sheet for the Pre-Completion Guarantor Group or the Final Repayment Guarantor Group (as the case may be) set out in the Latest Accounts of that Group.
Current Liabilities means, as at any date of determination, all of the short term liabilities of the Pre-Completion Guarantor Group or the Final Repayment Guarantor Group (as the case may be) (less the current portion of long-term debt, the current portion of long-term capital lease obligations and mark to market swap valuations) determined in accordance with applicable GAAP on a consolidated basis as shown in the balance sheet for the Pre-Completion Guarantor Group or the Final Repayment Guarantor Group (as the case may be) set out in the Latest Accounts of that Group.
Deal Site means “Debt domain”.
Debt Service for any period means, the aggregate of (i) the amount of interest on the Loan which is payable under clause 8 (Interest), (ii) each principal amount which is scheduled to be repaid under clause 6 (Repayment), (iii) all fees and expenses which are payable under clauses 12 (Fees) and 17 (Costs and expenses), (iv) the Net Hedging Expenses (together with any other amounts due and payable to the Hedging Banks under each Hedging Contract other than the cost of entry into, and termination payments under, the Hedging Contracts) and (v) the amount of any interest and principal of any Permitted Financial Indebtedness to be repaid, in each case during that period.
Debt Service Coverage Ratio means for any date of testing under clause 20 (Financial covenants) the ratio of (a) Available Cash Flow to (b) Debt Service for the Relevant Period ending on that date.
Debt Service Reserve means at any time:

(a)
during the period from the earlier of (a) the Utilisation Date of the Final Advance and (b) the Guarantee Release Date to the date falling nine (9) months after the date of this Agreement (Relevant Date) a sum equal to or greater than three (3) months’ Debt Service obligations of the Borrower under this Agreement at such time; and

(b)	following the Relevant Date, a sum equal to six (6) months’ Debt Service obligations of the Borrower under this Agreement at such time.
Debt Service Reserve Account means the interest bearing dollar account of the Borrower opened or, as the context may require, to be opened by the Borrower with the Account Bank, designated by the Account Bank to be the “PT Golar Indonesia - Debt Service Reserve Account” and includes any redesignation and each sub-account thereof.
Default means an Event of Default or any event or circumstance which with giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default.
Defaulting Lender means any Lender:

(a)
which has failed to make its participation in a Loan available or has notified the Facility Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders' participation); or

(b)	which has otherwise rescinded or repudiated a Finance Document;
unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and
payment is made within 5 Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.
Disruption Event means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
Dividend Restriction Event means any event or circumstance as follows:

(a)	the occurrence of a Default or an Event of Default which is continuing;

(b)
in relation to the application of proceeds on the First Repayment Date only, there is in the reasonable opinion of the Facility Agent a material reduction in the Total Charter Rate in the 90 day period immediately prior to such date;

(c)	Final Acceptance having not occurred;

(d)	the Debt Service Coverage Ratio for the previous twelve (12) months (or, if the period is less than twelve (12) months from Final Acceptance, for that shorter period) being less than 1.15:1;

(e)	the Borrower not being in compliance with clause 28.7 (Debt Service Reserve Account) at such time;

(f)	the first Repayment Instalment not being paid in accordance with this Agreement; and

(g)	there being insufficient funds in the Operating Account to meet the withdrawals requested by the Borrower to meet the Operating Expenses made in accordance with clause 28.6(a) (Operating Account).
Due Diligence Report means a report from the Technical Advisor prepared in accordance with the Agreed Scope of Work.
Earnings means all money at any time payable to that person for or in relation to the use or operation of the Vessel and the Mooring including the Total Charter Rate, the Purchase Option Price, freight, hire and passage moneys, money payable to that person for the provision of services by or from the Vessel and/or the Mooring or under any charter commitment, requisition for hire compensation, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach and payments for termination or variation of any charter commitment.
Earnings Account means the interest bearing dollar account of the Borrower opened or, as the context may require, to be opened by the Borrower with the Account Bank, designated by the Account Bank to be the “PT Golar Indonesia - Earnings Account” and includes any redesignation and each sub-account thereof.
EBITDA means, for any Relevant Period, the earnings before interest, taxes and depreciation and amortisation (calculated as income from operations plus any depreciation and amortisation, net financial expenses relating to L/C Deposit Moneys, and taxes on overall net income deducted in calculating income from operations in respect of such period) of the Final Repayment Guarantor Group determined in accordance with the applicable GAAP on a consolidated basis.
Enforcement Action means any action whatsoever to:

(a)	prematurely terminate or close out any Hedging Transaction (other than as provided by clause 32.4) (Close out of Hedging Contracts);

(b)	recover all or any part of any Hedging Debt including by set-off (whether by operation of law or otherwise) or combination of accounts;

(c)	exercise or enforce any rights under any guarantee, indemnity or other assurance in relation to (or given in support of) all or any part of any Hedging Debt (including under any Security Document);

(d)
exercise or enforce any rights under any Security Interest whatsoever (including, without limitation, the crystallisation (automatic or otherwise) of a floating charge) which secures or purports to secure any Hedging Debt (including under any Security Document);

(e)	apply, petition or vote for (or take any other steps which may lead to) any event described in clause 31.7 (Insolvency) or clause 31.8 (Insolvency Proceedings) in relation to any Obligor; or

(f)
designate an Early Termination Date (as defined in any Hedging Master Agreement) or terminate and/or close out any transaction under any Hedging Contract prior to its stated maturity or demand payment of any amount which would become payable on or following an Early Termination Date or any such termination and/or close out, in each case other than in accordance with clause 32.4 (Close out of Hedging Contracts).

Environment means all or any of the following media: air (including air within buildings or other structures and whether below or above ground); land (including buildings and any other structures or erections in, on or under it and any soil and anything below the surface of the land); land covered with water; and water (including sea, ground and surface water and any living organism supported by such media).
Environmental Claim means any claim, notice, prosecution, demand, action, official warning, abatement or other order (conditional or otherwise) relating to Environmental Matters or in response to a Spill or any notification or order requiring compliance with the terms of any Environmental Licence or Environmental Law and Environmental Standards.
Environmental Incident means any Spill from any vessel in circumstances where:

(a)
the Vessel, the Mooring, the Borrower or the O&M Contractor or any other Approved Operator or any other manager may be liable for Environmental Claims arising from the Spill (other than Environmental Claims arising and fully satisfied before the date of this Agreement); and/or

(b)	the Vessel and/or the Mooring may be arrested or attached in connection with any such Environmental Claim.
Environmental Law includes all or any law, statute, rule, regulation, treaty, by-law, code of practice, order, notice, demand, decision of the courts or of any governmental authority or agency or any other regulatory or other body in any jurisdiction relating to Environmental Matters.
Environmental Licence includes any permit, licence, authorisation, consent or other approval required at any time by any Environmental Law and Environmental Standards for the operation of any Obligor’s business or in order for each Obligor to comply with its respective obligations under the Transaction Documents.
Environmental Management Plan means the ship oil pollution emergency plan (SOPEP) in relation to the Vessel and its Mooring prepared in accordance with MARPOL 73/78.
Environmental Matters includes (a) the generation, deposit, disposal, keeping, treatment, transportation, transmission, handling, importation, exportation, processing, collection, sorting, presence or manufacture of any Pollutant; (b) nuisance, noise, defective premises, health and safety at work or elsewhere; and (c) the pollution, conservation or protection of the Environment (both natural and built) or of man or any living organisms supported by the Environment or any other matter whatsoever affecting the Environment or any part of it.
Environmental Standards means those principles set out in a paper entitled "A financial industry benchmark for determining, assessing and managing social & environmental risk in project financing" dated July 2006 and developed and adopted by the International Finance Corporation and various other financial institutions, as applicable at the date of this Agreement.
Event of Default means any event or circumstance specified as such in clause 31 (Events of Default).
Facility means Facility A or Facility B.
Facility A means the term loan facility made available under this Agreement as described in clause 2 (The Facilities).
Facility A Commitment means:

(a)
in relation to an Original Lender, the amount set out opposite its name under the heading ‘Facility A Commitment’ in Schedule 1 (The original parties) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.
Facility A Loan means a loan made or to be made under Facility A whether as the First Advance or the Final Advance or (as the context may require) the principal amount outstanding for the time being of that loan.
Facility Agent includes any person who may be appointed as facility agent under this Agreement.
Facility B means the revolving loan facility made available under this Agreement as described in clause 2 (The Facilities).
Facility B Commitment means:

(a)
in relation to an Original Lender, the amount set opposite its name under the heading “Facility B Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Facility B Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.
Facility B Loan means a loan made or to be made under Facility B or (as the context may require) the principal amount outstanding for the time being of that loan.
Facility Limit means an amount equal to the lower of:

(a)	one hundred and seventy five million dollars ($175,000,000); and

(b)	such amount as the Facility Agent shall determine in accordance with clauses 2.3 (Adjustment for breach of Debt Service Coverage Ratio), in each case as reduced pursuant to any applicable term of this Agreement.
Facility Office means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office through which it will perform its obligations under this Agreement.
Facility Period means the period from and including the date of this Agreement to and including the date on which the Total Commitments have reduced to zero and all indebtedness of the Obligors under the Finance Documents has been fully paid and discharged.
FATCA means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.
FATCA Application Date means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)
in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.
FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.
FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.
Fee Letters means the letters between (a) the Co-ordination and Structuring Bank and the Borrower, (b) the Facility Agent, the Mandated Lead Arranger and the Borrower and (c) the Facility Agent, the Security Agent and the Borrower, each in the agreed form setting out any of the fees referred to in clause 12 (Fees) and Fee Letter means any of them.
Fiduciary Assignments means the Time Charter Fiduciary Assignment, the Mooring Security and the Insurance Fiduciary Assignments and Fiduciary Assignment means any of them.
Final Acceptance means the completion of the “Acceptance Conditions” (as defined clause 7.4 in the Charter) being the date (after the completion of the Final Acceptance Tests to the satisfaction of the Charterer) on which the Charterer accepts the Vessel and the Mooring (as evidenced by the issuing of the Final Acceptance Certificate by the Charterer in accordance with the terms of the Charter).
Final Acceptance Certificate means the “Certificate of Acceptance” (as referred to in the definition of “Acceptance” in the Charter) issued or to be issued by the Charterer upon successful completion of the Final Acceptance Tests in accordance with clause 7.9 of the Charter.
Final Acceptance Tests means the “Acceptance Tests” and “Delivery Tests” as defined in the Charter.
Final Advance means a Facility A Loan which shall not exceed the Facility A Total Commitments LESS:

(a)	an amount equal to the First Advance made prior to the Utilisation Date for the Final Advance; and

(b)	the amount of any commitment fee due but unpaid as at the Utilisation Date for the Final Advance.
Final Advance Report means a report from the Technical Advisor prepared in accordance with the Agreed Scope of Work and confirming, inter alia, that it is satisfied that the Vessel and the Mooring are meeting their requirements under the Charter including, but not limited to, the Vessel Performance Obligations and the Mooring Terms (as each defined in the Charter) and that the Final Acceptance Certificate has been issued in accordance with the requirements under the Charter.
Final Maturity Date means the earlier of (a) 30 November 2022, (b) the date falling at the end of the primary period of the Charter Period and (c) the date when all amounts outstanding under the Facility and the Hedging Contracts are reduced to zero, or such later date as the Facility Agent may agree (on the instructions of the Lenders, in their absolute discretion).
Final Repayment Guarantee means the unconditional and irrevocable financial guarantee and indemnity to be issued by the Final Repayment Guarantor in favour of the Security Agent in the agreed form.
Final Repayment Guarantor means Golar LNG Partners LP, a limited partnership with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960 or, as the case may be, the Pre-Completion Guarantor.
Final Repayment Guarantor Group means the Final Repayment Guarantor and its Subsidiaries and, for the purposes of the definitions of "Annual Financial Statements" and "Semi-Annual Financial Statements" (and the expression " Final Repayment Guarantor Group" where used in such definitions), any company or entity whose accounts are to be consolidated with those of the Final Repayment Guarantor in accordance with applicable GAAP shall be treated as a Subsidiary of the Final Repayment Guarantor.
Finance Documents means this Agreement, the Supplemental Agreement, the Hedging Contracts, any Fee Letter, the Security Documents, any Transfer Certificate and any other document designated as such by the Facility Agent and the Borrower, as such documents may be amended or supplemented from time to time.
Finance Party means the Facility Agent, the Security Agent, the Co-ordination and Structuring Bank, the Account Bank, a Mandated Lead Arranger, a Hedging Bank or a Lender.
Financial Indebtedness means any indebtedness for or in respect of:

(a)	monies borrowed (including any overdraft facility);

(b)	debit balances at banks or other financial institutions;

(c)	any amount raised by acceptance under any acceptance credit facility or equivalent;

(d)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(e)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with applicable GAAP, be treated as a finance or capital lease;

(f)	unsubordinated redeemable preference shares (howsoever described);

(g)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(h)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, the marked to market value shall be taken into account);

(i)
any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of any underlying liability;

(j)
any amount of any liability under an advance or deferred purchase agreement if (a) one of the primary reasons behind entering into the agreement is to raise finance or (b) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

(k)
any amount raised under any other transaction (including any forward sale or purchase, sale and sale-back or sale and leaseback agreement) under which interest charges are customarily paid or having the commercial effect of a borrowing or otherwise classified as borrowings under applicable GAAP; and

(l)	any guarantee for any of the items referred to in paragraphs (a) to (k) above.
Financial Model means the base case financial projections and ratios related to the Project prepared by the Sponsors and approved by the Lenders prior to the date of this Agreement (as updated from to time to time).
First Advance means a Facility A Loan of up to $124,000,000.
First Advance Report means a report from the Technical Advisor prepared in accordance with the Agreed Scope of Work.
First Repayment Date means, subject to clause 40.7 (Business Days), the earlier of:

(a)	28 February 2013; and

(b)	the date falling 3 months after the Utilisation Date of the Final Advance.
Flag State means the country specified in Part 2 of Schedule 2 (Vessel information), or such other state or territory as may be approved by the Lenders, at the request of the Borrower, as being the Flag State for the purposes of the Finance Documents.
Force Majeure Event means an event beyond the control of the Borrower and/or the Charterer as defined and described in clause 28 of the Charter.
Free Cash Account means each of the three (3) accounts of the Borrower opened or as the context may require, to be opened by the Borrower with the Account Bank and/or PT Bank Sumitomo Mitsui Indonesia and includes any re-designation and each sub-account thereof and Free Cash Accounts means all of them.
Free Liquid Assets means, at any relevant time, such part of the Liquid Assets of the Final Repayment Guarantor Group or the Pre-Completion Guarantor Group (as applicable) as is, at such time, (i) freely available for use by it and may, notwithstanding right of set-off or agreement with any other party, be withdrawn and/or encashed and used by it for any lawful purpose without restriction and (ii) free of any Security Interest.
FSRU means a floating storage and regasification unit.
GAAP means:

(a)	in relation to the Borrower, generally accepted accounting principles in Indonesia or the United States of America (as the case may be) in effect from time to time, consistently applied;

(b)
in relation to each Guarantor, the Pre-Completion Guarantor Group and the Final Repayment Guarantor Group, generally accepted accounting principles in the United States of America, in effect from time to time, consistently applied; and

in each case, International Financial Reporting Standards and related interpretations as amended, supplemented, issued or adopted from time to time by the International Accounting Standards Board, to the extent applicable to the relevant financial statements.
Golar Energy means Golar LNG Energy Limited, a company incorporated in Bermuda with its registered office at 2nd floor, S.E. Pearman Building, 9 Par-la-Ville Road, Hamilton HM11, Bermuda.
Golar Energy Assignment means a first assignment of Golar Energy’s rights and interests in and to the Hamworthy Contract (including without limitation Guarantee Rights and Vessel Rights) by Golar Energy in favour of the Security Agent in the agreed form.
Golar Khannur means Golar Khannur Corporation, a company incorporation in the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960.
Golar Management Norway means Golar Management Norway AS (formerly Golar Wilhelmsen Management AS), a company incorporated in Norway with its registered office at Fridtjof Nansens Plass 4, 0160 Oslo, Norway.
Golar Management Norway Acknowledgement means the agreement comprising (A) a notice of assignment issued, or as the context may require, to be issued by the O&M Contractor to Golar Management Norway pursuant to which, inter alia, the O&M Contractor gives notice to Golar Management Norway of the assignment of its rights in the Golar Management Norway Management Agreement contained in the O&M Contractor Assignment and (B) an acknowledgement of the notice of assignment from Golar Management Norway pursuant to which, inter alia, Golar Management Norway acknowledges and consents to the assignment on the part of the O&M Contractor pursuant to the O&M Contractor Assignment, each in the agreed form.
Golar Management Norway Management Agreement means the management agreement in respect of the Vessel and the Mooring dated 21 June 2010 as amended by an addendum dated 11 June 2012, each made between the O&M Contractor and Golar Management Norway and in form and substance acceptable to the Charterer.
Golar Singapore means Golar LNG (Singapore) Pte. Ltd., a company incorporated in Singapore with its registered office at 629 Aljunied Road, #06-11, Cititech Industrial Building, Singapore 389838.
Golar Singapore Loan Agreement means the loan facility agreement dated 13 December 2011 made between the Borrower and Golar Singapore (and which is subordinated to the Loans by way of a Subordination Deed).
Grosse Akte Pendaftaran Kapal means the authenticated copy of the Vessel's registration deed.
Group means the Pre-Completion Guarantor Group or, as the case may be, the Final Repayment Guarantor Group.
GSC means Gas Solutions Corporation a company incorporated in the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960.
GSC Loan means the US$5,610,000 loan facility made available by GSC to PSU pursuant to the GSC Loan Agreement (and which is subordinated to the Loans pursuant to a Subordination Deed).
GSC Loan Agreement means the loan agreement dated 13 December 2011 made between PSU and GSC relating to the subordinated GSC Loan.
Guarantee means the Pre-Completion Guarantee and/or the Final Repayment Guarantee.
Guarantee Release Date means the date falling six (6) months after Final Acceptance provided that the Facility Agent has received of all of the documents and evidence listed in Schedule 10 (Conditions Precedent to Guarantee Release Date) in form and substance satisfactory to the Facility Agent.
Guarantee Rights means the rights of the Borrower, Golar Energy and/or the Sponsors (or any of them) under any guarantees or warranties issued by the Builder, any manufacturer, supplier or repairer in respect of the manufacture, design, conversion, construction, supply, installation, operation and maintenance of the Vessel and/or the Mooring or any equipment of the Vessel and/or the Mooring or part thereof (including, without limitation, under or pursuant to the Hamworthy Contract).
Guarantor Net Debt means, on a consolidated basis, an amount equal to the aggregate of all Borrowed Money of the Final Repayment Guarantor Group minus Free Liquid Assets, L/C Deposit Moneys, the credit balance of the Debt Service Reserve Account and any restricted cash, as evidenced by the consolidated Final Repayment Guarantor Group balance sheet from time to time.
Guarantors means together the Pre-Completion Guarantor and the Final Repayment Guarantor and Guarantor means either of them.
Hamworthy Contract means the purchase order relating to the regasification module dated 8 November 2010 made between Golar Energy and Hamworthy Gas Systems AS.
Hedging Bank means:

(a)	any Original Hedging Bank;

(b)	any bank, financial institution, any trust, fund or other entity which has become a Party in accordance with clause 30.7 (Assignment of Hedging Contracts by Hedging Banks),
which in each case has not ceased to be a Party in accordance with the terms of this Agreement.
Hedging Contract means a Hedging Transaction together with the relevant Hedging Master Agreement and Hedging Contracts means all of them;
Hedging Debt means all present and future moneys, debts and liabilities due, owing and/or incurred by any Obligor to any Hedging Bank in connection with any Hedging Contract (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently, and whether as principal, surety or otherwise) determined pursuant to the respective Hedging Contract.
Hedging Exposure means, as at any relevant date, the aggregate of the amount certified by each of the Hedging Banks to the Security Agent to be the net amount in dollars (a) in relation to all Hedging Contracts that have been closed out on or prior to the relevant date, that is due and owing by the Borrower to the Hedging Banks (or, to the extent that such amount is due and owing by the Hedging Banks to the Borrower, which amount shall be expressed as a negative amount) in respect of such Hedging Contracts on the relevant date and (b) in relation to all Hedging Contracts that are continuing on the relevant date, that would be payable by the Borrower to the Hedging Banks (or, to the extent that such amount would be payable by the Hedging Banks to the Borrower, which amount shall be expressed as a negative amount) under (and calculated in accordance with) the early termination provisions of the Hedging Contracts as if an Early Termination Date (as defined in the Hedging Master Agreements) had occurred on the relevant date in relation to all such continuing Hedging Contracts.
Hedging Master Agreement means a 2002 form of ISDA Master Agreement and the Schedule thereto (as amended from time to time) between the Borrower and a Permitted Hedging Bank, such Permitted Hedging Bank and the Borrower and Hedging Master Agreements means all of them.
Hedging Security means a first assignment of the Borrower’s rights and interests in and to the Hedging Contracts in favour of the Security Agent in the agreed form.
Hedging Transaction means an interest rate swap transaction as evidenced by a Confirmation (as defined in the relevant Hedging Master Agreement) between the Borrower and a Permitted Hedging Bank under a Hedging Master Agreement and subject to the terms of this Agreement.
Historic Facility A Commitments means the historic Facility A Commitments of the Lender, being one hundred and fifty five million dollars ($155,000,000), comprising its initial commitment and the commitments transferred to it pursuant to the Transfer Certificates dated 29 March 2018.
Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
Increased Costs shall have the meaning given to it in clause 14.1(b) (Increased Costs).
Indemnified Person means:

(a)	each Finance Party and each Receiver and any attorney, agent or other person appointed by them under the Finance Documents;

(b)	each Affiliate of those persons; and

(c)	any officers, employees or agents of any of the above persons.
Indirect Tax means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.
Insurance Advisor means Bankserve Insurance Services Ltd of One America Square, London EC3N 2LS or any other reputable insurance consultant familiar with the market with experience of assets of the same type as the Vessel, appointed by the Co-ordination and Structuring Bank and/or the Facility Agent on behalf of the Lenders, with the approval of the Borrower (such approval not to be unreasonably withheld or delayed and, to the extent that the Borrower has not responded to the Facility Agent within 5 Business Days of its request, such approval shall be deemed to have been given) to review the Insurances, the Finance Documents and, if necessary, the Reinsurances and to report to the Finance Parties whether such Insurances and Reinsurances are in full force and effect and in accordance with the requirements under the Project Agreements and in line with industry and Lenders’ expectations for a project of this nature.
Insurance Assignment means a first assignment of the Pre-Completion Guarantor’s, each Shareholder’s, the O&M Contractor’s and Golar Management Norway’s rights and interests in and to the Insurances in favour of the Security Agent in the agreed form.
Insurance Fiduciary Assignments means each fiduciary assignment of insurances executed by the Borrower and PSU in favour of the Security Agent in the agreed form.
Insurance Notice means, in relation to the Insurances of the Mooring and the Vessel, a notice of assignment of such Insurances in the form scheduled to the Security Assignment, the Insurance Assignment, any Reinsurance Security or an Insurance Fiduciary Assignment or in another approved form.
Insurance Proceeds means all proceeds of the Insurances and/or Reinsurances (or any part thereof) from time to time received by any Obligor, the Charterer or any Finance Party (other than Total Loss Proceeds or Liability Insurance Proceeds).
Insurances means:

(a)
all policies and contracts of insurance (which expression includes, without limitation, any confiscation, expropriation, nationalisation and deprivation insurance, together with any kidnap and ransom insurance); and

(b)	all entries in a protection and indemnity or war risks or other mutual insurance association, in the name of its owner or the joint names of its owner and any other person (or in the name of any of the Finance Parties) in respect of or in connection with the Vessel and/or the Mooring and/or the Earnings and/or the Project generally and includes all benefits thereof (including the right to receive claims and to return of premiums).
Insurer means any insurer which has an Approved Credit Rating or, as the case may be, any insurer which enters into any Reinsurance Security in favour of the Security Agent.
Interbank Market means the London interbank market.
Interest Payment Date shall have the meaning ascribed thereto in clause 8.2 (Payment of interest).
Interest Period means, in relation to a Loan, each period determined in accordance with clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 8.3 (Default interest).
Interpolated Screen Rate means, in relation to LIBOR for an Interest Period with respect to the Loan or any part of it or any Unpaid Sum, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant Interest Period of that Loan, each as of 11:00 a. m. on the relevant Quotation Day.
Last Availability Date means:

(a)	in relation to Facility A, the earliest to occur of:

(i)	27 February 2013;

(ii)	the Termination Date; and

(iii)	the Utilisation Date for the Final Advance; and

(b)	in relation to Facility B, the earliest to occur of:

(i)	the date falling 3 months prior to the Final Maturity Date; and

(ii)	the Termination Date,
or in each case such later date as may be approved by the Facility Agent (acting on the instructions of the Lenders).
Latest Accounts means, as the case may be, the income statements and balance sheet for the Borrower and/or the Pre-Completion Guarantor Group on a consolidated basis and/or the Final Repayment Guarantor Group on a consolidated basis set out in the latest financial statements of the Borrower and/or the Pre-Completion Guarantor Group and/or the Final Repayment Guarantor Group required to be delivered to the Facility Agent pursuant to clause 19.1 (Financial statements).
L/C Deposit Moneys means each cash deposit placed by any member of the Final Repayment Guarantor Group or the Pre-Completion Guarantor Group (as applicable) in a deposit account as security for obligations secured pursuant to any letters of credit or equivalent instruments as reflect in the balance sheet of the Final Repayment Guarantor Group or the Pre-Completion Guarantor Group (as applicable) and any moneys accruing to such account.
Legal Reservations means:

(a)
the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)
the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for, or indemnify a person against, non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)
in relation to any representations made at the times specified in clause 18.42(a), any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

Lender means:

(a)	any Original Lender; and

(b)	any bank, financial institution, or any trust, fund or other entity which has become a Party in accordance with clause 33 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.
Letter of Quiet Enjoyment means the letter of quiet enjoyment entered into or to be entered into between the Charterer, the Borrower and the Security Agent in form and substance acceptable to the Lenders.
Liability Insurance Proceeds means the proceeds of the Insurances received in respect of protection and indemnity risks and/or any third party liability placements.
LIBOR means, in relation to the Loan or any part of it or any Unpaid Sum:

(a)	the applicable Screen Rate as of 11:00 a.m. (London time) on the Quotation Day for a period equal in length to the Interest Period for the Loan or relevant part of it or Unpaid Sum; or

(b)	as otherwise determined pursuant to clause pursuant to clause 10.1 (Absence of quotations), and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.
Liquid Assets means:

(a)
any dollar or euro time deposit, overnight deposit, certificate of deposit or bankers' acceptance, issued by, or time deposit of, any of the Lenders or any other commercial banking institution which has a credit rating of at least AA from Standard & Poors;

(b)	undrawn amounts available for borrowing under this Agreement;

(c)	short-term commercial paper issued by any of the Lenders or any other person, having ratings of at least AA from Standard & Poors; and

(d)
cash balances and deposits (both current and fixed) with banks and other financial institutions available for withdrawal and cheque receivables discounted by a margin of five per cent (5%), provided that Liquid Assets expressed or denominated in a currency other than dollars shall be converted into dollars by reference to the rate of exchange used for conversion of such currency in the consolidation of the relevant consolidated balance sheet of the Final Repayment Guarantor Group or the Pre-Completion Guarantor Group (as applicable) for the financial year or half year as at which the amount of such Liquid Assets falls to be determined for the purposes of this Agreement and the definition of "Free Liquid Assets" or, if the relevant currency was not thereby involved, by reference to the rate of exchange or approximate rate of exchange ruling on such date and determined on such basis as the Auditors may determine or approve.

LNG means liquefied natural gas.
Loan means a Facility A Loan or a Facility B Loan.
London Business Day means a day (other than a Saturday or a Sunday) on which banks are open for business in London.
Loss of Hire Insurance Proceeds means the proceeds of the Insurances received in respect of loss of hire (if such Insurances are entered into in respect of the Vessel).
Loss Payable Clauses means, in relation to the Insurances of the Vessel and the Mooring, the provisions concerning payment of claims under such Insurances or, as the case may be, Reinsurances in the form scheduled to the Security Assignment, the Insurance Assignment, any Reinsurance Security or any Insurance Fiduciary Assignment.
Losses means any losses, liabilities, costs, charges, demands, payments, expenses, claims, expenses, damages, fees, outgoings, penalties, fines or other sanctions of whatsoever nature (including without limitation, Taxes).
Major Casualty means any casualty to the Vessel and/or the Mooring for which the total insurance claim, inclusive of any deductible, exceeds or may exceed the Major Casualty Amount.
Major Casualty Amount means (a) in respect of the Vessel, $7,000,000 (or the equivalent in any other currency) or (b) in respect of the Mooring, $1,000,000 (or the equivalent in any other currency).
Majority Lenders means at any time:

(a)	if there is any Loan then outstanding, a Lender or Lenders whose participations in the Loan(s) then outstanding aggregate more than 66 2/3% of all such Loan(s); or

(b)	if there is no Loan then outstanding and the Available Facilities are then greater than zero, a Lender or Lenders whose Available Commitments aggregate more than 66 2/3% of the Available Facilities; or

(c)	if there is no Loan then outstanding and the Available Facilities are then zero:

(i)
if the Available Facilities became zero after a Loan ceased to be outstanding, a Lender or Lenders whose Available Commitments aggregated more than 66 2/3% of the Available Facilities immediately before the Available Facilities became zero; or

(ii)
if a Loan ceased to be outstanding after the Available Facilities became zero, a Lender or Lenders whose participations in the Loan(s) outstanding immediately before any Loan ceased to be outstanding aggregated more than 66 2/3% of all such Loan(s).

Manager’s Undertaking means an undertaking by Golar Management Norway to the Security Agent in the agreed form.
Mandatory Cost means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 5 (Mandatory Cost formulae).
Manuals and Technical Records means, in relation to the Vessel and the Mooring, all such books, records, logs, manuals, handbooks, technical data, plans, drawings and other materials and documents (whether or not kept or required to be kept in compliance with any applicable laws or the requirements of the Classification Society) relating to the Vessel and the Mooring.
Margin means two point three five per cent (2.35%) per annum.
Material Adverse Effect means, in the opinion of the Facility Agent (acting on the instructions of the Majority Lenders), a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) of any of the Obligors; or

(b)	the ability of an Obligor or the Charterer to perform its obligations under the Finance Documents or any of the Project Agreements; or

(c)
the validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purporting to be granted pursuant to, any of the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

Minimum Credit Rating means an equivalent or higher credit rating of the relevant Charterer Shareholder at any time.
Monthly Dates means, subject to clause 40.7(a) (Business Days), the date falling on the last Business Day of each Month and each of the dates falling at monthly intervals after such date and prior to the final Repayment Date.
Mooring means the mooring system of the Vessel, as defined in the Charter.
Mooring Contract shall have the meaning ascribed thereto in the Charter.
Mooring Documents means the Mooring Contract and any guarantee or security given to Golar Energy and/or the Borrower (or any other person) for the supplier’s obligations under the Mooring Contract and all as-built drawings, technical specifications, in connection with the Project and the Mooring but does not include any drawings of the Downstream Pipeline (as defined in the Charter).
Mooring Security means the fiduciary transfer of the mooring constituting a first Security Interest by the Borrower in favour of the Security Agent in the agreed form in respect of the Mooring.
Mooring Specifications means the specifications of the Mooring, as defined in the Charter.
Mortgage means a first ranking Indonesian hypothec over the Vessel in the agreed form executed by the Borrower in favour of the Security Agent.
Mortgage Period means the period from the date the Mortgage over the Vessel is executed and registered until the earlier of the date on which the Mortgage is released and discharged and the Total Loss Date in respect of the Vessel.
Net Hedging Expenses for any period means the amounts payable (or, in respect of a future period, projected to be payable) during that period pursuant to any Hedging Contract by the Borrower less the amounts payable (or, in respect of a future period, projected to be payable) during that period pursuant to any Hedging Contract to the Borrower in each case excluding any payment in respect of costs of entering into or terminating a Hedging Contract (and, for the avoidance of doubt, any Net Hedging Expenses may be a negative amount as well as a positive amount).
Non Lender Hedging Bank means any bank or financial institution which has a credit rating in respect of its unsecured long term debt of at least A with Standard & Poor’s rating agency and whose rights against the Borrower and the other Obligors are fully subordinated to the rights of the Finance Parties pursuant to inter-creditor arrangements to be agreed with the Finance Parties on terms satisfactory to the Security Agent (acting on the instructions of all the Lenders).
Notice of Assignment means each notice of assignment issued, or as the context may require, to be issued pursuant to and in accordance with an Original Security Document.
Notice of Readiness means the date notice of readiness is issued in accordance with clause 7.3 of the Charter upon successful completion of the NoR Conditions (as defined in the Charter) in accordance with the terms of the Charter.
O&M Contract means the operation and maintenance agreement in respect of the Vessel and the Mooring dated 11 May 2012 as amended by a side letter dated 11 May 2012 (Remuneration Side Letter) each made between the Borrower and the O&M Contractor.
O&M Contractor means Golar Management Limited, a company established and existing under the laws of England and Wales and having its registered office at 13th Floor, One America Square, 17 Crosswall, London EC3N 2LB.
O&M Contractor Assignment means a first assignment of the O&M Contractor’s rights and interest in and to the Golar Management Norway Management Agreement by the O&M Contractor in favour of the Security Agent in the agreed form.
O&M Contractor Acknowledgement means the agreement comprising (A) a notice of assignment issued, or as the context may require, to be issued by the Borrower to the O&M Contractor pursuant to which, inter alia, the Borrower gives notice to the O&M Contractor of the assignment of its rights in the O&M Contract contained in the Project Agreements Assignment and (B) an acknowledgement of the notice of assignment from the O&M Contractor pursuant to which, inter alia, the O&M Contractor acknowledges and consents to the assignment on the part of the Borrower pursuant to the Project Agreements Assignment, each in the agreed form.
O&M Hire means the fee payable by the Borrower to the O&M Contractor pursuant to the Remuneration Side Letter which shall include all amounts payable to Golar Management Norway pursuant to the Golar Management Norway Management Agreement.
Obligors means the Borrower, the Shareholders, the Sponsors, the Guarantors, Golar Energy, the O&M Contractor, Golar Management Norway and the parties to the Finance Documents (other than the Finance Parties, any Insurer(s) (or other insurers or reinsurers of the Vessel and/or the Mooring that may become party to a Finance Document), the Charterer, the Charterer Shareholders, GSC and Golar Khannur) and Obligor means any one of them.
Operating Account means the interest bearing dollar account of the Borrower opened or as the context may require, to be opened by the Borrower with the Account Bank, designated by the Account Bank to be the “PT Golar Indonesia - Operating Account” and includes any re-designation and each sub-account thereof.
Operating Expenses means, together, the O&M Hire, the Borrower’s Expenses and all actual costs incurred with respect to the ownership, management, operation and maintenance of the Vessel and/or the Mooring which shall be reimbursed to the Borrower as Operating Cost Element in accordance with the Charter, such expenses to be itemised and submitted by the Borrower to the Facility Agent in each Project Budget Statement.
Operating Cost Element means the fee payable by the Charterer to the Borrower pursuant to clause 13.1 of the Charter, calculated in accordance with paragraph 4 of Schedule VI to the Charter.
Original Financial Statements means:

(a)	the audited consolidated financial statements of the Pre-Completion Guarantor Group for its financial year ended 2011;

(b)	the audited consolidated financial statements of the Final Repayment Guarantor Group for its financial year ended 2011; and

(c)	the audited financial statements of the Borrower for its financial year ended 2011.
Original Hedging Banks means any or all (as the case may be) of the banks and financial institutions listed in Schedule 1 (The original parties) as original hedging banks which have not transferred all their rights and obligations under this Agreement to a Transferee.
Original Lenders means the banks and financial institutions listed in Schedule 1 (The original parties) as lenders.
Original Security Documents means:

(a)	the Mortgage;

(b)	the Security Assignment;

(c)	the Project Agreements Assignment;

(d)	the Insurance Assignment;

(e)	the Shareholders’ Security;

(f)	the Mooring Security;

(g)	the Account Security;

(h)	any Reinsurance Security;

(i)	the Manager’s Undertaking;

(j)	the Letter of Quiet Enjoyment;

(k)	the O&M Contractor Acknowledgement;

(l)	the Golar Management Norway Acknowledgement;

(m)	the O&M Contractor Assignment;

(n)	the Golar Energy Assignment;

(o)	each Notice of Assignment;

(p)	any Subordination Deed to be entered into on or around the date of this Agreement;

(q)	the Pre-Completion Guarantee;

(r)	the Fiduciary Assignments;

(s)	the Final Repayment Guarantee;

(t)	the Hedging Security; and

(u)	the Powers of Attorney.
Participating Member State means any member state of the European Community that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.
Party means a party to this Agreement.
Performance Period means the period from Final Acceptance until the later of:

(a)	the date falling twelve (12) calendar months after Final Acceptance; and

(b)
if the matters set out in clause 23.5 (Performance Undertaking) of this Agreement are not fully satisfied on the date specified in paragraph (a) above, such later date on which the Facility Agent (acting on the instruction of the Lenders) is satisfied (acting reasonably) that each of the matters set out in clause 23.5 (Performance Undertaking) of this Agreement remain fully satisfied.

Permitted Amendment means:

(a)
any amendment to the Project Agreements by way of a change order or written amendment which relates to matters of a purely technical and/or operational nature and which would not, or would not (in the sole opinion of the Facility Agent (in consultation with the Technical Adviser)) be expected to:

(i)	require the Borrower to effect or otherwise result in a material structural alteration to the Vessel or the Mooring or affect the safety or structural integrity thereof; or

(ii)	result in any change in the amount (by way of reduction), calculation, method or timing of payment of the Total Charter Rate or the offhire provisions under the Charter; or

(iii)	result in any change to the Charter Period or the termination provisions of the Charter; or

(iv)	result in any change to the termination and/or force majeure provisions (if applicable) of a Project Agreement; or

(v)	result in any change to any counterparty to a Project Agreement; or

(vi)
in relation to the Shareholders’ Agreement, any amendment which would result in a variation to the provisions therein which relate to the management control of the Borrower or the distribution of dividends;

(b)	any amendment permitted under clause 24.1(d) (Project Agreements); and

(c)	any extension of the term of the Charter or the O&M Contract.
Permitted Financial Indebtedness means any:

(a)	Financial Indebtedness incurred under, or as expressly permitted by, the Finance Documents; and

(b)	Financial Indebtedness in the form of Subordinated Loans.
Permitted Hedging Bank means a Hedging Bank or a Non Lender Hedging Bank.
Permitted Investments means:

(a)
any certificate of deposit, time deposit or overnight bank deposit made in dollars (on the basis that no foreign exchange risk is incurred) and for a period not to exceed one (1) month with a Lender or any other financial institution acceptable to the Facility Agent and having a credit rating for the long term indebtedness of not less than A- with Standard & Poor’s Rating Agency (or the equivalent rating with another internationally recognised credit rating agency); or

(b)	such other securities (including, without limitation, money market instruments) as may be approved by the Lenders.
Permitted Location means the Site or any other location permitted under the Charter Documents as the Lenders may approve in accordance with clause 24.19(a) (Negative covenants).
Permitted Maritime Liens means:

(a)	unless a Default is continuing, any ship repairer’s or outfitter’s possessory lien in respect of the Vessel for an amount not exceeding the Major Casualty Amount;

(b)	any lien on the Vessel for master’s, officer’s or crew’s wages outstanding in the ordinary course of its trading which are not overdue;

(c)	any lien on the Vessel for salvage; and

(d)
any lien arising in the ordinary course of business or operation of the Vessel created by statute or by operation of law in Indonesia (and constituting a bona fide, non-discriminatory measure of general application) after the date of this Agreement and in respect of obligations which are not more than 30 days overdue or which are being contested in good faith by appropriate proceedings (and for the payment of which adequate reserves have been provided) so long as any such proceedings or the continued existence of such lien do not, in the reasonable opinion of the Facility Agent, involve any likelihood of the sale, forfeiture or loss or, or of any interest in, or loss of use (for a period of seven (7) days or more) of, the Vessel.

Permitted Security Interests means, in relation to the Vessel, any Security Interest over it which is:

(a)	granted by the Finance Documents; or

(b)	a Permitted Maritime Lien; or

(c)	approved by the Lenders.
Pertamina Notice and Acknowledgement means the notice dated 31 October 2012 by the Charterer to Pertamina and the acknowledgement by Pertamina on the same date in the form set out in Schedule 2 to the Pertamina LOU Transfer Agreement or such other agreed form.
Pertamina Letter of Undertaking means the letter of undertaking dated 20 April 2011 executed by Pertamina in favour of Golar Energy, as amended by a further letter dated 21 April 2011 (the Original Pertamina Letter of Undertaking) and as transferred to the Borrower pursuant to the Pertamina LOU Transfer Agreement, such transfer being agreed and acknowledged by Pertamina pursuant to the Pertamina Notice and Acknowledgement.
Pertamina LOU Transfer Agreement means the transfer agreement dated as of 24 October 2012 made between Golar Energy and the Borrower, pursuant to which the rights and obligations of Golar Energy under the Original Pertamina Letter of Undertaking were transferred in favour of the Borrower and the notice of assignment issued by Golar Energy and the Borrower to the Charterer in the form set out in Schedule 1 to the Pertamina LOU Transfer Agreement.
PGN Notice and Acknowledgement means the notice dated 31 October 2012 by the Charterer to PGN and the acknowledgement by PGN on the same date in the form set out in Schedule 2 to the PGN LOU Transfer Agreement or such other agreed form.
PGN Letter of Undertaking means the letter of undertaking dated 20 April 2011 executed by PGN in favour of Golar Energy (the Original PGN Letter of Undertaking) and as transferred to the Borrower pursuant to the PGN LOU Transfer Agreement, such transfer being agreed and acknowledged by PGN pursuant to the PGN Notice and Acknowledgement.
PGN LOU Transfer Agreement means the transfer agreement dated as of 24 October 2012 made between Golar Energy and the Borrower, pursuant to which the rights and obligations of Golar Energy under the Original PGN Letter of Undertaking were transferred in favour of the Borrower and the notice of assignment issued by Golar Energy and the Borrower to the Charterer in the form set out in Schedule 1 to the PGN LOU Transfer Agreement.
Pollutant means and includes LNG, crude oil and its products, any other polluting, toxic or hazardous substance and any other substance whose release into the environment is regulated or penalised by Environmental Laws.
Powers of Attorney means the security powers of attorney in the agreed form granted or, as the context may require, to be granted by the Borrower to the Security Agent on behalf of the Finance Parties, pursuant to which the Borrower appoints or, as the context may require, will appoint the Security Agent as its attorney for the purposes of, inter alia, effecting the termination of the Charter, the repossession of the Vessel and the Mooring, the decommissioning of the Vessel and the Mooring, sale of the Vessel and the Mooring, the towage of the Vessel and the Mooring to a location outside the Permitted Location, the deregistration of the Vessel and/or creating second and subsequent hypothec over the Vessel.
Pre-Completion Guarantee Release Report means a report from the Technical Advisor confirming, inter alia, that it is satisfied that the Vessel and the Mooring has performed satisfactorily in accordance with the Charter during the six (6) month period following Final Acceptance and otherwise prepared in accordance with the Agreed Scope of Work.
Pre-Completion Guarantee means the unconditional and irrevocable financial guarantee and indemnity to be issued by the Pre-Completion Guarantor in favour of the Security Agent in the agreed form.
Pre-Completion Guarantor means Golar LNG Limited, a company incorporated in Bermuda with its registered office at 2nd floor, S.E. Pearman Building, 9 Par-la-Ville Road, Hamilton HM11, Bermuda.
Pre-Completion Guarantor Group means the Pre-Completion Guarantor and its Subsidiaries for the time being and, for the purposes of clause 19.1 (Financial statements) and clause 20 (Financial covenants), any other entity required to be treated as a subsidiary in its consolidated accounts in accordance with applicable GAAP and/or any applicable law.
Proceeds Application Event means the Borrower becoming obliged to prepay the Loan (or any part thereof) pursuant to the provisions of this Agreement (other than in accordance with clauses 7.1 (Illegality), 7.2 (Voluntary Prepayment of Facility A Loans), 7.3 (Voluntary prepayment of Facility B Loans) or 7.4 (Right of cancellation and prepayment in relation to a single Lender) or the Cash Sweep Mechanism).
Prohibited Payment means:

(a)
any offer, gift, payment, promise to pay, commission, fee, loan or other consideration which would constitute bribery or an improper gift or payment under, or a breach of, any law of any Relevant Jurisdiction or England and Wales; or

(b)
any offer, gift, payment, promise to pay, commission, fee, loan or other consideration which would or might constitute bribery within the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions of 17 December 1997.

Project means the conversion, installation, commissioning, operation and chartering to the Charterer of the Vessel and the Mooring at the Permitted Location as more particularly described in the Charter and the O&M Contract.
Project Accounts means, together, the following:

(a)	the Earnings Account;

(b)	the Operating Account; and

(c)	the Debt Service Reserve Account.
Project Agreements means the Charter, each other Charter Document, the O&M Contract, the Golar Management Norway Management Agreement, the Conversion Contract Documents, the Mooring Documents, the Shareholder Agreement, any Sponsor Loan Agreement, the Seller’s Credit, the Hamworthy Contract and each other document the Facility Agent and the Borrower designate as a Project Agreement and any change orders or other deed, document, agreement or instrument amending, varying, supplementing, ratifying, confirming, extending or renewing any of the foregoing documents or any of the terms and conditions thereof or consenting to the amendment or variation of the terms and conditions thereof.
Project Agreements Assignment means a first assignment of the Borrower’s rights and interest in and to the Charter Documents (other than the Charter LOU POAs) and the O&M Contract, by the Borrower in favour of the Security Agent in the agreed form.
Project Authorisations means all licences, permits, wayleaves, approvals, filings, registrations, exemptions, authorisations and consents (other than Environmental Licences) necessary in connection with the Transaction Documents, the Project and all activities related to the Project.
Project Budget Statement means each statement to be prepared and submitted by the Borrower to the Facility Agent on the first Utilisation Date and annually thereafter throughout the Facility Period, substantially in the form attached as Schedule 9 (Form of Project Budget Statements) and containing the information referred to therein (including, without limitation, the Project Cost and Projected Operating Expenses and the latest cashflow and tax projections (including cash balances and other liquid assets) for the Charter Period, including a breakdown of each item, as at the date of such statement).
Project Cost means an amount representing the actual costs incurred and costs to complete the Project as confirmed by the Technical Adviser, including, without limitation, the conversion, towing and installation, direct internal costs, overhead and management costs and fees payable to the Finance Parties in accordance with clause 12 (Fees).
Projected Operating Expenses means the anticipated Operating Expenses of the Borrower for the applicable year, such costs to be reviewed and agreed annually between the Borrower and the Facility Agent (acting on the instructions of the Majority Lenders) in accordance with clause 24.5(a) (Agreement of Projected Operating Expenses and Delivery of Project Budget Statement).
PSU means PT Pesona Sentra Utama, a company incorporated in Indonesia with its registered office at Globe Building, 6th Floor, Jalan Buncit Raya Kav. 31-33 Jakarta 12740, Indonesia.
Purchase Option Price means the amount in respect of the purchase price of the Vessel and/or the Mooring calculated in accordance with the Charter and payable by the Charterer upon the exercise of the Charterer’s Purchase Option.
Quotation Day means, in relation to any period for which an interest rate is to be determined, two (2) London Business Days before the first day of that period unless market practice differs in the Interbank Market for a currency, in which case the Quotation Day for that currency shall be determined by the Facility Agent in accordance with market practice in the Interbank Market (and if quotations would normally be given by leading banks in the Interbank Market on more than one day, the Quotation Day will be the last of those days).
Receivables means:

(a)	all Sales Proceeds in respect of the Vessel and/or the Mooring;

(b)	proceeds in respect of any disposal of part of the Vessel and/or the Mooring;

(c)	Total Loss Proceeds in respect of the Vessel and/or the Mooring;

(d)	any Termination Fee;

(e)	the Purchase Option Price;

(f)	Tax refunds and other taxes applicable to the Project;

(g)	all Insurance Proceeds in respect of the Vessel and/or the Mooring in an amount greater than the applicable Major Casualty Amount;

(h)	the proceeds of any confiscation and expropriation insurances in respect of the Vessel and/or the Mooring;

(i)	the proceeds of any sale of the shares in respect of the Borrower pursuant to the Shareholders’ Security;

(j)
all amounts which are, at any time following an Event of Default, received or receivable from the Guarantors (or either of them) pursuant to clause 23.5 (Performance Undertaking) and/or clause 23.6 (Shortfall Undertaking); and

(k)	all other amounts which are from time to time required, pursuant to the terms of the Finance Documents, to be deposited in the Earnings Account.
Receiver means a receiver or a receiver and manager or an administrative receiver appointed in relation to the whole or any part of any Charged Property under any relevant Security Document.
Reference Bank Rate means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by the Reference Bank as either:
(a)    if:
(i)     the Reference Bank is a contributor to the Screen Rate; and
(ii)    it consists of a single figure;
the rate (applied to the relevant Reference Bank and the relevant currency and period) which contributors to the Screen Rate are asked to submit to the relevant administrator; or

(b)	in any other case, the rate at which the relevant Reference Bank could fund itself in the relevant currency for the relevant period with reference to the unsecured wholesale funding market.
Reference Banks means the principal office in London of Sumitomo Mitsui Banking Corporation and/or such other banks as may be appointed by the Facility Agent in consultation with the Borrower.
Registry means such registrar, commissioner or representative of the Flag State who is duly authorised and empowered to register the Vessel, the Borrower’s title to the Vessel and the Mortgage under the laws of its Flag State.
Regulatory Authority means the Classification Society, the Registry, and each other applicable regulatory authority in Indonesia or elsewhere or, as the case may be, such other body carrying out the functions which are carried out by the Classification Society or the Registry or such other body in Indonesia or in any other location in which the Vessel is, or is proposed to be operated.
Reinsurance Security means either a first priority assignment or other first priority Security Interest in respect of the Reinsurances acceptable to the Lenders granted or to be granted in the agreed form by the Insurer(s) in favour of the Security Agent.
Reinsurances means any and all policies and contracts of reinsurance which are from time to time in place or taken out or entered into by or / for the benefit of the insurers in relation to any of the Insurances or any renewals or substitutions therefore and all benefits thereof including claims of whatsoever nature and return of premiums.
Relevant Jurisdiction means, in relation to an Obligor:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any Charged Property owned by it is situated; and

(c)	any jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.
Relevant Period means in the case of the first Relevant Period, a period of six (6) months ending on the first date of testing under clause 20 (Financial covenants) and in the case of each subsequent Relevant Period, each period twelve (12) months ending on any date of testing under clause 20 (Financial covenants).
Repayment Date means:

(a)	the First Repayment Date;

(b)	each of the dates falling at three (3) monthly intervals thereafter up to but not including the Final Maturity Date; and

(c)	the Final Maturity Date.
Repayment Instalment means each scheduled repayment instalment payable on each Repayment Date in accordance with clause 6.2(a).
Repayment Schedule means the schedule set out in Schedule 11.
Repeating Representations means each of the representations and warranties set out in clauses 18.1 (Status) to 18.10 (Ranking and effectiveness of security).
Replacement Shareholder means any person or corporate entity appointed to replace PSU as a shareholder in the Borrower pursuant to and in accordance with clause 29.17 (Replacement shareholder).
Requisition Compensation means, in respect of the Vessel and/or the Mooring, any compensation paid or payable by a government entity for the requisition for title, confiscation or compulsory acquisition of the Vessel and/or the Mooring.
Restricted Party means a person that is:

(a)	listed on, or owned or controlled by a person listed on, or acting on behalf of (other than in an agency role) a person listed on, any Sanctions List;

(b)
located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of (other than in an agency role), a person located in or organized under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions (to the extent that the relevant Sanctions Authority attaches legal effect to being located in and/or being incorporated under the laws of such country); or

(c)	otherwise a target of Sanctions.
Sales Proceeds means, in respect of the Vessel or, as the case may be, the Mooring, the total proceeds of any sale of the Vessel or, as the case may be, the Mooring by the Borrower after the date hereof including the Purchase Option Price received by the Borrower (or the Security Agent or Account Bank) on its behalf and, if the Vessel or, as the case may be, the Mooring is sold in a currency other than dollars, the Sales Proceeds shall be the amount of dollars which the Borrower is able to purchase with the other currency by reference to the spot rate of exchange quoted by the Account Bank at 11.00 am (London time) for purchasing dollars with such other currency which it receives for sale on the day of receipt of such other currency.
Sanctions means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted and enforced by any Sanctions Authority.
Sanctions Authority means any of:

(a)	the United States government (including, without limitation, CISADA);

(a)	the United Nations Security Council;

(b)	the United Kingdom;

(c)	the European Union (including the council of the European Union or the government of any of its member states),

(d)	Japan;

(e)	Singapore; and

(f)
in relation to (a) to (f) above, any government institution, entity or agency of any of the above acting on behalf of them in connection with Sanctions Laws, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (OFAC), the United States Department of State, the United States Department of Commerce, any other agency of the United States of America and Her Majesty's Treasury (HMT) of the United Kingdom, the Ministry of Economy, Trade and Industry, the Ministry of Finance and Customs and Tariff Bureau of the Ministry of Finance and any other agency of the government of Japan and the Monetary Authority of Singapore.

Sanctions List means the "Specially Designated Nationals and Blocked Persons" list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by Her Majesty’s Treasury, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.
Screen Rate means, in relation to an amount denominated in dollars, the London interbank offered rate administered by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) . If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.
Secured Obligations means the obligations of the Borrower and each other Obligor to the Finance Parties or any of them under the Finance Documents and includes such obligations in respect of all sums of money (including, without limitation, the aggregate of the Loans and interest accrued and accruing thereon) and the Hedging Exposure from time to time owing to the Finance Parties or any of them, whether actually or contingently and whether or not due and payable, under the Finance Documents or any of them.
Security Agent includes any person as may be appointed security agent under this Agreement.
Security Assignment means a first assignment of the Insurances, Earnings and Requisition Compensation by the Borrower in favour of the Security Agent in the agreed form.
Security Documents means:

(a)	the Original Security Documents;

(b)	any Subordination Deed executed after the date of this Agreement;

(c)	any other document as may after the date of this Agreement be executed to guarantee and/or secure any amounts owing to the Finance Parties under this Agreement or any other Security Document.
Security Interest means a mortgage, charge, pledge, lien, assignment, trust, hypothecation or other security interest of any kind securing any obligation of any person or any other agreement or arrangement having a similar effect.
Seller’s Credit means the seller’s credit agreement dated 10 February 2012 made between the Borrower and Golar Khannur (and which is subordinated to the Loans by way of a Subordination Deed).
Shareholder Agreement means the joint venture agreement dated 28 September 2011 made between the Shareholders in relation to the establishment and operation of the Borrower.
Shareholders means PSU and Golar Singapore and Shareholder means either of them.
Shareholders’ Security means the document constituting a first Security Interest by each Shareholder in favour of the Security Agent in the agreed form in respect of all of the shares in the Borrower.
Site means the mooring site located approximately 15km offshore Muara Karang, Jakarta Bay, where the Vessel and the Mooring is stationed at the time of Final Acceptance.
Specifications means the Vessel Specifications or the Mooring Specifications, as the case may be.
Spill means any actual spill, release or discharge of a Pollutant into the Environment.
Sponsor Funding means a minimum of thirty per cent (30%) of the Project Cost, together with any amount in excess of the Project Cost and shall consist of:

(a)	direct or indirect equity subscriptions by the Shareholders; and/or

(b)
any Subordinated Loan provided by the Sponsors, the Shareholders and/or Golar Khannur under a Sponsor Loan Agreement which is or will be subordinated in all respects to all amounts owing to the Finance Parties under the Finance Documents by a Subordination Deed.

Sponsor Loan Agreement means the Seller’s Credit, the Golar Singapore Loan Agreement and any other loan agreement made or to be made between the Sponsors or either of them or any other member of the Pre-Completion Guarantor Group approved by the Facility Agent and the Borrower in relation to the provision of a Subordinated Loan to the Borrower.
Sponsors means the Final Repayment Guarantor and PSU and Sponsor means either of them.
Subordination Deed means any deed of subordination in the agreed form executed or, as the context may require, to be executed by Golar Khannur, Golar Singapore and GSC and each other party, providing a Subordinated Loan to the Borrower and/or PSU in favour of the Security Agent on behalf of the Finance Parties together with (if relevant) all deeds of accession entered into or to be entered into pursuant thereto.
Subordinated Loan means any loan or loan stock made or, as the context may require, to be made available by the Sponsors, Golar Khannur, the Shareholders or any other member of the Pre-Completion Guarantor Group approved by the Facility Agent to the Borrower pursuant to a Sponsor Loan Agreement and/or to PSU pursuant to the GSC Loan Agreement (and which is subordinated to the Loans by way of a Subordination Deed).
Subsidiary of a person means any other person:

(a)	directly or indirectly controlled by such person; or

(b)	of whose dividends or distributions on ordinary voting share capital such person is entitled to receive more than 50 per cent (50%).
Supplemental Agreement means the supplemental agreement to this Agreement dated
2018 made between, inter alios, each of the Parties to this Agreement (other than the Co-ordination and Structuring Bank).

Tangible Net Worth means, as at any date of determination, the value of total stockholders’ equity employed of the Pre-Completion Guarantor Group (or, as the case may be, the Final Repayment Guarantor Group) determined in accordance with applicable GAAP on a consolidated basis as shown in the balance sheet for the Pre-Completion Guarantor Group set out in the Latest Accounts for that Group.
Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) however so arising, including in Indonesia whether or not in connection with the Borrower and Taxation shall be construed accordingly.
Tax Element means the fee payable by the Charterer to the Borrower pursuant to clause 13.1 of the Charter, calculated in accordance with paragraph 6 of Schedule VI to the Charter.
Technical Adviser means Poten & Partners (UK) Ltd. of Viewpoint, 20 Balderton Street, London W1K 6TL or any other technical consultant with experience of assets of the same type as the Vessel and the Mooring appointed by the Co-ordination and Structuring Bank and/or the Facility Agent on behalf of the Lenders, with the approval of the Borrower (such approval not to be unreasonably withheld or delayed and, to the extent that the Borrower has not responded to the Facility Agent within 5 Business Days of its request, such approval shall be deemed to have been given) to review and report on the Project, to assess the Vessel’s and the Mooring’s ability to perform in accordance with the Charter, to verify whether Final Acceptance has been achieved satisfactorily and to report to the Lenders in accordance with the Agreed Scope of Work (as the same may be amended from time to time by the Facility Agent, with the consent of the Technical Adviser and the Lenders and following consultation with the Sponsors).
Termination Date means the earliest to occur of:

(a)	the Total Loss Date;

(b)
the date stipulated by the Facility Agent in any notice issued pursuant to and in accordance with clause 31.33 (Acceleration) or, where such notice declares the Loan to be repayable on demand, the date of that notice;

(c)
the date on which the Total Commitments are reduced to zero pursuant to clause 7.4 (Right of cancellation and prepayment in relation to a single Lender) and for the purpose of collecting the commitment fee in clause 12 (Fees), the date on which the Total Commitments are reduced to zero;

(d)	the date on which the Borrower is required to make prepayment of the Loans pursuant to clause 7 (Illegality, prepayment and cancellation).
Termination Fee means any amount payable to the Borrower by the Charterer under the Charter upon termination of the Charter including the Vessel FM Termination Amount, the Non-Vessel FM Termination Amount, the Owner Breach Termination Amount and the Charterer Breach Termination Amount as each such term is defined in Schedule XV of the Charter.
Time Charter Fiduciary Assignment means a fiduciary assignment of receivables under the Charter executed by the Borrower in favour of the Security Agent in the agreed form;
Total Charter Rate means the aggregate of the Capital Element, the Operating Cost Element and Tax Element.
Total Commitments means at any time the aggregate of the Total Facility A Commitments and the Total Facility B Commitments, being up to one hundred and seventy five million dollars ($175,000,000) at the date of this Agreement.
Total Facility A Commitments means at any time the aggregate of the Facility A Commitments, being one hundred and fifty five million dollars ($155,000,000) at the date of this Agreement.
Total Facility B Commitments means at any time the aggregate of the Facility B Commitments, being twenty million dollars ($20,000,000) at the date of this Agreement and the Supplemental Agreement.
Total Loss means, in relation to the Vessel and/or the Mooring, its:

(a)	actual, constructive, compromised or arranged total loss; or

(b)	requisition for title, confiscation, expropriation, nationalisation, seizure or other compulsory acquisition by a government entity; or

(c)	hijacking, theft, condemnation, capture, seizure, arrest or detention for more than 30 days.
Total Loss Date means:

(a)	in the case of an actual total loss, the date it happened or, if such date is not known, the date on which the Vessel or, as the case may be, the Mooring, was last reported;

(b)	in the case of a constructive, compromised, agreed or arranged total loss, the earliest of:

(i)	the date notice of abandonment of the Vessel or, as the case may be, the Mooring, is given to its insurers; or

(ii)	if the insurers do not admit such a claim, the date later determined by a competent court of law to have been the date on which the total loss happened; or

(iii)	the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the relevant insurers;

(c)	in the case of a requisition for title, confiscation or compulsory acquisition, the date it happened; and

(d)	in the case of hijacking, theft, condemnation, capture, seizure, arrest or detention, the date 30 days after the date upon which it happened.
Total Loss Proceeds means the proceeds of any policy or contract of insurance or reinsurance arising in respect of any Total Loss or any Requisition Compensation received in respect of a Compulsory Acquisition.
Total Loss Repayment Date means where the Vessel or, as the case may be, the Mooring has become a Total Loss the earlier of:

(a)	the date 180 days after its Total Loss Date; and

(b)	the date upon which insurance proceeds or Requisition Compensation for such Total Loss are paid by insurers or the relevant government entity.
Transaction means any transaction entered into pursuant to the Hedging Contracts.
Transaction Documents means and includes the Finance Documents and the Project Agreements and shall include any other deed, document, agreement or instrument executed under, pursuant to or in connection with any of the foregoing documents, including any deed, document, agreement or instrument amending, varying, confirming, extending or renewing any of the proposing documents or any terms and conditions thereof or consenting to the amendment or variation of the terms and conditions thereof.
Transfer Certificate means a certificate substantially in the form set out in Schedule 6 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Borrower.
Transfer Date means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Facility Agent executes the Transfer Certificate.
Treasury Transaction means any derivative or hedging transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (including, without limitation, any Transaction).
Trust Property means, collectively:

(a)	all moneys duly received by the Security Agent under or in respect of the Finance Documents;

(b)	any portion of the balance on any Project Account held by or charged to the Security Agent at any time;

(c)
the Security Interests, guarantees, security, powers and rights given to the Security Agent under and pursuant to the Finance Documents including, without limitation, the covenants given to the Security Agent in respect of all obligations of any Obligor;

(d)
all assets paid or transferred to or vested in the Security Agent or its agent or received or recovered by the Security Agent or its agent in connection with any of the Finance Documents whether from any Obligor or any other person; and

(e)
all or any part of any rights, benefits, interests and other assets at any time representing or deriving from any of the above, including all income and other sums at any time received or receivable by the Security Agent or its agent in respect of the same (or any part thereof).

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.
Utilisation means the making of a Loan.
Utilisation Date means the date of a Utilisation, being a Business Day falling not later than the applicable Last Availability Date, on which the relevant Loan is to be made.
Utilisation Request means a notice substantially in the form set out in Schedule 4 (Utilisation Request).
Vessel means the FSRU referred to as the “FSRU” in the Charter, as further described in Schedule 2 (Vessel information), named “Nusantara Regas Satu” and registered with the Flag State in the name of the Borrower and includes any share or interest in it and its engines, machinery, boats, tackle, outfit, equipment, derricks, tools, cranes, rigging, pumps and pumping equipment, tubing, casing, spare gear, fuel, consumable or other stores, belongings, appurtenances and all fittings and equipment relating to the Vessel whether on board or ashore and whether now owned or later acquired by the Borrower (including, without limitation, all radio equipment and also any and all additions, improvements and replacements made in or to such vessel or any part of it or in or to its equipment and appurtenances but excluding, the Mooring and where applicable, all LNG stored in the Vessel, rented equipment and any other equipment installed on or used on the Vessel which is owned by the Charterer) which are or become the property of the Borrower pursuant to the Charter or any other Project Agreement or become installed on the Vessel thereafter or which, having been removed therefrom, remain the property of the Borrower, together with any and all replacements and renewals thereof and substitutions therefor from time to time made in accordance with the Project Agreements and, where the context permits, and Vessel shall include the Manuals and Technical Records in respect of the Vessel.
Vessel FM Termination Amount means the fee payable by the Charterer to the Borrower pursuant to clause 29.7(a)(i) of the Charter, calculated in accordance with paragraph 2 of Schedule XV to the Charter.
Vessel Performance Obligations means the obligations of the Borrower under and pursuant to Part D of Schedule II to the Charter.
Vessel Representations means each of the representations and warranties set out in clauses 18.27 (Vessel status), 18.28 (Vessel’s employment), 18.31 (Earnings), 18.32 (Environmental matters) and 18.33 (No Pollutants).
Vessel Rights means all rights, including without prejudice to the foregoing, the benefit of all warranties and indemnities to which the Borrower, Golar Energy and/or the Sponsors (or any of them) may from time to time be entitled from any builder (including the Builder), manufacturer, sub-contractor, supplier or repairer in respect of the manufacture, supply, condition, design, conversion, construction, installation or operation of the Vessel and/or the Mooring or any part thereof and any liquidated damages payable to the Borrower from time to time under any of the Conversion Contract Documents and/or the Mooring Documents.
Vessel Specifications means the specifications of the Vessel, as defined in the Charter.
Works means the design, development and construction of the Project and any other works contemplated by the Conversion Contract Documents and/or the Mooring Documents and/or the Charter Documents.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in any of the Finance Documents to:

(i)
Sections, clauses and Schedules are to be construed as references to the Sections and clauses of, and the Schedules to, the relevant Finance Document and references to a Finance Document include its Schedules;

(ii)
a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as it may from time to time be amended, restated, novated or replaced, however fundamentally;

(iii)	words importing the plural shall include the singular and vice versa;

(iv)	a time of day are to Singapore time unless otherwise specified;

(v)	any person includes its successors in title, permitted assignees or transferees;

(vi)
the knowledge, awareness and/or beliefs (and similar expressions) of any Obligor shall be construed so as to mean the knowledge, awareness and beliefs of the director and officers of such Obligor, having made due and careful enquiry;

(vii)	agreed form means:

(A)	where a Finance Document has already been executed by the Facility Agent or the Security Agent, such Finance Document in its executed form;

(B)
prior to the execution of a Finance Document, the form of such Finance Document separately agreed in writing between the Facility Agent (acting on the instructions of the Lenders) and the Borrower as the form in which that Finance Document is to be executed or another form approved at the request of the Borrower;

(viii)
approved by the Majority Lenders or approved by the Lenders means approved in writing by the Facility Agent acting on the instructions of the Majority Lenders or, as the case may be, all of the Lenders (on such conditions as they may respectively impose) and otherwise approved means approved in writing by the Facility Agent (on such conditions as the Facility Agent may impose) and approval and approve shall be construed accordingly;

(ix)	assets includes present and future properties, revenues and rights of every description;

(x)	an authorisation means any authorisation, consent, concession, approval, resolution, licence, exemption, filing, notarisation or registration;

(xi)
charter commitment means, in relation to a vessel, any charter or contract for the use, employment or operation of that vessel or the carriage of people and/or cargo or the provision of services by or from it and includes any agreement for pooling or sharing income derived from any such charter or contract;

(xii)	control of an entity means:

(A)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(1)	cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of that entity; or

(2)	appoint or remove all, or the majority, of the directors or other equivalent officers of that entity; or

(3)	give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of that entity are obliged to comply; and/or

(B)
the holding beneficially of more than 50% of the issued share capital of that entity (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

and controlled shall be construed accordingly;

(xiii)
the term disposal or dispose means a sale, transfer or other disposal (including by way of lease or loan but not including by way of loan of money) by a person of all or part of its assets, whether by one transaction or a series of transactions and whether at the same time or over a period of time, but not the creation of a Security Interest;

(xiv)	dollar/$ means the lawful currency of the United States of America;

(xv)
the equivalent of an amount specified in a particular currency (the specified currency amount) shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount in the London foreign exchange market at or about 11 a.m. on the date the calculation falls to be made for spot delivery, as conclusively determined by the Facility Agent (with the relevant exchange rate of any such purchase being the Facility Agent’s spot rate of exchange);

(xvi)	a government entity means any government, state or agency of a state;

(xvii)
a guarantee means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(xviii)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(xix)	month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(A)
if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that month (if there is one) or on the immediately preceding Business Day (if there is not); and

(B)	if there is no numerically corresponding day in that month, that period shall end on the last Business Day in that month and the above rules in paragraphs (i) to (ii) will only apply to the last month of any period;

(xx)	an obligation means any duty, obligation or liability of any kind;

(xxi)
something being in the ordinary course of business of a person means something that is in the ordinary course of that person’s current day-to-day operational business (and not merely anything which that person is entitled to do under its Constitutional Documents);

(xxii)	pay, prepay or repay in clause 29 (Business restrictions) includes by way of set-off, combination of accounts or otherwise;

(xxiii)	a person includes any individual, firm, company, corporation, government entity or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(xxiv)
a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law, but if not having the force of law, which is generally complied with in the ordinary course of business of the party concerned or by those to which it is addressed) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation and, in relation to any Lender, includes (without limitation) any Basel 2 Regulation or Basel 3 Regulation applicable to that Lender;

(xxv)
right means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity;

(xxvi)	agent, trustee, fiduciary and fiduciary duty has in each case the meaning given to such term under applicable law;

(xxvii)
(i) the winding up, dissolution, or administration of person or (ii) a receiver or administrative receiver or administrator in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrences of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors;

(xxviii)	wholly-owned subsidiary has the meaning given to that term in section 1159 of the Companies Act 2006; and

(xxix)	a provision of law is a reference to that provision as amended or re-enacted.

(b)
Where in this Agreement a provision includes a monetary reference level in one currency, unless a contrary indication appears, such reference level is intended to apply equally to its equivalent in other currencies as of the relevant time for the purposes of applying such reference level to any other currencies.

(c)	Section, clause and Schedule headings are for ease of reference only.

(d)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)
A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been remedied prior to the making of a declaration by the Facility Agent under clause 31.33 (Acceleration)or waived.

1.3	Third party rights

(a)
Unless expressly provided to the contrary in a Finance Document for the benefit of a Finance Party or another Indemnified Person, a person who is not a party to a Finance Document has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of the relevant Finance Document.

(b)	Any Finance Document may be rescinded or varied by the parties to it without the consent of any person who is not a party to it (unless otherwise provided by this Agreement).

(c)
An Indemnified Person who is not a party to a Finance Document may only enforce its rights under that Finance Document through a Finance Party and if and to the extent and in such manner as the Finance Party may determine.

1.4	Finance Documents
Where any other Finance Document provides that this clause 1.4 shall apply to that Finance Document, any other provision of this Agreement which, by its terms, purports to apply to all or any of the Finance Documents and/or any Obligor shall apply to that Finance Document as if set out in it but with all necessary changes.

1.5	Conflict of documents
The terms of the Finance Documents (other than as relates to the creation and/or perfection of security) are subject to the terms of this Agreement and, in the event of any conflict between any provision of this Agreement and any provision of any Finance Document (other than in relation to the creation and/or perfection of security) the provisions of this Agreement shall prevail.
SECTION 2 - THE FACILITY

2	The Facilities

2.1	The Facilities

(a)	Subject to the terms of this Agreement, the Lenders make available to the Borrower:

(i)
a dollar term loan facility in two (2) Loans (being comprised of the First Advance, and the Final Advance) and in an aggregate amount of up to the Total Facility A Commitments (as adjusted pursuant to clause 2.3 below or otherwise in accordance with the terms of this Agreement); and

(ii)	a dollar revolving loan facility in an aggregate amount equal to the Total Facility B Commitments (as adjusted in accordance with the terms of this Agreement).

(b)	The obligation of each Lender under this Agreement shall be to contribute that proportion of each Loan which, as at the Utilisation Date for each Loan, its Commitment bears to the Total Commitments.

2.2	Finance Parties’ rights and obligations

(a)
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)
A Finance Party may, except as otherwise stated in the Finance Documents (including clauses 37.25 (All enforcement action through the Security Agent)) and 38.2 (Finance Parties acting together), separately enforce its rights under the Finance Documents.

2.3	Adjustment for breach of Debt Service Coverage Ratio
In the event that at any time up to the Utilisation Date of the Final Advance, the forecasted average Debt Service Coverage Ratio for (a) the period from the date of this Agreement and ending on the 22nd Repayment Date (as calculated by reference to the Financial Model) is less than 1.5:1 and (b) for each Relevant Period thereafter is less than 1.40:1 (assuming the full amount of Facility B has been drawn down (and is not repaid) on or before the Last Availability Date relating to such Facility), the Total Facility A Commitments and the Facility Limit shall be immediately reduced by an amount equal to the shortfall (as determined by the Facility Agent, acting on the instructions of the Lenders, and notified to the Borrower).

3	Purpose

3.1	Purpose
The Borrower shall apply all amounts borrowed under the Facilities in accordance with this clause 3.

3.2	Use

(a)	Subject to clause 3.2(b), the Loans shall be made available to the Borrower solely for the purposes of:

(i)	refinancing part of the Project Cost incurred; and/or

(ii)	refinancing part of the Sponsors’ equity contribution; and/or

(iii)	repayment of any Subordinated Loans extended by Golar Singapore or Golar Khannur to the Borrower; and/or

(iv)	providing the Borrower with working capital for the Project, up to the Facility Limit.

(b)
The Final Advance shall be made available to the Borrower for the purpose of funding the applicable Debt Service Reserve required to be maintained in accordance with clause 28.7 (Debt Service Reserve Account).

(c)	In particular, the proceeds of the Loans shall not be used in breach of Sanctions.

3.3	Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Utilisation

4.1	Initial conditions precedent
The Borrower may not deliver a Utilisation Request unless the Facility Agent, or its duly authorised representative, has received all of the documents and other evidence listed in Part 1 of Schedule 3 (Initial conditions precedent) in form and substance satisfactory to the Facility Agent (acting on the instructions of the Lenders).

4.2	Conditions precedent to Utilisation of the First Advance and/or Facility B
The First Advance and/or Facility B shall only become available for borrowing under this Agreement if the Facility Agent, or its duly authorised representative, has received all of the documents and evidence listed in Part 2 of Schedule 3 (Conditions precedent to Utilisation of the First Advance) in form and substance satisfactory to the Facility Agent (acting on the instructions of the Lenders) not less than three (3) Business Days prior to the relevant Utilisation Date.

4.3	Conditions precedent to Utilisation of the Final Advance
The Final Advance shall only become available for borrowing under this Agreement if the Facility Agent, or its duly authorised representative, has received all of the documents and evidence listed in Part 3 of Schedule 3 (Conditions precedent to Utilisation of Final Advance) in form and substance satisfactory to the Facility Agent (acting on the instructions of the Lenders) not less than three (3) Business Days prior to the Utilisation Date of the Final Advance.
In the event that the Final Advance is not drawn down by the Borrower for any reason, the Borrower shall deliver to the Facility Agent or its duly authorised representative, all the documents and evidence referred to in this clause 4.3, in form and substance satisfactory to the Facility Agreement not later than Final Acceptance.

4.4	Conditions subsequent
The Borrower shall provide to the Facility Agent or its duly authorised representative the documents and evidence listed in Part 4 of Schedule 3 (Conditions subsequent) in form and substance satisfactory to the Facility Agent (acting on the instructions of the Lenders) prior to the applicable date specified that Schedule.

4.5	Notice to Lenders
The Facility Agent shall notify the Borrower and the Lenders promptly upon receiving and being satisfied with all of the documents and evidence delivered to it under this clause 4.

4.6	Further conditions precedent
The Lenders will only be obliged to comply with clause 5.4 (Lenders' participation) if on the date of a Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Utilisation;

(b)	the Repeating Representations and, in relation to the first Utilisation, all of the other representations set out in clause 18 (Representations), are true; and

(c)	in relation to the Utilisation for the Final Advance, the Vessel Representations are true.

4.7	Waiver of conditions precedent
The conditions in this clause 4 are inserted solely for the benefit of the Finance Parties and may be waived on their behalf in whole or in part and with or without conditions by the Facility Agent acting on the instructions of the Majority Lenders.

4.8	Maximum number of Loans
The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(a)	3 or more Facility A Loans would be outstanding; or

(b)	5 or more Facility B Loans would be outstanding.
SECTION 3 - UTILISATION

5	Utilisation

5.1	Delivery of a Utilisation Request
The Borrower may utilise a Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than 11:00 a.m. three (3) Business Days before the proposed Utilisation Date for each Loan or such shorter period as the Facility Agent (in consultation with the Lenders) may agree.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised;

(ii)	the proposed Utilisation Date is a Business Day falling not later than the Last Availability Date applicable to that Facility;

(iii)	in relation to Facility B, the proposed Utilisation Date falls on the Utilisation Date for either the First Advance or the Final Advance or a Repayment Date or an Interest Payment Date;

(iv)	the currency and amount of the Utilisation comply with clauses 5.3 (Currency) and 5.5 (Loan);

(v)	the proposed first Interest Period complies with clause 9 (Interest Periods); and

(vi)	it identifies (i) the purpose for the Utilisation and that purpose complies with clause 3 (Purpose) and (ii) the account into which the Utilisation is to be paid.

(b)	Only one (1) Loan may be requested in each Utilisation Request.

5.3	Currency
The currency specified in a Utilisation Request must be in dollars.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in a Loan will be equal to the proportion borne by its Commitment to the Total Commitments immediately prior to making the Loan.

(c)	The Facility Agent shall promptly notify each Lender of the amount of the Loan and the amount of its participation in the Loan.

(d)
The Facility Agent shall pay all amounts received by it in respect of each Loan (and its own participation in it, if any) to the Borrower or for its account in accordance with the instructions contained in the Utilisation Request.

5.5	Loans

(a)	In relation to the First Advance, the amount of the Loan specified in the applicable Utilisation Request for such Loan shall not exceed eighty per cent (80%) of the Total Commitments.

(b)
In relation to the Final Advance, the amount of the Loan specified in the applicable Utilisation Request for such Loan, when aggregated with the amount of the First Advance, shall not exceed the Total Facility A Commitments.

(c)
In relation to any Facility B Loan, the amount of the proposed Loan must be an amount which is not more than $20,000,000 (or, if less, the applicable Available Facility) and which is a minimum of $5,000,000 or, if less, the applicable Available Facility.

SECTION 4 - REPAYMENT, PREPAYMENT AND CANCELLATION

6	Repayment

6.1	Repayment
The Borrower shall on each Repayment Date repay such part of the Loans as is required to be repaid by clause 6.2 (Scheduled repayment of Facilities).

6.2	Scheduled repayment of Facilities

(a)	To the extent not previously reduced, the Facility A Loans shall be repaid by instalments on each Repayment Date by the amounts specified in the Repayment Schedule (as revised by clause 6.3).

(b)	The Borrower shall repay each Facility B Loan on the last day of its Interest Period.

(c)
Without prejudice to the Borrower’s obligation under paragraph (b) above, if one or more Facility B Loans are to be made available to the Borrower (i) on the same day that a maturing Facility B Loan is due to be repaid by the Borrower and (ii) in whole or in part for the purpose of refinancing the maturing Facility B Loan; and the proportion borne by each Lender's participation in the maturing Facility B Loan to the amount of that maturing Facility B Loan immediately before the new Facility B Loan(s) is made is the same as the proportion borne by that Lender's participation in the new Facility B Loan(s) to the aggregate amount of those new Facility B Loan(s), the aggregate amount of the new Facility B Loan(s) shall, unless the Borrower notifies the Facility Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Facility B Loan so that:

(i)	if the amount of the maturing Facility B Loan exceeds the aggregate amount of the new Facility B Loan(s):

(A)	the Borrower will only be required to make a payment under clause 40.1 (Payments to the Facility Agent) in an amount equal to that excess; and

(B)
each Lender's participation in the new Facility B Loan(s) shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Facility B Loan and that Lender will not be required to make a payment under clause 40.1 (Payments to the Facility Agent) in respect of its participation in the new Facility B Loan(s); and

(ii)	if the amount of the maturing Facility B Loan is equal to or less than the aggregate amount of the new Facility B Loan(s):

(A)	the Borrower will not be required to make a payment under clause 40.1 (Payments to the Facility Agent); and

(B)
each Lender will be required to make a payment under clause 40.1 (Payments to the Facility Agent) in respect of its participation in the new Facility B Loan(s) only to the extent that its participation in the new Facility B Loan(s) exceeds that Lender's participation in the maturing Facility B Loan and the remainder of that Lender's participation in the new Facility B Loan(s) shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Facility B Loan.

(d)	On the Final Maturity Date (without prejudice to any other provision of this Agreement), the Loans shall be repaid in full.

6.3	Adjustment of scheduled repayments
If:

(a)	the Total Commitments have been partially reduced under this Agreement; and/or

(b)	the full amount of either Facility has not been drawn down on or before the Last Availability Date applicable to such Facility; and/or

(c)	any part of a Facility A Loan is prepaid (other than under clause 6.2 (Scheduled repayment of Facilities)) before any Repayment Date; and/or

(d)	any part of a Facility B Loan is prepaid,
the Repayment Instalments and the Balloon may be recalculated by the Facility Agent in accordance with the Financial Model (in accordance with paragraph 8 (Financial Model and debt sizing) of Part 2 of Schedule 3 (Conditions Precedent to Utilisation of the First Advance)) and the Repayment Instalments and the Balloon (as reduced by any earlier operation of this clause 6.3) shall be reduced in inverse order of maturity and pro rata against each Facility. As soon as practicable after effecting any such recalculation, the Facility Agent shall provide the Borrower with a revised schedule of Repayment Instalments and such revised schedule shall, with effect from the date on which such revised schedule is produced (and signed by the Facility Agent and dated), be substituted for the existing schedule set out in Schedule 11 (Repayment Schedule).

7	Illegality, prepayment and cancellation

7.1	Illegality
If:

(a)
it becomes unlawful at any time in any applicable jurisdiction for a Lender, or it becomes unlawful as a result of any Sanctions for any Lender, to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or part thereof; or

(b)	any Obligor becomes a Restricted Party,
then:

(i)	the affected Lender shall promptly notify the Facility Agent upon becoming aware of that event; and

(ii)
that Lender shall be given the opportunity (at its option) to transfer its rights and obligations to an Affiliate or a New Lender (as defined in clause 33 (Changes to the Lenders) pursuant to and in accordance with clause 33 (Changes to the Lenders)). If that Lender has not been able to effectively transfer its rights and obligations in such manner, then:

(A)	upon the Facility Agent acting on the instruction of the affected Lender notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(B)
the Borrower shall repay that Lender’s participation in the Loans on the last day of the Interest Period for each Loan occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Voluntary prepayment of Facility A Loans
The Borrower may, if it gives the Facility Agent not less than seven (7) Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, prepay the whole or any part of any Facility A Loan (but if in part, being an amount that reduces the amount of the Facility A Loan by a minimum amount of five million dollars ($5,000,000) and a multiple of one million dollars ($1,000,000)), on the last day of an Interest Period for that Loan in respect of the amount to be prepaid.

7.3	Voluntary prepayment of Facility B Loans
The Borrower may, if it gives the Facility Agent not less than seven (7) Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, prepay the whole or any part of a Facility B Loan (but if in part, being an amount that reduces the amount of the Facility B Loan by a minimum amount of $1,000,000) and a multiple of one million dollars ($1,000,000)), on the last day of an Interest Period for that Loan in respect of the amount to be prepaid.

7.4	Right of cancellation and prepayment in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under clause 13.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under clause 13.3 (Tax indemnity) or clause 14.1 (Increased Costs), the Borrower may, whilst (in the case of (i) and (ii) above) the circumstance giving rise to the requirement or indemnification continues, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice referred to in clause (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)
On the last day of each Interest Period which ends after the Borrower has given notice under clause (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in the relevant Loan.

7.5	Right of cancellation in relation to a Defaulting Lender

(a)
If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the Lender continues to be a Defaulting Lender, give the Facility Agent fifteen (15) Business Days' notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in clause 7.5(a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Facility Agent shall as soon as practicable after receipt of a notice referred to in clause 7.5(a) above, notify all the Lenders.

7.6	Total Loss
On the Total Loss Repayment Date in relation to the Vessel or the Mooring:

(a)	the Total Commitments will be reduced to zero; and

(b)	the Borrower shall prepay the Loans and the Hedging Debt (in accordance with the terms of the Hedging Contracts) in full.

7.7	Mandatory cancellation and prepayment
If:

(a)
the Charterer is at any time no longer directly owned in accordance with its shareholdings existing as at the date of this Agreement (being sixty per cent. (60%) of the issued share capital of the Charterer for Pertamina and forty per cent. (40%) of the issued share capital of the Charterer for PGN) unless the relevant Charterer Shareholder(s) has been replaced with a replacement shareholder(s) who has an acceptable Minimum Credit Rating and replacement security to the relevant Charter Undertakings has been provided by such replacement shareholder(s) in form and substance satisfactory to the Lenders; or

(b)
a Charter Letter of Credit or either Charterer Undertaking ceases to be legally valid, binding and enforceable against the relevant letter of credit issuer or Charterer Shareholder unless such Charter Letter of Credit or Charterer Undertaking is replaced with equivalent support or security on terms satisfactory to the Lenders within thirty (30) days of such Charter Letter of Credit or Charterer Undertaking ceasing to be legally valid, binding and enforceable, then the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower with effect from the date falling ten (10) Business Days after the giving of such notice (or such later date as may be approved in advance by the Majority Lenders) cancel the Total Commitments. The Borrower shall on the date such cancellation takes effect prepay the Loans in full, whereupon the Total Commitments shall be reduced to zero, and pay the Hedging Debt in full in accordance with the terms of the Hedging Contracts.

7.8	Sale of Vessel / Mooring System

(a)
If at any time the Vessel and/or the Mooring System is sold by or on behalf of the Borrower (which shall include a sale to the Charterer in accordance with clause 43 of the Charter following the exercise by the Charterer of the Charterer’s Purchase Option at a price that is sufficient to repay the Secured Obligations), the Borrower shall forthwith upon the date on which any Sales Proceeds are received by it (or by the Security Agent on its behalf) prepay the Loans in full, whereupon the Total Commitments shall be reduced to zero, and pay the Hedging Debt in full in accordance with the terms of the Hedging Contracts.

(b)
If the Sales Proceeds received are sufficient to pay, repay, satisfy and discharge the Secured Obligations in full, the Facility Agent shall as soon as reasonably practicable pay any Sales Proceeds remaining after such payment, repayment, satisfaction and discharge to the Borrower or to its order.

7.9	Charter
If:

(a)
the Charter is for any reason (other than by default of the Borrower or through expiry by lapse of time or fulfilment of all obligations thereunder) and by any method cancelled, terminated, repudiated or rescinded and/or declared cancelled, terminated, repudiated or rescinded; or

(b)
the Charter ceases to be in full force and effect or is alleged by a party to it to be ineffective for any reason (other than through expiry by lapse of time or fulfilment of all obligations thereunder); or

(c)	a payment of the Termination Fee is made or payable in accordance with the Charter other than as a result of the occurrence described in clause 31.24 (Charter termination and breach); or

(d)
a Force Majeure Event occurs in accordance with clause 28.2(b) of the Charter and the Charterer has ceased to make payment of the Total Charter Rate in full (unless an Obligor pays to the Facility Agent any such Total Charter Rate which would remedy the shortfall within 10 Business Days of demand by the Facility Agent but provided further that no Default is continuing) and the Charter has not been terminated, the Total Commitments shall be reduced to zero and the Borrower shall prepay the Loans in full no later than 5 Business Days following (i) such termination, repudiation rescission, cancellation of the Charter takes effect, (ii) cessation of the Charter, (iii) payment of the Termination Fee or (iv) non-payment of the Total Charter Rate in accordance with paragraph (d) and pay the Hedging Debt in full in accordance with the terms of the Hedging Contracts.

7.10	Major Casualty proceeds
If, at any time, either:

(a)
the Vessel and/or the Mooring suffers damage or is involved in an incident which, in the opinion of the Technical Advisor is likely to result in the Vessel and/or the Mooring subsequently being determined to be a Total Loss and Insurance Proceeds in an amount equal to or greater than the Major Casualty Amount are received by the Borrower or any other Obligor in respect of such incident; or

(b)	Insurance Proceeds in an amount equal to or exceeding the Major Casualty Amount are received in the circumstances contemplated by clause 28.8(a)(iii) (Insurance Proceeds), the Total Commitments shall be reduced to zero and such proceeds shall be paid immediately to the Facility Agent to prepay the Loans in full in accordance with clause 28.5(b) together with the Hedging Debt (in accordance with the Hedging Contracts).
For the avoidance of doubt, all other Insurance proceeds shall be payable in accordance with clauses 27.21 (Application of Recoveries) and 28.8 (Insurance Proceeds) and clauses 2.6 and 2.7 of the Security Assignment.

7.11	Unlawfulness and/or invalidity
If at any time:

(a)
it is or becomes unlawful for an Obligor or the Charterer or either Charterer Shareholder to perform any of their obligations under the Transaction Documents or any Security Interest created or expressed to be created or evidenced by the Security Documents ceases to be effective (other than by reason of the default of the relevant Obligor or the Charterer or either Charterer Shareholder);

(b)
any obligation or obligations of any Obligor or the Charterer or either Charterer Shareholder under any Transaction Documents are not or cease to be legal, valid, binding or enforceable (other than by reason of the default of the relevant Obligor or the Charterer or either Charterer Shareholder) and the cessation individually or cumulating materially and adversely affects the interests of the Finance Parties under the Finance Documents; or

(c)
any Finance Document or any Security Interest created expressed to be created or evidenced by the Security Documents ceases to be in full force and effect or is alleged by a party to it (other than a Finance Party) to be ineffective for any reason (other than by reason of the default of the relevant Obligor or the Charterer or either Charterer Shareholder), the Total Commitments shall be reduced to zero and the Borrower shall immediately prepay the Loans in full.

7.12	Automatic cancellation
Any part of the Total Commitments of a Facility which has not become available by the Last Availability Date applicable to such Facility shall be automatically cancelled at 17:00 (Singapore time) on such Last Availability Date.

7.13	Restrictions

(a)
Any notice of cancellation or prepayment given by any Party under this clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)
Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, if prepayment is made otherwise than on an Interest Payment Date, subject to any Break Costs (and any swap break costs in relation to the Loan (or any part thereof) which are payable in accordance with the terms of the Hedging Contracts), without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility A which is prepaid.

(d)
Unless a contrary judication appears in this Agreement, any part of Facility B which is repaid or prepaid may be reborrowed up to the Last Availability Date in respect of Facility B and otherwise in accordance with the terms of this Agreement.

(e)	The Borrower shall not repay or prepay all or any part of the Loans or reduce all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(f)	No amount of the Total Commitments reduced under this Agreement may be subsequently reinstated.

(g)	If the Facility Agent receives a notice under this clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

(h)
If the Total Commitments are partially reduced under this Agreement (other than under clause 7.1 (Illegality) and clause 7.4 (Right of cancellation and prepayment in relation to a single Lender)), the Commitments of the Lenders shall be reduced rateably.

(i)
Subject to paragraph (j) below, any prepayment under this Agreement (other than under clause 7.1 (Illegality) and clause 7.4 (Right of cancellation and prepayment in relation to a single Lender)) shall be applied (i) in reducing each outstanding instalment (including the Balloon) in inverse order of maturity and pro rata against each Facility and (ii) pro rata among the Lenders in proportion to their participation in the relevant Loan(s).

(j)
Any prepayment under clause 7.2 (Voluntary prepayment of Facility A Loans) or 7.3 (Voluntary prepayment of Facility B Loans) shall be applied (i) in reducing each outstanding instalment (including the Balloon) of the relevant Loan in inverse order of maturity and (ii) pro rata among the Lenders in proportion to their participation in the relevant Loan(s).

(k)
Any prepayment under this Agreement shall be made together with payment to the Permitted Hedging Banks (pro rata) of any amount falling due to the Permitted Hedging Banks under the Hedging Contracts as a result of the termination or close out of the Hedging Contracts or any Hedging Transactions under them in accordance with 30.6 (Unwinding of Hedging Contracts) in relation to that prepayment.

SECTION 5 - COSTS OF UTILISATION

8	Interest

8.1	Calculation of interest
The rate of interest on each Loan, for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR; and

(c)	Mandatory Cost, if any.

8.2	Payment of interest
The Borrower shall pay accrued interest on that Loan on the last day of each Interest Period relating to such Loan (an Interest Payment Date) and, if the relevant Interest Period is longer than three (3) months, on the dates falling at three monthly intervals after the first day of the relevant Interest Period.

8.3	Default interest

(a)
If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to clause (b) below, is two per cent (2%) higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing in accordance with this clause 8.3 shall be immediately payable by the Obligor on demand by the Facility Agent.

(b)	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan or the relevant part of it:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent (2%) higher than the rate which would have applied if the Unpaid Sum had not become due.

(c)
Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

(d)
For the avoidance of doubt, this clause 8.3 does not apply to any amount payable under a Hedging Contract in respect of any continuing Transaction as to which section 2(e) (Default Interest; Other Amounts) of the ISDA Master Agreement of that Hedging Contract shall apply.

8.4	Notification of rates of interest
The Facility Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9	Interest Periods

9.1	Selection of Interest Periods

(a)	Each Interest Period will, subject to clauses 9.1(d), 9.1(e), 9.1(f), 9.1(g) and 9.2, be 3 months.

(b)	No Interest Period shall extend beyond the Final Maturity Date.

(c)	The initial Interest Period in respect of the First Advance shall commence on the Utilisation Date for that Loan.

(d)
The initial Interest Period in respect of the Final Advance shall commence on the Utilisation Date for that Loan and shall end on the next following Interest Payment Date in respect of the First Advance which falls in a succeeding calendar month and on the last day of the first Interest Period for the Final Advance, the Facility A Loans shall be consolidated and shall thereafter constitute the Facility A Loan.

(e)
The initial Interest Period in respect of the first Facility B Loan advanced to the Borrower under this Agreement shall commence on the Utilisation Date for that Loan. The initial Interest Period in respect of each subsequent Facility B Loan shall commence on the Utilisation Date for that Loan and shall end on the next following Interest Payment Date in respect of the then current Interest Period for the Facility B Loans and on the last day of the first Interest Period for such Facility B Loan, all outstanding Facility B Loans shall be consolidated and shall thereafter constitute the Facility B Loan.

(f)
The Interest Period in respect of any Loan which would otherwise end on a date falling after the First Repayment Date shall end on the First Repayment Date (or, to the extent that such date falls in the same calendar month, on the next following Repayment Date which falls in a succeeding calendar month).

(g)
If an Interest Period for any Loan would overrun any later Repayment Date, such Loan shall be divided into parts corresponding to the amounts by which the Facilities are scheduled to be reduced under clause 6.2 (Scheduled repayment of Facilities) on each of the Repayment Dates falling during such Interest Period (each of which shall have a separate Interest Period ending on the relevant Repayment Date) and to the balance of the Loans (which shall have the Interest Period selected by the Borrower).

9.2	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10	Changes to the calculation of interest

10.1	Absence of quotations

(a)	Interpolated Screen Rate: If no Screen Rate is available for LIBOR for an Interest Period, LIBOR shall be the Interpolated Screen Rate for a period equal in length to that Interest Period.

(b)	Reference Bank Rate: If no Screen Rate is available for LIBOR for:

(i)	dollars; or

(ii)	the relevant Interest Period and it is not possible to calculate the Interpolated Screen Rate,
LIBOR shall be the Reference Bank Rate as of noon on the relevant Quotation Day and for a period equal in length to the relevant Interest Period.

(c)
Subject to clause 11.1 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11:00 a.m. on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11	Market Disruption

11.1	Market disruption

(a)
If a Market Disruption Event occurs in relation to a Loan prior to the commencement of any Interest Period, then the rate of interest on each Lender’s share in that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin; and

(ii)
the rate notified to the Facility Agent by that Lender (in a Market Disruption Notification, at the time set out in clause (b)(ii)) to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in that Loan.

(b)	In this Agreement:
Market Disruption Event means that:

(i)
at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR for the relevant Interest Period; or

(ii)
before 17:00 (Singapore time) one Business Day after the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from any Lender or Lenders (the Affected Lenders) (whose participations in a Loan are equal to or exceed 35% of that Loan) (pursuant to a Market Disruption Notification) that the cost to it of obtaining matching deposits in the Interbank Market would be in excess of LIBOR or that it cannot obtain sufficient funds in the Interbank market to fund its participation in the Loan (and that the Facility Agent shall inform the other Lenders in accordance with paragraph 3 of the Market Disruption Notification as set out in Schedule 8 (Form of Market Disruption Notification)).

Market Disruption Notification means a notification from a Lender substantially in the form set out in Schedule 8 (Form of Market Disruption Notification) or otherwise approved.

11.2	Alternative basis of interest or funding

(a)
If a Market Disruption Event occurs and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days (in the case of Interest Periods of three (3) months’ or more duration) or, in the case of Interest Periods of less than three (3) months’ duration, a period ending not less than seven (7) days prior to the end of the current Interest Period, with a view to agreeing a substitute basis for determining the rate of interest for the relevant Affected Lenders.

(b)	Any alternative basis agreed pursuant to (a) above shall, with the prior consent of the Affected Lenders and the Borrower, be binding on all Parties.

(c)
Following the end of the period referred to in clause (a) (in the event that no substitute basis is agreed at the end of such period) or, if the Facility Agent and the Borrower do not require any such negotiations as to a substitute basis to be entered into, then following receipt of the notices from the Lenders pursuant to clause 11.1 in respect of any Interest Period, the Facility Agent shall notify the Borrower of the total additional costs of the Affected Lenders for such Interest Period and the Borrower shall pay such additional costs on the last day of the such Interest Period in addition to the accrued interest on the Loan. The Facility Agent shall not be obliged to disclose to the Borrower or the Lenders (and neither the Borrower nor the Lenders shall be entitled to request from the Facility Agent) details of each Lender’s individual funding costs.

(d)	The Facility Agent’s notice under clause (c) shall, in the absence of manifest error, be binding on all Parties.

11.3	Notice of prepayment
If the Borrower does not agree with the alternative basis set by the Facility Agent under clause 11.2 (Alternative basis of interest or funding), the Borrower may give the Facility Agent not less that fifteen (15) Business Days’ notice of its intention to prepay the Affected Lender’s participation in the Loans and the provisions of clause 11.5 (Break Costs) shall apply.

11.4	Prepayment; termination of Commitments
A notice issued by the Borrower in accordance with clause 11.3 (Notice of prepayment) shall be irrevocable. The Facility Agent shall promptly notify the Affected Lender following receipt of the Borrower’s notice of intended prepayment; and;

(a)	on the date on which the Facility Agent provides such notice, the Total Commitments or (as the case may be) the relevant participation in the Loans of the Affected Lender, shall be cancelled; and

(b)
on the prepayment date specified in the notice of prepayment served in accordance with clause 11.3 (Notice of prepayment), the Borrower shall prepay (without premium or penalty) the Affected Lender’s participation in the Loans, together with accrued interest thereon at the applicable rate plus the Margin and Mandatory cost, if any.

11.5	Break Costs

(a)
The Borrower shall, within four (4) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum or relevant part of it.

(b)
Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide to the Facility Agent a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12	Fees

12.1	Commitment commission

(a)
The Borrower shall pay to the Facility Agent (for the account of each Lender) a fee in dollars computed at the rate of one point four per cent (1.4%) per annum calculated daily on the Available Facility of each Facility calculated from the date of this Agreement (the Start Date) to the date of payment of the accrued commitment commission pursuant to clause (b) below.

(b)
The Borrower shall pay the accrued commitment commission on the last day of the period of three months commencing on the Start Date, on the last day of each successive period of three months, on the Last Availability Date of each Facility and, if a Lender’s Commitment is cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

12.2	Agency fee
The Borrower shall pay to the Facility Agent and Security Agent (each for its own account), whether or not any part of a Loan is ever drawn down, an agency fee in the amount and at the times agreed in a Fee Letter.

12.3	Structuring and Documentation fee
The Borrower shall pay to the Co-ordination and Structuring Bank (for its own account), whether or not any part of the Loan its ever drawn down, a structuring and documentation fee in the amount and at the times agreed in a Fee Letter.

12.4	Upfront fees
The Borrower shall:

(a)
within thirty (30) days of the date of this Agreement, or on the date of the First Advance (whichever is earlier) pay to the Facility Agent (for the account of each Mandated Lead Arranger (and to be distributed between the Mandated Lead Arrangers pro rata)), whether or not any part of the Loan is ever drawn down, an upfront fee in the amount agreed in a Fee Letter; and

(b)
on or before the Effective Date (as such term is defined in the Supplemental Agreement), pay to the Facility Agent (for the account of the Mandated Lead Arranger) an upfront fee in the amount agreed in a Fee Letter.

SECTION 6 - ADDITIONAL PAYMENT OBLIGATIONS

13	Tax gross-up and indemnities

13.1	Definitions

(a)	In this Agreement:
Protected Party means a Finance Party or, in relation to clause 15.4 (Indemnity concerning security) and clause 15.7 (Continuation of indemnities) insofar as it relates to interest on any amount demanded by that Indemnified Person under clause 15, any Indemnified Person which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
Tax Credit means a credit against, relief or remission for, or repayment of any Tax.
Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.
Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under clause 13.2 (Tax gross-up) or a payment under clause 13.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this clause 13 a reference to “determines” or determined means a determination made in the absolute discretion of the person making the determination.

13.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it under any Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.

(b)
The Borrower shall, promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor under the relevant Finance Document shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required to be made.

(d)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and, subject to the proviso in clause 33.2(a) (Conditions of assignment or transfer), any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)
Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.3	Tax indemnity

(a)
The Borrower shall (within four (4) Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Clause (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under clause 13.2 (Tax gross-up).

(c)
A Protected Party making, or intending to make a claim under clause (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this clause 13.3, notify the Facility Agent.

13.4	Indemnities on after Tax basis

(a)
if and to the extent that any sum payable to any Protected Party by the Borrower under any Finance Document by way of indemnity or reimbursement proves to be insufficient, by reason of any Tax suffered thereon, for that Protected Party to discharge the corresponding liability to a third party, or to reimburse that Protected Party for the cost incurred by it in discharging the corresponding liability to a third party, the Borrower shall pay that Protected Party such additional sum as (after taking into account any Tax suffered by that Protected Party on such additional sum) shall be required to make up the relevant deficit.

(b)
if and to the extent that any sum (the Indemnity Sum) constituting (directly or indirectly) an indemnity to any Protected Party but paid by the Borrower to any person other than that Protected Party, shall be treated as taxable in the hands of the Protected Party, the Borrower shall pay to that Protected Party such sum (the Compensating Sum) as (after taking into account any Tax suffered by that Protected Party on the compensating sum) shall reimburse that Protected Party for any Tax suffered by it in respect of the indemnity sum.

(c)
For the purposes of this clause 13.4 a sum shall be deemed to be taxable in the hands of a Protected Party if it falls to be taken into account in computing the profits or gains of that Protected Party for the purposes of Tax and, if so, that Protected Party shall be deemed to have suffered Tax on the relevant sum at the rate of Tax applicable to that Protected Party’s profits or gains for the period in which the payment of the relevant sum falls to be taken into account for the purposes of such Tax.

(d)	This clause shall not apply to the extent any loss, liability or cost results from a FATCA Deduction required to be made by a Party.

13.5	Tax credit
If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	that a Finance Party has obtained, utilised and retained that Tax Credit, the relevant Finance Party shall pay an amount to the relevant Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

13.6	Stamp taxes
The Borrower shall pay and, within four (4) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.7	Indirect Tax

(a)
All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)
Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all Indirect Tax incurred by that Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

(c)
A Finance Party making, or intending to make a claim under this clause 13.7 shall provide the Facility Agent with reasonable evidence of the Indirect Tax referred to in this clause 13.7 (if available), following which the Facility Agent shall pass on such evidence to the Borrower.

13.8	Conflict with Hedging Contracts
In respect of any of the indemnities entered into in favour of the Hedging Banks in this clause 13 (and in clauses 14 (Increased Costs) and 15 (Other indemnities)), and in respect of the mitigation obligations of the Hedging Banks set out in clause 16, to the extent of any inconsistency between such provisions and the equivalent indemnity and mitigation provisions set out in the Hedging Contracts, the provisions of the Hedging Contracts shall prevail.

13.9	FATCA Deduction

(a)
Each Obligor may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Obligor shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Obligor shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall also notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.

13.10	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA;

(iii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)
If a Party confirms to another Party pursuant to paragraph (a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)
Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraphs (a)(ii) and (iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation or listing requirement;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a) above, then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

14	Increased Costs

14.1	Increased Costs

(a)
Subject to clause 14.3 (Exceptions), the Borrower shall, within four (4) Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates which:

(i)
arises as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation in either case made after the date of this Agreement; and/or

(ii)	is a Basel 3 Increased Cost (to the extent the same could not be reasonably determined on or before the date of this Agreement).
The terms law and regulation in this clause (a) shall include, without limitation, any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement Increased Costs means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost;

(iii)	a reduction of any amount due and payable under any Finance Document; or

(iv)	without limitation, any costs incurred as a result of any reduction in the rate of return on capital required as a result of more capital being required to be allocated by a Finance Party, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased Cost claims

(a)
A Finance Party intending to make a claim pursuant to clause 14.1 (Increased Costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.

(b)
Each Finance Party shall, promptly after a demand by the Facility Agent provide a certificate setting forth the basis of the computation of the amount of its Increased Costs (but not including any matters which such Finance Party or its holding company regards as confidential to the Facility Agent).

14.3	Exceptions

(a)	Clause 14.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)
compensated for by clause 13.3 (Tax indemnity) (or would have been compensated for under clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in clause 13.3(b) applied);

(iii)	attributable to the wilful breach or gross negligence by the relevant Finance Party or its Affiliates of any law or regulation;

(iv)	compensated for by the payment of the Mandatory Cost;

(v)	attributable to a change in the rate of tax on the overall net income of any Finance Party (or parent company of it);

(vi)	attributable to the implementation or application of or compliance with any Basel 2 Regulation published as at the date falling six (6) months prior to the date of this Agreement; or

(vii)	attributable to a FATCA Deduction required to be made by a Party.

(b)	In this clause 14.3, a reference to a Tax Deduction has the same meaning given to the term in clause 13.1 (Definitions).

15	Other indemnities

15.1	Currency indemnity

(a)
If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; and/or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall, as an independent obligation, within four (4) Business Days of demand by a Finance Party, indemnify each Finance Party to whom that Sum is due against any Losses arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities
The Borrower shall (or shall procure that another Obligor will), within four (4) Business Days of demand by a Finance Party, indemnify each Finance Party against all Losses incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, all Losses arising as a result of clause 39 (Sharing among the Finance Parties);

(c)
funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower;

(e)	any information provided by the Borrower under or pursuant to this Agreement and/or any Finance Document being misleading or deceptive; or

(f)	any enquiry, investigation, subpoena or similar order or litigation with respect of any Obligor.

15.3	Indemnity to the Facility Agent and the Security Agent
The Borrower shall promptly indemnify the Facility Agent and the Security Agent against all Losses incurred by the Facility Agent and/or the Security Agent (each acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)
any action or omission taken by the Facility Agent and/or the Security Agent or any of their representatives, agents or contractors in connection with any powers conferred by any Security Document to remedy any breach of any Obligor’s obligations under the Finance Documents.

15.4	Indemnity concerning security

(a)	The Borrower shall (or shall procure that another Obligor will) promptly indemnify each Indemnified Person against all Losses incurred by it in connection with:

(i)	the taking, holding, protection or enforcement of the Security Documents;

(ii)
the exercise or purported exercise of any of the rights, powers, discretions and remedies vested in the Security Agent and each Receiver by the Finance Documents or by law unless and to the extent that it was caused by its gross negligence or wilful misconduct;

(iii)
any action or omission taken or committed by the Facility Agent under or in connection with any Finance Document, or any insurance policy, unless directly caused by its gross negligence or wilful misconduct;

(iv)
any claim (whether relating to the environment or otherwise) made or asserted against the Indemnified Person which would not have arisen but for the execution or enforcement of one or more Finance Documents; or

(v)	any breach by any Obligor of the Finance Documents.

(b)
The Security Agent may, in priority to any payment to the other Finance Parties, indemnify itself out of the Trust Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this clause 15.4 and shall have a lien on the Security Documents and the proceeds of the enforcement of those Security Documents for all monies payable to it.

15.5	General operating indemnity

(a)	The Borrower hereby agrees at all times to pay promptly or, as the case may be, indemnify each Indemnified Person against all Losses incurred by it:

(i)
arising directly or indirectly out of or in any way connected with the purchase, refurbishment, conversion, manufacture, construction, installation, transportation, ownership, possession, performance, management, sale, import to or export from any jurisdiction, control, use or operation, registration, navigation, certification, classification, management, manning, provisioning, the provision of bunkers and lubricating oils, testing, design, condition, acceptance, chartering, sub-leasing, insurance, maintenance, repair, service, modification, refurbishment, dry-docking, survey, overhaul, replacement, removal, repossession, return, redelivery, sale or disposal of the Vessel (or any part thereof) or the Mooring (or any part thereof), whether or not such Losses may be attributable to any defect in the Vessel (or any part thereof) or the Mooring (or any part thereof) or to the design, construction or use thereof or from any maintenance, service, repair, overhaul, inspection or to any other reason whatsoever (whether similar to any of the foregoing or not), and regardless of when the same shall arise (whether prior to, during or after termination of this Agreement) and whether or not the Vessel or the Mooring (or any part thereof) is in the possession or control of the Borrower, the O&M Contractor, Golar Management Norway or the Charterer or any other person;

(ii)
as a consequence of any claim that any design, article or material in the Vessel (or any part thereof) or the Mooring (or any part thereof) or any part thereof or relating thereto or the operation or use thereof constitutes an infringement of patent, copyright, design or other proprietary right;

(iii)
in preventing or attempting to prevent the arrest, confiscation, seizure, taking in execution, requisition, impounding, forfeiture or detention of the Vessel (or any part thereof) or the Mooring (or any part thereof) or in securing or attempting to secure the release of the Vessel (or any part thereof) or the Mooring (or any part thereof);

(iv)
as a consequence (direct or indirect) of the breach by any person (other than the Indemnified Persons) of any of their respective obligations under this Agreement or any of the Finance Documents or of any of the warranties and representations on the part of any person (other than the Indemnified Persons) made in this Agreement or in any of the Finance Documents being untrue or inaccurate in any respect whatsoever when made.

(b)
The Borrower hereby agrees at all times to pay promptly or, as the case may be, indemnify each Indemnified Person against any costs and expenses incurred by the Indemnified Persons in connection with the sale of the Vessel (or any part thereof) and/or the Mooring (or any part thereof) (including, without limitation, broker’s commissions, redelivery costs (if any), marketing expenses, legal costs, storage, insurance, registration fees and any other expenses of the Indemnified Persons incurred pending the sale or disposal of the Vessel (or any part thereof) and/or the Mooring (or any part thereof) or otherwise in connection with the sale or disposal of the Vessel (or any part thereof) and/or the Mooring (or any part thereof)).

(c)	The indemnities contained in this clause 15.5 (General operating indemnity) shall not extend to any claim or liability of a Finance Party to the extent that such claim or liability:

(i)	arises as a direct consequence of the gross negligence or wilful misconduct of that Finance Party;

(ii)
is caused by any failure on the part of that Finance Party to comply with any of its express obligations under any of the Finance Documents to which that Finance Party is a party (but excluding any such breach or failure that arises as a result of the failure of a party to such Finance Document (other than that Finance Party) duly and punctually to perform its obligations);

(iii)	represents any loss of future income or profits (other than to the extent the same comprises, consists or is derived from interest or the margin thereon or any Increased Costs);

(iv)	in respect of which that Finance Party is expressly and specifically indemnified and has received and is entitled to retain such indemnity under any other provision of the Finance Documents.

15.6	Environmental indemnity
Without prejudice to the provisions of clause 15.5, the Borrower shall indemnify the Indemnified Persons and each of them on demand and hold the Indemnified Persons and each of them harmless from and against all costs, expenses, payments, charges, Losses, demands, liabilities, actions, proceedings (whether civil or criminal), penalties, fines, damages, judgments, orders, sanctions or other outgoings of whatever nature which may be suffered, incurred or paid by, or made or asserted against the Indemnified Persons or any of them at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of an Environmental Claim in respect of any Obligor or the Vessel or the Mooring made or asserted against the Indemnified Persons or any of them if such Environmental Claim would not have been, or been capable of being, made or asserted against the Indemnified Persons if they had not entered into this Agreement or any of the Finance Documents and/or exercised any of their rights, powers and discretions thereby conferred and/or performed any of their obligations thereunder and/or been involved in any of the transactions contemplated by this Agreement and the Finance Documents.

15.7	Continuation of indemnities
The indemnities of the Borrower in favour of the Indemnified Persons contained in this Agreement shall continue in full force and effect notwithstanding any breach by any Finance Party or the Borrower of the terms of this Agreement, the repayment or prepayment of a Loan, the cancellation of the Total Commitments or the repudiation by the Facility Agent or the Borrower of this Agreement.

15.8	Third Parties Act
Each Indemnified Person may rely on the terms of clause 15.4 (Indemnity concerning security) and clause 13 (Tax gross-up and indemnities) and 15.9 (Interest) insofar as it relates to interest on any amount demanded by that Indemnified Person under clause 15.4 (Indemnity concerning security), subject to clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

15.9	Interest
Moneys becoming due by the Borrower to any Indemnified Person under the indemnities contained in this clause 15 or elsewhere in this Agreement shall be paid on demand made by such Indemnified Person and shall be paid together with interest on the sum demanded from the date of demand therefore to the date of reimbursement by the Borrower to such Indemnified Person (both before and after judgment) at the rate referred to in clause 8.3 (Default interest).

15.10	Exclusion of liability
No Indemnified Person will be in any way liable or responsible to any Obligor (whether as mortgagee in possession or otherwise) who is a Party or is a party to a Finance Document to which this clause applies for any loss or liability arising from any act, default, omission or misconduct of that Indemnified Person, except to the extent caused by its own gross negligence or wilful misconduct. Any Indemnified Person may rely on this clause 15.10 subject to clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

15.11	Fax and email indemnity
The Borrower shall indemnify each Finance Party against all Losses together with any Indirect Tax thereon which any of the Finance Parties may sustain or incur as a consequence of any fax or email communication purporting to originate from the Borrower to the Facility Agent or the Security Agent being made or delivered fraudulently or without proper authorisation (unless such Losses are the direct result of the gross negligence or wilful misconduct of the relevant Finance Party or the Facility Agent or the Security Agent).

15.12	Survival
The provisions of this clause 15 shall survive the termination or expiry of this Agreement.

16	Mitigation by the Lenders

16.1	Mitigation

(a)
Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 7.1 (Illegality), clause 13 (Tax gross-up and indemnities) or clause 14 (Increased Costs) or paragraph 3 of Schedule 5 (Mandatory Cost formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Clause (a) does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of liability

(a)
The Borrower shall indemnify each Finance Party for all costs and expenses incurred by that Finance Party as a result of steps taken by it under clause 16.1 (Mitigation) which are notified to the Borrower.

(b)	No Finance Party is obliged to take any steps under clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17	Costs and expenses

17.1	Transaction expenses

(a)
The Borrower shall promptly within five (5) Business Days of demand pay the Facility Agent, the Co-ordination and Structuring Bank and the Security Agent the amount of all costs and expenses (including fees, costs and expenses of legal advisers and insurance, technical and other consultants and advisers) reasonably incurred by any of them (and by any Receiver) in connection with the negotiation, preparation, printing, execution, syndication, registration and perfection and any release, discharge or reassignment of:

(i)	this Agreement and any other documents referred to in this Agreement and the Original Security Documents;

(ii)	any other Finance Documents executed or proposed to be executed after the date of this Agreement; and/or

(iii)	any Security Interest expressed or intended to be granted by a Finance Document.

(b)
The Facility Agent shall be entitled to withhold from the amount of a Loan made available to the Borrower an amount representing the costs and expenses referred to in clause (a) (to the extent that such costs and expenses have been notified to the Facility Agent and the Borrower (and the Borrower has agreed the amount of such costs and expenses (such agreement not to be unreasonably withheld or delayed) prior to the date of the Loan).

17.2	Amendment costs
If an Obligor requests an amendment, waiver or consent, the Borrower shall, within four (4) Business Days of demand by the Facility Agent, reimburse the Facility Agent for the amount of all costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants and advisers) reasonably incurred by the Facility Agent and the Security Agent (and by any Receiver) in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement, preservation and other costs
The Borrower shall on demand by a Finance Party, pay to each Finance Party the amount of all costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants and advisers) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document and any proceedings initiated by or against any Indemnified Person and as a consequence of holding the Charged Property or enforcing those rights.
SECTION 7 - REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18	Representations
The Borrower makes and repeats the representations and warranties set out in this clause 18 to each Finance Party at the times specified in clause 18.42 (Times when representations are made).
Each of the Sponsors (each for themselves only and not in respect of any other Obligor) makes and repeats the representations and warranties set out in this clause 18 to each Finance Party at the times specified in clause 18.42 (Times when representations are made).
Each of the Pre-Completion Guarantor (up to the later of (a) the Guarantee Release Date and (b) the final date of the Performance Period) and the Final Repayment Guarantor (each for themselves only and not in respect of any other Obligor) makes and repeats the representations and warranties set out in this clause 18 to each Finance Party at the times specified in clause 18.42 (Times when representations are made).

18.1	Status

(a)
Each Obligor is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation as a limited liability company or corporation and has no centre of main interests, permanent establishment outside the jurisdiction in which it is incorporated.

(b)	Each Obligor has power and authority to carry on its business as it is now being conducted and to own its property and other assets.

18.2	Binding obligations
Subject to any applicable Legal Reservation, the obligations expressed to be assumed by each Obligor in each Transaction Document to which it is, or is to be, a party are or, when entered into by it, will be legal, valid, binding and enforceable obligations and each Security Document to which an Obligor is, or will be, a party, creates or will create the Security Interests which that Security Document purports to create and those Security Interests are or will be valid and effective.

18.3	Power and authority

(a)
Each Obligor has power to enter into, perform and deliver and comply with its obligations under, and has taken all necessary action to authorise its entry into, each Transaction Document and the transactions contemplated by the Transaction Documents to which it is or will be a party.

(b)
No limitation on any Obligor’s powers to borrow, create security or give guarantees will be exceeded as a result of any transaction under, or the entry into of, any Transaction Document to which such Obligor is, or is to be, a party.

18.4	Non-conflict
The entry into and performance by each Obligor of, and the transactions contemplated by the Transaction Documents and the granting of the Security Interests purported to be created by the Security Documents do not and will not conflict with:

(a)	subject to any applicable Legal Reservation, any law or regulation applicable to any Obligor;

(b)	the constitutional documents of any Obligor; or

(c)	any agreement or other instrument binding upon the Borrower or its assets or constitute a default or termination event (however described) under any such agreement or instrument;

(d)
any agreement or other instrument binding upon any Obligor (other than the Borrower) or its assets or constitute a default or termination event (however described) under any such agreement or instrument which would have a Material Adverse Effect, or result in the creation of any Security Interest (save for a Permitted Maritime Lien or under a Security Document) on any of its assets, rights or revenues.

18.5	Validity and admissibility in evidence

(a)	All Consents required or desirable (in connection with the Project and/or the Vessel and/or the Mooring or otherwise):

(i)	to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations under each Transaction Document to which it is a party;

(ii)	to make each Transaction Document to which it is a party admissible in evidence in its Relevant Jurisdiction; and

(iii)	to ensure that each of the Security Interests created under the Security Documents has the priority and ranking contemplated by them, have been obtained or effected and are in full force and effect except any authorisation or filing referred to in clause 18.12 (No filing, stamp taxes or announcements), which authorisation or filing will be promptly obtained or effected within any applicable period.

(b)	All Consents necessary for the conduct of the business, trade and ordinary activities of each Obligor have been obtained or effected and are in full force and effect.

18.6	Governing law and enforcement

(a)
Subject to any applicable Legal Reservation, the choice of English law or any other applicable law as the governing law of any Transaction Document will be recognised and enforced in each Obligor’s Relevant Jurisdiction.

(b)	Subject to any applicable Legal Reservation, any judgment obtained in England in relation to an Obligor will be recognised and enforced in the relevant Obligor’s Relevant Jurisdictions.

18.7	Information

(a)	Any Information is true and accurate in all material respects at the time it was given or made.

(b)
At the time the Information is given, there are no facts or circumstances or any other information which could make the Information incomplete, untrue, inaccurate or misleading in any material respect.

(c)	At the time the Information is given, the Information does not omit anything which could make the Information incomplete, untrue, inaccurate or misleading in any material respect.

(d)
All opinions, projections, forecasts, estimates or expressions of intention contained in the Information and the assumptions on which they are based have been arrived at after due and careful enquiry and consideration and were believed to be reasonable by the person who provided that Information as at the date it was given or made.

(e)
For the purposes of this clause 18.7, Information means: any information provided by any Obligor to any of the Finance Parties in connection with the Transaction Documents or the transactions referred to in them, excluding any Information concerning any third party (which is not a member of the Pre-Completion Guarantor Group) which was received and provided by the Borrower in good faith and to the best of its knowledge and belief.

18.8	Original Financial Statements

(a)	The Original Financial Statements were prepared in accordance with applicable GAAP consistently applied.

(b)
The audited Original Financial Statements give a true and fair view of the financial condition and results of operations of the Borrower and the Pre-Completion Guarantor Group and Final Repayment Guarantor Group (consolidated in the case of the Pre-Completion Guarantor Group and Final Repayment Guarantor Group) during the relevant financial year.

(c)
There has been no material adverse change in the assets, business or financial condition of the Borrower (or the assets, business or consolidated financial condition of the Pre-Completion Guarantor Group and Final Repayment Guarantor Group) since the date of the Original Financial Statements.

18.9	Pari passu ranking
Each Obligor’s payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

18.10	Ranking and effectiveness of security
Subject to any applicable Legal Reservation and any filing, registration or notice requirements which is referred to in any legal opinion delivered to the Facility Agent under clause 4.1 (Initial conditions precedent), the security created by the Security Documents has (or will have when the Security Documents have been executed) the priority which it is expressed to have in the Security Documents, the Charged Property is not subject to any Security Interest other than Permitted Security Interests and such security will constitute perfected security on the assets described in the Security Documents.

18.11	No insolvency
No corporate action, legal proceeding or other procedure or step described in clause 31.8 (Insolvency proceedings) or creditors’ process described in clause 31.9 (Creditors’ process) has been taken or, to the knowledge of any Obligor, threatened in relation to any Obligor and none of the circumstances described in clause 31.7 (Insolvency) applies to any Obligor and/or either of the Sponsors or any Transaction Document to which it is, or is to be, party.

18.12	No filing, stamp taxes or announcements
Under the laws of each Obligor’s Relevant Jurisdictions it is not necessary that any Transaction Document to which it is, or is to be, party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to any such Transaction Document or the transactions contemplated by the Transaction Documents except any filing, recording or enrolling or any tax or fee payable in relation to any Transaction Document which is referred to in any legal opinion delivered to the Facility Agent under clause 4.1 (Initial conditions precedent) and which will be made or paid promptly after the date of the relevant Transaction Document.

18.13	Deduction of Tax
No Obligor is required to make any deduction for or on account of Tax from any payment it may make under any Finance Document and the Charterer is not required to make any such deduction from any payment it may make under the Charter.

18.14	No Default

(a)	No Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)
No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on the Borrower or to which the Borrower’s assets are subject.

(c)
No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any Obligor (other than the Borrower) or to which any Obligor’s (other than the Borrower) assets are subject which would have a Material Adverse Effect.

18.15	No proceedings pending or threatened
No material litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency have (to the best of any Obligor’s knowledge and belief) been started or threatened against any Obligor which, if adversely determined, would be expected to have a Material Adverse Effect.

18.16	No breach of laws

(a)	No Obligor has breached any law or regulation which would have a Material Adverse Effect.

(b)	No labour dispute is current or, to the best of any Obligor’s knowledge and belief, threatened against any Obligor which would have a Material Adverse Effect.

18.17	Compliance with Consents
Every Consent (including without limitation all Environmental Licences) which is, at the relevant time required in connection with the conduct of its business and the ownership, operation, use, exploitation or occupation of its respective property and assets, the Project and/or the Vessel and/or the Mooring, has been obtained and is in full force and effect and there has been no default in the observance of the conditions and restrictions (if any) imposed in, or in connection with, any of the same which could result in the revocation, suspension, variation, withdrawal or non-renewal of the same and, to the knowledge of the officers of the Borrower and, in the case of the O&M Contractor, each Guarantor, no circumstances have arisen whereby any remedial action is reasonably likely to be required to be taken by, or at the expense of, the Borrower or the O&M Contractor under or pursuant to any law or regulation (including without limitation Environmental Law and Environmental Standards) applicable to the business, property or assets of the Borrower and/or the O&M Contractor and/or Golar Management Norway.

18.18	Taxation

(a)
No Obligor is materially overdue in the filing of any Tax returns or overdue in the payment of any amount in respect of Tax due and payable by it unless, in respect of the Sponsors and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)
adequate reserves are being maintained for those Taxes and the costs required to contest them have been disclosed in its latest Financial Statements delivered to the Facility Agent under clause 19.1 (Financial statements);

(iii)	such payment can be lawfully withheld; and

(iv)	failure to pay those Taxes does not have and is not reasonably likely to have a Material Adverse Effect.

(b)
No claims or investigations are being, or is reasonably likely to be, made or conducted against any Obligor with respect to Taxes such that a liability of, or claim against, any Obligor is reasonably likely to arise for an amount for which adequate reserves have not been provided in the Original Financial Statements and which would have a Material Adverse Effect.

(c)	Each Obligor is resident for Tax purposes only in the jurisdiction of its incorporation.

18.19	Security and Financial Indebtedness

(a)	No Security Interest exists over all or any of the present or future assets of any Obligor in breach of this Agreement.

(b)	The Borrower does not have has any Financial Indebtedness outstanding in breach of this Agreement.

18.20	Legal and beneficial ownership
Each Obligor is the sole legal and beneficial owner of the respective assets over which it purports to grant a Security Interest under the Security Documents.

18.21	Shares

(a)
The shares of the Borrower are fully paid and not subject to any Security Interest (other than pursuant to the Security Documents), any option to purchase or similar rights. The Constitutional Documents of the Borrower do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Security Documents. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of the Borrower (including any option or right of pre-emption or conversion).

(b)
The Sponsors and/or the Pre-Completion Guarantor directly or indirectly, legally and beneficially, own (and will, throughout the Facility Period, continue to directly or indirectly, legally and beneficially, own) one hundred per cent. (100%) of the shares in the Borrower and, throughout the Facility Period, the Sponsors and/or the Pre-Completion Guarantor will maintain the Borrower as a special purpose company for the purposes of the Project.

(c)
PSU directly legally and beneficially owns 51% of the shares in the Borrower and the Final Repayment Guarantor indirectly legally and beneficially owns 49% of the shares in the Borrower (and each of PSU and the Final Repayment Guarantor will, throughout the Facility Period, continue to directly legally and beneficially own the shares in the Borrower and the Final Repayment Guarantor will retain management control over the Borrower throughout the Facility Period).

(d)	The Pre-Completion Guarantor will retain management control over the Final Repayment Guarantor throughout the Facility Period.

18.22	Accounting Reference Date
The accounting reference date of each Obligor is the relevant Accounting Reference Date.

18.23	Copies of documents
The copies of the Project Agreements and the Constitutional Documents of the Obligors delivered to the Facility Agent under clause 4 (Conditions of Utilisation) will be true, complete and accurate copies of such documents and include all amendments and supplements to them as at the time of such delivery and no other agreements or arrangements exist between any of the parties to any Project Agreement which would materially affect the transactions or arrangements contemplated by any Project Agreement or modify or release the obligations of any party under that Project Agreement.

18.24	No breach of any Project Agreement
No Obligor nor (so far as the Obligors are aware) any other person (including, but not limited to, the Charterer) is in material breach of any Project Agreement to which it is a party nor has anything occurred which entitles or may entitle any party to any Project Agreement to rescind or terminate it or decline to perform their obligations under it.

18.25	Conversion Contract Documents and Mooring Documents
The Builder and any Mooring supplier has been fully paid the total price payable under the Conversion Contract Documents and/or the Mooring Documents and neither has outstanding claims against any Obligor and/or the Vessel or the Mooring in respect of the Conversion Contract Documents and/or the Mooring in respect of the Mooring Documents.

18.26	No immunity
No Obligor or any of its assets is immune to any legal action or proceeding.

18.27	Vessel status
The Vessel is registered in the name of the Borrower through the Registry as a ship (or other applicable category of vessel or installation) under the laws and flag of the Flag State.

18.28	Vessel’s employment
The Vessel shall on Final Acceptance:

(a)	have been delivered, and accepted for service, under the Charter;

(b)	be free of any other charter commitment which, if entered into after that date, would require approval under the Finance Documents;

(c)	be operationally seaworthy and in every way fit for service for the purposes of the Charter;

(d)	be classed with the relevant Classification free of all overdue conditions and recommendations of the relevant Classification Society which have not expired; and

(e)	be insured in the manner required by the Finance Documents.

18.29	Mooring
The Mooring shall on Final Acceptance:

(a)	have been delivered, and accepted for service, under the Charter and the Mooring Terms (as defined in the Charter);

(b)	be free of any other charter commitment which, if entered into after that date, would require approval under the Finance Documents;

(c)	be in every way fit for service for the purposes of the Charter; and

(d)	be insured in the manner required by the Finance Documents.

18.30	Address commission
There are no rebates, commissions or other payments in connection with the Project Agreements.

18.31	Earnings
There is no agreement or arrangement whereby the Earnings may be shared with any other person (other than in respect of the Operating Cost Element, which may be shared with and/or paid to the O&M Contractor).

18.32	Environmental matters

(a)
Each Obligor and the Vessel and the Mooring are in compliance with all relevant Environmental Laws and Environmental Standards applicable to the Vessel, the Mooring and the Project (and no Environmental Law or any of the Environmental Standards applicable to the Vessel and/or the Mooring and/or any Obligor has been breached).

(b)	All consents, licences and approvals required under such Environmental Laws and Environmental Standards have been obtained and are currently in force.

(c)
No Environmental Claim has been made or threatened or is pending against the Vessel, the Mooring or any of the Obligors in relation to the Vessel, the Mooring or the Project and the Borrower has no reason to believe that any Obligor has or is likely to have any liability in relation to Environmental Claims in relation to the Vessel, the Mooring or the Project.

18.33	No Pollutants
No Pollutant has at any time been (a) deposited or disposed of in the Environment by the Borrower or, to the best of the Borrower’s knowledge and belief, the Charterer or Golar Management Norway or the O&M Contractor or by or from the Vessel or the Mooring or otherwise in connection with the Project or (b) kept, treated, imported, exported, processed, manufactured, used, collected, sorted or produced in the Environment by any Obligor or the Charterer or by or from the Vessel or the Mooring or otherwise in connection with the Project and no Pollutant is present in the Environment, in each case in circumstances which are likely to result in an Environmental Claim against any Obligor or the Vessel or the Mooring.

18.34	Details of environmental audits
Full details have been given to the Facility Agent of any third party inspections, investigations, studies (including internal studies in relation to specific environmental risks), audits, tests, reviews or other analyses of which the Borrower is aware and to which the Borrower has access in relation to environmental matters relating to the Borrower, the O&M Contractor, Golar Management Norway and/or the Vessel and/or the Mooring and of all Consents required by the Borrower, the O&M Contactor, Golar Management Norway and/or the Vessel and/or the Mooring as at the relevant time of which the Borrower is aware and details of which have been provided by the Charterer, the Borrower, the O&M Contractor or Golar Management Norway or otherwise for the purposes of the Charter, the O&M Contract, the Golar Management Norway Management Agreement and/or the Project.

18.35	No obligations or assets
The Borrower has not undertaken, incurred or assumed any obligation or liability whatsoever which is outstanding including, without limitation, any obligation or liability for Financial Indebtedness which is still continuing other than:

(a)	liabilities to Golar Singapore and Golar Khannur in respect of any Sponsor Loan Agreement which liabilities are or will be (as the case may be) regulated by a Subordination Deed;

(b)	Charter Liabilities and liabilities under the other Transaction Documents;

(c)	liabilities in respect of corporate filings, returns, accounting and Taxes due in the ordinary course of its business;

(d)	liabilities pursuant to the terms of the Hedging Contracts; and

(e)	liabilities arising under any law or regulation in a Relevant Jurisdiction, and it does not own, and is not beneficially entitled to, any assets, rights or revenues except for (i) its rights, obligations and liabilities under and pursuant to this Agreement and the other Transaction Documents to which it is party, (ii) the Vessel, (iii) the Mooring and (iv) the Borrower Assigned Property.

18.36	Other business
The Borrower is not currently involved in any business whatsoever, other than as contemplated by the Transaction Documents and has not undertaken any other business which is still continuing.

18.37	Subsidiaries and minority interest
The Borrower has no Subsidiaries and holds no share or stock in any corporate entity of any kind or in any partnership.

18.38	No Prohibited Payments
To the best of its knowledge, no Prohibited Payment has been made or provided, directly or indirectly, by (or on behalf of) it, any of its Affiliates, its officers, directors or any other person acting on its behalf to, or for the benefit of, any Authority (or any official, officer, director, agent or key employee of, or other person with management responsibilities in, any Authority) in connection with any Finance Document.

18.39	No funds of illicit origin
None of the sources of funds to be used by it in connection with any Finance Document or its business are of illicit origin.

18.40	Sanctions

(a)	No Loan will be used by any Obligor or any member of the Pre-Completion Guarantor Group:

(i)	directly, to finance equipment or sectors under embargo decisions of the United Nations or the World Bank; or

(ii)	in breach of any Sanctions.

(b)
Neither the Borrower nor the Sponsors (or either of them) nor the Guarantors (or either of them) is a Restricted Party or has received notice of or is aware of, having undertaken all reasonable enquiries, any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.

18.41	No adverse consequences

(a)	It is not necessary under the laws of the Relevant Jurisdictions of any Obligor:

(i)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)	by reason of the execution of any Finance Document or the performance by any Obligor of its obligations under any Finance Document, that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of such Relevant Jurisdictions.

18.42	Times when representations are made

(a)	All of the representations and warranties set out in this clause 18 (other than Vessel Representations and clause 18.40 (Sanctions)) are deemed to be repeated on the dates of:

(i)	this Agreement;

(ii)	the first Utilisation Request; and

(iii)	the first Utilisation.

(b)	The Repeating Representations are deemed to be repeated on the dates of each subsequent Utilisation Request and on the first day of each Interest Period.

(c)	The Vessel Representations are deemed to be made and repeated on the first day of the Mortgage Period and on Final Acceptance.

(d)
Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances then existing at the date the representation or warranty is deemed to be made.

19	Information undertakings
The undertakings in this clause 19 remain in force during the Facility Period provided that on the later of (a) the Guarantee Release Date and (b) the final date of the Performance Period the obligations of the Pre-Completion Guarantor under this clause 19 shall cease.
In this clause 19:
Annual Financial Statement means the financial statements for a financial year of the Borrower and the consolidated accounts of each of the Pre-Completion Guarantor Group and the Final Repayment Guarantor Group delivered pursuant to clause 19.1(a) and, if provided, the Charterer pursuant to clause 19.1(b).
Semi-annual Financial Statement means the financial statements for a financial half year of the Borrower and the consolidated financial statements for a financial half year of each of the Pre-Completion Guarantor Group and the Final Repayment Guarantor Group delivered pursuant to clause 19.1(c).

19.1	Financial statements

(a)	The Borrower shall supply to the Facility Agent as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of its financial years:

(i)	the audited consolidated financial statements of the Pre-Completion Guarantor Group and the Final Repayment Guarantor Group for that financial year; and

(ii)	the audited financial statements of the Borrower for that financial year.

(b)
The Borrower shall use its reasonable endeavours to supply to the Facility Agent as soon as the same become available the audited financial statements (consolidated if appropriate) of the Charterer for that financial year together with any information concerning the Charterer which the Lenders may reasonably require.

(c)
The Borrower shall supply to the Facility Agent as soon as the same become available, but in any event within ninety (90) days after the end of each financial half year of each of its financial years the unaudited financial statements of the Borrower and the unaudited consolidated financial statements of each of the Pre-Completion Guarantor Group and the Final Repayment Guarantor Group for that financial half year.

19.2	Provision and contents of Compliance Certificate

(a)	The Borrower shall supply a Compliance Certificate to the Facility Agent with each set of the Borrower’s Semi-Annual Financial Statements and each set of the Borrower’s Annual Financial Statements.

(b)	Each Guarantor shall supply to the Facility Agent:

(i)	together with each set of that Guarantor’s Semi-Annual Financial Statements, a Compliance Certificate (each a “Semi-Annual Compliance Certificate”); and

(ii)	together with each set of that Guarantor’s Annual Financial Statements, either:

(A)
a revised Compliance Certificate, if there are material differences between such Annual Financial Statements and the most recent Semi-Annual Financial Statements of such Guarantor which would result in a change to the confirmations relating to the financial covenants in clause 20 (Financial covenants) made by such Guarantor in its most recent Semi-Annual Compliance Certificate; or

(B)
a written confirmation that there are no material differences between such Annual Financial Statements and the most recent Semi-Annual Financial Statements of such Guarantor which would result in a change to the confirmations relating to the financial covenants in clause 20 (Financial covenants) made by such Guarantor in its most recent Semi-Annual Compliance Certificate.

(c)	Each Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with clause 20 (Financial covenants).

(d)	Each Compliance Certificate shall be signed by the finance director or chief financial officer of the relevant Obligor or, in his absence, by two (2) directors of the relevant Obligor.

19.3	Requirements as to financial statements

(a)
The Borrower shall procure that each set of Annual Financial Statements and Semi-annual Financial Statements includes a profit and loss account, a balance sheet and a cashflow statement and that, in addition:

(i)	each set of Annual Financial Statements shall be audited by the Auditors; and

(ii)
each set of Semi-annual Financial Statements includes an income statement and a cashflow forecast in respect of the Borrower and the Pre-Completion Guarantor Group and the Final Repayment Guarantor Group relating to the six (6) month period commencing at the end of the relevant financial half year.

(b)	Each set of financial statements delivered pursuant to clause 19.1 (Financial statements) (other than 19.1(b)) shall:

(i)	be prepared in accordance with applicable GAAP;

(ii)
give a true and fair view of (in the case of Annual Financial Statements for any financial year), or fairly represent (in other cases), the financial condition and operations of the Borrower, the Pre-Completion Guarantor Group and the Final Repayment Guarantor Group (as the case may be) as at the date as at which those financial statements were drawn up;

(iii)	in the case of Annual Financial Statements, not be the subject of any qualification in the Auditors’ opinion;

(iv)	in the case of Annual Financial Statements (and the Semi-annual Financial Statements of the Borrower, the Pre-Completion Guarantor Group and the Final Repayment Guarantor Group), be in English.

(c)
The Borrower shall procure that each set of financial statements delivered pursuant to clauses 19.1(a) and 19.1(c) shall be prepared using applicable GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements, unless, in relation to any set of financial statements, the Borrower notifies the Facility Agent that there has been a change in applicable GAAP or the accounting practices. In such event, the Facility Agent may request the Borrower to provide clarifications or deliver to the Facility Agent sufficient information to enable the Facility Agent to determine whether clause 20 (Financial covenants) has been complied with.

(d)
Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

19.4	Year-end
The Borrower shall procure that each financial year-end of each Obligor falls on the relevant Accounting Reference Date.

19.5	Information: miscellaneous
The Borrower shall supply to the Facility Agent:

(a)	at the same time as they are dispatched:

(i)
copies of all documents dispatched by either of the Guarantors to its shareholders generally (or any class of them) (in relation to extraordinary matters (unless details of such matters have been published on either Guarantors’ respective websites));

(ii)	copies of all documents dispatched by either of the Guarantors or any Obligor to its creditors generally (or any class of them);

(b)
promptly upon becoming aware of them, (i) the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor, and which, if adversely determined, would be reasonably likely to have a Material Adverse Effect and (ii) any other claim, action, suit, proceedings or investigation against any of the Borrower, the Sponsors or the Guarantors with respect to Sanctions;

(c)	promptly, such information as the Facility Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Security Documents;

(d)	promptly, if any Obligor becomes a Restricted Party;

(e)
promptly, on request by the Facility Agent, any available drafts of the Annual Financial Statements and/or the Semi-annual Financial Statements (and if no draft is at that time available the Borrower shall not be obliged to supply the same unless and until a draft is available);

(f)
promptly on request, such further information regarding the financial condition, assets and operations of any Obligor as any Finance Party, through the Facility Agent, may reasonably request, except to the extent that disclosure of such information would breach any law, regulation or stock exchange requirement or listing rule;

(g)
together with each set of Semi-annual Financial Statements required to be provided by the Borrower pursuant to clause 19.1(c), semi-annual operating reports detailing operating uptime and down time for scheduled and unscheduled maintenance of the Vessel during that period; and

(h)
promptly following any changes to the authorised signatories of the Borrower in relation to any of the Project Accounts and/or a Utilisation Request, notice of such changes in the form of a certificate signed by a director or company secretary of the Borrower together with specimen signatures of any new signatory.

19.6	Change in law
The Borrower shall, promptly upon becoming aware of the same, advise the Facility Agent upon any change in law or regulation which is reasonably likely to have a Material Adverse Effect.

19.7	Sufficient copies
The Borrower shall supply sufficient copies of each document to be supplied under the Finance Documents to the Facility Agent to distribute to each of the Lenders, and a document in electronic format shall be sufficient to satisfy this requirement provided that a single certified hard copy is provided to the Facility Agent if the relevant document is required to be provided in certified form.

19.8	“Know your customer” checks

(a)
Each Obligor shall promptly upon request by the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender, including any prospective new Lender) in order for the Facility Agent, Lender or prospective new Lender to satisfy any “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)
Each Finance Party shall promptly upon the request of the Facility Agent or the Security Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent or the Security Agent (for itself) in order for it to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.9	Notification of defaults

(a)	Each Guarantor shall promptly inform the Facility Agent or procure that the Borrower informs the Security Agent of:

(i)	any material occurrence of which it becomes aware which might reasonably be expected to have a Material Adverse Effect;

(ii)
any Default under this Agreement and any other default under the other Transaction Documents of which it becomes aware and will from time to time, if so requested by the Security Agent, confirm to the Security Agent in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing.

(b)
The Borrower shall notify the Facility Agent of (a) any Default and/or (b) any material breach of the Charter and/or the O&M Contract and/or the Golar Management Norway Management Agreement by the Borrower, the O&M Contractor, Golar Management Norway or the Charterer (and the steps, if any, being taken to remedy such Default or such breach) promptly upon any Obligor becoming aware that a notification has already been provided by another Obligor).

19.10	Original Charter
In the event that the Charter Period expiry date has not been extended from 31 December 2022 by any of the three (3) consecutive one-year extensions permitted pursuant to the Charter, by the date falling nine (9) months prior to the Final Maturity Date, the Borrower shall provide the Facility Agent with:

(a)	written monthly updates on the progress of the negotiations of such extension with the Charterer; and

(b)
monthly business strategy updates on potential chartering options being considered by the Borrower with other potential charterers in the event that negotiations of such extension with the Charterer are unsuccessful.

20	Financial covenants
The undertakings in this clause 20 remain in force during the Facility Period.

20.1	Borrower
The Borrower shall ensure that, at any time during the Facility Period, the Debt Service Coverage Ratio for any Relevant Period is not less than 1.10:1.

20.2	Pre-Completion Guarantor
The Pre-Completion Guarantor shall ensure that, at any time during the relevant financial testing period specified in clause 20.4 (Financial testing) below:
Free Liquid Assets

(a)	the aggregate value of the Pre-Completion Guarantor Group’s Free Liquid Assets is not less than $25,000,000; and
Working Capital

(b)	the ratio of Current Assets to Current Liabilities of the Pre-Completion Guarantor Group (on a consolidated basis) shall be not less than 1:1; and
Net Worth

(c)	the Tangible Net Worth of the Pre-Completion Guarantor Group shall be not less than $250,000,000.

20.3	Final Repayment Guarantor
The Final Repayment Guarantor shall ensure that, at any time during the Facility Period:
Free Liquid Assets

(a)	the aggregate value of the Final Repayment Guarantor Group’s Free Liquid Assets is not less than $30,000,000; and
Guarantor Net Debt

(b)	the Guarantor Net Debt for any Relevant Period shall be less than 6.5 times the Final Repayment Guarantor Group’s EBITDA.
Net Worth

(c)	the Tangible Net Worth of the Final Repayment Guarantor shall be not less than $124,000,000.

20.4	Financial testing
The financial covenants set out in this clause 20 shall be calculated in accordance with applicable GAAP and tested by reference to (i) each of the Semi-Annual Financial Statements and (ii) subject to clause 19.2(a) each of the Annual Financial Statements and each Compliance Certificate delivered pursuant to clause 19.2 (Provision and contents of Compliance Certificate), in accordance with the terms and conditions of this Agreement provided that the financial covenants in respect of the Pre-Completion Guarantor as set out clause 20.2 (Pre-Completion Guarantor) shall be tested up to the later of (a) the Guarantee Release Date and (b) the final date of the Performance Period.

21	General undertakings
The Borrower undertakes that this clause 21 will be complied with throughout the Facility Period.
Each of the Sponsors and the Guarantors further undertakes to comply with clauses 21.2 (Authorisations), 21.3 (Pari passu), 21.4 (Compliance with laws), 21.8 (Further assurance) and 21.10 (Negative pledge in respect of Charged Property) throughout the Facility Period provided that on the later of (a) the Guarantee Release Date and (b) the final date of the Performance Period the obligations of the Pre-Completion Guarantor under this clause 21 shall cease.

21.1	Use of proceeds

(a)	The proceeds of Utilisations will be used exclusively for the purposes specified in clause 3 (Purpose).

(b)
The Borrower shall not directly or indirectly (by authorising or procuring any person acting on its behalf to do so) use or permit to be used all or any part of the proceeds of the Facilities or lend, contribute or otherwise make available all or any part of the proceeds of the Facilities:

(i)	to any person, company or entity with the knowledge that such actions would be for the purpose or would have the effect, of financing the activities or business of any Restricted Party;

(ii)
in any other manner that would reasonably be expected to result in the Borrower or any Lender being in breach of any Sanctions (if and to the extent applicable to any of them) or becoming a Restricted Party.

(c)
The Borrower will not use the proceeds of the Facility for any purpose which would breach the UK Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions, in each case as applicable to it.

21.2	Authorisations
Each Obligor will promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Facility Agent of any Consent required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Transaction Documents;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Transaction Document; and

(iii)	carry on its business where failure to do so would have a Material Adverse Effect.

21.3	Pari passu
Each Obligor shall ensure that its payment obligations under this Agreement shall at all times rank at least pari passu with all its other present and future unsecured and unsubordinated indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract.

21.4	Compliance with laws

(a)
The Borrower, the O&M Contractor and Golar Management Norway will comply in all respects with all laws and regulations (including Environmental Laws and Environmental Standards) to which it may be subject.

(b)	The Borrower shall ensure that it is not designated as a Restricted Party.

(c)
The Borrower shall, and shall ensure that each of the O&M Contractor and Golar Management Norway shall, conduct its businesses in compliance with the UK Bribery Act 2010 (to the extent that it is subject thereto) and any other anti-corruption law to which it is subject, if failure so to comply will or is reasonably likely to materially and adversely impair its ability to perform its obligations under the Transaction Documents.

21.5	Taxation

(a)	The Borrower shall pay and discharge all Tax imposed upon it or its assets within such time period as may be allowed by law without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)
adequate reserves are being maintained for those Tax and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Facility Agent under clause 19.1 (Financial statements); and

(iii)	such payment can be lawfully withheld.

(b)	The Borrower shall maintain its residence for Tax purposes in the jurisdiction in which it is incorporated and ensure that it is not resident for Tax purposes in any other jurisdiction.

(c)
The Borrower shall, promptly upon becoming aware of the same, notify the Facility Agent of the imposition or the proposed levy of any Tax (by withholding or otherwise) on any payment to be made by the Borrower or any other Obligor under this Agreement or any other Finance Document.

21.6	Change of business
No change will be made to the general nature of the business of the Obligors from that carried on at the date of this Agreement.

21.7	Merger
Except as approved by the Lenders, the Borrower will not enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction.

21.8	Further assurance

(a)
Each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Facility Agent may reasonably specify (and in such form as the Facility Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)
to perfect the Security Interests created or intended to be created by that Obligor under or evidenced by the Security Documents (which may include the execution of a mortgage, fiduciary, pledge, charge, assignment or other security over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)
to confer on the Security Agent or on the Finance Parties Security Interests over any Charged Property of that Obligor located in any jurisdiction equivalent or similar to the Security Interest intended to be conferred by or pursuant to the Security Documents; and/or

(iii)	after an Event of Default that is continuing, to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents.

(b)
Each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security Interest conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents including but not limited to:

(i)	the registration of the Fiduciary Assignments with the Fiduciary Registration Registry (as evidenced by the issuance of fiducia certificate) and shareholder register of the Borrower as relevant;

(ii)	the registration of the Mortgage with the relevant vessel mortgage Registration Office as evidenced by issuance of mortgage vessel certificate;

(iii)
to the extent applicable, the reporting of the execution and the filing of this Agreement with the Bank of Indonesia the Ministry of Finance and the Team for the Co‑ordination of the Management of Offshore Commercial Loans;

(iv)	the notices and acknowledgment required under the Fiduciary Assignments have been sent to and obtained from relevant counterparties; and

(v)	the payment of nominal stamp tax in the amount of Rp6,000 on the Finance Documents to which the Borrower or PSU is a party.

(c)
The Finance Documents are executed in the English language. The Parties confirm that they fully understand and agree to be bound by the terms and conditions of the Finance Documents notwithstanding that the Finance Documents are prepared and executed in English.

(d)	In compliance with Law No. 24 of 2009 regarding National Flag, Language, Emblem and Anthem, the Borrower agrees, at its own cost, to translate and to ensure that the relevant Obligors executes:

(i)
a Bahasa Indonesia version of the Transaction Documents listed in Part A of Schedule 12 (List of Translated Documents) to this Agreement (to which an Indonesian entity is a party) in the agreed form within 180 days after the date of the respective Transaction Documents or any other date as agreed between the Borrower and the Facility Agent; and

(ii)
a Bahasa Indonesia version of the Transaction Documents listed in Part B of Schedule 12 (List of Translated Documents) to this Agreement (to which an Indonesian entity is a party) in the agreed form as a conditions precedent to Utilisation of the First Advance.

(e)
Subject to paragraph (d) above, the Borrower undertakes, at its own cost, to translate and arrange for the relevant Obligor to execute each Transaction Document to which an Indonesian entity is a party in Bahasa Indonesia in the agreed form if and as may be required by the implementation of regulation of Law No. 24, dated 9 July 2009, regarding Flag, Language, National Emblem, and National Anthem (when issued ) for such Transaction Document to be valid, legal and binding within the period of 180 days from the date of implementation of such implementing regulation or such other period as required by such implementing regulations (as the case maybe), whichever is the earlier provided that this undertaking shall not apply to Transaction Documents that have been terminated, cancelled or which the Security Agent and the Borrower agree to be no longer relevant to the Project or the financing provided under this Agreement.

(f)
Each of the Borrower, the Sponsors and the Guarantors further agree that: (i) the Bahasa Indonesia version of the Transaction Documents, if executed, will be deemed to be effective from the date the English language version was executed; and (ii) in the event of inconsistency between the Bahasa Indonesia version and the English version, the English version shall prevail and the relevant Bahasa Indonesia text will be deemed to be amended to conform with and to make the relevant Indonesian text consistent with the relevant English text.

(g)
Each of the Borrower, the Sponsors and the Guarantors further agree and undertake that not to (or allow or assist any other party to), in any manner or forum, challenge the validity of, or raise or file any objection to, this Agreement or any other Transaction Document or the transactions contemplated by any Transaction Document on the basis of any failure to comply with Law 24 or its implementing regulations or other similar laws and regulations applicable in Indonesia.

21.9	No prejudicial action
The Borrower further undertakes that, throughout the Facility Period, it shall not do anything and shall not take any action against any person (including, without limitation, any insolvency official or similar officer of, or any creditor of, the Borrower or any other person claiming through, under or in place of the Borrower) which has or is reasonably likely to have the effect of prejudicing any Security Interest created by any Security Document in favour of any Finance Party.

21.10	Negative pledge in respect of Charged Property
Except for Permitted Security Interests, no Obligor will grant or allow to exist any Security Interest over any Charged Property.

21.11	Environmental matters

(a)	The Borrower will notify the Facility Agent as soon as reasonably practicable of:

(i)	any Spill relating to the Project;

(ii)
any Environmental Claim being made against any Obligor (or any of their respective officers) in respect of the Vessel and/or the Mooring and/or the Project or against the Vessel and of any Environmental Incident which may give rise to such a claim and will keep the Facility Agent regularly and promptly informed in reasonable detail of the nature of, and response to, any such Environmental Incident and the defence to any such claim; and

(iii)
the storage, treatment, importation, exportation, transportation, processing, manufacture, usage, collection, sorting or production of any Pollutant which is carried out in circumstances which are likely to result in an Environmental Claim against any Obligor or otherwise in respect of the Vessel and/or the Mooring and/or the Project.

(b)
Environmental Laws and Environmental Standards (and any consents, licences or approvals obtained under them) applicable to the Vessel and the Mooring will be complied with at all times and will not be breached in any way.

(c)
The Borrower will duly and punctually perform, comply with and observe each of its obligations under the Environmental Management Plan, and shall, subject to receiving consent from the Charterer if applicable, provide the Facility Agent with all environmental monitoring reports prepared pursuant to the Environmental Management Plan on a semi-annual basis.

21.12	Environmental audits
The Borrower will provide to the Facility Agent full details of any material inspections, investigations, studies, audits, tests, reviews or other analyses received by it or, if the Borrower is aware of the same (having made all reasonable enquiries), the O&M Contractor, Golar Management Norway or the Charterer in relation to Environmental Matters relating to the Borrower, the O&M Contractor, Golar Management Norway, the Charterer and/or the Vessel and/or the Mooring and all Environmental Licences.

21.13	Action of Borrower
At any time after the occurrence of a Default which is continuing or after the whole principal amount of the Loans (or any part thereof) has become due and payable pursuant to any provision of this Agreement, the Borrower shall take such action, make such requests or demands and give such notices and certificates (including, without limitation, any lawful demand for payment under any of the Transaction Documents) as the Facility Agent or the Security Agent may reasonably request and shall not, without the prior written consent of the Facility Agent, take any steps to enforce or exercise, and shall take such reasonable steps as the Facility Agent or the Security Agent may direct to enforce or exercise, any rights, remedies, powers and privileges under the Charter or in respect of the Vessel or the Mooring or any of the Borrower’s Security.

21.14	Subordinated Loan

(a)
The Borrower shall ensure (and procure) that any rights which a Sponsor or a Shareholder (or any other member of the Pre-Completion Guarantor Group) has or may have against the Borrower in respect of any Subordinated Loan (or any other inter-company loan made available to the Borrower) shall be fully subject and subordinate to the rights of the Finance Parties under any of the Finance Documents.

(b)
The Borrower agrees that following the occurrence of a Dividend Restriction Event, the Borrower shall not repay and shall procure that no Sponsor or Shareholder shall demand or accept repayment of any such loans in each case without the prior written consent of the Facility Agent acting on the instructions of the Lenders.

(c)
No Sponsors or Shareholder shall take any steps against the Borrower to recover any moneys outstanding in respect of any Subordinated Loan (or any other inter-company loan made available to the Borrower).

(d)
The Borrower agrees that the provisions of this clause 21.14 shall extend to any inter-company loans made available by any Subsidiary of a Sponsor to the Borrower and the Borrower shall procure compliance by any such Subsidiary with the provisions of this clause as if reference to the relevant Sponsor was a reference to that Subsidiary.

22	Sponsor Undertakings
Each Sponsor undertakes that this clause 22 will be complied with throughout the Facility Period.

22.1	Shares in the Borrower

(a)	Each of the Sponsors covenants and undertakes that:

(i)
the Sponsors will, together, or, as the case may be, the Pre-Completion Guarantor will, directly or indirectly, legally and beneficially, own one hundred per cent. (100%) of the shares in the Borrower unless a Replacement Shareholder which is an Approved Shareholder is appointed to replace PSU pursuant to and in accordance with clause 29.17 (Replacement shareholder);

(ii)	the Final Repayment Guarantor will retain management control over the Borrower throughout the Facility Period; and

(iii)	they will not change or permit any change in the shareholding of the Borrower from that specified in paragraphs (i) and (ii) above other than:

(A)
in respect of the shares owned by Golar Singapore, to any wholly owned Subsidiary of the Final Repayment Guarantor (provided that such Subsidiary has entered into an accession deed (or such other documentation as may be required) whereby such Subsidiary assumes all of Golar Singapore’s obligations under the Finance Documents and such other amendments are made to the Finance Documents and the other Transaction Documents so as to ensure that such Subsidiary assumes all of Golar Singapore’s obligations under such documents (to the satisfaction of the Lenders, acting reasonably); or

(B)	in respect of the shares owned by PSU, to a Replacement Shareholder which is an Approved Shareholder and is appointed pursuant to and in accordance with clause 29.17 (Replacement shareholder).

(C)	with the prior written consent of the Facility Agent (acting on the instructions of the Lenders).

(b)	The Sponsors each covenant and undertake to maintain the Borrower as a special purpose company for the purposes of the Project.

22.2	Operation of the Vessel and the Mooring

(a)
Each of the Sponsors shall exercise their voting powers in the Borrower (both as shareholder of the Borrower and, through its representation on the board of directors of the Borrower, as a director of the Borrower) so as to ensure that:

(i)
(subject to paragraph (b) below) the Borrower remains responsible for all technical and operational management of the Vessel and the Mooring in accordance with the Charter (unless the consent of the Facility Agent has been obtained in accordance with clause 24.4(b) (Operation and Maintenance)); and

(ii)
the O&M Contractor and Golar Management Norway remain the operators of the Vessel and the Mooring in accordance with the O&M Contract, the Golar Management Norway Management Agreement and the Charter (unless the consent of the Facility Agent has been obtained in accordance with clause 24.4(b) (Operation and Maintenance) or a replacement operator which is an Approved Operator is appointed pursuant to clause 24.4(c) (Operation and Maintenance).

(b)
Subject to clause 24.4(c) (Operation and Maintenance), the Sponsors shall ensure that the Vessel and the Mooring is at all times operated and maintained by the O&M Contractor and Golar Management Norway in accordance with the Charter and in accordance with good industry practice associated with the operation and maintenance of vessels similar to the Vessel or, as the case may be, of equipment similar to the Mooring, in type and function.

(c)
Each of the Sponsors undertakes to use all reasonable endeavours to ensure that the Borrower directly or indirectly meets all of its obligations (including, but not limited to, any payment obligations) under any Charter Document, the O&M Contract and the Golar Management Norway Management Agreement.

22.3	Transaction Documents
Each of the Sponsors covenants and undertakes to comply with the terms and conditions of all Transaction Documents to which it is or is to be a party.

22.4	Compliance with Laws

(a)
Each of the Sponsors will comply in all respects with all laws and regulations (including Environmental Laws and Environmental Standards) which may be material to the due performance by it of its obligations in respect of the Project (to the extent that any failure to comply with such obligation would have a Material Adverse Effect) and under the Transaction Documents to which it is a party.

(b)	Each of the Sponsors shall ensure that it is not designated as a Restricted Party.

(c)
Each of the Sponsors shall conduct its businesses in compliance with the UK Bribery Act 2010 (to the extent it is subject thereto) and any other anti-corruption law to which it is subject, if failure so to comply will or is reasonably likely to materially and adversely impair its ability to perform its obligations under the Transaction Documents.

22.5	Information Undertaking
Each Sponsor shall supply to the Facility Agent, promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against themselves and/or the Borrower, and which, if adversely determined, might reasonably be expected to have a Material Adverse Effect.

23	Guarantor Undertakings
Each Guarantor undertakes that this clause 23 will be complied with throughout the Facility Period.

23.1	Shares in the Borrower

(a)	Each Guarantor covenants and undertakes that:

(i)
the Sponsors will together, or, as the case may be, the Pre-Completion Guarantor will, directly or indirectly, legally and beneficially, own one hundred per cent. (100%) of the shares in the Borrower unless a Replacement Shareholder which is an Approved Shareholder is appointed to replace PSU pursuant to and in accordance with clause 29.17 (Replacement shareholder);

(ii)
PSU will directly, legally and beneficially, own not less than fifty-one per cent (51%) of the shares in the Borrower unless a Replacement Shareholder which is an Approved Shareholder is appointed to replace PSU pursuant to and in accordance with clause 29.17 (Replacement shareholder);

(iii)	subject to clause 22.1(a)(iii)(A), Golar Singapore will directly, legally and beneficially, own not less than forty-nine per cent (49%) of the shares in the Borrower;

(iv)	the Final Repayment Guarantor will retain management control over the Borrower throughout the Facility Period;

(v)
subject to clause 22.1(a)(iii) it will not change or permit any change in the shareholding of the Borrower from that specified in paragraphs (i), (ii) and (iii) above without the prior written consent of the Facility Agent (acting on the instructions of the Lenders) unless a Replacement Shareholder which is an Approved Shareholder is appointed to replace PSU pursuant to and in accordance with clause 29.17 (Replacement shareholder); and

(vi)	the Pre-Completion Guarantor will retain management control over the Final Repayment Guarantor throughout the Facility Period.

(b)	Each Guarantor covenants and undertakes to maintain the Borrower as a special purpose company for the purposes of the Project.

23.2	Operation of the Vessel and the Mooring

(a)	Each Guarantor shall ensure that:

(i)
the O&M Contractor and Golar Management Norway (or another Approved Operator, if a replacement operator which is an Approved Operator is appointed pursuant to clause 24.4(c) (Operation and Maintenance)) remain the operators of the Vessel and the Mooring in accordance with the O&M Contract and the Golar Management Norway Management Agreement and remain responsible for all technical and operational management of the Vessel and the Mooring in accordance with the O&M Agreement, the Golar Management Norway Management Agreement and the Charter (unless the consent of the Facility Agent has been obtained in accordance with clause 24.4(b) (Operation and Maintenance));

(ii)
that the Vessel and the Mooring is at all times operated and maintained by the O&M Contractor and Golar Management Norway (or another Approved Operator, if a replacement operator which is an Approved Operator is appointed pursuant to clause 24.4(c) (Operation and Maintenance)) in accordance with the Charter, the O&M Contract and the Golar Management Norway Management Agreement and in accordance with good industry practice associated with the operation and maintenance of vessels similar to the Vessel or, as the case may be, of equipment similar to the Mooring, in type and function (unless the consent of the Facility Agent has been obtained in accordance with clause 24.4(b) (Operation and Maintenance)); and

(iii)	the Borrower maintains all licenses necessary for ownership and operation of the Vessel and the Mooring in Indonesia.

23.3	Transaction Documents
Each Guarantor covenants and undertakes to comply with the terms and conditions of all Finance Documents to which it is or is to be a party.

23.4	Compliance with Laws

(a)
Each Guarantor will comply in all respects with all laws and regulations (including Environmental Laws) which may be material to the due performance by it of its obligations in respect of the Project and under the Transaction Documents to which it is a party (in each case to the extent that any failure to comply with such obligation would have a Material Adverse Effect).

(b)	Each Guarantor shall ensure that it is not designated as a Restricted Party.

(c)
Each Guarantor shall conduct its businesses in compliance with the UK Bribery Act 2010 (to the extent it is subject thereto) and any other anti-corruption law to which it is subject, if failure so to comply will or is reasonably likely to materially and adversely impair its ability to perform its obligations under the Transaction Documents.

23.5	Performance Undertaking

(a)
In consideration of the Lenders and the Hedging Banks making or continuing loans or advances to, or otherwise giving credit or granting banking and interest hedging facilities to, the Borrower pursuant to the Finance Documents, each Guarantor, jointly and severally, irrevocably and unconditionally, covenants and undertakes that it will procure (a) Final Acceptance in accordance with the terms of the Charter and (b) from the date of Final Acceptance and up to and including the date falling twelve (12) months thereafter (or such later date on which the Facility Agent (acting on the instructions of the Lenders) is satisfied (acting reasonably) that each of the matters set out in this clause 23.5 remain fully satisfied), the performance of the Vessel and the Mooring in accordance with the terms of the Charter and, in particular, without prejudice to the generality of the foregoing, each Guarantor shall (jointly and severally), subject to clause 23.9 (Release), ensure that the Vessel and the Mooring is capable of performing in accordance with its Specifications and shall meet the technical, operational and performance requirements of the Charter, such that:

(i)	there is no material reduction in the daily Total Charter Rate; and

(ii)	the Borrower is not in material breach of its obligations under the Charter which would be reasonably likely to result in an actual or potential termination of the Charter; and

(iii)	the Charterer shall not terminate (nor is entitled to terminate) the Charter (or the chartering of the Vessel and the Mooring thereunder), in each case by reason of the non-performance of the Vessel and/or the Mooring.

(b)
To the extent that any defects adversely affecting the Vessel’s and/or the Mooring’s performance in accordance with the requirements of the Charter are discovered in the Vessel and/or the Mooring during the period from Final Acceptance up to (and including) the date falling (12) months thereafter (or such later date on which the Facility Agent (acting on the instructions of the Lenders) is satisfied (acting reasonably) that each of the matters set out in this clause 23.5 remain fully satisfied), each Guarantor shall (jointly and severally), subject to clause 23.9 (Release), ensure that such defects are rectified so that the terms of this clause 23.5 (Performance Undertaking) are fully complied with.

23.6	Shortfall Undertaking

(a)
In consideration of the Lenders and the Hedging Banks making or continuing loans or advances to, or otherwise giving credit or granting banking and interest hedging facilities to, the Borrower pursuant to the Finance Documents, each Guarantor, jointly and severally, irrevocably and unconditionally undertakes to the Security Agent (as trustee for the Finance Parties) and the other Finance Parties that if at any time either (a) the Vessel FM Termination Fee received by the Borrower is insufficient to discharge all of the Borrower’s obligations under the Finance Documents or (b) the Borrower is unable for any reason to pay the Charterer any liquidated damages payable in accordance with the Charter, it shall promptly on demand pay that amount (or the shortfall in that amount) as if it was the principal obligor.

(b)
Such liabilities shall, without limitation, include interest at the rate specified in clause 8.3 (Default Interest) (as well after as before judgment) from (and including) the date on which the relevant payment obligations specified in clause 23.6(a) become due and payable up to (but excluding) the date of actual payment of the relevant amount by the Guarantors, together with all legal and other costs, charges and expenses on a full and unqualified indemnity basis which may be incurred by the Finance Parties or any of them in relation to any such obligations.

(c)
Each Guarantor agrees, on a joint and several basis, that if any purported payment obligation of the Borrower which would have been the subject of this clause 23.6 had it been valid and enforceable is not or ceases to be valid or enforceable against the Borrower on any ground whatsoever whether or not known to the Borrower, the Security Agent or any Finance Party (including, without limitation, any irregular exercise or absence of any corporate power or lack of authority of, or breach of duty by, any person purporting to act on behalf of the Borrower or any legal or other limitation, whether under the Limitation Acts or otherwise or any disability or Incapacity or any change in the constitution of the Borrower) the Guarantors shall nevertheless be liable to the Security Agent and each of the other Finance Parties in respect of that purported payment obligation as set out under (a) above only, as if the same were fully valid and enforceable and the Guarantor and the Final Repayment Guarantor were the principal debtors in respect thereof. Each Guarantor hereby agrees, on a joint and several basis to keep the Security Agent and each of the other Finance Parties indemnified on demand and on a full indemnity basis for and against all costs, Losses and liabilities arising from any failure of the Borrower to perform or discharge any such purported payment obligation as set out under (a) above only.

23.7	Enforcement
Each Guarantor hereby irrevocably and unconditionally covenants and undertakes following an Event of Default which is continuing to use all reasonable endeavours to find an alternative buyer or deployment for the Vessel on terms acceptable to the Lenders in the event that the Charterer does not elect to purchase the Vessel at a price acceptable to the Lenders.

23.8	Golar Energy
Each Guarantor hereby irrevocably and unconditionally covenants and undertakes to:

(a)	remedy any Insolvency Event (as defined in the Charter) in respect of Golar Energy within the grace period specified in clause 29.1(a) of the Charter; and

(b)
provide adequate replacement security for the Indonesian Owner Guarantee (as defined in the Charter) if the Indonesian Owner Guarantee becomes unenforceable within the grace period specified in clause 29.1(b) of the Charter.

23.9	Release

(a)
On the Guarantee Release Date, the obligations of the Pre-Completion Guarantor under this clause 23 (other than clause 23.5 (Performance Undertaking), clause 23.6 (Shortfall Undertaking), clause 23.7 (Enforcement), clause 23.8 (Golar Energy)) and clause 23.1(a)(vi) shall cease, but without prejudice to any accrued and undischarged obligations of the Pre-Completion Guarantor under this Agreement.

(b)
On the final date of the Performance Period, the obligations of the Guarantors under clause 23.5 (Performance Undertaking) shall cease, but without prejudice to any accrued and undischarged obligations of the Guarantors under clause 23.5 (Performance Undertaking) (or otherwise under this Agreement).

23.10	Continuing Undertaking
The undertaking in clause 23.6 (Shortfall Undertaking) is a continuing undertaking and will extend to the ultimate balance of sums payable by the Borrower under this Agreement, regardless of any intermediate payment or discharge in whole or in part.

23.11	Reinstatement
If any payment by the Borrower or any discharge given by the Security Agent (as trustee for the Finance Parties) or a Finance Party (whether in respect of the obligations of the Borrower or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of the Guarantors under clause 23.6 (Shortfall Undertaking) shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)
the Security Agent (as trustee for the Finance Parties) shall be entitled to recover the value or amount of that security or payment from the Guarantors (or either of them), as if the payment, discharge, avoidance or reduction had not occurred.

23.12	Waiver of defences
The obligations of the Guarantors under this clause 23 will not be affected by an act, omission, matter or thing (whether or not known to it or any Finance Party) which, but for this clause, would reduce, release or prejudice any of its obligations under this clause 23 including (without limitation):

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any other Obligor;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security Interest;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or Security Interest;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

23.13	Immediate recourse
Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantors (or either of them) under this clause 23. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

23.14	Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantors shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from either of the Guarantors or on account of their liability under this clause 23.

23.15	Deferral of rights
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, neither of the Guarantors will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by another Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

If either Guarantor receives any benefit, payment or distribution in relation to such rights it will promptly pay an equal amount to the Facility Agent for application in accordance with clause 40 (Payment mechanics). This only applies until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full.

23.16	Additional security
This undertaking is in addition to and is not in any way prejudiced by any guarantee or security now or subsequently held by any Finance Party.

23.17	Information undertaking
Each Guarantor shall supply to the Facility Agent, promptly upon becoming aware of them (having made all due enquiry), the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor or the Charterer, and which, if adversely determined, might reasonably be expected to have a Material Adverse Effect.

23.18	Joint and several liability

(a)
Each Guarantor’s obligations under clause 23.5 (Performance Undertaking) and clause 23.6 (Shortfall Undertaking) are joint and several. Each Guarantor irrevocably and unconditionally, jointly and severally with the other Guarantor:

(i)
acknowledges and agrees that, up to (and including) throughout the Facility Period, it is a principal and original debtor in respect of all amounts due from the Guarantors under or in connection with such clauses; and

(ii)
agrees with each Finance Party immediately on demand to indemnify each Finance Party against any cost, loss or liability suffered by that Finance Party if any obligation of another Guarantor under those clauses (or either of them) is or becomes unenforceable, invalid or illegal for any reason. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

For the avoidance of doubt, any notice and/or demand to be served on the Guarantors in respect of any obligations for which they are jointly and severally liable under the Finance Documents shall be addressed to, and served on, both Guarantors together, notwithstanding their joint & several liability. Any such notice/demand not so addressed shall be deemed invalid and ineffective.

24	Project undertakings
The Borrower undertakes that this clause 24 will be complied with throughout the Facility Period.

24.1	Project Agreements

(a)
The Borrower shall, and shall procure that the O&M Contractor and Golar Management Norway shall, duly and punctually perform, comply with and observe each of its respective obligations under each Project Agreement to which it is party and use its reasonable endeavours to ensure that each other party to them performs their obligations under the Project Agreements.

(b)
The Borrower shall, and shall procure that the O&M Contractor and Golar Management Norway shall, maintain and enforce its respective rights under the Project Agreements and ensure that each other party maintains and enforces its material rights under the Project Agreement to which they are a party.

(c)
If the Borrower and/or the O&M Contractor and/or Golar Management Norway has the right to terminate a Project Agreement, the Borrower shall, and shall procure that the O&M Contractor and Golar Management Norway shall, (a) not exercise that right without the written consent of the Facility Agent (acting on the instructions of the Lenders) and (b) exercise that right if so directed by the Facility Agent (acting on the instructions of the Lenders).

(d)
The Borrower shall not (and shall procure that no other Obligor shall), without the prior written consent of the Facility Agent (acting on the instructions of the Lenders), permit or agree or consent to:

(i)	any withdrawal of the Vessel from service under the Charter or the O&M Contract or the Golar Management Norway Management Agreement or any similar action;

(ii)
save for Permitted Amendments, any amendment, variation or waiver to, or of any terms of, or any release of any party under, any of the Charter Documents or any other Project Agreement (including the Vessel Specifications and the Mooring Specifications) or any other agreement relating to the Project;

(iii)
save for Permitted Amendments, any variation or series of variations to the Works or any changes to the design or construction of the Project which (either alone or together with all other variations and changes) would or is reasonably likely to materially alter the nature of the Project, the manner in which it operates or the risk profile of the Project;

(iv)	suspend or reject all or any part of the Works;

(v)
the determination, rescission, suspension, waiver, repudiation, revocation, annulment or cancellation of the whole of, or any material provision of, a Project Agreement, an Environmental Licence, a Project Authorisation or any other agreement relating to the Project;

(vi)	except as expressly required under the Finance Documents, the assignment or transfer of a Project Agreement, Environmental Licence or Project Authorisation;

(vii)	any other party to a Project Agreement assigning or transferring that party's rights or obligations under that Project Agreement; or

(viii)	the termination of a Project Agreement (unless directed to do so in accordance with clause (c) above).

(e)	The Borrower shall ensure that throughout the Facility Period:

(i)
the obligations of the O&M Contractor under the O&M Contract and Golar Management Norway under the Golar Management Norway Management Agreement shall be in all material respects the same as the Borrower’s operation and maintenance obligations pursuant to the Charter or the Borrower will otherwise procure that such obligations are met;

(ii)
the Operating Expenses payable for any period under the O&M Contract and the Golar Management Norway Management Agreement shall not exceed the corresponding Operating Cost Element payable under the Charter for the same period; and

(iii)
the O&M Contract and the Golar Management Norway Management Agreement contains the agreement of each of the O&M Contractor and Golar Management Norway that it consents to the payment of the O&M Hire in the manner set out in 24.4(b).

24.2	Project Authorisations
The Borrower shall, and shall procure that the O&M Contractor and Golar Management Norway shall, obtain, and maintain in full force and effect, each Project Authorisation necessary or desirable:

(a)	to enable it to lawfully enter into, exercise its rights and comply with its respective obligations under the Transaction Documents to which it is a party; and

(b)	to carry out the Project in accordance with the Project Agreements,

(c)	and shall at all times comply with the requirements such Project Authorisations.

24.3	Environmental Matters

(a)
The Borrower shall, and shall procure that the O&M Contractor and Golar Management Norway shall, ensure that it has each Environmental Licence necessary to carry out the Project in accordance with the Project Agreements and that it maintains, and complies with the terms of, such Environmental Licences.

(b)
The Borrower shall, and shall procure that the O&M Contractor and Golar Management Norway shall, comply with, and carry out the Project in accordance with, all applicable Environmental Laws, the Environmental Standards and the Environmental Management Plan.

(c)	The Borrower shall provide full details to the Facility Agent and the Technical Adviser of all environmental tests and studies carried out in relation to the Project and the Site.

(d)
The Borrower shall, and shall procure that the O&M Contractor and Golar Management Norway shall, take all action necessary to prevent the Vessel and/or the Mooring from disposing of any Pollutant at the Site.

24.4	Operation and Maintenance

(a)
The Borrower shall, and shall ensure that the O&M Contractor and Golar Management Norway (or another Approved Operator, if a replacement operator which is an Approved Operator is appointed pursuant to clause 24.4(c) (Operation and Maintenance)) shall, ensure that throughout the Facility Period the Project is at all times operated and maintained in accordance with the Project Agreements and appropriate industry standards.

(b)	The Borrower shall further ensure that throughout the Facility Period:

(i)
subject to paragraph (c) below, the O&M Contractor and Golar Management Norway will be contracted to carry out all technical and operational management of the Vessel and the Mooring in accordance with the O&M Contract and the Golar Management Norway Management Agreement and will not otherwise sub-contract, assign or delegate any of its operation and maintenance obligations under the Charter to any other party (other than an Approved Operator) without the written consent of the Facility Agent (acting on the instructions of the Lenders);

(ii)
the O&M Hire payable for any given period under the O&M Contract and/or the Golar Management Norway Management Agreement shall not exceed the corresponding Projected Operating Expenses set out in the latest Project Budget Statement for the same period.

(c)
The Borrower further undertakes that there shall be no change in the operator of the Vessel and/or the Mooring (from the O&M Contractor and/or Golar Management Norway) without the consent of the Facility Agent (acting on the instructions of the Lenders) unless:

(i)	the O&M Contractor is designated as a Restricted Party and the Lenders have requested that it is replaced as operator;

(ii)	the O&M Contractor is in breach of its obligations under the O&M Contract and the Sponsors wish to replace it as operator of the Vessel and/or the Mooring;

(iii)	Golar Management Norway is in breach of its obligations under the Golar Management Norway Management Agreement and the Sponsors wish to replace it as operator of the Vessel and/or the Mooring;

(iv)	the O&M Contractor or Golar Management Norway becomes a Restricted Party and the Facility Agent requests that it is replaced as operator of the Vessel and/or the Mooring;

(v)
the Charterer has approved, in accordance with the terms of the Charter or, following an Event of Default, the Letter of Quiet Enjoyment, the appointment of a replacement operator (the Replacement Operator) to carry out the operation and maintenance services under the Charter or the O&M Contract or the Golar Management Norway Management Agreement (as the case may be);

(vi)	the Replacement Operator is an Approved Operator;

(vii)
the replacement contract (the Replacement Contract) to be entered into between the Replacement Operator and the Borrower is on similar terms to the O&M Contract or, as the case may be, the Golar Management Norway Management Agreement or other terms acceptable to the Lenders and the Charterer;

(viii)	the Lenders can satisfy their Know Your Customer (“KYC”) requirements in respect of the Replacement Operator;

(ix)
the Replacement Operator has entered into an accession deed (or such other documentation as may be required) whereby the Replacement Operator assumes all the O&M Contractor’s and (if applicable) Golar Management Norway’s obligations under the Finance Documents and such other amendments are made to the Finance Documents and the other Transaction Documents so as to ensure that the Replacement Operator assumes all the O&M Contractor’s and (if applicable) Golar Management Norway’s obligations under such documents (to the satisfaction of the Lenders, acting reasonably); and

(x)	the Facility Agent has obtained satisfactory legal opinions in respect of the Replacement Operator’s entry into the Replacement Contract and the other documents referred to in paragraph (ix) above.

24.5	Agreement of Projected Operating Expenses and Delivery of Project Budget Statement

(a)
The Borrower and the Charterer shall agree the Projected Operating Expenses for each year of operation annually during the last calendar quarter of each year for the purpose of the Project Budget Statement and such Projected Operating Expenses shall be notified by the Borrower to the Facility Agent.

(b)
The Borrower shall deliver to the Facility Agent, for distribution to the Lenders, Project Budget Statements in respect of the Project, in form and substance satisfactory to the Facility Agent, on each Utilisation Date and then on each Accounting Reference Date (of the Borrower) annually thereafter throughout the Facility Period.

(c)
In the event that the Project Budget Statements cannot be agreed between the Borrower and the Facility Agent (acting on the instructions of the Majority Lenders) thirty (30) days prior to the date such agreement is required, the Facility Agent shall be entitled to instruct the Technical Advisor to determine the relevant Project Budget Statement and the Technical Advisor’s determination shall be binding on the parties.

24.6	Information concerning the Project
The Borrower shall furnish the Facility Agent promptly with:

(a)
information relating to (i) any material amendments to or proposed amendments to the Vessel Specifications and/or the Mooring Specifications and (ii) details of any material changes to the design, construction or operation of the Vessel and/or the Mooring prior to carrying out or agreeing such changes;

(b)
(i) details of any fines levied and charges made by the Charterer pursuant to the Charter (including the amount of each such fine and the basis on which the fine was levied) and (ii) details of any other Total Charter Rate reduction event incurred which results in a reduction in Total Charter Rate and (iii) details of any period of off hire incurred which results in a suspension of the obligation to pay any Total Charter Rate or the amount by which the anticipated Total Charter Rate for that period has been reduced, which information shall be provided as soon as practicable;

(c)	any material information in relation to any claim (including any Environmental Claim) or material dispute arising under or in connection with the Project and/or the Project Agreements;

(d)
notice of any party having begun any arbitration proceedings under any Project Agreement, together with the identity of the arbitrators, the conclusion of the arbitration and the terms of any arbitration award;

(e)
information in relation to any proposed suspension of the Vessel or any proposed dry docking of the Vessel including the proposed date of any such suspension or dry docking and the period for which it is expected that the Vessel will be suspended or in dry dock;

(f)	details of any proposed or actual Permitted Amendments;

(g)	copies of any material notices received by or on behalf of the Borrower or issued by or on behalf of the Borrower under any of the Project Agreements;

(h)
such information concerning the Project or any Project Agreements that deviates from the requirements stipulated in the Charter and/or the O&M Contract and/or the Golar Management Norway Management Agreement and which might reasonably be expected to have a Material Adverse Effect and any remedial action proposed by the Borrower to eliminate or reduce the extent of any such deviation;

(i)
all operating and maintenance receipts, budgets and cash flow projections agreed by the Borrower in accordance with the Charter and/or the O&M Contract and/or the Golar Management Norway Management Agreement;

(j)
such other information relating to the Charterer, the Borrower, the O&M Contractor, Golar Management Norway the Sponsor Funding, the Permitted Financial Indebtedness and the Project (or otherwise) as may be reasonably requested by the Facility Agent (acting on the instructions of any Lender) or which is otherwise material in the context of the transactions contemplated by the Finance Documents and the Project Agreements; and

(k)	a copy of any notice of default received or sent under any of the Project Agreements (within four (4) Business Days after receipt).

24.7	Information in relation to the Charterer
The Borrower shall:

(a)	use its best efforts to provide any information in respect of the Charterer as the Lenders may reasonably require; and

(b)	shall notify Lenders immediately upon becoming aware of any proposed disposal of shares in the Charterer by either Charterer Shareholder.

24.8	Provision of further information
The Borrower shall provide the Facility Agent with such financial and other information concerning the Borrower and the O&M Contractor and/or Golar Management Norway and their respective affairs and each of the Sponsors and the Guarantors including, without limitation, information about the performance of the Charter and/or the O&M Contract and/ or the Golar Management Norway Management Agreement as the Facility Agent or any Lender (acting through the Facility Agent) may from time to time reasonably require to the extent that (i) the same is available to the Borrower or any other Obligor using all reasonable efforts to obtain such information and (ii) the provision of such information will not breach any applicable stock exchange rules.

24.9	Invoices
The Borrower shall ensure that all invoices and billing documents for the account of the Charterer are submitted promptly each month in accordance with the provisions of the Charter.

24.10	Enforcement of rights
The Borrower shall take all reasonable steps to enforce its rights under the Charter, the O&M Contract and the other Project Agreements which may reasonably be expected to be taken by a prudent FSRU owner or (following the occurrence of a Default which is continuing) which may be required by the Facility Agent.

24.11	Communications under the Charter and the O&M Contract and the Golar Management Norway Management Agreement
The Borrower shall, and shall procure that the O&M Contractor shall, advise the Facility Agent promptly upon receipt by the Borrower or the O&M Contractor or Golar Management Norway of a termination notice or any other communication given under the Charter and/or the O&M Contract and/or the Golar Management Norway Management Agreement which may have a material impact upon the operation of the Vessel and/or the Mooring under the Charter and/or the O&M Contract and/or the Golar Management Norway Management Agreement, and as soon as reasonably practicable (but in any event within one (1) Business Day), provide the Facility Agent with a copy of any such notice or communication.

24.12	Meetings under the Charter
The Borrower shall notify the Facility Agent of any meetings convened pursuant to the terms of the Charter or any other meeting convened between the parties to the Charter related to product storage or regasification which might be reasonably likely to result in a Material Adverse Effect and immediately notify the Facility Agent of what transpired at each such meeting (including copying to the Facility Agent (for distribution to the Lenders) all minutes produced).

24.13	Tests
The Borrower shall:

(a)	give the Facility Agent and the Technical Adviser reasonable notice of all completion and acceptance tests to be carried out in respect of the Vessel and/or the Mooring (if it so requires);

(b)
permit representatives of the Facility Agent (if it so requires) and the Technical Adviser to attend while tests are carried out and inspect the results of the tests (if so required) in accordance with the Agreed Scope of Work or tests carried out in relation to any breach or potential breach of any of the Project Agreements; and

(c)
use all reasonable endeavours to obtain all necessary permits from the Charterer to enable the Technical Adviser to attend all tests in accordance with the Agreed Scope of Work and/or following any breach or potential breach of any of the Project Agreements.

24.14	Access
The Borrower shall, and shall procure that the O&M Contractor and/or Golar Management Norway shall, ensure that representatives of the Finance Parties and the Technical Adviser are:

(a)
entitled to inspect and take copies of the Borrower's and the O&M Contractor’s and Golar Management Norway’s records (including all drawings and specifications) in relation to the Vessel, the Mooring and the Project on reasonable prior notice to the Borrower or, as the case may be, the O&M Contractor and/or Golar Management Norway; and

(b)	granted access to any meetings between the Charterer (or the O&M Contractor and/or Golar Management Norway) and the Borrower in relation to any breach of any of the Project Agreements.

24.15	Technical Adviser

(a)	The Borrower shall, and shall procure that the O&M Contractor and Golar Management Norway shall:

(i)
provide all necessary co-operation, access and assistance or, as the case may be, procure that the same is provided to enable the Technical Adviser to complete its scope of work and produce the reports in accordance with the Agreed Scope of Work; and

(ii)
following the occurrence of a Default and on request by the Facility Agent, prepare any report or investigate any concerns of the Facility Agent in each case in respect of such matters as the Facility Agent shall reasonably advise.

(b)	The Borrower shall promptly address each material concern referred to in any of the reports specified in the Agreed Scope of Work, at the request of the Facility Agent.

24.16	Advisers
The Borrower shall co-operate with, and shall ensure that the O&M Contractor and Golar Management Norway and each other party to the Project Agreements co-operates with, the Technical Adviser and the Insurance Advisor.

24.17	Notice of assignment
On or before the first Utilisation Date, the Borrower shall give (or procure that the relevant Obligor gives) notice of assignment in accordance with the terms of the Insurance Assignment, the Project Agreement Assignment, the Security Assignment, the Golar Energy Assignment and the O&M Contractor Assignment and shall ensure that the Facility Agent receives a copy of that notice acknowledged by each addressee in the form specified in such Security Document on or before (i) the first Utilisation Date (in the case of any member of the Pre-completion Guarantor Group) and (ii) the Guarantee Release Date (in the case of any other party).

24.18	Payment of Charter Earnings
All Earnings which the Borrower is entitled to receive under the Charter Documents shall be paid in the manner required by the Finance Documents.

24.19	Negative covenants
Each of the Borrower and the Sponsors further covenants and undertakes that, throughout the Facility Period, it shall not, and shall procure that the O&M Contractor and Golar Management Norway shall not, without the prior written consent of the Facility Agent (acting on the instructions of the Lenders):

(a)
agree to any Change in Location (such consent not to be unreasonably withheld or delayed), other than within the Site for the normal operational duties or in case of emergencies or where required for the safety of the Vessel and/or its crew and personnel; or

(b)	abandon the Vessel, the Mooring, the Vessel’s equipment or the Project;

24.20	Charterer’s obligations
The Borrower shall use its best efforts to ensure that:

(a)
subject to the Letter of Quiet Enjoyment, the Charterer shall allow the Security Agent to enforce the rights of the Borrower under the Charter as assignee of those rights under the Charter Assignment; and

(b)	except with approval of the Facility Agent (acting on the instructions of the Lenders), the Charterer shall not assign or otherwise dispose of its rights under the Charter.

24.21	Currency and location of Charter payments
The Borrower covenants and undertakes that it will use its best efforts to procure that the Charter will specify that all payments are to be made in dollars under the Charter to the Borrower, and the Sponsors covenant and undertake on a several basis to make up any currency differential that may result from payments being made in any other currency.

25	Dealings with the Vessel / Mooring
The Borrower undertakes that this clause 25 will be complied with throughout the Mortgage Period.

25.1	Vessel’s name and registration

(a)
The Vessel’s name shall only be changed after prior notice to the Facility Agent and the Borrower shall promptly take all necessary steps to update all applicable insurance, class and registration documents with such change of name.

(b)
The Vessel shall remain permanently registered with the relevant Registry under the laws of the Flag State. Except with approval, the Vessel shall not be registered under any other flag or at any other port or fly any other flag (other than that of the Flag State). If that registration is for a limited period, it shall be renewed at least 45 days before the date it is due to expire and the Facility Agent shall be notified of that renewal at least 30 days before that date.

(c)
Nothing will be done and no action will be omitted if that might result in such registration being forfeited or imperilled or the Vessel being required to be registered under the laws of another state of registry.

25.2	Sale or other disposal of the Vessel / Mooring
Except:

(a)	with approval of the Lenders; or

(b)	for any sale that complies with clause 7.8 (Sale of the Vessel / Mooring System) and where the Secured Obligations have been prepaid in full, the Borrower will not sell, or agree to, transfer, abandon or otherwise dispose of the Vessel or the Mooring or any share or interest in it or agree to do so.

25.3	Manager
A manager of the Vessel and/or the Mooring (other than the O&M Contractor and Golar Management Norway) shall not be appointed unless that manager and the terms of its appointment are approved by the Facility Agent.

25.4	Copy of Mortgage on board
A properly certified copy of the Mortgage shall be kept on board the Vessel with its papers and shown to anyone having business with the Vessel which might create or imply any commitment or Security Interest over or in respect of the Vessel (other than a lien for crew’s wages and salvage) and to any representative of the Facility Agent or the Security Agent.

25.5	Notice of Mortgages
A framed printed notice of the Vessel’s Mortgage shall be prominently displayed in the navigation room and in the Master’s cabin of the Vessel. The notice must be in plain type and read as follows:
“NOTICE OF MORTGAGE
This Vessel is subject to a first mortgage in favour of Sumitomo Mitsui Banking Corporation of 3 Temasek Avenue, #06-01 Centennial Tower, Singapore 039190. Under the said mortgage and related documents, neither the Owner nor any charterer nor the Master of this Vessel has any right, power or authority to create, incur or permit to be imposed upon this Vessel any commitments or encumbrances whatsoever other than for crew’s wages and salvage”.
No-one will have any right, power or authority to create, incur or permit to be imposed upon the Vessel any lien whatsoever other than for crew’s wages and salvage.

25.6	Conveyance on default
Where the Vessel and/or the Mooring is (or is to be) sold in exercise of any power conferred by the Security Documents, the Borrower shall, upon the Facility Agent’s request, immediately execute such form of transfer of title to the Vessel and/or the Mooring as the Facility Agent may require.

25.7	Chartering
Except with approval, the Borrower shall not enter into any charter commitment for the Vessel or the Mooring (except for the Charter).

25.8	Sharing of Earnings
Except with approval, the Borrower shall not enter into any arrangement under which the Earnings may be shared with anyone else (other than in respect of the Operating Cost Element, which may be shared with or otherwise paid to the O&M Contractor) and other than as permitted under the terms of this Agreement and/or the Security Documents.

25.9	Payment of Earnings
The Earnings payable to the Borrower shall be paid to the Earnings Account. If any Earnings payable to the Borrower are held by brokers or other agents, they shall be paid to the Earnings Account or, after the Earnings have become payable to the Security Agent under the Security Assignment, to the Security Agent.

25.10	Movement of parts
Except with approval, the Borrower shall not allow any machinery, equipment or materials which are part of the Vessel or which are appropriated to the Vessel or the Mooring to be removed outside the Permitted Location except as and when necessary to repair or replace them.

26	Condition and operation of Vessel / Mooring
The Borrower undertakes that this clause 26 will be complied with in relation to the Vessel and the Mooring throughout the Mortgage Period.

26.1	Repair
The Vessel and the Mooring shall be kept in a good, safe and efficient state of repair. The quality of workmanship and materials used to repair the Vessel and/or the Mooring or replace any damaged, worn or lost parts or equipment shall be sufficient to ensure that the Vessel’s and/or the Mooring’s value is not reduced (fair wear and tear excepted).

26.2	Modification
Except with approval, the structure, type or performance characteristics of the Vessel and the Mooring shall not be modified in a way which would materially alter the Vessel or the Mooring or, in either case, materially reduce its value.

26.3	Removal of parts
Except with approval, no material part of the Vessel or the Mooring or any equipment shall be removed from the Vessel or the Mooring if to do so would materially reduce its value (unless at the same time it is replaced with equivalent parts or equipment owned by the Borrower free of any Security Interest except under the Security Documents).

26.4	Third party owned equipment
Except with approval, equipment owned by a third party shall not be installed on the Vessel or the Mooring if it cannot be removed without risk of causing damage to the structure or fabric of the Vessel or the Mooring or incurring significant expense.

26.5	Maintenance of class; compliance with laws
The Vessel’s class shall be, and shall be maintained throughout the Mortgage Period without overdue recommendations/ conditions as, the Classification. The Vessel and every person who owns, operates or manages the Vessel shall comply with all laws applicable to vessels registered in its Flag State or which for any other reason apply to the Vessel or to its condition or operation.

26.6	Surveys
The Vessel shall be submitted to continuous surveys and any other surveys which are required for it to maintain the Classification as its class. Copies of reports of those surveys shall be provided promptly to the Facility Agent if it so requests.

26.7	Inspection and notice of drydockings

(a)
The Facility Agent and/or surveyors or other persons appointed by it for such purpose shall be allowed to board the Vessel and/or the Mooring at all reasonable times to inspect it and given all proper facilities needed for that purpose provided there is no interference with the usual daily operations of the Vessel.

(b)	The Borrower shall ensure that the Vessel is not put into drydock without:

(i)	confirmation from the Charterer that such drydocking is necessary in accordance with the terms of the Charter (and the Borrower has met its obligations set out therein);

(ii)
the Total Charter Rate (or an amount equivalent to it) continuing to be paid in full (or at a rate which ensures (i) no breach of the Borrower’s payment obligations under this Agreement and (ii) no breach of clause 20.1 (Financial covenants)); and

(iii)	the consent of the Facility Agent (acting on the instructions of the Majority Lenders, in consultation with the Technical Advisor if required), such consent not to be unreasonably withheld or delayed.

(c)
In the event that the Vessel is drydocked in accordance with clause (b), the Facility Agent shall be given reasonable advance notice of any intended drydocking of the Vessel (whatever the purpose of that drydocking) and of the intended yard in which such drydocking is to be carried out. No drydocking may be carried out in a yard which is not approved by the Facility Agent (acting on the instructions of the Majority Lenders), such approval not to be unreasonably withheld or delayed.

26.8	Prevention of arrest
All debts, damages, liabilities and outgoings which have given, or may give, rise to maritime, statutory or possessory liens on, or claims enforceable against, the Vessel, the Mooring, the Earnings or Insurances shall be promptly paid and discharged.

26.9	Release from arrest
The Vessel, the Mooring, the Earnings and Insurances shall promptly be released from any arrest, detention, attachment or levy, and any legal process against the Vessel and/or the Mooring shall be promptly discharged, by whatever action is required to achieve that release or discharge.

26.10	Information about the Vessel
The Facility Agent shall promptly be given any information which it may reasonably require about the Vessel, the Mooring or the Vessel’s employment, position, use or operation, including details of towages and salvages, and copies of all its charter commitments entered into by or on behalf of any Obligor.

26.11	Notification of certain events
The Facility Agent shall promptly be notified of:

(a)	any damage to the Vessel or the Mooring where the cost of the resulting repairs is reasonably likely to exceed the Major Casualty Amount;

(b)	any occurrence which is reasonably likely to result in the Vessel or the Mooring becoming a Total Loss;

(c)	any requisition of the Vessel for hire;

(d)	any Environmental Incident involving the Vessel and/or the Mooring and any Environmental Claim being made in relation to such an incident;

(e)
any requirement or recommendation made in relation to the Vessel or the Mooring by any insurer or the Classification Society or by any competent authority which is not, or cannot be, complied with in the manner or time required or recommended; and

(f)	any arrest or detention of the Vessel or the Mooring or any exercise or purported exercise of a lien or other claim on the Vessel, the Mooring or the Earnings or Insurances.

26.12	Payment of outgoings
All tolls, dues and other outgoings whatsoever in respect of the Vessel, the Mooring, the Earnings and Insurances shall be paid promptly. Proper accounting records shall be kept of the Vessel, the Mooring and the Earnings.

26.13	Evidence of payments
The Facility Agent shall be allowed proper and reasonable access to those accounting records when it requests it and, when it requires it, shall be given satisfactory evidence that:

(a)	the wages and allotments and the insurance and pension contributions of the Vessel’s crew are being promptly and regularly paid;

(b)	all deductions from its crew’s wages in respect of any applicable Tax liability are being properly accounted for; and

(c)	the Vessel’s master has no claim for disbursements other than those incurred by him in the ordinary course of operating the Vessel.

26.14	Repairers’ liens
Except with approval, neither the Vessel nor the Mooring shall be put into any other person’s possession for work to be done on the Vessel or the Mooring if the cost of that work will exceed or is likely to exceed the applicable Major Casualty Amount unless that person gives the Security Agent a written undertaking in approved terms not to exercise any lien on the Vessel, the Mooring or the Vessel’s Earnings for any of the cost of such work.

26.15	Codes
The Vessel, the Mooring and the persons responsible for their operation shall at all times comply with the requirements of any applicable code or prescribed procedures required to be observed by the Vessel or the Mooring or in relation to its operation under any applicable law or regulation (including but not limited to those currently known as the ISM Code and the ISPS Code). The Facility Agent shall promptly be informed of:

(a)	any threatened or actual withdrawal of any certificate issued in accordance with any such code which is or may be applicable to each of the Vessel and the Mooring and its operation; and

(b)	the issue of any such certificate or the receipt of notification that any application for such a certificate has been refused.

26.16	Lawful use
The Vessel shall not be employed:

(a)	in any way or in any activity which is unlawful under international law or the domestic laws of any relevant country;

(b)	in storing illicit or prohibited goods;

(c)	in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated;

(d)	in carrying contraband goods; or

(e)	in any manner contrary to any applicable EU, UN, UK and/or US sanctions, and the persons responsible for the operation of the Vessel shall take all necessary and proper precautions to ensure that this does not happen including participation in industry or other voluntary schemes available to the Vessel and in which leading operators of FSRU’s operating under the same flag or engaged in similar operations generally participate at the relevant time.

26.17	War zones

(a)
Except with the approval of the Facility Agent (acting on the instructions of the Lenders), the Vessel and the Mooring shall not enter or remain in any zone which has been declared a war zone by any government entity or the Vessel’s war risk insurers.

(b)
If approval is granted for the Vessel and the Mooring to enter or remain in any such war zone, any requirements of the Facility Agent and/or the Vessel’s and the Mooring’s insurers necessary to ensure that the Vessel and the Mooring remains properly and fully insured in accordance with the Finance Documents (including any requirement for the payment of extra insurance premiums) shall be complied with.

26.18	Valuations

(a)	The Facility Agent shall be entitled to require the fair market value of the Vessel to be determined following the occurrence of any Event of Default, in each case at the cost of the Borrower.

(b)	The Facility Agent shall appoint and instruct an independent valuer on behalf of the Lenders.

(c)	Valuations shall be provided by the independent valuer in dollars.

(d)	Each valuation will be made (unless otherwise required by the Facility Agent):

(i)	without physical inspection (unless required by the Facility Agent);

(ii)	on the basis of a sale for prompt delivery for a price payable in full in cash on delivery at arm’s length on normal commercial terms between a willing buyer and a willing seller; and

(iii)	without taking into account the benefit (but taking into account the burden) of any charter commitment.

(e)	The Borrower shall promptly provide to the Facility Agent and any such independent valuer any information which they reasonably require for the purposes of providing such a valuation.

27	Insurance
The Borrower undertakes that this clause 27 shall be complied with in relation to the Vessel, the Mooring and the Insurances applicable to the Vessel and the Mooring throughout the Mortgage Period.

27.1	Insurance terms
In this clause 27:
excess risks means the proportion (if any) of claims for general average, salvage and salvage charges not recoverable under the hull and machinery insurances of a vessel in consequence of the value at which the vessel is assessed for the purpose of such claims exceeding its insured value.
excess war risk P&I cover means cover for claims only in excess of amounts recoverable under the usual war risk cover including (but not limited to) hull and machinery, crew and protection and indemnity risks.
hull cover means insurance cover against the risks identified in clause 27.2(a)(i).
minimum hull cover means an amount equal at the relevant time to 120% of such proportion of the Loans and the Hedging Debt.
P&I risks means the usual risks (including liability for oil pollution, excess war risk P&I cover) covered by a protection and indemnity association which is a member of the International Group of protection and indemnity associations (or, if the International Group ceases to exist, any other leading protection and indemnity association or other leading provider of protection and indemnity insurance) (including, without limitation, the proportion (if any) of any collision liability not covered under the terms of the hull cover).

27.2	Coverage required

(a)	The Vessel shall at all times be insured:

(i)
against fire and usual marine risks (including excess risks) and war risks (including war protection and indemnity risks and terrorism risks) on an agreed value basis, for at least its minimum hull cover and no less than its replacement value;

(ii)
against P&I risks for the highest amount then available in the International Group of protection and indemnity associations for vessels of similar age, size and type as the Vessel (but, in relation to liability for oil pollution, for an amount of not less than $500,000,000);

(iii)
against loss of hire of the Vessel for a daily amount as agreed by the Facility Agent (in consultation with the Borrower and the Insurance Advisor) of not less than 240 days each accident or occurrence and in all.

(iv)
against such other risks and matters which would be reasonable and expected in the international insurance market (such as Workmen’s Compensation and/or Employer’s Liability, Third Party Legal Liability Insurance, or as otherwise notified by the Facility Agent (in consultation with the Borrower and the Insurance Advisor)) for a prudent FSRU operator to insure against at the time of that notice; and

(v)	on terms which comply with the other provisions of this clause 27.

(b)
The Mooring shall at all times be insured against all risks of physical loss or damage including removal of wreckage and/or debris for at least US$30,000,000 and no less than its replacement value plus allowance for removal of wreckage and/or debris costs;

(i)	against third party liability for an amount of not less than $50,000,000 or such limit as may be agreed by the Facility Agent (in consultation with the Borrower and the Insurance Advisor);

(ii)	against terrorism property damage for at least US$30,000,000 and no less than its replacement value; and

(iii)
against loss of hire of the Vessel as a result of damage to the Mooring for a daily amount as agreed by the Facility Agent (in consultation with the Borrower and the Insurance Advisor) of not less than 240 days each accident or occurrence and in all.

27.3	Placing of cover

(a)	The insurance coverage required by clause 27.2 (Coverage required) shall be:

(i)
in the name of the Borrower and the Security Agent on behalf of the Finance Parties (except in the case of protection & indemnity where the Security Agent’s interest should be noted). If any other person is named the Facility Agent may require a duly executed and delivered a first priority assignment and/or subordination of its interest in the Insurances to the Security Agent in an approved form and provided such supporting documents and opinions in relation to that assignment as the Facility Agent requires);

(ii)	where the Security Agent is named as an insured, to the extent reasonably practicable in the insurance market, it shall be without liability on the part of the Security Agent for premiums or calls);

(iii)	in dollars or another approved currency;

(iv)	arranged through approved international recognised brokers or direct with approved insurers and/or reinsurers, as the case may be, or protection and indemnity or war risks associations; and

(v)
on approved terms and with approved insurers or associations, in each case with an Approved Credit Rating (or, if placed with insurers or associations with a credit rating lower than the Approved Credit Rating, reinsured not less than 99% with approved reinsurers or associations with an Approved Credit Rating and subject to the execution of the Reinsurance Security).

(b)
Without limiting clause 27.3(a), the Borrower shall use reasonable endeavours to arrange the Insurances and Reinsurances in respect of the Vessel and the Mooring Security with insurers or associations or, as the case may be, reinsurers that have an Approved Credit Rating with Standard & Poor’s Rating Agency, Moody’s Rating Agency and/or Fitch Rating Agency and the Borrower shall not in any circumstances arrange more than 10% in aggregate of  such Insurances and Reinsurances or of any individual insurance policy with any insurer or association or, as the case may be, reinsurers which has an Approved Credit Rating with A.M. Best Agency only.

27.4	Deductibles
The aggregate amount of any excess or deductible under the insurances listed in clause 27.2 shall not exceed an amount that is approved by the Facility Agent (in consultation with the Borrower and the Insurance Advisor) which is in line with international market standards.

27.5	Mortgagee’s insurance
The Borrower shall promptly reimburse to the Facility Agent the cost (as conclusively certified by the Facility Agent) of taking out and keeping in force in respect of the Vessel and if required, on the Mooring on approved terms, or in considering or making claims under, a mortgagee’s interest insurance for the benefit of the Finance Parties for an amount up to its minimum hull cover.

27.6	Fleet liens, set off and cancellations
If the Vessel’s or Mooring’s insurance also insures other vessels or property, the Security Agent shall either be given an undertaking in approved terms by the brokers or (if such cover is not placed through brokers or the brokers do not, under any applicable laws or insurance terms, have such rights of set off and cancellation) the relevant insurers that the brokers or (if relevant) the insurers will not:

(a)	set off against any claims in respect of the Vessel or Mooring any premiums due in respect of any of such other vessels insured; or

(b)	cancel that cover because of non-payment of premiums in respect of such other vessels or property, or the Borrower shall ensure that insurances for the Vessel and Mooring are provided under a separate policy from any other vessel or property.

27.7	Payment of premiums
All premiums, calls, contributions or other sums payable in respect of the Insurances shall be paid punctually and, if so requested, the Facility Agent shall be provided with all relevant receipts or other evidence of payment within thirty (30) days of the commencement date of such Insurances.

27.8	Details of proposed renewal of Insurances

(a)
At least twenty one (21) days before any of the Insurances are due to expire, the Facility Agent shall be told the names of the brokers, insurers and associations proposed to be used for the renewal of such Insurances and the amounts, risks and terms in, against and on which the Insurances are proposed to be renewed.

(b)
The Borrower will procure that approved brokers and/or approved insurers and approved P&I Club will provide the Facility Agent with pro forma copies of all policies relating to the Insurances that are to be effected or renewed and letters of undertaking in the agreed form.

27.9	Instructions for renewal
At least seven (7) days before any of the Insurances are due to expire, instructions shall be given by the Borrower to brokers, insurers and associations for them to be renewed or replaced on or before their expiry.

27.10	Confirmation of renewal
The Insurances shall be renewed upon their expiry in a manner and on terms which comply with this clause 27 and confirmation of such renewal given by approved brokers or insurers to the Facility Agent at least seven (7) days (or such shorter period as may be approved) before such expiry.

27.11	P&I guarantees
Any guarantee or undertaking required by any protection and indemnity or war risks association in relation to the Vessel and/or the Mooring shall be provided when required by the association.

27.12	Insurance documents

(a)
The Facility Agent shall be provided with cover notes of all insurance and reinsurance policies, slips, cover notes, certificates of entry or other instruments of insurance from time to time issued by brokers, insurers, reinsurers and associations in connection with the Insurances and the Reinsurances as soon as they are available after they have been placed or renewed but in any case no later than thirty (30) days following such placement or renewal and all insurance and reinsurance policies and other documents relating to the Insurances and Reinsurances shall be deposited with any approved brokers or (if not deposited with approved brokers) the Facility Agent or some other approved person.

(b)
Any cover notes (or, to the extent not contained in the cover notes, any other relevant documentation issued by brokers, insurers, reinsurers and/or associations in connection with the Insurances and the Reinsurances) provided under clause 27.12(a) shall contain, inter alia, the following information:

(i)	full details of the assured clause;

(ii)	the period of the policy;

(iii)	the interests (subject matter) insured and the insured values/amounts/limits;

(iv)	sums insured (order/share) under each policy;

(v)	copies of any non-standard or bespoke clauses;

(vi)	full details of the insurers and/or reinsurers and their individual participation including details of any intermediary brokers or agents;

(vii)	details of the applicable law and jurisdiction; and

(viii)	copies of the P&I Certificate of Entry and Extended Contractual Liability Endorsement.

27.13	Letters of undertaking
Unless otherwise approved where the Facility Agent is satisfied that equivalent protection is afforded by the terms of the relevant Insurances and/or any applicable law and/or a letter of undertaking provided by another person, on each placing or renewal of the Insurances, the Facility Agent shall be provided promptly with letters of undertaking in an approved form (having regard to general insurance market practice and law at the time of issue of such letter of undertaking) from the relevant brokers, insurers and associations.

27.14	Insurance Notices and Loss Payable Clauses
The interest of the Security Agent as assignee of the Insurances shall be endorsed on all insurance policies and other documents by the incorporation of a Loss Payable Clause and an Insurance Notice in respect of the Vessel, the Mooring and the relevant Insurances signed by the Borrower and, unless otherwise approved, each other person assured under the relevant cover (other than the Security Agent if it is itself an assured).

27.15	Insurance correspondence
If so required by the Facility Agent, the Facility Agent shall promptly be provided with copies of all material written communications between the assureds and brokers, insurers, reinsurers and associations relating to any actual or potential claim under any of the Insurances or any non-payment of premiums or other amount due to any insurer in respect of the Insurances as soon as they are available.

27.16	Qualifications and exclusions
All requirements applicable to the Insurances shall be complied with and the Insurances shall only be subject to exclusions or qualifications which have been approved by the Insurance Advisor.

27.17	Independent report
The Facility Agent shall be entitled annually and/or at any time there is any change to any of the Insurances to obtain a detailed report (or reports) on the adequacy of the Insurances and/or Reinsurances from the Insurance Advisor and the Borrower shall reimburse the Facility Agent for the cost of obtaining any such report (or reports).

27.18	Collection of claims
All documents and other information and all assistance required by the Facility Agent to assist it and/or the Security Agent in trying to collect or recover any claims under the Insurances and/or Reinsurances shall be provided promptly.

27.19	Employment of Vessel
The Vessel and the Mooring shall only be employed or operated in conformity with the terms of the relevant Insurances (including any express or implied warranties) and not in any other way (unless the insurers have consented and any additional requirements of the insurers have been satisfied).

27.20	Declarations and returns
If the Insurances are on terms that require a declaration, certificate or other document to be made or filed before the Vessel sails to, or in the case of the Vessel and/or the Mooring, operates within, an area, those terms shall be complied with within the time and in the manner required by those Insurances.

27.21	Application of recoveries
All sums paid under the Insurances to anyone other than the Security Agent shall be applied in repairing the damage and/or in discharging the liability in respect of which they have been paid except to the extent that the repairs have already been paid for and/or the liability already discharged.

27.22	Settlement of claims
Any claim under the Insurances for a Total Loss or Major Casualty shall only be settled, compromised or abandoned with the prior approval of the Facility Agent, acting on the instructions of the Majority Lenders.

27.23	Change in insurance requirements
If the Facility Agent gives notice to the Borrower to change the terms and requirements of this clause 27 (which the Facility Agent may only do, on the prior written instructions of the Lenders, as a result in changes of circumstance or practice after the date of this Agreement), this clause 27 shall be modified in the manner so notified by the Facility Agent on the date 14 days after such notice from the Facility Agent is received.

27.24	Further undertaking
The Borrower will, at all times during the Facility Period, take all reasonable action within its power to comply or procure compliance at all times with the terms and conditions of all Insurances (or Reinsurances), and use its reasonable endeavours to procure that nothing is at any time done, or suffered to be done, by any Obligor whereby any Insurance (or Reinsurance) or other insurance required to be maintained hereunder or under any other Transaction Document to which it is a party, may be impaired, suspended or rendered void or voidable in whole or in part, or any claim becomes uncollectable in full or in part, including, without limitation:

(a)	complying with all of the requirements expressly imposed on it under the Insurances;

(b)
taking all reasonable action within its power to procure that at all times all parties to the Insurances (other than, if applicable, the Security Agent) comply with all of the requirements under the Insurances; and

(c)	complying with the express terms of all Insurances and taking all action necessary to maintain the Insurances as valid and up-to-date insurances.

28	Project Accounts, Receivables and Insurance Proceeds

28.1
The Borrower undertakes with each of the Finance Parties that, from the date of this Agreement and thereafter, for so long as any Commitment or amount is outstanding under the Finance Documents, it will:

(a)
open each of the Project Accounts with the Account Bank (and such other accounts as may from time to time be approved by the Facility Agent) and, in connection therewith, will from time to time complete all “know your customer” and other returns necessary for such process if any;

(b)	not withdraw any moneys, certificates of deposit or other securities from any Project Account otherwise than in accordance with the provisions of this Agreement and the Account Security; and

(c)	not request a withdrawal of any moneys from any Project Account without the prior written consent of the Facility Agent if:

(i)
a Default has occurred and is continuing or would occur as a result (wholly or partly) of such withdrawal and (in either case) the Facility Agent has notified the Borrower and the Account Bank that no such withdrawal will be permitted; or

(ii)	such Project Account is overdrawn or would become overdrawn as a result of such withdrawal; or

(iii)	such withdrawal is in contradiction to Clauses 28.5(a), 28.6(b) and/or 28.7(b).

28.2
The Borrower may, from time to time, require the Account Bank to apply moneys standing to the credit of the Earnings Account, the Debt Service Reserve Account and the Operating Account towards making Permitted Investments (which Permitted Investments shall be held by the Account Bank (on behalf of the Borrower) on the relevant Project Account and be subject to the Account Security). Unless already provided in this Agreement or in the Security Documents prior to, or simultaneously with, the purchase of any Permitted Investments, the Borrower shall execute such agreements which shall be Security Documents and do all such other acts or things as the Facility Agent reasonably considers to be necessary or desirable in order to provide to the Security Agent a security interest in and to such Permitted Investments, which is, as to priority and effect, reasonably satisfactory to the Facility Agent and, as to form and perfection, customary in relation to such Permitted Investments at the time at which such purchase is made.

28.3	With effect from the date hereof, the Borrower shall:

(a)	maintain each of its Project Accounts with the Account Bank;

(b)
immediately disclose to the Facility Agent the particulars of any bank accounts of the Borrower other than the Project Accounts and notify the Facility Agent immediately upon opening any bank accounts other than the Project Accounts and the Free Cash Account;

(c)	pay all Total Charter Rate and other Earnings payable to the Borrower in respect of the Vessel and the Mooring into the Earnings Account in dollars;

(d)
direct that the Charterer and any other relevant person shall pay all Total Charter Rate and other Earnings payable to the Borrower in respect of the Vessel and the Mooring into the Earnings Account in dollars;

(e)
pay or procure the payment of all compensation from time to time during the Facility Period received in respect of any requisition of the Vessel for hire into the Earnings Account for application in accordance with the Security Assignment;

(f)	pay or procure the payment of any moneys received or receivable from the Hedging Banks under or pursuant to the Hedging Contracts into the Earnings Account;

(g)
pay or procure the payment of all amounts which are, at any time prior to an Event of Default, received or receivable from the Guarantors (or either of them) pursuant to the terms of either Guarantee into the Earnings Account;

(h)
permit the Security Agent and the Facility Agent to apply all Earnings in respect of the Vessel and the Mooring in accordance with the Security Assignment and in repayment or prepayment (as applicable) of the Loans, in accordance with this clause 28;

(i)	pay all Receivables or procure that such proceeds are paid into the Earnings Account, for application in accordance with 28.5(b);

(j)
pay all Insurance Proceeds and Liability Insurance Proceeds in respect of the Vessel and/or the Mooring, whether greater or less than the Major Casualty Amount, or procure that such proceeds are paid, in the manner contemplated by clause 28.8; and

(k)	pay the proceeds of any Permitted Financial Indebtedness into an Account as the circumstances may require to be notified by the Borrower to the Facility Agent.

28.4
If any moneys credited to the Project Accounts is denominated in a currency other than (a) dollars, or (b) currencies that are not freely convertible as determined by the relevant authorities and/or the Account Bank from time to time, then the Borrower irrevocably authorises the Account Bank to convert the amount received into dollars at the rate of exchange then prevailing in the market in accordance with the Account Bank’s normal operating practices and any incidental costs of making such conversion in accordance with this clause shall be borne by the Borrower.

28.5	Earnings Account

(a)	Payment Cascade
Subject to clause 28.5(b), on each of the dates specified in paragraphs (i) to (vii) below, notwithstanding any appropriation made, or purported to be made by the Borrower, the Borrower shall (if there is no Default on or before the relevant withdrawal date) apply the amounts standing to the credit of the Earnings Account in the following order (and, for this purpose, the Borrower hereby instructs the Facility Agent (and the Facility Agent hereby instructs the Account Bank, and the Borrower hereby authorises the Account Bank to make such payments) to apply such amounts in such order):

(i)
first, on each Monthly Date (subject to the Borrower having submitted the request for payment to the Facility Agent at least five (5) Business Days prior to such Monthly Date), in or towards payment in dollars to the Operating Account of the amount equal to the aggregate of (x) the Tax Element received under the Charter for the calendar month ended prior to that Monthly Date and (y) the lesser of (A) the agreed amount set out in the Project Budget Statement for such Monthly Date, (B) an amount in respect of the Operating Expenses in respect of the Vessel payable for the calendar month ended prior to that Monthly Date (as notified by the Borrower to the Facility Agent in respect of the payment referred above, together with evidence of the same) and (C) the amount of Operating Cost Element received under the Charter for the calendar month ended prior to that Monthly Date (including any other Taxes payable on or calculated by reference to such Operating Expenses (as notified by the Borrower to the Facility Agent in respect for payment referred above, together with evidence of the same));

(ii)
secondly, on each Repayment Date and/or at any other time when such fees are due, in payment in dollars of all fees (including commitment fee), expenses and charges due to the Co-ordination and Structuring Bank, the Mandated Lead Arranger, the Lenders, the Facility Agent and the Security Agent pursuant to the Finance Documents;

(iii)	thirdly, on each Repayment Date, in payment in dollars, on a pari passu basis, to:

(A)	the Lenders pro rata of all amounts in respect of interest (including any default interest) then due (or overdue) on that Repayment Date and payable under the Finance Documents; and

(B)
the Hedging Banks pro rata of all amounts (other than any swap termination sums / close-out payments under the Hedging Contracts) (if any) then due and payable to the Hedging Banks under the Hedging Contracts in respect of the period ending on that Repayment Date;

(iv)	fourthly, on each Repayment Date, in payment in dollars, on a pari passu basis, to:

(A)	the Lenders pro rata of all amounts in respect of principal then due (or overdue) on that Repayment Date and payable under clause 6 (or otherwise pursuant to the Finance Documents); and

(B)	the Hedging Banks pro rata of any swap termination sums / close-out payments owing to them under the Hedging Contracts, provided that if there would, but for this proviso, be inadequate moneys standing to the credit of the Earnings Account on that Repayment Date to make the payments referred to in paragraphs (ii), (iii) and (iv) above in full, then the relevant shortfall shall be met by the Borrower (if possible from any funds available first, in the Debt Service Reserve Account and, for this purpose, the Borrower hereby authorizes the Facility Agent and the Account Bank to apply the funds on the Debt Service Reserve Account for such purpose); and

(v)
fifthly, on each Monthly Date, in transfer to the Debt Service Reserve Account of any amount (up to the balance remaining on the Earnings Account) needed to fully fund the applicable Debt Service Reserve at such time (or to fund any shortfall in the applicable Debt Service Reserve standing to the credit of the Debt Service Reserve Account at such time);

(vi)
sixthly, on each Repayment Date falling after the 22nd Repayment Date, any moneys remaining on the Earnings Account after the applications under the preceding paragraphs of this clause 28.5(a) (Payment Cascade) have been made in full shall be paid to the Facility Agent in prepayment of the Loans (pro rata against the Facilities and in inverse order of maturity against the Balloon and the remaining Repayment Instalments) and otherwise in accordance with clause 7.13 (Restrictions); and

(vii)
seventhly, on each Repayment Date and subject to the proviso below and no Dividend Restriction Event having occurred and being continuing, any moneys remaining on the Earnings Account after the applications under the preceding paragraphs of this clause 28.5(a) (Payment Cascade) have been made in full for the applicable Repayment Date shall be transferred to any Free Cash Account for use by the Borrower provided always that no transfers to the Free Cash Accounts (or any of them) shall be made from the date when the Cash Sweep Mechanism commences until all amounts under the Facilities have been repaid in full.

The Facility Agent shall promptly on request confirm satisfaction of the conditions set out in paragraph (vii) above to the Borrower and the Account Bank, provided that such request is received by the Facility Agent no later than four (4) Business Days before the relevant payment date.
To ensure compliance with this clause 28.5(a), the Borrower shall provide its instructions for payment in accordance with this clause 28.5(a) to the Facility Agent (for its confirmation of compliance) no later than four (4) Business Days prior to the relevant payment date, and the Facility Agent shall in turn confirm those instructions to the Account Bank no later than two (2) Business Days prior to the relevant payment date.

(b)
All Receivables from time to time received by the Borrower, the Facility Agent, the Security Agent or the Account Bank shall be paid to and held in the Earnings Account and shall be applied in accordance with this clause 28.5(b). Upon the occurrence of a Proceeds Application Event and at all times thereafter, all Receivables from time to time received by the Facility Agent, the Security Agent, the Account Bank or the Borrower, together with all interest accrued thereon whilst held in the Earnings Account and all other amounts from time to time standing to the credit of the Earnings Account, shall (after providing for any Losses ranking by law in priority to the Secured Obligations) be applied as soon as reasonably practicable in paying the following amounts in the following order:

(i)
first, in or towards reimbursing all and any expenses and charges properly suffered, incurred or paid by the Co-ordination and Structuring Bank, the Lenders, the Facility Agent, the Security Agent or any Receiver pursuant to the Finance Documents and all and any remuneration payable to any Receiver pursuant to the Finance Documents;

(ii)
secondly, in or towards payment of prepayment of the Loans and accrued interest and all other amounts accrued or outstanding under the Finance Documents and the Hedging Debt pursuant to clauses 7.6 (in the case of Total Loss), 7.8 (in the case of a sale of the Vessel and/or the Mooring), 7.9 (in the case of termination of the Charter), 7.10 (in the case of a Major Casualty) (in each case for further application in accordance with clause 40.5), or, as the case may be, 37.22 (Order of Application) (in all other cases); and

(iii)	thirdly, an amount equal to the balance (if any) shall be paid to the Borrower.

(c)	Withdrawals

(i)
During the Facility Period and prior to the occurrence of a Proceeds Application Event, the Borrower shall not withdraw or request a withdrawal of moneys from the Earnings Account except (A) as provided for in clause 28.5(a) or (B) in accordance with the terms of the Account Security or (C) to reimburse any Obligor in accordance with clause 28.8(c), provided that, if such withdrawal is made on a Monthly Date or a Repayment Date, there is adequate moneys standing to the credit of the Earnings Account to make the payments referred to in paragraphs (i) to (v) of clause 28.5(a) which are payable on that date in full.

(ii)
Following the occurrence of a Proceeds Application Event, and at all times thereafter during the Facility Period, the Borrower shall not withdraw or request a withdrawal of moneys from the Earnings Account.

(d)	Information
Without prejudice to the other provisions of this Agreement, the Borrower undertakes that it will provide to the Facility Agent promptly such information as may be required by the Facility Agent for the purpose of determining the amounts to be credited to each of the Project Accounts referred to in clause 28.5(a) or otherwise for application in accordance with the provisions of clause 28.5(a).

28.6	Operating Account

(a)	Payments
Notwithstanding any appropriation made, or purported to be made by the Borrower, the Borrower shall (if there is no Default continuing on or before the relevant withdrawal date) be entitled to withdraw funds from the Operating Account to meet any Operating Expenses on such dates and in such amounts as are necessary (and, for this purpose, the Borrower hereby instructs the Facility Agent (and the Facility Agent hereby instructs the Account Bank and the Borrower hereby authorises the Account Bank to make such payments) to apply such amounts, subject to the Borrower having submitted the request for payment to the Facility Agent at least four (4) Business Days prior to the intended date of payment, in or towards payment to any account(s) to be nominated by the Borrower of any amounts in respect of the Operating Expenses of the Borrower incurred in respect of the calendar month ended prior to the date of such payment as and when these are incurred or fall due for payment), as referred to in the latest Project Budget Statement provided to the Facility Agent.

(b)	Withdrawals
During the Facility Period, the Borrower shall not withdraw or request a withdrawal of moneys from the Operating Account except (A) as provided for in clause 28.6(a), (B) in accordance with the terms of the Account Security or (C) with the Lenders’ prior written consent.

(c)	Information
Without prejudice to the other provisions of this Agreement, the Borrower undertakes that it will provide to the Facility Agent promptly upon request such information as may be required by the Facility Agent for the purpose of determining the amounts to be credited in accordance with clause 28.6(a).

28.7	Debt Service Reserve Account

(a)
Subject to clause 28.7(b) below, the Borrower shall maintain a credit balance of not less than the applicable Debt Service Reserve in the Debt Service Reserve Account at all times from the Utilisation Date of the Final Advance and for the remainder of the Facility Period.

(b)
The Borrower shall not withdraw or request a withdrawal of moneys from the Debt Service Reserve Account except as provided in clauses 28.5(a) (Payment Cascade). Following any such withdrawal, the Borrower shall, no later then the next Monthly Date, make up any shortfall between the applicable Debt Service Reserve and the balance standing to the credit of the Debt Service Reserve Account.

28.8	Insurance Proceeds

(a)
Prior to the occurrence of a Default, all Insurance Proceeds from time to time received by the Borrower, the Security Agent or the Account Bank during the Facility Period shall (after providing for any Losses ranking by law in priority to the Secured Obligations) be applied as follows:

(i)
if those Insurance Proceeds are in an amount less than the Major Casualty Amount, an amount equal to any balance of those Insurance Proceeds shall (subject to paragraph (c) below) be paid to the Earnings Account after such Insurance Proceeds have first been applied in repairing any damage to the Vessel or the Mooring and/or in discharging the liability in respect of which they have been paid except to the extent that the repairs have already been paid for and/or the liability already discharged;

(ii)
if those Insurance Proceeds are in an amount equal to or exceeding the Major Casualty Amount and subject to either (A) both a determination by the Technical Adviser, following consultation with the Borrower, that it is technically feasible to repair and make good the relevant damage or loss and a joint determination by the Technical Adviser and the Facility Agent, following consultation between them and the Borrower, that it is economically feasible to repair and make good the relevant damage or loss and that the Borrower’s ability to meet its payment obligations under this Agreement will not be impaired or (B) the prior written approval of the Lenders, an amount equal to those Insurance Proceeds shall be paid:

(A)
to the Borrower (to such account as is advised by the Borrower), following receipt by the Facility Agent from the Borrower of evidence reasonably satisfactory to the Facility Agent that the relevant damage or loss has been properly made good and repaired and that all repair accounts and other liabilities whatsoever in connection with that damage or loss have been fully paid and discharged by the Borrower; or

(B)
to the persons or person effecting the repairs to the Vessel or the Mooring on account of those repairs in the course of those repairs being effected (if staged payments for such repairs are required) or after those repairs have been effected (in all other circumstances);

(iii)
if those Insurance Proceeds are in an amount equal to or exceeding the Major Casualty Amount and are not applied as contemplated by paragraph (ii), an amount equal to those Insurance Proceeds shall be paid into the Earnings Account for application in accordance with clause 28.10 (Application after Termination Date).

(b)
All amounts of Liability Insurance Proceeds from time to time received by the Borrower, the Security Agent or the Account Bank during the Facility Period shall be paid to the person who incurred the liability or who suffered the damage to which those Liability Insurance Proceeds relate or, where that liability has been satisfied, to the person who has satisfied that liability, in reimbursement to that person of the monies expended by it in satisfaction of that liability, in each case, following the receipt by the Security Agent from the Borrower of evidence satisfactory to the Security Agent that the relevant liability or damage was incurred or suffered or, as the case may be, that the relevant liability has been satisfied.

(c)
All amounts of Loss of Hire Insurance Proceeds from time to time received by the Borrower, the Security Agent or the Account Bank during the Facility Period shall first be applied to reimburse any Obligor (other than the Borrower) in an amount equal to the amount paid by that Obligor to remedy any shortfall pursuant to and in accordance with clause 7.9(d) of this Agreement and thereafter any excess shall be paid into the Earnings Account.

(d)
Following the occurrence of an Event of Default which is continuing, all amounts of Insurance Proceeds and/or Liability Insurance Proceeds from time to time received or held by the Security Agent or the Account Bank shall be applied in accordance with clause 28.10 (Application after Termination Date).

28.9	Application on Final Maturity Date
The Borrower hereby instructs the Facility Agent (and the Facility Agent hereby instructs the Account Bank and the Borrower hereby authorises the Account Bank to make such payments) to apply the credit balance on each Project Account against partial repayment of the Balloon upon the Final Maturity Date provided that any credit balances on such Project Accounts after payment in full of the Balloon and all other Secured Obligations shall be transferred to the Free Cash Account.

28.10	Application after Termination Date
Upon and following a Termination Date, the Facility Agent will apply the proceeds of realisation of any Collateral, including any credit balance on any Project Account, any Insurance Proceeds and/or Liability Insurance Proceeds and any other moneys received under or pursuant to the Finance Documents and the Security Documents (after providing for all costs, charges, expenses and liabilities and other payments ranking in priority to the Secured Obligations) in the following manner and order:

(a)
first, in or towards payment to the Security Agent of any unpaid costs and expenses incurred in connection with the enforcement or attempted enforcement of any of the rights under any of the Finance Documents; and

(b)	secondly, for further application in accordance with clause 37.22 (Order of application).

28.11	Payment Administration

(a)
Whenever a payment is due to be made from any of the Project Accounts in accordance with the terms of this clause 28 (Project Accounts, Receivables and Insurance Proceeds), the Facility Agent will determine the amounts so payable and to whom they are payable in consultation with the Borrower (where appropriate) on the relevant date and the Facility Agent shall instruct the Account Bank (and the Borrower hereby authorises the Account Bank to make such payments) to pay such amounts from the relevant Project Account to the applicable payee.

(b)	The Borrower undertakes that this clause will be complied with throughout the Facility Period.

28.12	Other provisions

(a)	An Account may only be designated for the purposes described in this clause 28 (Project Accounts, Receivables and Insurance Proceeds) if:

(i)
such designation is made in writing by the Facility Agent and acknowledged by the Borrower and specifies the name and address of the Account Bank and the number and any designation or other reference attributed to the Account;

(ii)	an Account Security has been duly executed and delivered by the Borrower in favour of the Security Agent;

(iii)	any notice required by the Account Security to be given to an Account Bank has been given to, and acknowledged by, the Account Bank in the form required by the relevant Account Security; and

(iv)
the Facility Agent, or its duly authorised representative, has received such documents and evidence it may require in relation to the Account and the Account Security including documents and evidence of the type referred to in Schedule 3 (Conditions precedent) in relation to the Account and the relevant Account Security.

(b)
The rates of payment of interest and other terms regulating any Account will be a matter of separate agreement between the Borrower and the Account Bank. If an Account is a fixed term deposit account, the Borrower may select the terms of deposits until the relevant Account Security has become enforceable and the Security Agent directs otherwise.

(c)
The Borrower shall not close any Account or alter the terms of any Account from those in force at the time it is designated for the purposes of this clause 28 (Project Accounts, Receivables and Insurance Proceeds) or waive any of its rights in relation to an Account except with approval.

(d)
The Borrower shall deposit with the Security Agent all certificates of deposit, receipts or other instruments or securities relating to any Account, notify the Security Agent of any claim or notice relating to an Account from any other party and provide the Facility Agent with any other information it may request concerning any Account.

(e)
Each of the Facility Agent and the Security Agent agrees that if it is an Account Bank in respect of an Account then there will be no restrictions on charging that Account as contemplated by this Agreement and it shall not (except with the approval of the Majority Lenders) exercise any right of combination, consolidation or set-off which it may have in respect of that Account in a manner adverse to the rights of the other Finance Parties.

29	Business restrictions
Except as otherwise approved by the Majority Lenders each of the Borrower and the Sponsors undertake that this clause 29 will be complied with by the Borrower and, where expressly stated, the O&M Contractor, Golar Management Norway and/or the Sponsors throughout the Facility Period.

29.1	General negative pledge
The Borrower shall not permit any Security Interest to exist, arise or be created or extended over all or any part of its assets except for:

(a)	those granted or expressed to be granted by any of the Security Documents;

(b)	Permitted Maritime Liens; and

(c)	(except in relation to Charged Property) any lien arising by operation of law in the ordinary course of trading and not as a result of any default or omission by any Obligor.

29.2	Transactions similar to security
(Without prejudice to clauses 29.3 (Financial Indebtedness) and 29.8 (Disposals)), the Borrower shall not:

(a)
sell, transfer or otherwise dispose of any of its assets on terms whereby that asset is or may be leased to, or re-acquired by, any other member of the Pre-Completion Guarantor Group other than pursuant to disposals permitted under clause 29.8 (Disposals);

(b)	sell, transfer, factor or otherwise dispose of any of its receivables on recourse terms (except for the discounting of bills or notes in the ordinary course of business);

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts other than the Free Cash Account; or

(d)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset except where such arrangement or transaction would be permitted by clause 29.1 (General negative pledge) if such arrangement or transaction had been a Security Interest.

29.3	Financial Indebtedness
The Borrower shall not incur, or permit to exist, any Financial Indebtedness owed by it to anyone else except:

(a)	Financial Indebtedness incurred under the Finance Documents;

(b)	Permitted Financial Indebtedness; and

(c)	Financial Indebtedness permitted under clause 29.5 (Loans and credit).

29.4	Guarantees
The Borrower shall not give or permit to exist, any guarantee by it in respect of indebtedness of any person or allow any of its indebtedness to be guaranteed by anyone else (except pursuant to the Guarantees).

29.5	Loans and credit
The Borrower shall not make, grant or permit to exist any loans or any credit by it to anyone else other than trade credit granted by it to its customers on normal commercial terms in the ordinary course of its business.

29.6	Bank accounts and other financial transactions
The Borrower shall not:

(a)
maintain any current or deposit account (other than the Project Accounts and the Free Cash Accounts) with a bank or financial institution except for the deposit of money, operation of current accounts and the conduct of electronic banking operations with the Account Bank;

(b)
hold cash in any account (other than with the Account Bank or (in the case of any Free Cash Account) PT Bank Sumitomo Mitsui Indonesia) over or in respect of which any set-off, combination of accounts, netting or Security Interest exists;

(c)	be party to any banking or financial transaction, whether on or off balance sheet, that is not expressly permitted under this clause 29 (Business restrictions).

29.7	Other obligations and/or business

(a)	The Borrower shall not:

(i)
enter into any contract or agreement with any person and will not otherwise create or incur any liability to any person other than in its ordinary course of business or as provided for in, or as permitted by, the Transaction Documents and arrangements entered into as a result thereof and each other document required to be executed and delivered by it in accordance with the provisions hereof or thereof;

(ii)
undertake, incur or assume any obligation or liability whatsoever other than its obligations and liabilities pursuant to this Agreement and the other Transaction Documents to which it is party (and under any Permitted Financial Indebtedness); or

(iii)
undertake or become involved in any business whatsoever other than as contemplated by the Transaction Documents without the prior written consent of the Facility Agent acting with the consent of all the Lenders.

(b)	Each of the Sponsors shall maintain and procure that the Borrower is maintained as a single purpose company.

29.8	Disposals
The Borrower shall not enter into a single transaction or a series of transactions, whether related or not and whether voluntarily or involuntarily, to sell, transfer, assign, pledge, charter, discount or otherwise dispose of any of its present and future business, undertaking, assets, rights and revenues, including, but not limited to, its title, rights or interests in or to the Vessel, the Mooring or any equipment or any of the Borrower’s Security (other than the Permitted Security Interests) except for any of the following disposals so long as they are not prohibited by any other provision of the Finance Documents:

(a)	disposals of assets made in (and on terms reflecting) the ordinary course of trading of the disposing entity;

(b)
subject always to clause 26.3 (Removal of parts), disposals of obsolete assets or damaged assets or assets which are no longer required for the purpose of the business of the relevant Obligor in each case for cash on normal commercial terms and on an arm’s length basis;

(c)	dealings with trade creditors with respect to book debts in the ordinary course of trading; and

(d)	the application of cash or cash equivalents in the acquisition of assets or services in the ordinary course of its business.

29.9	Contracts and arrangements with Affiliates
The Borrower shall not be party to any arrangement or contract with any of its Affiliates unless (except where the relevant Affiliate is a Sponsor) such arrangement or contract is on an arm’s length basis.

29.10	Subsidiaries
The Borrower shall not establish or acquire a company or other entity which would be or become Subsidiary of the Borrower.

29.11	Acquisitions and investments
The Borrower shall not acquire any person, business, assets or liabilities or make any investment in any person or business or enter into any joint-venture arrangement except:

(a)	the Vessel, the Mooring and the Borrower Assigned Property;

(b)	acquisitions of assets in the ordinary course of business (not being new businesses or vessels); or

(c)	pursuant to or contemplated under any Transaction Document to which it is party.

29.12	No winding up
The Borrower shall not, and shall procure that the O&M Contractor and Golar Management Norway shall not, take any corporate or other action or commence any legal proceedings for the winding-up, dissolution, administration or reorganisation of the Borrower or the O&M Contractor or Golar Management Norway or for the appointment of an insolvency official of it or any of its assets or revenues.

29.13	Reduction of capital
The Borrower shall not redeem or purchase or otherwise reduce any of its equity or any other share capital or any warrants or any uncalled or unpaid liability in respect of any of them or reduce the amount (if any) for the time being standing to the credit of its share premium account or capital redemption or other undistributable reserve in any manner.

29.14	Increase in capital
The Borrower shall not issue shares or other equity interests to anyone who is not a Sponsor or a wholly-owned Subsidiary of the Sponsors unless to a Replacement Shareholder pursuant to and in accordance with clause 29.17 (Replacement shareholder).

29.15	Distributions and other payments
Subject to no Dividend Restriction Event having occurred and being continuing, the Borrower may:

(a)
declare or pay (including by way of set-off, combination of accounts or otherwise) any dividend or redeem or make any other distribution or payment (whether in cash or in specie), including any interest and/or unpaid dividends, in respect of its equity or any other share capital or any warrants for the time being in issue; or

(b)
make any payment (including by way of set-off, combination of accounts or otherwise) by way of interest, or repayment, redemption, purchase or other payment, in respect of any Subordinated Loan, any other shareholder loan or intercompany loan, loan stock or similar instrument, to a Sponsor or another member of the Pre-Completion Guarantor Group or to any other person.

29.16	Change in ownership
The Borrower shall to the extent of its powers, ensure that there is no change in the shareholding held by (a) the Sponsors (directly or indirectly) or, as the case may be, the Pre-Completion Guarantor in the Borrower (unless in accordance with clause 22.1(a) (Shares in the Borrower) or (b) either Guarantor (directly or indirectly) in the O&M Contractor without the prior written consent of the Lenders.

29.17	Replacement shareholder
The Borrower and the Final Repayment Guarantor further covenant and undertake that there shall be no change in the shareholding held by PSU in the Borrower without the prior written consent of the Lenders (acting reasonably) unless:

(i)	PSU is in breach of its obligations under any of the Transaction Documents and the Borrower and the Final Repayment Guarantor wish to replace it as a shareholder of the Borrower;

(ii)
the appointment of a Replacement Shareholder would not breach the terms of the Charter, the Shareholders’ Agreement or any law or regulation applicable to the Borrower, any Shareholder, the Vessel or the Project;

(iii)	the Replacement Shareholder is an Approved Shareholder;

(iv)
the Replacement Shareholder and Golar Singapore enter into a shareholders agreement which is substantially in the same form and on the same terms as the Shareholders’ agreement or on such other terms as many be acceptable to the Lenders (the Replacement Shareholders’ Agreement);

(v)
the Lenders have obtained all internal approvals for the proposed appointment of the Replacement Shareholder and can satisfy their Know Your Customer (“KYC”) requirements in respect of the Replacement Shareholder;

(vi)
the Replacement Shareholder has entered into an accession deed (or such other documentation as may be required) whereby the Replacement Shareholder assumes all PSU’s obligations under the Transaction Documents and such other amendments are made to the Finance Documents and the other relevant Transaction Documents so as to ensure that the Replacement Shareholder assumes all PSU’s obligations under such documents (to the satisfaction of the Lenders (acting reasonably)); and

(vii)
if required by the Facility Agent (acting reasonably), the Facility Agent has obtained satisfactory legal opinions in respect of the Replacement Shareholder’s entry into the Replacement Shareholders’ Agreement, the other documents referred to in paragraph (vi) above and any other documents which the Facility Agent (acting reasonably) may consider necessary or desirable in relation to appointment of the Replacement Shareholder to ensure that rights equivalent to those provided to the Finance Parties under the Finance Documents are preserved.

30	Hedging
The Borrower undertakes that this clause 30 (Hedging) will be complied with throughout the Facility Period.

30.1	Hedging

(a)
Subject to clauses (j) and (k) below, the Borrower shall enter into and maintain at all times during the Facility Period on and from the earlier of (i) 30 April 2018 and (ii) the date falling thirty (30) days from the date of the Supplemental Agreement, Hedging Transactions which provide for protection against adverse movements in interest rates for an aggregate notional principal amount that is not less than seventy per cent (70%) of the outstanding amount of Facility A at such time but not greater than one hundred and five per cent (105%) of the outstanding amount of Facility A as then scheduled to be repaid pursuant to clause 6 (Repayment).

(b)
The Borrower shall, on or before the date of the Supplemental Agreement, invite each Lender to propose the notional amount of the interest rate swap (IRS) it (or any of its Affiliates) is willing to take up and the credit spread, in basis points (bps), over the offer side of the dollar swap rate, as calculated in line with the Repayment Instalments, based on the prevailing dollar swap yield curve, that each Lender (or any of its Affiliates) would require to be paid to provide such notional amount of the IRS. The Lenders undertake to offer (or procure that their relevant Affiliate offers) market terms as to the credit spread offered (for this type of transaction, tenor and notional amount). Each Lender (or its respective Affiliate) will be given the right (to be exercised at its option) to match the average credit spread received by the Borrower from the other Lenders for a notional amount up to its pro rata share in the Loans. The Borrower undertakes to grant the IRS to the Lender or Lenders (or their respective Affiliates) based on the set of notional amounts and credit spreads indicated by the Lender(s) (or their respective Affiliates) which allows it to reach the required full notional amount of the IRS at the lowest possible cost to the Borrower, and for the avoidance of doubt, this need not be on a pro rata basis if any Lender or Lenders choose not to match the relevant credit spread. If the Hedging Providers choose not to enter into the proposed Hedging Transaction with the Borrower or the pricing offered by the Hedging Providers for such Hedging Transaction is not competitive with the pricing available to the Borrower from a Non Lender Hedging Bank, the Borrower may enter into the proposed Hedging Transaction with a Non Lender Hedging Bank on terms better than those offered by the Hedging Providers. Any Non Lender Hedging Bank will not be a party to this Agreement or any of the Finance Documents and will not share in any of the rights or interests of the Finance Parties pursuant to the Finance Documents.

(c)
All Original Hedging Banks shall be Original Lenders (or Affiliates thereof which is/are regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets and entering into ISDA derivative documentation and interest rate swaps).

(d)	The Borrower shall:

(i)
no later than the Effective Date (as defined in the Supplemental Agreement), execute and deliver to the Facility Agent a copy of the Hedging Master Agreements certified as true by an authorised signatory of the Borrower;

(ii)	within thirty (30) days from the date of the Supplemental Agreement, deliver evidence of the entry into the Hedging Transactions as required by clause 30.1(a) to the Facility Agent.

(e)	Each Hedging Contract contemplated by this clause 30.1 (Hedging) shall:

(i)	provide that the Termination Currency (as defined in each Hedging Contract) of each Hedging Contract is dollars;

(ii)
provide for two-way payments in the event of a termination of a Hedging Transaction, whether upon a Termination Event or an Event of Default (each as defined in the relevant Hedging Contract) as the applicable payment measure; and

(iii)	provide that the governing law is English law.

(f)	The Hedging Transactions contemplated by this clause 30.1 (Hedging) shall:

(i)	individually provide for the Borrower to pay a fixed rate of interest in respect of the relevant notional principal amount; and

(ii)	collectively match the repayment profile of the Loans in a manner consistent with clause (a), including pursuant to any adjustment necessitated by clause 6.3.

(g)	The Borrower shall ensure that:

(i)	each Floating Rate Payer Payment Date (as defined in each Hedging Contract) in respect of each Hedging Transaction shall coincide with each Repayment Date;

(ii)	each Reset Date (as defined in each Hedging Contract) in respect of each Hedging Transaction is consistent with each Quotation Day; and

(iii)
the Floating Rate Option (as defined in each Hedging Contract) in respect of each Hedging Transaction is consistent with the definition of LIBOR, including with respect to the first Interest Period and any fallback determination provisions.

(h)	The Borrower shall, promptly upon entry into any Hedging Transaction, deliver to the Facility Agent an original or certified copy of the relevant Confirmation.

(i)	Other than Hedging Transactions which meet the requirements of this clause 30 (Hedging), the Borrower shall not enter into derivative transactions.

(j)
In the circumstances referred to in clause 32.4(f) and from the date designated as the Early Termination Date by the terminating Hedging Bank as a result of its failure to transfer the affected Hedging Transaction to an Affiliate or office, the Borrower shall have a period of twenty (20) days or, as the case may be, seven (7) Business Days (as referred to in clause 32.4(f)(iii)) to execute replacement Hedging Transactions in accordance with the provisions of clause 32.4(f).

(k)
If the Borrower becomes entitled to terminate any Hedging Transactions and/or Hedging Master Agreements in accordance with the terms thereof, and starting from the date designated by the Borrower as the Early Termination Date, the Borrower shall have a period of 20 days in which to execute replacement Hedging Transactions (by following the procedures set out in clause 30.1(b) (but subject to the  provisos set out in clause 32.4(f)(i)(A) and 32.4(f)(i)(B)) and clause 32.4(f)(ii). Unless otherwise agreed, should the Borrower fail to execute replacement Hedging Transactions sufficient to comply with clause (a) within such 20 day period, this shall be considered a breach of clause (a).

(l)
The Borrower shall not, without the prior consent of the Lenders, enter into any Hedging Transaction if the forecasted Debt Service Coverage Ratio (as calculated by reference to the Financial Model and taking into account such Hedging Transaction(s)) for each Relevant Period during the remaining tenor of the Facility Period is less than 1.40:1.

30.2	Variations
Except with the approval of the Facility Agent (or as required under clause 30.6 (Unwinding of Hedging Contracts), no Hedging Master Agreement or Hedging Contract shall be varied provided that, to the extent that any adjustment is made under clause 6.3, no such approval shall be required to vary the profile of any Hedging Transaction to match such adjustment. Furthermore, no such approval is required if the variation is minor or of an administrative nature or corrects a manifest or proven error.

30.3	Releases and waivers
Except with the approval of the Facility Agent (subject to clause 30.7 (Assignment of Hedging Contracts by Hedging Banks)), there shall be no release by the Borrower of any obligation of any other Person under the Hedging Contracts (including by way of novation), no waiver of any breach of any such obligation and no consent to anything which would otherwise be such a breach.

30.4	Assignment by Borrower
Except pursuant to the Hedging Security, the Borrower shall not assign or otherwise dispose of its rights under any Hedging Contract.

30.5	Termination of Hedging Contracts by Borrower
Except with the approval of the Facility Agent and subject to clause 30.1(k), the Borrower shall not terminate or rescind any Hedging Contract or close out or unwind any Hedging Transaction for any reason whatsoever.

30.6	Unwinding of Hedging Contracts

(a)
Subject to clause (b) below, if, at any time, and whether as a result of any prepayment (in whole or in part) of the Loans or any cancellation (in whole or in part) of the Commitment or otherwise, the aggregate notional principal amount under all Hedging Transactions in respect of a Loan entered into by the Borrower exceeds or will exceed the aggregate amount of Loans outstanding at that time after such prepayment or cancellation, then (unless otherwise approved by the Facility Agent) each of the Permitted Hedging Banks shall on the date of such prepayment or cancellation close out and terminate a sufficient portion of each Hedging Transaction (on a pro rata basis) as is necessary to ensure that the aggregate notional principal amount under the remaining continuing Hedging Transactions equals, and will in the future be equal to, not less than seventy per cent (70%) and not greater than one hundred and five per cent (105%) of the outstanding amount of Facility A at such time and as scheduled to be repaid from time to time thereafter pursuant to clause 6 (Repayment).

(b)
Where the prepayment of a Loan (or any part thereof) arises as a result of the circumstances described in clauses 7.1 (Illegality), 7.5 (Right of cancellation in relation to a Defaulting Lender) and /or 11.4 (Prepayment; termination of Commitments) in relation to a single Lender (and such circumstances also affect such person (or its respective Affiliate) acting in its capacity as Hedging Bank, as a result of which such Hedging Bank is entitled to designate an Early Termination Date (as defined in the relevant Hedging Master Agreement) with respect to the whole of the relevant Hedging Transaction), then such Hedging Bank shall (on the instruction of the Facility Agent) immediately close out and terminate such Hedging Transaction. Provided that, following such termination, the aggregate notional principal amount under the remaining continuing Hedging Transactions equals, and will in the future be equal to, the same percentage of the aggregate amount of the Loans outstanding after such prepayment or cancellation as the notional amount had borne to the aggregate amount of the Loan outstanding prior to such prepayment or cancellation.

30.7	Assignment of Hedging Contracts by Hedging Banks

(a)
A Hedging Bank shall assign its rights or transfer by novation its rights and obligations under this Agreement (in its capacity as a Hedging Bank and not, if applicable, as a Lender) to another bank or financial institution (or, following an Event of Default that is continuing, to a trust, fund or other entity) which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets and entering into ISDA derivative documentation and interest rate swaps (including an Affiliate of such Hedging Bank) (the New Hedging Bank) to the extent that such Hedging Bank has assigned or transferred its rights to such New Hedging Bank under, and in accordance with the terms of, the relevant Hedging Contract.

(b)
Except in the case of a transfer to an Affiliate of such Hedging Bank (that meets the criteria specified in clause (a) above), no Hedging Bank is entitled to transfer its Hedging Contract other than to an Alternative Financial Institution (as defined in clause 32.4(f)).

(c)
Unless an Event of Default is continuing, neither the Borrower nor the other Obligors shall be liable for any costs (including break costs) arising from the termination of any Hedging Contracts and/or entering into new hedging arrangements on less favourable rates than the existing Hedging Contracts which are incurred as a result of voluntary transfers by Lenders or Hedging Banks. Upon any involuntary or mandatory transfers (whether due to increased costs, a change of law or otherwise (but not following an Event of Default)), the Lenders and the Hedging Banks will, to the extent possible, take all reasonable steps to mitigate any such costs from arising.

(d)
If such assignment or transfer would at the date of such assignment or transfer subject the Borrower to any greater with-holding tax liability hereunder to the New Lender than it would have had to the Existing Lender on such date then, unless an Event of Default is continuing or such assignment or transfer was made at the request or with the consent of the Borrower in order to mitigate or avoid the requirement for payment of additional amounts or increased costs or to mitigate or avoid an illegality, the Borrower shall not be obliged to pay any such additional with-holding tax under this Agreement in excess of those it would have been obliged to pay had no such assignment or transfer then taken place (but without prejudice to any obligation on the part of the Borrower to make any payment of additional amounts or increased amounts arising by virtue of a change of applicable law or in the application or interpretation thereof occurring after the date of such assignment or transfer).

30.8	Performance of Hedging Contracts by Borrower
The Borrower shall perform its obligations under the Hedging Contracts to which it is party.

30.9	Information concerning Hedging Contracts
The Borrower shall provide the Facility Agent with any information it may request concerning any Hedging Contract, including all reasonable information, accounts and records that may be necessary or of assistance to enable the Facility Agent to verify the amounts of all payments and any other amounts payable under the Hedging Contracts.

31	Events of Default
Each of the events or circumstances set out in clauses 31.1 to 31.32 is an Event of Default.

31.1	Non-payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless its failure to pay is caused by an administrative or technical error and payment is made within three (3) Business Days of its due date.

31.2	Financial covenants
The Borrower or either Guarantor does not comply with clause 20 (Financial covenants).

31.3	Insurance

(a)	The Insurances and, if applicable, the Reinsurances of the Vessel and/or the Mooring are not placed and kept in force in the manner required by clause 27 (Insurance) and the Charter.

(b)	Any insurer or reinsurer either:

(i)	cancels any such Insurances or Reinsurances; or

(ii)	fails to renew any such Insurances or Reinsurances when the same are due for renewal; or

(iii)	disclaims liability under them by reason of any mis-statement or failure or default by any person.

(c)
The credit rating of any insurer (unless such Insurances are reinsured and the Reinsurance Security has been duly executed, in which case the credit rating of any reinsurer) in respect of the Insurances or, if applicable, the Reinsurances falls below the Approved Credit Rating and the insurances or, as applicable, Reinsurances are not replaced with a replacement insurer or reinsurer with an Approved Credit Rating and otherwise in compliance with clause 27 (Insurance) within thirty (30) days.

(d)
Any Insurer is or becomes insolvent, unless (a) the Insurances placed with such Insurer are re-placed with a replacement, solvent insurer within thirty (30) days and (b) the Reinsurance Security granted by such Insurer is promptly (and in any event within thirty (30) days following the insolvency of the Insurer) replaced by a substitute Reinsurance Security issued by the replacement insurer on substantially the same terms.

(e)	Any Insurer fails to perform or observe any material covenant or obligation to be performed or observed by it under the Reinsurance Security unless either:

(i)
the Facility Agent considers that the failure to perform or observe any such material covenant or obligation is capable of remedy and the failure is remedied within thirty (30) days of the Facility Agent giving notice to the Borrower and/or the Insurer; or

(ii)
within such thirty (30) day period, the Insurances placed with such Insurer are re-placed with a replacement insurer and the Reinsurance Security granted by such Insurer is replaced by a substitute Reinsurance Security issued by the replacement insurer on substantially the same terms.

(f)	Any representation made by an Insurer in any Reinsurance Security is or proves to have been incorrect or misleading in any material respect when made unless either:

(i)
the Facility Agent considers that the incorrectness or misleading nature of the relevant representation is capable of remedy and such action as the Facility Agent may (and, if so instructed by the Majority Lenders, shall) require is taken to remedy such breach within thirty (30) days of the Facility Agent giving notice to the Borrower and/or the Insurer; or

(ii)
within such thirty (30) days period, the Insurances placed with such Insurer are re-placed with a replacement insurer and the Reinsurance Security granted by such Insurer is replaced by a substitute Reinsurance Security issued by the replacement insurer on substantially the same terms.

(g)	Either:

(i)
it is or becomes unlawful for an Insurer to perform any of its obligations under any Reinsurance Security and/or any Security Interest created or expressed to be created or evidenced by any Reinsurance Security ceases to be effective and such event would have a Material Adverse Effect; or

(ii)
any obligation of an Insurer under any Reinsurance Security is not (subject to the Legal Reservations) or ceases to be legal, valid, binding or enforceable and the cessation would have a Material Adverse Effect, unless, within thirty (30) days of the Facility Agent giving notice to the Borrower and/or the Insurer of such event, the Insurances placed with such Insurer are re-placed with a replacement insurer (whereby such unlawfulness, non-effectiveness, illegality, invalidity, non-binding nature or unenforceability is thereby remedied) and the Reinsurance Security granted by such Insurer is replaced by a substitute Reinsurance Security issued by the replacement insurer on substantially the same terms.

31.4	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in clauses 31.1 (Non-payment), 31.2 (Financial covenants) and 31.3 (Insurance)).

(b)
No Event of Default under clause (a) above will occur if the Facility Agent considers that the failure to comply is capable of remedy and the failure is remedied within thirty (30) Business Days of the Facility Agent giving notice to the Borrower.

31.5	Misrepresentation

(a)
Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)
No Event of Default under clause 31.5(a) above will occur if the Facility Agent considers that the consequence of the consequences of the misrepresentation or mis-statement are capable of remedy and such action as the Facility Agent may require is taken to remedy such breach and/or the effects thereof within ten (10) Business Days of the Facility Agent giving notice to the Borrower of such misrepresentation or mis-statement.

31.6	Cross default

(a)
Any Financial Indebtedness of the Borrower, any Sponsor, any Shareholder, any Guarantor (each a Relevant Person) is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(b)	Any commitment for any Financial Indebtedness of any Relevant Person is cancelled or suspended by a creditor of that Relevant Party as a result of an event of default (however described).

(c)
The counterparty to a Treasury Transaction entered into by any Relevant Person including, without limitation, under the Hedging Contracts) becomes entitled to terminate that Treasury Transaction early by reason of an event of default (however described).

(d)
Any creditor of any Relevant Person becomes entitled to declare any Financial Indebtedness (other than any Subordinated Loan) of that Relevant Person due and payable prior to its specified maturity as a result of an event of default (however described).

(e)
No Event of Default will occur under this clause 31.6 (Cross Default) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within clauses (a) to (d) above is in the case of the Borrower, less than $1,000,000 (or its equivalent in any other currency or currencies).

(f)
No Event of Default will occur under this clause 31.6 (Cross Default) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within clauses (a) to (d) above in the case of either Guarantor is less than $10,000,000 (or its equivalent in any other currency or currencies)

(g)
No Event of Default will occur under this clause 31.6 (Cross Default) in the case PSU if the Lenders (acting reasonably) agree that a Replacement Shareholder may be appointed pursuant to and in accordance with clause 29.17 (Replacement shareholder) and such Replacement Shareholder is appointed on terms satisfactory to the Facility Agent within forty five (45) days or such longer period as may be approved by the Facility Agent (acting on the instructions of the Lenders) of any event described within clauses (a) to (d) above having taken place (provided that none of the events described within clauses (a) to (d) above has occurred in respect of such Replacement Shareholder).

31.7	Insolvency

(a)
Any Obligor or the Charterer or either Charterer Shareholder is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Obligor or the Charterer or either Charterer Shareholder is less than its liabilities (taking into account contingent and prospective liabilities).

(c)
A moratorium is declared in respect of any indebtedness of any Obligor or the Charterer or either Charterer Shareholder. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

(d)
No Event of Default will occur under this clause 31.7 (Insolvency) in relation to the O&M Contractor or Golar Management Norway if a replacement operator which is an Approved Operator is appointed pursuant to and in accordance with clause 24.4(c) (Operation and Maintenance) within thirty (30) days of any event described in this clause 31.7 (Insolvency) having taken place (provided that none of the events described in this clause 31.7 (Insolvency) has occurred in respect of such replacement operator).

(e)
No Event of Default will occur under this clause 31.7 (Insolvency) in relation to PSU if the Lenders (acting reasonably) agree that a Replacement Shareholder may be appointed pursuant to and in accordance with clause 29.17 (Replacement shareholder) and such Replacement Shareholder is appointed on terms satisfactory to the Facility Agent within forty five (45) days or such longer period as may be approved by the Facility Agent (acting on the instructions of the Lenders) of any event described in this clause 31.7 (Insolvency) having taken place (provided that none of the events described in this clause 31.7 (Insolvency) has occurred in respect of such Replacement Shareholder).

31.8	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or the Charterer or either Charterer Shareholder;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Obligor or the Charterer or either Charterer Shareholder;

(b)
a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer is appointed in respect of any Obligor or the Charterer or either Charterer Shareholder or any of its assets (including the directors of any person requesting a person to appoint any such officer in relation to it or any of its assets); or

(c)	any Security Interest over any assets of the Borrower or all or substantially all of the assets of any Obligor (other than the Borrower) or the Charterer or either Charterer Shareholder is enforced, or any analogous procedure or step is taken in any jurisdiction.

(d)	No Event of Default will occur under this clause 31.8 (Insolvency proceedings):

(i)
in respect of any winding-up petition (or analogous procedure or step) which is frivolous or vexatious and is discharged, stayed or dismissed within fourteen (14) days of commencement or, if earlier, the date on which it is advertised; or

(ii)	in respect of any enforcement of a Permitted Maritime Lien which is discharged and/or dismissed within fourteen (14) days of such enforcement;

(iii)
to any event described above in relation to the O&M Contractor or Golar Management Norway where a replacement operator which is an Approved Operator is appointed pursuant to and in accordance with clause 24.4(c) (Operation and Maintenance) within thirty (30) days of any event described within clauses (a) to (c) above having taken place (provided that none of the events described within clauses (a) to (c) above has occurred in respect of such replacement operator); or

(iv)
to any event described above in relation to PSU if the Lenders (acting reasonably) agree that a Replacement Shareholder may be appointed pursuant to and in accordance with clause 29.17 (Replacement shareholder) and such Replacement Shareholder is appointed on terms satisfactory to the Facility Agent within forty five (45) days or such longer period as may be approved by the Facility Agent (acting on the instructions of the Lenders) of any event described within clauses (a) to (c) above having taken place (provided that none of the events described within clauses (a) to (c) above has occurred in respect of such Replacement Shareholder).

31.9	Creditors’ process

(a)
Any expropriation, attachment, sequestration, distress, execution or analogous process affects any asset or assets of the Borrower, any Sponsor, and Shareholder, any Guarantor, the O&M Contractor or Golar Management Norway and is not discharged within fourteen (14) days.

(b)	Any judgment or order is made against any such Obligor and is not stayed or complied with within seven (7) days.

(c)
No Event of Default will occur under clauses (a) and (b) above in relation to either Guarantor if the aggregate amount of the claim relating to any event described in clauses (a) and/or (b) above is less than US$10,000,000.

(d)
No Event of Default will occur under clauses (a) and (b) above in relation to the O&M Contractor or Golar Management Norway if a replacement operator which is an Approved Operator is appointed pursuant to and in accordance with clause 24.4(c) within thirty (30) days of any event described in clauses (a) and/or (b) above having taken place (provided that none of the events described within (a) and/or (b) has occurred in respect of such replacement operator).

(e)
No Event of Default will occur under clauses (a) and (b) above in relation to PSU if the Lenders (acting reasonably) agree that a Replacement Shareholder may be appointed pursuant to and in accordance with clause 29.17 (Replacement shareholder) and such Replacement Shareholder is appointed on terms satisfactory to the Facility Agent within forty five (45) days or such longer period as may be approved by the Facility Agent (acting on the instructions of the Lenders) of any event described within clauses (a) to (b) above having taken place (provided that none of the events described within clauses (a) to (b) above has occurred in respect of such Replacement Shareholder).

31.10	Validity and ranking of Security
Any Security Document does not create legal, valid, binding and enforceable security over the assets charged under that Security Document or the ranking or priority of such security is adversely affected.

31.11	Cessation of business

(a)
Any Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business and for this avoidance of doubt this does not include a disposal of an asset which is unrelated to the Project by Golar Energy or the Pre-Completion Guarantor to another member of the Pre-Completion Guarantor Group and which would not have a material adverse effect on the ability of Golar Energy or the Pre-Completion Guarantor to perform its obligations under any Finance Document to which it is a party.

(b)
No Event of Default will occur under clause 31.11(a) in relation to the O&M Contractor if a replacement operator which is an Approved Operator is appointed pursuant to and in accordance with clause 24.4(c) (Operation and Maintenance) within thirty (30) days of any event described in clause 31.11(a) having taken place (provided that none of the events described in clause 31.11(a) has occurred in respect of such replacement operator).

31.12	Ownership of the Obligors

(a)
The Sponsors, together, cease or, as the case may be, the Pre-Completion Guarantor ceases to, directly or indirectly, legally and beneficially, own one hundred per cent (100%) of the shares in the Borrower without the prior written consent of the Facility Agent (acting on the instructions of all of the Lenders) or the Final Repayment Guarantor ceases to retain management control over the Borrower or the Pre-Completion Guarantor ceases to retain management control over the Final Repayment Guarantor.

(b)	The Sponsors transfer any shareholding in the Borrower to a transferee which fails to meet the Lenders’ ‘Know Your Customer’ checks and/or is otherwise not acceptable to the Lenders.

31.13	Expropriation
The authority or ability of the Borrower to conduct its business and/or any other Obligor to perform its obligations under the Finance Documents is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any government, regulatory or other authority or other person in relation to the Borrower or any of its assets.

31.14	Repudiation and rescission of Finance Documents
An Obligor, an Insurer or the Charterer repudiates or purports to repudiate a Finance Document or evidences an intention to rescind a Finance Document.

31.15	Litigation

(a)
Any material litigation, alternative dispute resolution, arbitration or administrative proceeding related to the Project is taking place, or threatened or a claim in respect of any such proceedings is brought against the Borrower, any Sponsor, any Shareholder, any Guarantor, the O&M Contractor or Golar Management Norway or any of their respective assets, rights or revenues.

(b)
No Event of Default will occur under clause 31.15(a) above in relation to either Guarantor if the aggregate amount of the claim relating to any event described in clause 31.15(a) above is less than US$10,000,000.

(c)
No Event of Default will occur under clause 31.15(a) above in relation to the O&M Contractor or Golar Management Norway if a replacement operator which is an Approved Operator is appointed pursuant to and in accordance with clause 24.4(c) within thirty (30) days of any event described in clauses (a) and/or (b) above having taken place (provided that none of the events described within (a) and/or (b) has occurred in respect of such replacement operator).

31.16	Material Adverse Effect
Any event or circumstance or series of events (including but not limited to any change of law or hostilities or civil war in the Flag State or any Relevant Jurisdiction or there is a seizure of power in the Flag State) occurs which would have a Material Adverse Effect.

31.17	Arrest of Vessel / Mooring
The Vessel or the Mooring is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim and the Borrower fails to procure the release of the Vessel or the Mooring within a period of thirty (30) days thereafter (or such longer period as may be approved).

31.18	Vessel registration
Except with approval, the registration of the Vessel under the laws and flag of its Flag State is cancelled or terminated or, where applicable, not renewed or, if the Vessel is only provisionally registered on the date of its Mortgage, the Vessel is not permanently registered under such laws within 90 days of such date.

31.19	Hedging Contracts
If:

(a)	an Event of Default (as defined in any Hedging Contract or such other equivalent definition(s) in any Hedging Contract) has occurred and is continuing under any Hedging Contract; or

(b)
an Early Termination Date (as defined in any Hedging Contract or such other equivalent definition in any Hedging Contract) has occurred (except with the approval of the Facility Agent or pursuant to the occurrence of a Termination Event (as defined in any Hedging Contract or such other equivalent definition(s) in any Hedging Contract) or been or become capable of being effectively designated under any Hedging Contract; or

(c)
subject to the proviso in clause 31.19(b) above, any Hedging Contract is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason in the case of a prepayment of all or part of the Loans); or

(d)	the Borrower fails to enter into a Hedging Transaction pursuant to and in accordance with clause 30.1(a) before 30 April 2018.

31.20	Breach of obligations in relation to the Project Accounts
The Borrower commits any breach of or omits to observe any of the covenants, obligations and undertakings expressed to be assumed by it under clauses 7.13 (Restrictions) and/or 10.1 of the Account Security or clause 28 (Project Accounts, Receivables and Insurance Proceeds) of this Agreement or any moneys standing to the credit of any Project Account are or become subject to any attachment or similar type of order.

31.21	Breach of Letter of Quiet Enjoyment
The Charterer commits any breach of or omits to observe any of the obligations or undertakings assumed by it under the Letter of Quiet Enjoyment which would in the opinion of the Facility Agent (acting on the instructions of the Lenders) have a Material Adverse Effect and, in respect of any such breach or omission which in the opinion of the Facility Agent (acting with the consent of the Lenders) is capable of remedy, such action as the Facility Agent acting with the consent of the Lenders may require (including but not limited to the arrangement of alternative security on terms acceptable to the Lenders) shall not have been taken within twenty (20) days of the Facility Agent notifying the Borrower of such default and of the remedial or other action required.

31.22	Manager covenants

(a)
Subject to (b) below, failure of the O&M Contractor and/or Golar Management Norway to perform or observe any covenant or obligation to be performed or observed by it under the O&M Contract and/or the Golar Management Norway Management Agreement where such failure to perform or observe any such covenant or obligation by it is not remedied in accordance with the requirements of the O&M Contract or, as the case may be, the Golar Management Norway Management Agreement.

(b)
No Event of Default will occur under this clause 31.22 (Manager covenants) if a replacement operator which is an Approved Operator is appointed pursuant to and in accordance with clause 22.4.3 within thirty (30) days of the deadline for remedy of the relevant event specified in the O&M Contract (or, if no such deadline is specified, within thirty (30) days of the event described in this clause 31.22 (Manager covenants) having taken place) (provided that none of the events described in this clause 31.22 (Manager covenants) has occurred in respect of such replacement operator).

31.23	Qualification of accounts
The Auditors qualify their report on the Audited Financial Statements in any way whatsoever which would have a Material Adverse Effect.

31.24	Charter termination and breach
Except with the approval of the Facility Agent:

(a)	an Event of Owner’s Default (as defined in clause 29.1 of the Charter) occurs;

(b)
(except as a result of the Vessel becoming a Total Loss or in the circumstances contemplated in clause 7.9) the Charter and/or the Charterer Undertaking and/or the Charter Letters of Credit and/or a Charter LoU POA is terminated, cancelled, rescinded, repudiated or frustrated or is declared terminated, cancelled, rescinded, repudiated or frustrated for any reason or varied or amended in breach of this Agreement; or

(c)	(except in the circumstances contemplated in clause 7.9) the Vessel is withdrawn from service under the Charter before the time the Charter was scheduled to expire; or

(d)
an Event of Charterer’s Default (as defined in clause 29.2 of the Charter) occurs under clause 29.2(e) of the Charter and the non-payment is not rectified and any shortfall not paid (i) by the Borrower from amounts available on the Free Cash Accounts or (ii) by either Sponsor or either Guarantor (at their absolute discretion) or (iii) by the Charterer within the 15 days of the Facility Agent giving notice to the Borrower or, if earlier within the 15 days of the Borrower giving notice to the Charterer; or

(e)
the Borrower agrees replacement or supplemental security in connection with any disposal by either Charterer Shareholder of its shares in the Charterer as may be required to be provided or procured by the Charterer pursuant to clauses 17.6 and 17.7 of the Charter without prior consent of the Lenders (acting reasonably); or

(f)	the Borrower fails to provide notice to the Lenders immediately upon becoming aware of any proposed disposal of shares in the Charterer by either Charterer Shareholder; or

(g)
either Charterer Shareholder intends to dispose of any or all of its shares in the Charterer and the Charterer fails to provide or procure replacement or supplemental security to the relevant Charter Undertakings within 14 calendar days of the date that the written notice referred to in clause 17.5 of the Charter should have been provided under clause 17.5 of the Charter, such security to be in form and substance satisfactory to the Lenders (acting reasonably); or

(h)
the Charterer is otherwise in breach of its obligations under the Charter or any Charterer Shareholders are in breach of its obligations under its Charterer Undertaking in any case which would have a Material Adverse Effect.

31.25	Project Agreements
Subject to any other provision of this clause 31 (Events of Default), any event of default or any other breach occurs under any of the Project Agreements or any Project Agreement becomes unenforceable for any reason (which would have a Material Adverse Effect) or any Obligor, an Insurer or the Charterer repudiates or purports to repudiate a Project Agreement or evidences an intention to rescind a Project Agreement; or any Project Agreement (other than the Charter Documents and the Letter of Quiet Enjoyment) is cancelled, terminated or suspended or varied or amended in breach of this Agreement.

31.26	Environmental Incidents
There occurs an Environmental Incident.

31.27	Abandonment of the Project or the Vessel / Mooring
The Project or the Vessel or the Mooring or any part thereof is in the opinion of the Facility Agent (acting on the instructions of the Majority Lenders) permanently abandoned by the Obligors or any other party to the Project Agreements or the Vessel or the Mooring or Project operations suffer permanent cessation.

31.28	Dry-docking
The Vessel is put into dry-dock for any period other than in accordance with clause 26.7 (Inspection and notice of drydockings).

31.29	Operation of the Vessel / Mooring

(a)
The Borrower ceases to be the owner of the Vessel or the Mooring, unless the Vessel or, as the case may be, the Mooring has been sold in accordance with clauses 7.8 (Sale of Vessel / Mooring System) and/or 25.2 (Sale or other disposal of the Vessel / Mooring).

(b)
The O&M Contractor and/or Golar Management Norway cease to be the operator of the Vessel and the Mooring under the O&M Contract or, as the case may be, the Golar Management Norway Management Agreement, unless a replacement operator which is an Approved Operator is appointed pursuant to and in accordance with clause 24.4(c) (Operation and Maintenance) within thirty (30) days of such party ceasing to be the operator.

31.30	Redeployment of the Vessel
There is a redeployment of the Vessel or the Mooring or a relocation from the Permitted Location (other than for the normal operation of the Vessel at the Site or a short-term relocation (of no more than thirty (30) days (during which the Total Charter Rate continues to be paid in full, without any discount or reduction or either Guarantor or either Sponsor (at their discretion) has made up any shortfall within 4 Business Days of demand)) required in the case of an emergency or security reason where the prior written consent of the Facility Agent cannot be obtained in sufficient time) without the prior written consent of the Facility Agent (acting on the instructions of the Lenders), such consent not to be unreasonably withheld.

31.31	Sanctions

(a)
The Borrower or the Sponsors (or either of them) are designated as a Restricted Party, or becomes owned or controlled by a Restricted Party, or the Borrower acts directly or indirectly on behalf of a Restricted Party, or becomes the owner or controller of a Restricted Party

(b)	The Borrower or the Sponsors (or either of them) fails to comply with any Sanctions.

31.32	Final Acceptance
Final Acceptance is not achieved on or before the earlier of (i) 30 November, 2012 and (ii) the Guaranteed Acceptance Date (as defined in the Charter).

31.33	Acceleration
On and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Total Commitments at which time they shall immediately be cancelled; and/or

(b)
declare that all or part of the Loans, together with accrued interest and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, at which time it shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Creditors; and/or

(d)	declare that all outstanding Hedging Transactions entered into under the Hedging Contracts shall be terminated or closed out by the Hedging Banks;

(e)	declare that no withdrawals be made from any Project Account; and/or

(f)
exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents including but not limited to making a demand under either Guarantee and/or enforcing any Security Interest created by the Security Documents.

32	Position of Hedging Banks

32.1	Rights of Hedging Bank
Each Hedging Bank is a Finance Party and as such, will be entitled to share in the security constituted by the Security Documents in respect of any liabilities of the Borrower under the Hedging Contracts with such Hedging Bank in the manner and to the extent contemplated by the Finance Documents.

32.2	No voting rights
Subject to clause 46.2(c) (Exceptions), no Hedging Bank shall be entitled to vote on any matter where a decision of the Lenders alone is required under this Agreement, whether before or after the termination or close out of the Hedging Contracts with such Hedging Bank, provided that each Hedging Bank shall be entitled to vote on any matter where a decision of all the Finance Parties is expressly required.

32.3	Acceleration and enforcement of security
Subject to clause 46.2(c) (Exceptions), neither the Facility Agent nor the Security Agent or any other beneficiary of the Security Documents shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to clause 31 (Events of Default) or pursuant to the other Finance Documents, to have any regard to the requirements of any Hedging Bank except to the extent that the relevant Hedging Bank is also a Lender.

32.4	Close out of Hedging Contracts

(a)
The parties to this Agreement agree that at any time on and after any Event of Default the Facility Agent (acting on the instructions of the Majority Lenders) shall be entitled, by notice in writing to a Hedging Bank, to instruct such Hedging Bank to terminate and close out any Hedging Transactions (or parts thereof) with the Borrower (on the basis that the Hedging Transactions shall be closed out pro rata and pari passu). The relevant Hedging Bank will terminate and close out the relevant Hedging Transactions (or parts thereof) and/or the relevant Hedging Contracts in accordance with such notice immediately upon receipt of such notice.

(b)	No Hedging Bank shall be entitled to terminate or close out any Hedging Contract or any Hedging Transaction under it prior to its stated maturity except:

(i)	in accordance with a notice served by the Facility Agent under clause (a); or

(ii)	in accordance with clause 30.6 (Unwinding of Hedging Contracts); or

(iii)	if the Borrower has not paid amounts due under the relevant Hedging Contract and such amounts remain unpaid for a period of five (5) days after the due date for payment; or

(iv)	if the Facility Agent takes any action under clause 31.33; or

(v)	if the Loans and other amounts outstanding under the Finance Documents (other than amounts outstanding under the Hedging Contracts) have been repaid by the Borrower in full; or

(vi)
if, following the occurrence of any Bankruptcy, Illegality, Tax Event, Tax Event Upon Merger, Force Majeure Event or Additional Termination Event (as each such expression is defined in the Hedging Master Agreements), the relevant Hedging Bank is entitled to terminate or close out the relevant Hedging Transaction pursuant to the relevant Hedging Contract.

(c)
If there is a net amount payable to the Borrower under a Hedging Transaction or a Hedging Contract upon its termination and close out, the relevant Hedging Bank shall forthwith pay that net amount (together with interest earned on such amount) to the Security Agent for application in accordance with clause 37.22 (Order of application).

(d)	No Hedging Bank shall set-off any such net amount against or exercise any right of combination in respect of any other claim it has against the Borrower.

(e)
If, as a result of any termination or close-out of any Hedging Transaction pursuant to any Illegality, Tax Event or Force Majeure Event as referred to in clause 32.4(b)(vi), the Borrower would fail to comply with the requirements set out in clause 30.1(a), the relevant Hedging Bank shall, as a condition of its right to designate an Early Termination Date, use all reasonable efforts (which will not require such Hedging Bank to incur a loss, other than immaterial, incidental expenses (as determined by such Hedging Bank in its reasonable discretion)) to transfer within twenty (20) days (in the case of Tax Event or Force Majeure Event) or seven (7) Business Days (in the case of Illegality) after it gives notice of its intention to terminate or close out the relevant Hedging Transaction(s) all its rights and obligations under the relevant Hedging Contract to another of its Offices (as defined in the Hedging Master Agreements) or Affiliates so that the relevant Termination Event (as defined in the Hedging Master Agreements) ceases to exist. The Borrower hereby consents to any such transfer. Such time period shall run concurrently with any time period relating to any transfer requirement or Waiting Period (as defined in the Hedging Master Agreements) under the relevant Hedging Contract.

(f)

(i)
If the relevant Hedging Bank is unable to effect the transfer referred to in clause 32.4(e) within the relevant time period it will give notice to the Borrower (copied to the Facility Agent) to that effect within such twenty (20) day (or, as the case may be, seven (7) Business Day) period, whereupon the Hedging Bank may then designate an Early Termination Date with respect to the relevant Hedging Transaction(s) or if a Hedging Bank designates an Early Termination Date as a result of a Tax Event Upon Merger, or if the Borrower (as a Non-defaulting Party or Non-affected Party (as those terms are defined in the Hedging Master Agreements) terminates any Hedging Transaction in accordance with the terms of the relevant Hedging Contract, then the Borrower shall follow the process set out in clause 30.1(b) in order to prevent any breach of clause 30.1(a) from arising as a result of the relevant termination or close-out referred to in clause (b)(vi) or otherwise, as applicable, upon the expiry of the period referred to in clause 30.1(j), provided that:

(A)
references in clause 30.1(b) to the notional amount of the IRS shall be treated as references to the additional notional amount necessary in order to comply with clause 30.1(a) (Additional Notional Amount); and

(B)
references to the Utilisation Date shall be treated as references to the date falling four (4) Business Days after the Early Termination Date designated by the relevant party with respect to the relevant terminated Hedging Transaction(s).

(ii)
In the event that no Lender is willing to take up the Additional Notional Amount in accordance with clause 30.1(b), the Borrower may enter into one or more Hedging Contracts with other banks which are regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets and entering into ISDA derivative documentation and interest rate swaps (on terms substantially the same as the Hedging Master Agreements entered into by the Original Hedging Banks on or about the date of this Agreement), the aggregate Notional Amount (as defined in such Hedging Contract(s)) of the Hedging Transactions concluded thereunder being no greater than Additional Notional Amount, with one or more Alternative Financial Institutions.

For the purpose of this clause 32.4(f) and clause 30.7(b) above, Alternative Financial Institution shall mean a financial institution, with an Approved Credit Rating, which is regularly engaged in or established for the purpose of investing in loans, securities or other financial assets and entering into ISDA derivative documentation and interest rate swaps and which, simultaneously with entering into a Hedging Contract with the Borrower, accedes to this Agreement as a Hedging Bank.

(iii)
Unless otherwise agreed, the Borrower shall complete the process referred to in this clause 32.4(f) and execute sufficient replacement Hedging Transactions to avoid a breach of clause 30.1(a) within twenty (20) days (in the case of Tax Event or Force Majeure Event) or seven (7) Business Days (in the case of Illegality) of receipt of the notice from the relevant Hedging Bank of its intention to terminate as referred to above or the date of designation of the Early Termination Date, provided that this is after the date of such notice being received.

32.5	No Enforcement Action
Other than the steps permitted by clause 32.4, no Hedging Bank will take any Enforcement Action without the prior written consent of the Security Agent.

SECTION 8 - CHANGES TO PARTIES

33	Changes to the Lenders

33.1	Assignments and transfers by the Lenders

(a)	Subject to this clause 33, a Lender (the Existing Lender) may:

(i)	assign any of its rights; or

(ii)	transfer by novation any of its rights and obligations,
to another bank or financial institution, or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender) provided that the New Lender has a minimum credit rating of BB with Standard & Poor’s Rating Agency and/or BA3 with Moody’s Rating Agency (or the equivalent rating with another internationally recognised credit rating agency) and is not a direct competitor of the Borrower or either Guarantor. Each Lender agrees that it will request that each New Lender use reasonable endeavours to mitigate any circumstances which would result in any increase in costs payable by the Borrower to that New Lender as a result of such assignment or transfer. For the avoidance of doubt, this shall not impose any restriction on assignments or transfers by a Lender which are otherwise in accordance with this clause 33 nor shall it impose any obligation whatsoever on a New Lender.

(b)
In addition to the other rights provided to Lenders under this clause 33, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign by way of security or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(i)	any charge, assignment by way of security or other Security Interest to secure obligations to a federal reserve or central bank; and

(ii)
in the case of any Lender which is a fund, any charge, assignment by way of security or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or other Security Interest shall:

(A)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(B)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

33.2	Conditions of assignment or transfer

(a)
The consent of the Borrower is not required for an assignment or transfer by a Lender which complies with clause 33.1 and shall be at no cost to the Borrower (unless such assignment or transfer has been requested by an Obligor), but prior notice shall be given to the Borrower of any such assignment or transfer (unless an Event of Default is continuing, in which case no such notice shall be required).

(b)	The Facility Agent will promptly advise the Borrower of the assignment or transfer.

(c)	An assignment or transfer will only be effective:

(i)
in the case of an assignment, on receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Finance Parties as it would have been under if it was an Original Lender or, in the case of a transfer, if the procedure set out in clause 33.5 (Procedure for transfer) is complied with;

(ii)	on the New Lender entering into any documentation required for it to accede as a party to any Security Document to which the Original Lender is a party in its capacity as a Lender;

(iii)
on the Facility Agent (or, if appropriate, the Existing Lender) obtaining all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment or transfer to a New Lender, the completion of which the Facility Agent (or, if appropriate, the Existing Lender) shall promptly notify to the Existing Lender (or, as appropriate, the Facility Agent) and the New Lender;

(iv)	if that Existing Lender assigns or transfers equal fractions of its Commitment and participation in the Utilisations (if any) under the Facility;

(v)
other than where a Finance Party has granted security pursuant to clause 33.1(b), if the New Lender enters into a non-disclosure agreement with the Existing Lender on similar terms to that which the Borrower previously entered into with the Existing Lender; and

(vi)
if at the time when an assignment or transfer takes effect more than one Utilisation is outstanding, the assignment of an Existing Lender’s participation in the Utilisations (if any) under the Facilities shall take effect in respect of the same fraction of each such Utilisation.

33.3	Fee
The New Lender shall, on the date upon which an assignment takes effect, pay to the Facility Agent (for its own account) a fee of $3,500.

33.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other person of its obligations under the Finance Documents or any other documents;

(iv)	the application of any Basel 2 Regulation or Basel 3 Regulation to the transactions contemplated by the Finance Documents; or

(v)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties and the Finance Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of (i) the financial condition and affairs of the Obligors and their related entities in connection with its participation in this Agreement; and (ii) the application of any Basel 2 Regulation or Basel 3 Regulation to the transactions contemplated by the Finance Documents; and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the application of any Basel 2 Regulation or Basel 3 Regulation to the transactions contemplated by the Finance Documents; and

(iii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and their related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-assignment or re-transfer from a New Lender of any of the rights assigned and obligations transferred under this clause 33 (Changes to the Lenders); or

(ii)
support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or by reason of the application of any Basel 2 Regulation to the transactions contemplated by the Finance Documents or otherwise.

33.5	Procedure for transfer

(a)
Subject to the conditions set out in clause 33.2 (Conditions of assignment or transfer) an assignment or transfer is effected in accordance with clause 33.5(b) below when (a) the Facility Agent executes an otherwise duly completed Transfer Certificate and (b) the Facility Agent executes any document required under clause 33.2(c) which it may be necessary for it to execute in each case delivered to it by the Existing Lender and the New Lender duly executed by them and, in the case of any such other document, any other relevant person. The Facility Agent shall, as soon as reasonably practicable after receipt by it of a Transfer Certificate and any such other document each duly completed, appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and such other document. The Obligors and the other Finance Parties irrevocably authorise the Facility Agent to execute any Transfer Certificate on their behalf without any consultations with them.

(b)	On the Transfer Date:

(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to be released from its obligations under any Finance Document, the Existing Lender shall be released from further obligations towards the Obligors and the other Finance Parties under such Finance Documents and rights of the Obligors and the other Finance Parties against the Existing Lender under such Finance Documents shall be cancelled (being the Discharged Rights Obligations) (but the obligations owed by the Obligors under the Finance Documents shall not be released);

(ii)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under this Agreement each of the Obligors and the Existing Lender shall be released from further obligations towards one another under this Agreement and their respective rights against one another under this Agreement shall be cancelled (being the Discharged Rights and Obligations);

(iii)
in the case of an assignment pursuant to clause 33.5(a) above, the New Lender shall assume obligations towards each of the Obligors who are a Party and/or the Obligors and the other Finance Parties shall acquire rights against the New Lender which differ from the Discharged Rights and Obligations only insofar as the New Lender has assumed and/or the Obligors and the other Finance Parties acquired the same in place of the Existing Lender;

(iv)
in the case of a transfer pursuant to clause 33.5(b) above, each of the Obligors who are a Party and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(v)
the other Finance Parties and the New Lender shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Security Agent, Existing Lender and the other Finance Parties shall each be released from further obligations to each other under the Finance Documents; and

(vi)	the New Lender shall become a Party to the Finance Documents as a “Lender” for the purposes of all the Finance Documents.

33.6	Copy of Transfer Certificate to Borrower
The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate and any other document required under clause 33.2(c), send a copy of that Transfer Certificate and such documents to the Borrower.

33.7	Disclosure of information
Without prejudice to the rights of disclosure of each Finance Party under the Banking Acts (as defined below) or otherwise, any Finance Party may disclose to any of its Affiliates (including its head office, representative offices, other branches and related corporations or affiliates in any jurisdiction), officers, employees, agents, correspondents and agencies of the Finance Parties and any other person who, by reason of his capacity, office or scope of work, has access to the records, documents and/or registers of such Finance Party and all persons to whom Section 47 of the Banking Act, Chapter 19 of Singapore (as the same may be amended or re-enacted from time to time, together the Banking Acts) applies (together, the Related Parties), and any Finance Party and Related Party may disclose to:

(a)	any person to (or through) whom a Finance Party assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the Finance Documents;

(b)
any person with (or through) whom a Finance Party enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or any Obligor;

(c)	any authority in any jurisdiction, including any central bank or other fiscal or monetary authority;

(d)	any person that has provided security or credit support for the Borrower’s obligations to the Finance Parties;

(e)	any person to whom a Finance Party has granted security pursuant to clause 33.1(b);

(f)
a rating agency or the contractors or service providers (including but not limited to any host server or storage provider) it uses for its normal operational and/or administrative functions or its professional advisers who are subject to professional obligations to maintain the confidentiality of such information;

(g)	any receiver appointed by any Finance Party;

(h)	any person:

(i)	who is a person or who belongs to a class of persons specified in the second column of the Third Schedule to the Banking Act;

(ii)
to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation (including, but not limited to, any applicable stock exchange rules and the Banking Acts) or by order of court or tribunal; or

(iii)	to whom such Finance Party is under a duty of disclosure.

(i)
to any insurance broker or insurer of the Finance Parties or the Obligors or provider of credit protection in relation to the Finance Parties’ rights and/or obligations hereunder provided that (i) such information is required by such person to carry out their normal insurance or ,as the case may be, rating activities in relation to the Finance Documents and/or the Obligors and (ii) such persons have been informed in writing of the confidential nature of such information;

(j)
to any person where reasonably necessary for the purpose of giving effect to the instructions of the Obligors (including, without limitation, such information as is requested or required by any person for the purpose of effecting payment or transfer of funds) or, with the consent of the Borrower, any other person;

(k)	to any person in connection with any legal action taken or contemplated:

(i)	against any Obligor;

(ii)	against any of the persons referred to in paragraph (d) above; or

(iii)	in relation to any products, services or facilities made available by such Finance Party to an Obligor;
any information about any Obligor, the Pre-Completion Guarantor Group and the Finance Documents as that Finance Party shall consider appropriate.
Any Finance Party may also disclose the size and term of the Facility and the name of each of the Obligors to any investor or a potential investor in a securitisation (or similar transaction of broadly equivalent economic effect) of that Finance Party's rights or obligations under the Finance Documents.
This clause 33.7 (Disclosure of information) does not, and shall not be deemed to, constitute an express or implied obligation on any Finance Party which would constitute a higher degree of confidentiality than that prescribed by Section 47 of the Banking Act or the Third Schedule of the Banking Act.

33.8	Other Requirement

(a)
To the extent required by law or by any security registration office, the Existing Lender and the New Lender shall execute an assignment agreement (cessie) or novation agreement under Indonesian law. The Borrower hereby agrees to, and expressly authorises, any assignment and/or transfer by the Existing Lender under this clause 33. The Parties hereto agree that to the extent applicable, all requirements under Indonesian law relating to a transfer of indebtedness will have been satisfied by a transfer under this clause 33. If in relation to any transfer referred to in this clause 33, it is required under the laws of Indonesia that the Borrower or any Obligor (other than PSU) to acknowledge, consent or agree to such transfer:

(i)
The Borrower hereby authorizes and will procure that the relevant Obligor will authorise the Facility Agent and/or the Security Agent to effect such acknowledgement, consent or agreement on behalf of the Borrower and/or such Obligor;

(ii)
The Borrower agrees, if requested by the Facility Agent and/or the Security Agent, to promptly confirm and will procure that the relevant Obligor (other than PSU) will provide such acknowledgement, consent or agreement, in such form and substance satisfactory to the Facility Agent and/or the Security Agent (each acting reasonably);

(iii)	PSU hereby authorizes the Facility Agent and/or the Security Agent to effect such acknowledgement, consent or agreement on its behalf; and

(iv)
PSU agrees, if requested by the Facility Agent and/or the Security Agent, to promptly provide such acknowledgment, consent or agreement, in such form and substance satisfactory to the Facility Agent and/or the Security Agent (each acting reasonably).

(b)
The Borrower hereby confirms that, and, as necessary, it will procure that the relevant Obligor (other than PSU) will confirm and PSU hereby confirms that upon the completion of the assignment and/or transfer referred to in this clause 33, the security interests contemplated by the relevant Security Documents shall (subject to any applicable Legal Reservations) be also be for the benefit of the New Lender.

34	Changes to the Account Bank
In the event that the Facility Agent (on the instructions of the Majority Lenders) and with consent of the Borrower appoints any person as ‘Account Bank’ in substitution for the Account Bank as at the date of this Agreement without the consent of the Borrower, the Facility Agent shall take all reasonable steps to mitigate any circumstances which arise and which would result in any transfer cost or any increase in any fees payable to the replacement ‘Account Bank’ as a result of such appointment.

35	Changes to the Obligors and the O&M Contractor
None of the Obligors may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

36	Benefit and burden
This Agreement shall be binding upon, and enure for the benefit of, the Finance Parties and their respective successors in title and transferees and the Borrower and its successors in title.

SECTION 9 - THE FINANCE PARTIES

37	Roles of Facility Agent, Security Agent, Account Bank and Co-ordination and Structuring Bank

37.1	Appointment of the Facility Agent

(a)	Each other Finance Party (other than the Security Agent) appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each such other Finance Party authorises the Facility Agent:

(i)
to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(ii)	to execute each of the Security Documents and all other documents that may be approved by the Majority Lenders for execution by it.

37.2	Duties of the Facility Agent

(a)	The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(b)
Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)
If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)
If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent or the Co-ordination and Structuring Bank or the Security Agent for their own account) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Facility Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

37.3	Role of the Co-ordination and Structuring Bank
Except as specifically provided in the Finance Documents, the Co-ordination and Structuring Bank has no obligations of any kind to any other Party under or in connection with any Finance Document or the transactions contemplated by the Finance Documents.

37.4	No fiduciary duties

(a)	Nothing in this Agreement or any other Finance Document constitutes the Facility Agent or the Co-ordination and Structuring Bank as a trustee or fiduciary of any other person.

(b)
None of the Facility Agent, the Security Agent or the Co-ordination and Structuring Bank shall be bound to account to any Lender or any Hedging Bank for any sum or the profit element of any sum received by it for its own account or have any obligations to the other Finance Parties beyond those expressly stated in the Finance Documents.

37.5	Business with the Pre-Completion Guarantor Group
The Facility Agent, the Security Agent and the Co-ordination and Structuring Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or other member of the Pre-Completion Guarantor Group or their Affiliates as if it were not performing the duties specified herein or any other Finance Document.

37.6	Rights and discretions of the Facility Agent

(a)	The Facility Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)
any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his or her knowledge or within his or her power to verify.

(b)	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as facility agent for the other Finance Parties) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under clause 31.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)
The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts in the conduct of its obligations and responsibilities under the Finance Documents, subject to clause 17 (Costs and Expenses).

(d)	The Facility Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Facility Agent may disclose to any other Party any information it reasonably believes it has received as facility agent under this Agreement.

(f)
Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor the Co-ordination and Structuring Bank is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality. The Facility Agent and the Co-ordination and Structuring Bank may do anything which in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

37.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document (including, but not limited to, clause 46.2(c) (Exceptions)), the Facility Agent shall:

(i)
exercise any right, power, authority or discretion vested in it as Facility Agent (including giving instructions to the Security Agent) in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent); and

(ii)	not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)
Unless a contrary indication appears in a Finance Document (including, but not limited to, clause 46.2(c)), any instructions given by the Majority Lenders to the Facility Agent (in relation to any right, power, authority or discretion vested in it as Facility Agent) shall be binding on all the Finance Parties (other than the Security Agent).

(c)
The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated Indirect Tax) which it may incur in complying with the instructions.

(d)
In the absence of, or while awaiting, instructions from the Majority Lenders (or, if appropriate, the Lenders), the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Finance Parties.

(e)
The Facility Agent is not authorised to act on behalf of a Lender or any Hedging Bank (without first obtaining that Lender’s or that Hedging Bank’s consent) in any legal or arbitration proceedings relating to any Finance Document. This clause 37.7(e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Security Documents.

(f)
Neither the Facility Agent nor the Co-ordination and Structuring Bank shall be obliged to request any certificate, opinion or other information under clause 19 (Information undertakings) unless so required in writing by a Lender or any Hedging Bank, in which case the Facility Agent shall promptly make the appropriate request of the Borrower if such request would be in accordance with the terms of this Agreement.

37.8	Responsibility for documentation and other matters
Neither the Facility Agent nor the Co-ordination and Structuring Bank:

(a)
is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, the Co-ordination and Structuring Bank, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or of any representations in any Finance Document or of any copy of any document delivered under any Finance Document;

(b)
is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any Project Agreement or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or any Project Agreement;

(c)	is responsible for the application of any Basel 2 Regulation or Basel 3 Regulation to the transactions contemplated by the Finance Documents;

(d)
is responsible for any loss to the Trust Property arising in consequence of the failure, depreciation or loss of any Charged Property or any investments made or retained in good faith or by reason of any other matter or thing;

(e)	is obliged to account to any person for any sum or the profit element of any sum received by it for its own account;

(f)	is responsible for the failure of any Obligor or any other party to perform its obligations under any Finance Document, Project Agreement or the financial condition of any such person;

(g)	is responsible to ascertain whether all deeds and documents which should have been deposited with it (or the Security Agent) under or pursuant to any of the Security Documents have been so deposited;

(h)	is responsible to investigate or make any enquiry into the title of any Obligor or any other party to any of the Charged Property or any of its other property or assets;

(i)	is responsible for the failure to register any of the Security Documents with the Registrar of Companies or any other public office;

(j)	is responsible for the failure to register any of the Security Documents in accordance with the provisions of the documents of title of any Obligor or any other party to any of the Charged Property;

(k)
is responsible for the failure to take or require any Obligor or any other party to take any steps to render any of the Security Documents effective as regards property or assets outside England or Wales or to secure the creation of any ancillary charge under the laws of the jurisdiction concerned; or

(l)
is (unless it is the same entity as the Security Agent) responsible on account of the failure of the Security Agent to perform or discharge any of its duties or obligations under the Security Documents.

37.9	Exclusion of liability

(a)
Without limiting clause 37.9(b) (and without prejudice to the provisions of clause 40.9 (Disruption to Payment Systems etc.)), the Facility Agent will not be liable for any action or omission taken or committed by it under or in connection with any Finance Document or any insurance policy, unless directly caused by its gross negligence or wilful misconduct.

(b)
No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any insurance policy and any officer, employee or agent of the Facility Agent may rely on this clause subject to clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

(c)
The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)
Nothing in this Agreement shall oblige the Facility Agent or the Co-ordination and Structuring Bank to carry out any “Know Your Customer” or other checks in relation to any person on behalf of any Lender or any Hedging Bank and each Lender and each Hedging Bank confirms to the Facility Agent and the Co-ordination and Structuring Bank that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent or the Co-ordination and Structuring Bank.

37.10	Lenders’ indemnity to the Facility Agent

(a)	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero):

(i)
indemnify the Facility Agent, within four (4) Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence, in relation to any FATCA-related liability or any other category of liability whatsoever) incurred by the Facility Agent (otherwise than by reason of the Facility Agent’s gross negligence or wilful misconduct) including the costs of any person engaged in accordance with clause 37.6(c) (Rights and discretions of the Facility Agent) and any Receiver in acting as its agent under the Finance Documents (unless the Facility Agent has been reimbursed by an Obligor pursuant to a Finance Document or out of the Trust Property); and

(ii)
reimburse the Facility Agent for any out of pocket expenses (including reasonable legal fees and expenses) incurred by it in connection with the preparation, execution, administration or enforcement of, or legal advice in respect of rights or responsibilities under, the Finance Documents, to the extent that the Facility Agent is not reimbursed for such expenses by the Borrower pursuant to and in accordance with clause 17.1(a) (Costs and expenses).

(b)	The provisions of this clause 37.10 shall survive the termination or expiry of this Agreement.

37.11	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint one of its Affiliates as successor by giving thirty (30) days prior written notice to the Lenders, the Hedging Banks, the Security Agent and the Borrower.

(b)
Alternatively the Facility Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Facility Agent.

(c)
If the Majority Lenders have not appointed a successor Facility Agent in accordance with clause 37.11(b) above within thirty (30) days after notice of resignation was given, the Facility Agent (after consultation with the Borrower) may appoint a successor Facility Agent.

(d)
The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(e)	The Facility Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)
Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this clause 37. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)
After consultation with the Borrower, the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with clause 37.11(b). In this event, the Facility Agent shall resign in accordance with clause 37.11(b).

(h)
The Agent shall resign in accordance with clause 37.11(b) (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant clause 37.11(c) above) if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)
the Agent fails to respond to a request under clause 13.10 (FATCA Information) and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)
the information supplied by the Agent pursuant to clause 13.10 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date, and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Agent, requires it to resign.

37.12	Confidentiality

(a)
In acting as facility agent for the Finance Parties, the Facility Agent shall be regarded as acting through its department, division or team directly responsible for the management of the Finance Documents which shall be treated as a separate entity from any other of its divisions, departments or teams.

(b)
If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

(c)
Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent, nor the Co-ordination and Structuring Bank is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

37.13	Relationship with the Lenders and the Hedging Banks

(a)
The Facility Agent may treat each Lender and each Hedging Bank as a Lender or (as the case may be) a Hedging Bank, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five (5) Business Days prior notice from that Lender or that Hedging Bank to the contrary in accordance with the terms of this Agreement.

(b)
Each Lender and each Hedging Bank shall supply the Facility Agent with any information that the Facility Agent may reasonably specify as being necessary or desirable to enable the Facility Agent or the Security Agent to perform its functions as Facility Agent or Security Agent. Each Lender and each Hedging Bank shall deal with the Security Agent exclusively through the Facility Agent and shall not deal directly with the Security Agent.

(c)	Each Lender shall supply the Facility Agent with any information required by the Facility Agent in order to calculate the Mandatory Cost in accordance with Schedule 5 (Mandatory Cost Formulae).

37.14	Credit appraisal by the Lenders and the Hedging Banks
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and each Hedging Bank confirms to each other Finance Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each Obligor and the Pre-Completion Guarantor Group;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, Project Agreement and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or Project Agreement;

(c)	the application of any Basel 2 Regulation or Basel 3 Regulation to the transactions contemplated by the Finance Documents;

(d)
whether any Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(e)
the adequacy, accuracy and/or completeness of any information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document or Project Agreement, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or Project Agreement; and

(f)
the right of title of any person to, or the value or sufficiency of, any part of the Charged Property, the priority of the Security Documents or the existence of any Security Interest affecting the Charged Property.

37.15	Reference Banks
If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

37.16	Change in scope of work of the Facility Agent and/or Security Agent
In the event of a change in the scope of work to be performed either by the Facility Agent and/or the Security Agent (including, but not limited to, corporate restructuring, debt restructuring or any change in law or regulation requiring the re-registration of more than fifty per cent (50%) of the Security Documents), the Facility Agent and/or the Security Agent reserves the right to (a) request further compensation for the cost of utilising the Facility Agent’s and/or the Security Agent’s management time or other resources and such compensation will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent and/or the Security Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Facility Agent under clause 12 (Fees), and (b) review the agency fee referred to in clause 12.2.

37.17	Deduction from amounts payable by the Facility Agent
If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

37.18	Common parties
Although the Facility Agent and the Security Agent may from time to time be the same entity, that entity will have entered into the Finance Documents (to which it is party) in its separate capacities as facility agent for the Finance Parties and (as appropriate) security agent and trustee for the Finance Parties. Where any Finance Document provides for the Facility Agent or Security Agent to communicate with or provide instructions to the other, while they are the same entity, such communication or instructions will not be necessary.

37.19	Security Agent

(a)	Each other Finance Party appoints the Security Agent to act as its trustee under and in connection with the Security Documents.

(b)	Each other Finance Party authorises the Security Agent:

(i)
to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(ii)	to execute each of the Security Documents and all other documents that may be approved by the Facility Agent and/or the Majority Lenders for execution by it.

(c)
The Security Agent accepts its appointment under clause 37.19 (Security Agent) as trustee of the Trust Property with effect from the date of this Agreement and declares that it holds the Trust Property on trust for itself, the other Finance Parties (for so long as they are Finance Parties) on and subject to the terms set out in clauses 37.19 - 37.27 (inclusive) and the Security Documents to which it is a party.

37.20	Application of certain clauses to Security Agent

(a)
Clauses 37.6 (Rights and discretions of the Facility Agent), 37.8 (Responsibility for documentation and other matters), 37.9 (Exclusion of liability), 37.10 (Lenders’ indemnity to the Facility Agent), 37.11 (Resignation of the Facility Agent), 37.12 (Confidentiality), 37.13 (Relationship with the Lenders and the Hedging Banks), 37.14 (Credit appraisal by the Lenders and the Hedging Banks) and 37.17 (Deduction from amounts payable by the Facility Agent) shall each extend so as to apply to the Security Agent in its capacity as such and for that purpose each reference to the “Facility Agent” in these clauses shall extend to include in addition a reference to the “Security Agent” in its capacity as such.

(b)	In addition, clause 37.11 (Resignation of the Facility Agent) shall, for the purposes of its application to the Security Agent pursuant to clause 37.20(a), have the following additional sub-clause:
At any time after the appointment of a successor, the retiring Security Agent shall do and execute all acts, deeds and documents reasonably required by its successor to transfer to it (or its nominee, as it may direct) any property, assets and rights previously vested in the retiring Security Agent pursuant to the Security Documents and which shall not have vested in its successor by operation of law. All such acts, deeds and documents shall be done or, as the case may be, executed at the cost of the retiring Security Agent (except where the Security Agent is retiring under clause 37.11(g) as extended to it by clause 37.20(a), in which case such costs shall be borne by the Lenders (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero)).

37.21	Instructions to Security Agent

(a)	Unless a contrary indication appears in a Finance Document, the Security Agent shall:

(i)
exercise any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the Facility Agent (or, if so instructed by the Facility Agent, refrain from exercising any right, power, authority or discretion vested in it as Security Agent); and

(ii)
not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Facility Agent (the Facility Agent in each case acting on the instructions of the Majority Lenders or, if appropriate pursuant to clause 46.2 (Exceptions), the Lenders).

(b)
Unless a contrary indication appears in a Finance Document, any instructions given by the Facility Agent to the Security Agent in accordance with clause 37.21(a) will be binding on the Finance Parties.

(c)
The Security Agent may refrain from acting in accordance with the instructions of the Facility Agent until it has received such security as it may require for any cost, loss or liability (together with any associated Indirect Tax) which it may incur in complying with the instructions.

(d)
In the absence of, or while awaiting, instructions from the Facility Agent, (including in exceptional circumstances where time does not permit the Facility Agent obtaining instructions from the Lenders and urgent action is required) the Security Agent may act (or refrain from taking action) as it considers to be in the best interest of the Finance Parties.

(e)
The Security Agent is not authorised to act on behalf of another Finance Party (without first obtaining that Finance Party’s consent) in any legal or arbitration proceedings relating to any Finance Document but this is without prejudice to clauses 37.21(a) and 37.21(d), including the right to enforce the Security Documents in accordance with these clauses.

37.22	Order of application

(a)	The Security Agent agrees to apply the Trust Property in accordance with the following respective claims:

(i)
first, as to a sum equivalent to the amounts payable to the Facility Agent and/or the Security Agent under the Finance Documents (excluding any amounts received by the Facility Agent and/or the Security Agent pursuant to clause 37.10 (Lenders’ indemnity to the Facility Agent) as extended to the Security Agent pursuant to clause 37.20 (Application of certain clauses to Security Agent)), for the Facility Agent and/or the Security Agent absolutely;

(ii)
secondly, as to a sum equivalent to any other unpaid fees, costs (including, without limitation, Break Costs) and expenses of the Facility Agent, the Security Agent, the Co-ordination and Structuring Bank, the Account Bank, the Mandated Lead Arranger and any Receiver under the Finance Documents;

(iii)
thirdly, in or towards payment, on a pari passu basis, to (i) the Lenders pro rata of any accrued interest, fee or commission due but unpaid under the Finance Documents and (ii) the Hedging Banks pro rata of any sums (other than swap termination / close-out payments sums under the Hedging Contracts) owing to them under any of the Finance Documents;

(iv)	fourthly, in or towards payment, on a pari passu basis, to:

(v)	the Lenders pro rata of any principal which is due (or overdue) but unpaid under the Finance Documents; and

(vi)	the Hedging Banks pro rata of any termination sums / close-out payments owing to them under the Hedging Contracts;

(vii)
fifthly, until such time as the Security Agent is satisfied that all obligations owed to the Finance Parties have been irrevocably and unconditionally discharged in full, held by the Security Agent on a suspense account for payment of any further amounts owing to the Finance Parties under the Finance Documents and further application in accordance with this clause 37.22(a) as and when any such amounts later fall due, to the extent there remains a risk of an insolvency (as described in clause 31.7) and/or insolvency proceedings (as described in clause 31.8) affecting the Borrower;

(viii)	sixthly, to such other persons (if any) as are legally entitled thereto in priority to the Obligors; and

(ix)	seventhly, as to the balance (if any), for the Obligors by or from whom or from whose assets the relevant amounts were paid, received or recovered or other person entitled to them.

(b)
The Security Agent shall make each application as soon as is practicable after the relevant moneys are received by, or otherwise become available to, it save that (without prejudice to any other provision contained in any of the Security Documents) the Security Agent (acting on the instructions of the Facility Agent) or any receiver or administrator may credit any moneys received by it to a suspense account for so long and in such manner as the Security Agent or such receiver or administrator may from time to time determine with a view to preserving the rights of the Finance Parties or any of them to prove for the whole of their respective claims against the Borrower or any other person liable.

(c)
The Security Agent shall obtain a good discharge in respect of the amounts expressed to be due to the other Finance Parties as referred to in this clause 37.22 by paying such amounts to the Facility Agent for distribution in accordance with clause 40 (Payment mechanics).

37.23	Perpetuities
The perpetuity period to the extent applicable to this Agreement and the other Finance Documents shall be 125 years from the date of this Agreement.

37.24	Powers and duties of the Security Agent as trustee of the security
In its capacity as trustee in relation to the Security Documents, the Security Agent:

(a)
shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of this Agreement or any of the Security Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Agent by this Agreement and/or any Security Document but so that the Security Agent may only exercise such powers and discretions to the extent that it is authorised to do so by the provisions of this Agreement;

(b)
shall (subject to clause 37.22 (Order of application)) be entitled (in its own name or in the names of nominees) to invest moneys from time to time forming part of the Trust Property or otherwise held by it as a consequence of any enforcement of the security constituted by any Finance Document which, in the reasonable opinion of the Security Agent, it would not be practicable to distribute immediately, by placing the same on deposit in the name or under the control of the Security Agent as the Security Agent may think fit without being under any duty to diversify the same and the Security Agent shall not be responsible for any loss due to interest rate or exchange rate fluctuations except for any loss arising from the Security Agent’s gross negligence or wilful misconduct;

(c)
may, in the conduct of its obligations under and in respect of the Security Documents (otherwise than in relation to its right to make any declaration, determination or decision), instead of acting personally, employ and pay any agent (whether being a lawyer or any other person) to transact or concur in transacting any business and to do or concur in doing any acts required to be done by the Security Agent (including the receipt and payment of money) and on the basis that (i) any such agent engaged in any profession or business shall be entitled to be paid all usual professional and other charges for business transacted and acts done by him or any partner or employee of his or her in connection with such employment and (ii) the Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such agent if the Security Agent shall have exercised reasonable care in the selection of such agent; and

(d)
may place all deeds and other documents relating to the Trust Property which are from time to time deposited with it pursuant to the Security Documents in any safe deposit, safe or receptacle selected by the Security Agent exercising reasonable care or with any firm of solicitors or company whose business includes undertaking the safe custody of documents selected by the Security Agent exercising reasonable care and may make any such arrangements as it thinks fit for allowing Obligors access to, or its solicitors or auditors possession of, such documents when necessary or convenient and the Security Agent shall not be responsible for any loss incurred in connection with any such deposit, access or possession if it has exercised reasonable care in the selection of a safe deposit, safe, receptacle or firm of solicitors or company (save that it shall take reasonable steps to pursue any person who may be liable to it in connection with such loss).

37.25	All enforcement action through the Security Agent
None of the other Finance Parties shall have any independent power to enforce any of the Security Documents or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to any of the Security Documents or otherwise have direct recourse to the security and/or guarantees constituted by any of the Security Documents except through the Security Agent. If any Lender is a party to any Security Document it shall promptly upon being requested by the Facility Agent to do so grant power of attorney or other sufficient authority to the Security Agent to enable the Security Agent to exercise any rights, discretions or powers or to grant any consents or releases under such Security Document.

37.26	Co-operation to achieve agreed priorities of application
The other Finance Parties shall co-operate with each other and with the Security Agent and any receiver or administrator under the Security Documents in realising the property and assets subject to the Security Documents and in ensuring that the net proceeds realised under the Security Documents after deduction of the expenses of realisation are applied in accordance with clause 37.22 (Order of application).

37.27	Indemnity from Trust Property

(a)
In respect of all liabilities, costs or expenses for which the Obligors are liable under this Agreement, the Security Agent and each Affiliate of the Security Agent and each officer or employee of the Security Agent or its Affiliate (each an Indemnified Person) shall be entitled to be indemnified out of the Trust Property in respect of all liabilities, damages, costs, claims, charges or expenses whatsoever properly incurred or suffered by such Indemnified Person:

(i)
in the execution or exercise or bona fide purported execution or exercise of the trusts, rights, powers, authorities, discretions and duties created or conferred by or pursuant to the Finance Documents;

(ii)	as a result of any breach by an Obligor or any other party (except a Finance Party) of any of its obligations under any Finance Document;

(iii)	in respect of any Environmental Claim made or asserted against an Indemnified Person which would not have arisen if the Finance Documents had not been executed; and

(iv)	in respect of any matter or thing done or omitted in any way in accordance with the terms of the Finance Documents relating to the Trust Property or the provisions of any of the Finance Documents.

(b)
The rights conferred by this clause 37.27 are without prejudice to any right to indemnity by law given to trustees generally and to any provision of the Finance Documents entitling the Security Agent or any other person to an indemnity in respect of, and/or reimbursement of, any liabilities, costs or expenses incurred or suffered by it in connection with any of the Finance Documents or the performance of any duties under any of the Finance Documents. Nothing contained in this clause 37.27 shall entitle the Security Agent or any other person to be indemnified in respect of any liabilities, damages, costs, claims, charges or expenses to the extent that the same arise from such person’s own gross negligence or wilful misconduct.

37.28	Finance Parties to provide information
The other Finance Parties shall provide the Security Agent with such written information as it may reasonably require for the purposes of carrying out its duties and obligations under the Security Documents and, in particular, with such necessary directions in writing so as to enable the Security Agent to make the calculations and applications contemplated by clause 37.22 (Order of application) above and to apply amounts received under, and the proceeds of realisation of, the Security Documents as contemplated by the Security Documents, clause 40.5 (Partial payments) and clause 37.22 (Order of application).

37.29	Release to facilitate enforcement and realisation
Each Finance Party acknowledges that pursuant to any enforcement action by the Security Agent (or a Receiver) carried out on the instructions of the Facility Agent it may be desirable for the purpose of such enforcement and/or maximising the realisation of the Charged Property being enforced against, that any rights or claims of or by the Security Agent (for the benefit of the Finance Parties) and/or any Finance Parties against any Obligor and/or any Security Interest over any assets of any Obligor (in each case) as contained in or created by any Finance Document, other than such rights or claims or security being enforced, be released in order to facilitate such enforcement action and/or realisation and, notwithstanding any other provision of the Finance Documents, each Finance Party hereby irrevocably authorises the Security Agent (acting on the instructions of the Facility Agent) to grant any such releases to the extent necessary to fully effect such enforcement action and realisation including, without limitation, to the extent necessary for such purposes to execute release documents in the name of and on behalf of the Finance Parties. Where the relevant enforcement is by way of disposal of shares in the Borrower, the requisite release shall include releases of all claims (including under guarantees) of the Finance Parties and/or the Security Agent against the Borrower and of all Security Interests over the assets of the Borrower.

37.30	Undertaking to pay
Each Obligor which is a Party undertakes with the Security Agent on behalf of the Finance Parties that it will, on demand by the Security Agent, pay to the Security Agent all money from time to time owing, and discharge all other obligations from time to time incurred, by it under or in connection with the Finance Documents.

37.31	Additional trustees
The Security Agent shall have power by notice in writing to the other Finance Parties and the Borrower to appoint any person approved by the Borrower (such approval not to be unreasonably withheld or delayed) either to act as separate trustee or as co-trustee jointly with the Security Agent:

(a)	if the Security Agent reasonably considers such appointment to be in the best interests of the Finance Parties;

(b)	for the purpose of conforming with any legal requirement, restriction or condition in any jurisdiction in which any particular act is to be performed; or

(c)	for the purpose of obtaining a judgment in any jurisdiction or the enforcement in any jurisdiction against any person of a judgment already obtained, and any person so appointed shall (subject to the provisions of this Agreement) have such rights (including as to reasonable remuneration), powers, duties and obligations as shall be conferred or imposed by the instrument of appointment. The Security Agent shall have power to remove any person so appointed. At the request of the Security Agent, the other parties to this Agreement shall forthwith execute all such documents and do all such things as may be required to perfect such appointment or removal and each such party irrevocably authorises the Security Agent in its name and on its behalf to do the same. Such a person shall accede to this Agreement as a Security Agent to the extent necessary to carry out their role on terms satisfactory to the Security Agent and (subject always to the provisions of this Agreement) have such trusts, powers, authorities, liabilities and discretions (not exceeding those conferred on the Security Agent by this Agreement and the other Finance Documents) and such duties and obligations as shall be conferred or imposed by the instrument of appointment (being no less onerous than would have applied to the Security Agent but for the appointment). The Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such person if the Security Agent shall have exercised reasonable care in the selection of such person.

37.32	Non-recognition of trust
It is agreed by all the parties to this Agreement that:

(a)
in relation to any jurisdiction the courts of which would not recognise or give effect to the trusts expressed to be constituted by this clause 37, the relationship of the Security Agent and the other Finance Parties shall be construed as one of principal and agent, but to the extent permissible under the laws of such jurisdiction, all the other provisions of this Agreement shall have full force and effect between the parties to this Agreement; and

(b)
the provisions of this clause 37 insofar as they relate to the Security Agent in its capacity as trustee for the Finance Parties and the relationship between themselves and the Security Agent as their trustee may be amended by agreement between the other Finance Parties and the Security Agent. The Security Agent may amend all documents necessary to effect the alteration of the relationship between the Security Agent and the other Finance Parties and each such other party irrevocably authorises the Security Agent in its name and on its behalf to execute all documents necessary to effect such amendments.

37.33	Role of Account Bank

(a)
Each Party agrees that the Account Bank shall, for so long as it is the Account Bank, have all of the rights and obligations expressed to be granted to, and assumed by, the Account Bank under the Finance Documents.

(b)	The Account Bank shall not be obliged to check whether any proposed withdrawal from a Project Account is permitted or prohibited by this Agreement.

(c)	The Account Bank acknowledges that:

(i)	each Project Account is the subject of Security granted by the Borrower concerned in favour of the Security Agent as security for the Secured Obligations; and

(ii)
it is not entitled to, and undertakes not to claim or exercise, any lien, right of set-off, right to combine or consolidate accounts or any other Security over, against or with respect to any Project Account or moneys standing to the credit of any Project Account or in the course of being credited to any Project Account.

(d)	The Account Bank shall, in relation to each Project Account:

(i)
comply with all instructions given to it and provide such information as may be required from it in relation to the Project Accounts pursuant to the provisions of Clause 28 (Project Accounts, Receivables and Insurance Proceeds);

(ii)	not permit any Project Account to be closed without the prior consent of the Facility Agent;

(iii)	act upon any instruction given by the Agent or the Security Agent in accordance with the Finance Documents to which it is a party; and

(iv)	in the event of any conflict between the terms of this Agreement and any mandate or other agreements with the Borrower treat this Agreement as taking precedence.

(e)	Nothing in this Agreement constitutes the Account Bank as a trustee or fiduciary of any other person.

(f)	The Account Bank shall not be bound to account to any other Finance Party for any sum or the profit element of any sum received by it for its own account.

(g)	The Account Bank may accept deposits from, lend money to, and generally engage in any kind of banking or other business with, any Obligor and any of its respective Affiliate.

38	Conduct of business by the Finance Parties

38.1	Finance Parties tax affairs
No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

38.2	Finance Parties acting together
Notwithstanding clause 2.2 (Finance Parties’ rights and obligations), if the Facility Agent makes a declaration under clause 31.33 (Acceleration) the Facility Agent shall, in the names of all the Finance Parties, take such action on behalf of the Finance Parties and conduct such negotiations with the Borrower and other Obligors and generally administer the Facility in accordance with the wishes of the Majority Lenders. All the Finance Parties shall be bound by the provisions of this clause and no Finance Party shall be entitled to take action independently against any Obligor or any of their respective assets without the prior consent of the Majority Lenders.
This clause shall not override clause 37 (Roles of Facility Agent, Security Agent and Co-ordination and Structuring Bank) as it applies to the Security Agent.

38.3	Majority Lenders

(a)
Where any Finance Document provides for any matter to be determined by reference to the opinion of, or to be subject to the consent, approval or request of, the Majority Lenders or for any action to be taken on the instructions of the Majority Lenders (a majority decision), such majority decision shall (as between the Lenders) only be regarded as having been validly given or issued by the Majority Lenders if all the Lenders shall have received prior notice of the matter on which such majority decision is required and the relevant majority of Lenders shall have given or issued such majority decision. However (as between any Obligor and the Finance Parties) the relevant Obligor shall be entitled (and bound) to assume that such notice shall have been duly received by each Lender and that the relevant majority shall have been obtained to constitute Majority Lenders when notified to this effect by the Facility Agent whether or not this is the case.

(b)
If, within the decision period set by the Facility Agent (which shall not, unless otherwise required under any other provision of the Finance Documents, be less than fifteen (15) Business Days of the Facility Agent despatching to each Lender a notice requesting instructions (or confirmation of instructions) from the Lenders or the agreement of the Lenders to any amendment, modification, waiver, variation or excuse of performance for the purposes of, or in relation to, any of the Finance Documents), the Facility Agent has not received a reply specifically giving or confirming or refusing to give or confirm the relevant instructions or, as the case may be, approving or refusing to approve the proposed amendment, modification, waiver, variation or excuse of performance, then (irrespective of whether such Lender responds at a later date) the Facility Agent shall treat any Lender which has not so responded as having indicated a desire to be bound by the wishes of 66 2/3 per cent. of those Lenders (measured in terms of the total Commitments of those Lenders) which have so responded.

(c)	For the purposes of clause 38.3(b), any Lender which notifies the Facility Agent of a wish or intention to abstain on any particular issue shall be treated as if it had not responded.

(d)	Clauses 38.3(b) and 38.3(c) shall not apply in relation to those matters referred to in, or the subject of, clause 46.2 (Exceptions).

38.4	Conflicts

(a)
The Borrower acknowledges that the Co-ordination and Structuring Bank and its parent undertaking, subsidiary undertakings and fellow subsidiary undertakings (together a Co-ordination and Structuring Bank Group) may be providing debt finance, equity capital or other services (including financial advisory services) to other persons with which the Borrower may have conflicting interests in respect of the Facility or otherwise.

(b)
No member of a Co-ordination and Structuring Bank Group shall use confidential information gained from any Obligor by virtue of the Facility or its relationships with any Obligor in connection with their performance of services for other persons. This shall not, however, affect any obligations that any member of a Co-ordination and Structuring Bank Group has as Facility Agent in respect of the Finance Documents. The Borrower also acknowledges that no member of a Co-ordination and Structuring Bank Group has any obligation to use or furnish to any Obligor information obtained from other persons for their benefit.

(c)	The terms parent undertaking, subsidiary undertaking and fellow subsidiary undertaking when used in this clause have the meaning given to them in sections 1161 and 1162 of the Companies Act 2006.

39	Sharing among the Finance Parties

39.1	Payments to Finance Parties
If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with clause 40 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within four (4) Business Days, notify details of the receipt or recovery, to the Facility Agent;

(b)
the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with clause 40 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within four (4) Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 40.5 (Partial payments).

39.2	Redistribution of payments
The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with clause 40.5 (Partial payments).

39.3	Recovering Finance Party’s rights

(a)
On a distribution by the Facility Agent under clause 39.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)
If and to the extent that the Recovering Finance Party is not able to rely on its rights under clause 39.3(a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

39.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Finance Party which has received a share of the relevant Sharing Payment pursuant to clause 39.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Lender for the amount so reimbursed.

39.5	Exceptions

(a)
This clause 39 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings in accordance with the terms of this Agreement, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 10 - ADMINISTRATION

40	Payment mechanics

40.1	Payments to the Facility Agent

(a)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Facility Agent specifies.

40.2	Distributions by the Facility Agent
Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to clause 40.3 (Distributions to an Obligor) and clause 40.4 (Clawback) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent from time to time.

40.3	Distributions to an Obligor
The Facility Agent may (with the consent of the Obligor or in accordance with clause 41 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

40.4	Clawback

(a)
Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

40.5	Partial payments

(a)
If the Facility Agent receives a payment for application against amounts due under the Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)
first, in or towards payment pro rata of any unpaid fees, costs (including Break Costs) and expenses (ignoring any fees payable under clause 12 (Fees)) of the Facility Agent, the Security Agent, the Co-ordination and Structuring Bank or the Mandated Lead Arranger under those Finance Documents;

(ii)
secondly, in or towards payment to the Lenders pro rata of any amount owing to the Lenders under clause 37.10 (Lenders’ indemnity to the Facility Agent) including any amount resulting from the indemnity to the Security Agent under clause 37.20(a) (Application of certain clauses to Security Agent);

(iii)
thirdly, in or towards payment, on a pari passu basis, to (i) the Lenders pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents and (ii) the Hedging Banks pro rata of any sums owing to them under any of those Finance Documents (other than any swap termination sums / close-out payments owing to them under the Hedging Contracts);

(iv)	fourthly, in or towards payment, on a pari passu basis, to:

(A)	the Lenders pro rata of any principal which is due but unpaid under those Finance Documents; and

(B)	the Hedging Banks pro rata of any termination sums owing to them under the Hedging Contracts; and

(v)	fifthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall, if so directed by all the Lenders and the Hedging Banks, vary the order set out in paragraphs (ii) to (v) of clause 40.5(a).

(c)	Clauses 40.5(a) and 40.5(b) above will override any appropriation made by an Obligor.

40.6	No set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

40.7	Business Days

(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) except that in the case of the Final Maturity Date falling on a day which is not a Business Day, payment shall be required to be made on the preceding Business Day.

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

40.8	Currency of account

(a)	Subject to clauses 40.8(b) to 40.8(c), dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of all or part of any Loan or an Unpaid Sum and each payment of interest shall be made in dollars on its due date.

(c)
Each payment in respect of the amount of any costs, expenses or Tax or other losses shall be made in dollars and, if they were incurred in a currency other than dollars, the amount payable under the Finance Documents shall be the equivalent in dollars of the relevant amount in such other currency on the date on which it was incurred.

(d)
All moneys received or held by the Security Agent or by a Receiver under a Security Document in a currency other than dollars may be sold for dollars and the Obligor which executed that Security Document shall indemnify the Security Agent against the full cost in relation to the sale. Neither the Security Agent nor such Receiver will have any liability to that Obligor in respect of any loss resulting from any fluctuation in exchange rates after the sale.

40.9	Disruption to Payment Systems etc.
If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Borrower that a Disruption Event has occurred:

(a)
the Facility Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Facility Agent may deem necessary in the circumstances;

(b)
the Facility Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in clause 40.9(a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)
the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in clause 40.9(a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)
any such changes agreed upon by the Facility Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 46 (Amendments and grant of waivers);

(e)
the Facility Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause 40.9; and

(f)	the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

40.10	Indonesian Currency Law
In relation to the Law of the Republic of Indonesia No.7 of 2011 regarding Currency (“Currency Law”), the Parties:

(a)
acknowledge that each Loan granted to the Borrower under this Agreement is provided by, among others, international banks with registered principal offices outside Indonesia, and in view of the foregoing, the Parties agree that the transactions contemplated under this Agreement should be considered as an international finance transaction within the meaning of Currency Law;

(b)
notwithstanding the above, and pursuant to Article 23(2) of the Currency Law, each Party hereby agrees to settle any monetary obligations under the Finance Documents in Dollars, and the execution of the Finance Documents by the Parties shall not be deemed as a bad faith intention of that Party not to comply with the Currency Law; and

(c)
agree not to challenge or assist any party to challenge the validity of this Agreement and/or any other Finance Documents and the delivery and performance of the transactions contemplated under this Agreement and/or any other Finance Documents on the basis of non compliance to Currency Law and the Parties agree to take all steps necessary for it to comply with Currency Law, and the Implementing Regulations of Currency Law (when issued).

41	Set-off
A Finance Party may set off any matured obligation due from an Obligor under any Finance Document (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

42	Notices

42.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, email or letter.

42.2	Addresses
The address, email address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Obligor or any Finance Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of any Obligor which is a Party, that identified with its name in Schedule 1 (The original parties);

(b)	in the case of any Obligor which is not a Party, that identified in any Finance Document to which it is a party;

(c)	in the case of any Original Lender, the Security Agent, the Facility Agent and any other original Finance Party that identified with its name in Schedule 1 (The original parties); and

(d)	in the case of each other Lender or Finance Party, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party in the relevant capacity, or, in each case, any substitute address, email address, fax number, or department or officer as an Obligor or Finance Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five (5) Business Days’ notice.

42.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax or email, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;
and, if a particular department or officer is specified as part of its address details provided under clause 42.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the Facility Agent or the Security Agent will be effective only when actually received by the Facility Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified in Schedule 1 (The original parties) (or any substitute department or officer as the Facility Agent or the Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor to or from a Finance Party shall be sent through the Facility Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this clause will be deemed to have been made or delivered to each of the Obligors.

42.4	Notification of address, email address and fax number
Promptly upon receipt of notification of an address, email address and fax number or change of address, email address or fax number pursuant to clause 42.2 (Addresses) or changing its own address, email address or fax number, the Facility Agent shall notify the other Parties.

42.5	English language

(a)	Any notice given under or in connection with any Finance Document shall be in English.

(b)	All other documents provided under or in connection with any Finance Document shall be:

(i)	in English; or

(ii)
if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

42.6	Deal Site

(a)
All notices, requests, demands, consents, approvals, agreements or other communications by the Facility Agent under or in respect of the Facility Agreement may be given by publication on the Deal Site. Such communication shall include notices for notification for Lenders’ participation in any utilisation and for rates of interest.

(b)
Communications posted on the Deal Site will be effective on the earlier of (i) one (1) Business Day after such communication is posted on the Deal Site and (ii) receipt by the Facility Agent of acknowledgement from the Deal Site that such communication has been posted.

(c)	The Borrower consents to the inclusion of its logo (if applicable) on the Deal Site.

42.7	Access to Deal Site

(a)	The Facility Agent will promptly on request provide access to the Deal Site to one or more representatives of other Parties.

(b)
Email contact details may be for individuals or “group” addresses. However in either case, Parties must ensure that all persons to whom they give access can properly receive the information available on the Deal Site, including under the relevant information disclosure clause.

(c)
If the Deal Site is not available for any reason, promptly following this being brought to its attention, the Facility Agent will provide communications to the Parties by another means of communications contemplated by the relevant notification clause. A Party will notify the Facility Agent promptly if it is unable to access the Deal Site.

(d)
Each of the other Parties agrees that the Facility Agent is not liable for any liability, loss, damage, costs or expenses incurred or suffered by it as a result of its access or use of the Deal Site or inability to access or use the Deal Site, other than in the case of the gross negligence or wilful misconduct of the Facility Agent.

42.8	Closure to Deal Site
The Facility Agent may terminate the Deal Site after the earlier of (a) the Final Maturity Date and (b) prepayment or cancellation in full of the Facility, unless instructed otherwise by the Majority Lenders.

43	Calculations and certificates

43.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

43.2	Certificates and determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is in the absence of manifest error, conclusive evidence of the matters to which it relates.

43.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Interbank Market differs, in accordance with that market practice.

44	Partial invalidity
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

45	Remedies and waivers
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in the Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.

46	Amendments and grant of waivers

46.1	Required consents

(a)
Subject to clause 46.2 (Exceptions), any term of the Finance Documents may be amended or waived with the consent of the Facility Agent (acting on the instructions of the Majority Lenders and, if it affects the rights and obligations of the Security Agent or the Facility Agent, the consent of the Facility Agent or the Security Agent and, if it affects the rights and obligations of the Hedging Banks, the consent of the Hedging Banks) and any such amendment or waiver agreed, given or effected by the Facility Agent will be binding on the other Parties.

(b)	The Facility Agent may (or, in the case of the Security Documents, instruct the Security Agent to) effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause.

46.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in clause 1.1 (Definitions);

(ii)	the definition of “Last Availability Date” in clause 1.1 (Definitions);

(iii)	the definition of “Final Maturity Date” in clause 1.1 (Definitions);

(iv)	an extension to the date of payment of any amount under the Finance Documents;

(v)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable or the rate at which they are calculated;

(vi)	an increase in, or an extension of, any Commitment;

(vii)
a change to the Borrower, any other Obligor (other than the appointment of a replacement operator which is an Approved Operator pursuant to clause 24.4(c) (Operation and Maintenance)) or the Charterer or either Charterer Shareholder;

(viii)	any provision which expressly requires the consent or approval of all the Lenders;

(ix)	clauses 19.1 (Financial statements), 19.2 (Provision and contents of Compliance Certificate) or 19.3 (Requirements as to financial statements) or clause 20 (Financial covenants);

(x)	clause 2.2 (Finance Parties’ rights and obligations), clause 33 (Changes to the Lenders), clause 39.1 (Payments to Finance Parties) or this clause 46;

(xi)	the order of distribution under clause 40.5 (Partial payments);

(xii)	the currency in which any amount is payable under any Finance Document;

(xiii)	the nature or scope of the Charged Property or the manner in which the proceeds of enforcement of the Security Documents are distributed; or

(xiv)	the circumstances in which the security constituted by the Security Documents are permitted or required to be released under any of the Finance Documents, shall not be made without the prior consent of all Lenders. For the avoidance of doubt, if, within the decision period set by the Facility Agent (which shall not, unless otherwise required under any other provision of the Finance Documents, be less than fifteen (15) Business Days of the Facility Agent despatching to each Lender a notice requesting the consent of the Lenders of any amendment or waiver subject to this clause (a)), the Facility Agent has not received a reply specifically giving or confirming or refusing to give or confirm the relevant instructions or, as the case may be, approving or refusing to approve the proposed amendment or waiver, then the Facility Agent shall treat any Lender which has not so responded as having indicated a desire to reject such proposed amendment or waiver.

(b)	Amendments to or waivers in respect of the Hedging Contracts may only be agreed by the Hedging Banks.

(c)
An amendment or waiver which relates to the rights or obligations of the Facility Agent, the Security Agent, the Co-ordination and Structuring Bank, the Hedging Banks or the Mandated Lead Arranger in their respective capacities as such (and not just as a Lender) may not be effected without the consent of the Facility Agent, Security Agent, the Co-ordination and Structuring Bank, the Hedging Banks and the Mandated Lead Arranger (as the case may be).

(d)
Notwithstanding clauses 46.1 and 46.2(a) to (c) (inclusive), the Facility Agent may make technical amendments to the Finance Documents arising out of manifest errors on the face of the Finance Documents, where such amendments would not prejudice or otherwise be adverse to the interests of any Finance Party without any reference or consent of the Finance Parties.

46.3	Releases
Except with the approval of all Lenders or as is expressly permitted or required by the Finance Documents, the Facility Agent shall not have authority to authorise the Security Agent to release:

(a)	any Charged Property from the security constituted by any Security Document; or

(b)	any Obligor from any of its guarantee or other obligations under any Finance Document.

47	Counterparts
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 11 - GOVERNING LAW AND ENFORCEMENT

48	Governing law
This Agreement and any non-contractual obligations connected with it are governed by English law.

49	Enforcement

49.1	Arbitration

(a)
Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (SIAC) in Singapore in accordance with the Arbitration Rules of Singapore International Arbitration Centre (SIAC Rules) for the time being in force, which rules are deemed to be incorporated by reference to this clause.

(b)	The tribunal shall consist of a panel of three arbitrators (the Tribunal) appointed in accordance with the SIAC Rules.

(c)	The language of the arbitration shall be English.

(d)
The Parties undertake to keep confidential the existence of, and all awards in, any arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain - save and to the extent that disclosure may be required of a Party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority.

(e)
By agreeing to arbitration in accordance with this clause, the Parties do not intend to deprive any competent court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of the arbitration proceedings or the enforcement of any award. Any interim or provisional relief ordered by any competent court may subsequently be vacated, continued or modified by the arbitral tribunal on the application of either Party.

(f)
Unless otherwise provided herein, the Parties expressly agree to waive any provisions of applicable law that would have the effect of allowing an appeal from the decision of the arbitrators, so there shall be no appeal to any court or other authority from the decision of the arbitrators.

(g)
Except as provided in this clause, none of the Parties shall be entitled to commence or maintain any action in a court of law upon any matter in dispute arising from or in relation to this agreement except for the enforcement of an arbitral award granted pursuant to this clause.

(h)
Pending the submission to arbitration pursuant to this clause 49.1 (Arbitration) and thereafter until the arbitrator issues his/her decision, each party shall, except in the event of termination of this Agreement or failure by the other party in dispute to obey or comply with a specific order or decision of the arbitrator, continue to perform all of its obligations under this Agreement without prejudice to a final judgment in accordance with the said award (unless if the dispute involves the existence or scope of a certain obligation).

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
The original parties
Borrower

Name:	PT GOLAR INDONESIA
Jurisdiction of incorporation	Indonesia
Registration number (or equivalent, if any)	09.05.1.50.70479
English process agent (if not incorporated in England)	Golar Management Limited 13th Floor, One America Square 17 Crosswall London EC3N 2LB Fax: +44 (0) 207 0637 901 Attn: The Chief Financial Officer
Singapore process agent	Golar LNG (Singapore) Pte. Ltd. c/o 10 Hoe Chiang Road #18-01, Keppel Towers Singapore 089315 Fax: +65 6293 3515 Attn: The Director
Registered office (of Borrower)	Wisma 46 - Kota BNI, 48th Floor Jl. Jendral Sudirman 1, Jakarta 10220, Indonesia
Address for service of notices (of Borrower)	Wisma 46 - Kota BNI, 48th Floor Jl. Jendral Sudirman 1, Jakarta 10220, Indonesia Fax No: +62 21 574 8888 Attention: President Director

Sponsors

Name of Sponsor	GOLAR LNG PARTNERS LP
Jurisdiction of incorporation	Marshall Islands
Registration number (or equivalent, if any)	Marshall Islands LP but registered as an overseas partnership in Bermuda with No. 4120
English process agent (if not incorporated in England)	Golar Management Limited 13th Floor, One America Square 17 Crosswall London EC3N 2LB Fax: +44 (0) 207 0637 901 Attn: The Chief Financial Officer
Registered office
Registered Bermuda address:
2nd Floor, S.E. Pearman Building
9 Par-La-Ville Place Road
Hamilton, HM 11
Bermuda
Registered Marshall Islands address:
Trust Company Complex,
Ajeltake Road, Ajeltake Island
Majuro, Marshall Islands, MH 96960

Address for service of notices	Golar LNG Partners LP c/o Golar Management Limited 13th Floor, One America Square 17 Crosswall London EC3N 2LB United Kingdom Fax No: +44 207 063 7901 Attention: Managing Director

Name of Sponsor	PT PESONA SENTRA UTAMA
Jurisdiction of incorporation	Indonesia
Registration number (or equivalent, if any)	09.03.1.46.46426
English process agent (if not incorporated in England)	Golar Management Limited 13th Floor, One America Square 17 Crosswall London EC3N 2LB Fax: +44 (0) 207 0637 901 Attn: The Chief Financial Officer
Registered office	Globe Building, 6th Floor Jalan Buncit Raya Kav. 31-33, Jakarta 12740, Indonesia
Address for service of notices	Globe Building, 6th Floor, Jalan Buncit Raya Kav. 31-33, Jakarta 12740, Indonesia Fax: +62 21 7918 7097 Attention: President Director

Guarantors

Name of Guarantor	GOLAR LNG PARTNERS LP
Jurisdiction of incorporation	Marshall Islands
Registration number (or equivalent, if any)	Marshall Islands LP but registered as an overseas partnership in Bermuda with No. 41240
English process agent (if not incorporated in England)	Golar Management Limited 13th Floor, One America Square 17 Crosswall London EC3N 2LB Fax: +44 (0) 207 0637 901 Attn: The Chief Financial Officer
Registered office
Registered Bermuda address:
2nd Floor, S.E. Pearman Building
9 Par-La-Ville Place Road
Hamilton, HM 11
Bermuda

Registered Marshall Islands address:
Trust Company Complex,
Ajeltake Road, Ajeltake Island
Majuro, Marshall Islands, MH 96960

Address for service of notices	Golar LNG Partners LP c/o Golar Management Limited 13th Floor, One America Square 17 Crosswall London EC3N 2LB United Kingdom Fax No: +44 207 063 7901 Attention: Managing Director

Name of Guarantor	GOLAR LNG LIMITED
Jurisdiction of incorporation	Bermuda
Registration number (or equivalent, if any)	30506
English process agent (if not incorporated in England)	Golar Management Limited 13th Floor, One America Square 17 Crosswall London EC3N 2LB Fax: +44 (0) 207 0637 901 Attn: The Chief Financial Officer
Registered office	2nd Floor, S.E. Pearman Building, 9 Par-La-Ville Road Hamilton, HM 11 Bermuda
Address for service of notices	Golar LNG Limited c/o Golar Management Limited 13th Floor, One America Square 17 Crosswall London EC3N 2LB United Kingdom Fax: +44 207 063 7901 Attention: Managing Director

The Original Lenders and their Commitments

Name	Facility Office, address, fax number and attention details for notices and account details for payments	Account details for payments	Historic Facility A Commitment $	Facility A Commitment $	Facility B Commitment $	Total Commitment $

PT Bank Sumitomo Mitsui Indonesia
Address: PT Bank Sumitomo Mitsui Indonesia Menara BTPN 35th -37th floor,
JL Dr. Ide Anak Agung Gde Agug Kav 5.5 -5.6 Jakarta 12950

Attention: Project Finance Department and Non-Japanese Marketing Department

Fax: +6221 8086 2501
Tel: +6221 8086 2500

Email: warni_warni@id.smbc.co.jp denti_irman@id.smbc.co.jp
gabriella_pantouw@id.smbc.co.jp
herti_septhiany@id.smbc.co.jp

For Credit Related and Loan Administrative Matters
Sumitomo Mitsui Banking Corporation
Mailing Address:
3 Temasek Avenue #06-01 Centennial Tower
Singapore 039190

Contact Persons:
Ms. Lo Kah Nian
kah_nian_lo@sg.smbc.co.jp
Mr. Pui Wing
pui_wing_ho@sg.smbc.co.jp
Ms. Jenny Yap Chong
jenny_yap_chong@sg.smbc.co.jp
Ms. Felicia Foo
felicia_foo@sg.smbc.co.jp
Tel: +65 6882 0396 / 0203 / 1283/ 0395
Fax: +65 6883 0335
	Bank name: SMBC New York Swift Code : SMBCUS33 ABA967 Swift address : SUNIIDJA Account name : PT Bank Sumitomo Mitsui Indonesia Account number : 553496	155,000,000	155,000,000	20,000,000	175,000,000

The Hedging Banks

Name	Office, address, fax number and attention details for notices and account details for payments
PT Bank Sumitomo Mitsui Indonesia
Address: PT Bank Sumitomo Mitsui Indonesia Menara BTPN 35th -37th floor, JL  Dr.  Ide Anak Agung Gde Agug Kav 5.5 -5.6 Jakarta 12950

Attention: Project Finance Department and Non-Japanese Marketing Department

Fax: +6221 8086 2501
Tel: +6221 8086 2500

Email:
warni_warni@id.smbc.co.jp
denti_irman@id.smbc.co.jp
gabriella_pantouw@id.smbc.co.jp
herti_septhiany@id.smbc.co.jp
abidan_tuah@id.smbc.co.jp
febbyola_Febbyola@id.smbc.co.jp

Mailing Address:
Treasury Administration Department
3 Temasek Avenue #06-01 Centennial Tower
Singapore 039190

The Facility Agent

Name	Sumitomo Mitsui Banking Corporation Singapore Branch
Address	3 Temasek Avenue, #06-01 Centennial Tower, Singapore 039190
Fax Number	65-6883 0335
Attention	Investment Banking Department, Asia, Credit Planning - Agency Ms Lee Sock Bee
Telephone number	65-6882 0245
Email address	Sock_Bee_Lee@sg.smbc.co.jp
Account Details (USD)	Bank Name : JP Morgan Chase Bank, New York (Swift : CHASUS33) Account Name : Sumitomo Mitsui Banking Corporation, Singapore Branch (Swift : SMBCSGSG) Account No. : 001-1-746468

The Security Agent

Name	Sumitomo Mitsui Banking Corporation Singapore Branch
Address	3 Temasek Avenue, #06-01 Centennial Tower, Singapore 039190
Fax Number	65-6883 0335
Attention	Investment Banking Department, Asia, Credit Planning - Agency Ms Lee Sock Bee
Telephone number	65-6882 0245 / 65-6882 0395
Email address	Sock_Bee_Lee@sg.smbc.co.jp
Account Details (USD)	Bank Name : JP Morgan Chase Bank, New York (Swift : CHASUS33) Account Name : Sumitomo Mitsui Banking Corporation, Singapore Branch (Swift : SMBCSGSG) Account No. : 001-1-746468

Schedule 2
Vessel information
Part 1
Description of the Vessel
Vessel

Name	NUSANTARA REGAS SATU (ex “KHANNUR”)
Port of Registration	Jakarta, Indonesia
Distinctive Number/Letters	POIN
Gross Tons	96700
Net Tons	29010
Year of Building Year of Conversion	1977 2011
Type	FSRU
Length overall	283.07m
Breadth moulded	41.60m
Depth moulded	25.00m
Official Number	7382744
Tonnage Certificate	3284/Ba
Vessel Registration Number	7122

Part 2
Information
Vessel

Builder:	Jurong Shipyard Pte. Ltd.
Builder’s registered office:	29 Tanjong Kling Road, Singapore 628054
Date and description of Conversion Contract:	the agreement dated 11 March 2011 made between the Builder and Golar Energy relating to, inter alia, the conversion of the Vessel
Date and description of O&M Contract:
the operation and maintenance agreement in respect of the Vessel and the Mooring dated 11 May 2012 as amended by a side letter dated 11 May 2012 (Remuneration Side Letter) each made between the Borrower and the O&M Contractor

Flag State	Indonesia
Charter description:
Contract dated 20 April 2011 in respect of the supply, delivery, charter and operation of the Vessel made between Golar Energy and the Charterer, as novated from Golar Energy to the Borrower by a novation agreement dated 12 April 2012 made between Golar Energy, the Borrower and the Charterer and as further amended or supplemented from time to time.

Charterer:	PT Nusantara Regas, a company incorporated in Indonesia and owned by PT Pertamina (Persero) and PT Perusahaan Gas Negara (Persero) Tbk
Classification:	DNV: +OI Floating Offshore LNG Regasification Teminal, REGAS, POSMOOR
Classification Society:	Dual classification: DNV (Det Norske Veritas) and BKI (PT Biro Klasifikasi Indonesia) (Persero)

Schedule 3
Conditions precedent
Part 1
Initial Conditions precedent

1	Constitutional Documents and corporate authorities
In respect of the Borrower, each Shareholder, each Sponsor, each Guarantor, the O&M Contractor, Golar Management Norway and Golar Energy (each a Relevant Obligor for the purposes of this Schedule 3):

(a)
a copy certified by a duly authorised officer and/or the company secretary of the relevant person to be a true, complete and up-to-date copy, of the Constitutional Documents of that person or equivalent documents in respect of that person;

(b)
a copy, certified by a duly authorised officer and/or the company secretary of the relevant person to be a true copy, and as being in full force and effect and not amended or rescinded, of resolutions of the board of directors, board of commissioners or governors (or of a committee of the board of directors or governors) of that person:

(i)	approving the entering into by the relevant person of the Transaction Documents to which that person is (or is to be) party;

(ii)	authorising the execution by that person of such of this Agreement and the other Transaction Documents to which such person is party; and

(iii)	authorising an individual or individuals to sign and deliver on behalf of that person such of this Agreement and the other Transaction Documents to which such person is party;

(c)
a copy of a resolution signed by all the holders of the issued shares in each Relevant if required by law or by the Constitutional Documents of a Relevant Obligor, Obligor approving the terms of, and the transactions contemplated by, the Transaction Documents to which such Relevant Obligor is a party;

(d)
a copy certified by a duly authorised officer and/or the company secretary of that person to be a true copy, and as being in full force and effect and not revoked or withdrawn, of any power of attorney issued by that person pursuant to the said resolutions; and

(e)
a certificate of incumbency including a list of those signatories of the applicable party have or will execute (and who are authorised) the Transaction Documents together with specimen signatures for each Indonesian Obligor as required by Lenders’ Indonesian counsel.

2	Consents

(a)
A certificate from each Relevant Obligor confirming that all Consents necessary for any matter or thing contemplated by the Security Documents and the Project Agreements (in each case to which the applicable Obligor is a party) and for the legality, validity, enforceability, priority, admissibility in evidence and effectiveness thereof, at the time the same are required, have been obtained or effected on an unconditional basis and remain in full force and effect (or, in the case of any necessary arrangements effecting any future Consents, registrations and filings, that arrangements which are satisfactory to the Facility Agent have been made for the effecting of the same within any applicable time limit);

(b)
a certificate from each Relevant Obligor confirming that any Consents which may be required for the due execution and performance by any Relevant Obligor of any Transaction Document to which it is party at the time the same are required have been obtained and are in full force and effect;

(c)
a certificate from the Borrower confirming that, on the date a Utilisation Request is given (i) all Consents required for the operation of the Vessel and the Mooring at the Permitted Location have been given, issued, made or acquired and (ii) all Consents necessary for any act or thing contemplated by the Mortgage, the Security Assignment and the Powers of Attorney, for the legality, rationality, enforceability, priority and admissibility in evidence and effectiveness thereof have been obtained or effected on an unconditional basis and remain in full force and effect or, as the case may be, that such Consents obtained prior to the Utilisation of a Loan are unamended and remain in full force and effect;

(d)	a certificate from the Borrower confirming that all Consents required for the chartering of the Vessel and the Mooring to the Charterer have been made or obtained.

3	Project Agreements
In relation to the Vessel, the Mooring and the Charter Documents:

(a)
a copy of the Charter, the Charter Novation Agreement, the Charter Letters of Credit, the Charter Undertakings, that Pertamina LOU Transfer Agreement, the PGN LOU Transfer Agreement, the O&M Contract, the Mooring Documents, the Golar Management Norway Management Agreement and each other Charter Document duly executed by the parties thereto, dated and certified as a true and complete copy by an officer of the Borrower, in form and substance satisfactory to the Lenders;

(b)
a certificate from the Borrower confirming that it has obtained all necessary certificates in respect of the Vessel and the Mooring required pursuant to the Charter (and, if required by the Facility Agent (on the advice of the Technical Adviser), attaching copies of such certificates);

(c)
such evidence as the Facility Agent may require (upon the advice of its legal counsel) as to the due incorporation of the Charterer and each Charterer Shareholder, its power and authority to enter into and perform the Charter and relevant Charterer Undertakings and all other documents and instruments to give effect to the same, including but not limited to the Charter Novation Agreement, the Charter LOU POAs and the Letter of Quiet Enjoyment; and

(d)	a legal due diligence report of the applicable Project Agreements as approved by the Facility Agent (acting on the instructions of the Lenders).

4	Transaction Documents

(a)
An original counterpart of this Agreement and each Fee Letter duly executed and delivered by each Obligor which is party thereto as well as evidence that all notices, acknowledgements, authorisations, invoices and certificates required thereunder have been duly executed and delivered.

(b)	A certificate from the Borrower confirming that each of the Transaction Documents which have then been executed remain unamended and in full force and effect.

(c)
A copy, certified as a true copy by a duly authorised officer and/or the company secretary of the Borrower of each of the Transaction Documents (other than this Agreement and the other Finance Documents) as well as evidence that all notices, acknowledgements, authorisations, invoices and certificates required thereunder have been duly executed and delivered together with a certified copy thereof.

(d)	Agreed forms of each of the other Finance Documents, executed copies of which are to be provided under Parts 2 and 3 of this Schedule 3.

5	Legal opinions
Agreed form legal opinions from:

(a)	ABNR, Indonesian counsel to the Lenders;

(b)	Norton Rose (Asia) LLP, English counsel to the Lenders;

(c)	Appleby Global, Bermudan counsel to the Lenders;

(d)	Wiersholm, Norwegian counsel to the Lenders;

(e)	Seward & Kissel, Marshall Islands counsel to the Lenders; and

(f)	Norton Rose (Asia) LLP, Singapore counsel to the Lenders,
in each case addressed to the Co-ordination and Structuring Bank, the Security Agent and the Facility Agent and substantially in the form approved by the Facility Agent (together with evidence that each signed legal opinion will be issued by or promptly following the date of this Agreement).

6	Accounts and financial/technical information

(a)
The Original Financial Statements, together with copies of the most recent annual audited accounts of each of the Borrower, the Pre-Completion Guarantor Group and the Final Repayment Guarantor Group and a copy of the most recently published annual audited financial statements of the Charterer and each Charterer Shareholder (such annual audited accounts to be provided only if available to the Borrower).

(b)
Evidence that each of the Project Accounts have been opened and that all necessary bank mandates and signature forms in form and content acceptable to the Facility Agent have been delivered to the Account Bank.

(c)
A certificate from a duly authorised officer and/or the company secretary of the Borrower confirming details of the total Project Cost incurred and in respect of which reimbursement is sought through the Utilisation of the Loan.

(d)	Receipt by the Facility Agent of the Due Diligence Report.

(e)	Receipt by the Facility Agent of Tax projections for the Project prepared by the Borrower.

(f)	The latest Project Budget Statement in form and substance acceptable to the Facility Agent.

7	Process Agents
Evidence of the acceptance of appointment by each service of process agent appointed or required to be appointed under this Agreement, the Security Documents and, if applicable, any Subordination Deed.

8	Transaction Documents conditions precedent
A certificate from the Borrower confirming that the conditions precedent to the Transaction Documents which have been executed (other than the conditions precedent contained in this Agreement or to the extent that the Borrower has notified the Facility Agent, and the Facility Agent has consented, as to any conditions precedent that have not been fulfilled or waived) have been fulfilled or waived in accordance with the respective terms of the Transaction Documents.

9	No defaults

(a)
A certificate from the Borrower confirming that no breach or default has occurred and is continuing under any of the Project Agreements, save for any breach or default previously notified to and accepted by the Facility Agent in writing.

(b)
A certificate from each Obligor confirming that no Default (applicable to it) has occurred and is continuing or would result from the Utilisation of a Loan, save for any Default(s) previously notified to and accepted by the Facility Agent in writing.

10	“Know Your Customer Requirements”
Documentation and/or evidence satisfying the Lenders’ ‘know your customers’ requirements.

11	Fees

(a)
Evidence acceptable to the Facility Agent that all fees and expenses due to the Finance Parties (including the fees of the Insurance Advisor and the Facility Agent’s legal counsel) and any applicable commitment commission payable on the first Utilisation Date have been, or will, on the first Utilisation Date, be paid in full.

(b)
Confirmation from the Facility Agent that all fees and expenses due or reimbursable to the Co-ordination and Structuring Bank, the Facility Agent and the Security Agent and any applicable commitment commission then due have been, or will, on the first Utilisation Date, be paid in full.

Part 2
Conditions Precedent to the Utilisation of the First Advance
The Facility Agent shall have received each of the following in form and substance satisfactory to the Lenders:

1	No Defaults
A certificate from each Obligor confirming that no Default (applicable to it) has occurred and is continuing or would result from the payment of the First Advance.

2	Constitutional Documents and corporate authorisations
If the Utilisation Request for the First Advance is not served by the Borrower within ten (10) Business Days of the date of this Agreement, a certificate from a duly authorised officer and/or the company secretary of each Obligor confirming that there has been no change in the Constitutional Documents of the relevant person since the date on which a certified copy thereof was provided to the Facility Agent or, as the case may be, a copy certified by a duly authorised officer and/or the company secretary of the relevant person of any amendments thereto and confirmation that the board resolutions, powers of attorney or other corporate/shareholder authorisations referred to in paragraph 1 of Part 1 of Schedule 3 remain unamended and in full force and effect.

3	Finance Documents

(a)	An original of the following Original Security Documents:

(i)	the Security Assignment;

(ii)	the Insurance Assignment;

(iii)	the Project Agreements Assignment;

(iv)	the Golar Management Norway Acknowledgement;

(v)	the O&M Contractor Acknowledgement;

(vi)	the O&M Contractor Assignment;

(vii)	the Account Security;

(viii)	the Mooring Security;

(ix)	any Reinsurance Security;

(x)	the Letter of Quiet Enjoyment;

(xi)	the Manager’s Undertaking;

(xii)	the Powers of Attorney

(xiii)	the Hedging Security;

(xiv)	the Pre-Completion Guarantee;

(xv)	the Fiduciary Assignments; and

(xvi)	the Golar Energy Assignment.
and each notice of assignment required thereunder each duly executed by each of the parties thereto together with confirmation from the Borrower that, other then by virtue of the Security Interest created (or to be created) in favour of the Security Agent and/or any of the Finance Parties pursuant to the Security Documents, the Borrower has not created any Security Interest over the Borrower Assigned Property.

(b)
An original of the Mortgage duly executed by each party thereto and evidence that arrangements satisfactory to the Facility Agent have been made for effecting the permanent filing or registration of the Mortgage in any applicable jurisdiction, and within any applicable time limit.

(c)
The Powers of Attorney (attested, notarised, legalised and delivered to the Lenders’ Indonesian legal counsel for the purpose of registration, as necessary) duly executed by the Borrower in favour of the Security Agent.

(d)	The original Shareholders’ Security duly executed by each of the parties thereto, together with:

(i)
the registration of the pledge of shares into the shareholder register of the Borrower and delivery of the original shares certificates to the Security Agent representing the shares pledge pursuant to the Shareholders’ Security;

(ii)
confirmation from the Shareholders that, other than by virtue of the Shareholders’ Security, they have not created any Security Interest over the Shares (as such term is defined in the Shareholders’ Security); and

(iii)	documentary evidence that the shares pledge and assignment of dividends in favour of GSC have been discharged and released.

(e)	If necessary, a Subordination Deed in respect of any Indebtedness owed by the Borrower to any member of the Pre-Completion Guarantor Group (including Golar Singapore and Golar Khannur).

(f)	Evidence that the nominal stamp tax in the amount of Rp6,000 on the Finance Documents to which the Borrower or PSU is a party has been paid.

4	Notice of Readiness
Evidence satisfactory to the Facility Agent and the Technical Adviser that Notice of Readiness has been issued by the Borrower in accordance with the Charter and receipt by the Facility Agent of the First Advance Report.

5	Transaction Documents conditions precedent

(a)
A certificate from the Borrower confirming that each of the Transaction Documents that have been executed remains unamended and in full force and effect unless such amendments are disclosed to the Facility Agent (and are permitted pursuant to this Agreement) in which case the Borrower will provide copies, certified as true and complete copies by an authorised officer of the Borrower, of any amendments made to the Transaction Documents in accordance with the provisions of this Agreement.

(b)	A certificate from the Borrower confirming that no event of default or potential event of default has occurred and is continuing under any of the Project Agreements.

6	Representation and Warranties
If the Utilisation Request for the First Advance is not served by the Borrower within ten (10) Business Days of the date of this Agreement, a certificate from each Obligor confirming that each of the representations and warranties on the part of each Obligor under any Security Documents which have been executed prior to the Utilisation Date for the First Advance are true and accurate on the date on which the Utilisation Request for the First Advance is issued and on the Utilisation Date for the First Advance as if given on each such date by reference to the facts and circumstances then existing.

7	Project Information

(a)	Evidence satisfactory to the Facility Agent that the Borrower has instructed the Charterer to pay all Earnings to the Earnings Account.

(b)	A certificate from the Borrower confirming the location of the Vessel.

(c)
A certificate from the Borrower confirming that neither the Charterer or the O&M Contractor or Golar Management Norway has given notice of the occurrence of any event or circumstance giving rise to a right on the part of the Charterer or the O&M Contractor or Golar Management Norway to terminate the Charter or the O&M Contract or the Golar Management Norway Management Agreement respectively and that no Force Majeure Event has occurred and is continuing in respect of the Vessel or the Mooring under either the Charter or the O&M Contract or the Golar Management Norway Management Agreement.

(d)	A certificate from the Borrower confirming that the Vessel and the Mooring is free of any other charter commitment (other than the Charter) which would require approval under the Finance Documents.

(e)	A certificate from the Borrower confirming that the Charterer has not exercised the Charterer’s Purchase Option.

(f)
A certificate from the Borrower confirming that the conditions precedent to the obligations of the Charterer and the Borrower under the Charter, the obligations of the Borrower and the O&M Contractor under the O&M Contract and the obligations of the O&M Contractor and Golar Management Norway under the Golar Management Norway Management Agreement in respect of the Vessel and the Mooring (other than the conditions precedent that the Borrower has notified to the Facility Agent, and the Facility Agent has consented to, that have not been fulfilled or waived) have been fulfilled or waived in accordance with the terms thereof.

8	Financial Model and debt sizing

(a)	An updated copy of the Financial Model in form and substance acceptable to the Lenders, evidencing, inter alia:

(i)	the amount of the proposed Utilisation;

(ii)	the Project Cost; and

(iii)
that the Debt Service Coverage Ratio for the period ending on the Final Maturity Date is at least 1.50:1 for the period up to the 22nd Repayment Date and 1.40:1 for each Relevant Period thereafter (assuming the full amount of Facility B has been drawn down (and is not repaid) on or before the Last Availability Date relating to such Facility), in each case as certified by the Borrower.

(b)
The forecasted amount of the Balloon (as determined by the Facility Agent and calculated by reference to the Financial Model) is not greater than 30% of the Facility Limit after applying the Repayment Schedule (assuming the full amount of Facility B has been drawn down (and is not repaid) on or before the Last Availability Date relating to such Facility and ignoring any Cash Sweep Repayments).

(c)
The forecasted amount of the Balloon (as determined by the Facility Agent and calculated by reference to the Financial Model) is not greater than 20% of the Facility Limit after applying the Repayment Schedule (assuming the full amount of Facility B has been drawn down (and is not repaid) on or before the Last Availability Date relating to such Facility and after applying any Cash Sweep Repayments).

9	Vessel conditions

(a)
A transcript of register from the Flag State evidencing the continued registration of Vessel in the name of the Borrower free from registered Security Interests other than the Mortgage and that the Mortgage has been executed in the presence of officials of the Directorate General of Sea Communication of the Department of Communication of the Republic of Indonesia and submitted for registration against the Vessel as a first priority Indonesian ship mortgage.

(b)	An authenticated copy of the Grosse Akte Pendaftaran Kapal.

(c)	Documentary evidence that the Borrower possesses a SUIPAL or other relevant license required under Indonesian laws/regulations for the purpose of owning the Vessel;

(d)
A certificate from the Borrower confirming that the Vessel and the Mooring is free and clear of any liens, charges, debts, claims or other encumbrances arising in favour of any of the parties to the Conversion Contract Documents or the Mooring Documents (other than the Borrower) or such parties’ sub-contractors and employees (other than Permitted Maritime Liens).

(e)
Evidence that the Vessel is classed with the relevant Classification free of all overdue conditions and recommendations of the relevant Classification Society which have not expired (in the form of a copy of the Classification Certificate for the Vessel, together with a copy of a Confirmation of Class Certificate for the Vessel, each issued by the Classification Society upon (or just prior to) the Utilisation Date for the First Advance).

(f)
In respect of the Vessel and the Mooring, copies of any certificates issued under any applicable code required to be observed by the Vessel and/or the Mooring or in relation to their operation under any applicable law.

10	Construction matters

(a)	A certificate from the Sponsors confirming that:

(i)	neither Sponsor nor the Builder have, nor will have from the Utilisation Date for the First Advance, any lien or other right to detain the Vessel or the Mooring; and

(ii)
all costs, fees and expenses payable by the Borrower in connection with the Conversion Contract Documents and the purchase of the Vessel’s equipment and the Mooring Documents and the purchase and installation of the Mooring have been paid in full on terms acceptable to the Lenders (and that there are no monies outstanding in respect of the Conversion Contract Documents or the Mooring Documents).

11	No disputes

(a)
A certificate from each Sponsor confirming that there are no disputes between any Obligor and the parties to the Conversion Contract Documents and/or the Charter Documents which is reasonably likely to have a Material Adverse Effect.

(b)
A certificate from a duly authorised officer(s) and/or the company secretary of the Borrower (together with such other evidence as the Facility Agent may require at the relevant time) confirming that there are no material disputes, litigation, arbitration or similar proceedings taking place, pending or, to the knowledge of the officers of the Borrower, threatened against any Obligor by the Charterer, the Builder, Golar Management Norway or the O&M Contractor or any company contracted in connection with the supply and/or installation of the Mooring and the Vessel’s equipment and that all payments due to the Charterer, the Builder, Golar Management Norway and the O&M Contractor and any such other company have been or will be made.

12	Insurance/Reinsurance

(a)
Receipt by the Security Agent of the pro-forma hull and machinery, war risks policies, and mortgagee’s interest insurance, to be duly issued with endorsement thereon of the notices of assignment and Loss Payable Clauses and that all premia and calls in respect of Insurances/Reinsurances which have fallen due have been paid and that none of the Security Agent or other Finance Parties have any liability for premia and calls.

(b)
Evidence satisfactory to the Facility Agent that the insurance and reinsurance obligations of the Obligors under the Finance Documents and under the Project Agreements have been complied with and that the Vessel and the Mooring is insured in accordance with the terms of the Finance Documents and the Project Agreements.

(c)
Receipt by the Facility Agent of agreed form letters of undertaking from the insurers/reinsurers and the mutual association or club with which the protection and liability insurances are placed in respect of the Vessel or evidence satisfactory to the Facility Agent that these documents will be provided promptly after the Utilisation of the First Advance upon the insurers receiving the relevant notices.

(d)
Receipt by the Facility Agent of certified true copies of the insurance and reinsurance policies (containing the information referred to in clause 27.12 (Insurance documents)) (together with any other notices and/or documents referred to in clause 27.12 (Insurance documents)) in respect of the insurance and reinsurance cover for the Vessel.

(e)	A final opinion in form and content satisfactory to the Lenders from the Insurance Advisor, as to the adequacy of the Insurances and Reinsurances in respect of the Vessel.

(f)	A list of the insurers and reinsurers of the Vessel and the Mooring.

13	Accounts and financial information

(a)
Evidence that each of the Project Accounts have been opened and that all necessary bank mandates and signature forms in form and content acceptable to the Facility Agent have been delivered to the Account Bank.

(b)
To the extent such documents have not been provided under Schedule 3, Part 1 of this Agreement, copies of the most recent Annual Financial Statements and Semi-annual Financial Statements (save where the corresponding Annual Financial Statement has superseded this) (as each such expression is defined in clause 19 (Information undertakings)), of the Borrower, the Pre-Completion Guarantor Group and the Final Repayment Guarantor Group and a copy of the most recently published annual audited financial statements of the Charterer and each Charterer Shareholder (such annual financial statements to be provided only if available to the Borrower).

14	Legal opinions
Receipt of the copies of the executed legal opinions specified in paragraph 5 of part 1 of this Schedule 3, each in form and content satisfactory to the Lenders or evidence that such opinions will be issued promptly following Utilisation.

15	Sponsor Funding
Evidence satisfactory to the Facility Agent that:

(a)
Sponsor Funding is in place and in particular, that the ratio of the aggregate amount drawn under the Facility and any Available Commitment relating to Facility B to Sponsor Funding does not exceed 70:30; and

(b)
any shareholder and/or intra-group loans (other than the Subordinated Loans provided by Golar Singapore and Golar Khannur) made available to the Borrower prior to the Utilisation Date of the First Advance will be fully discharged upon the Utilisation Date for the First Advance.

16	Process Agents
Evidence of the acceptance of appointment by each service of process agent appointed or required to be appointed under the Security Documents (to the extent not already provided pursuant to paragraph 7 of part 1 of this Schedule 3).

17	Further conditions

(a)	Such further conditions/opinions or evidence as may be reasonably required by the Facility Agent and notified in writing to the Borrower in advance of being required.

(b)	Evidence that the conditions precedent set out in Schedule 3 part 1 remain satisfied.

18	Sponsor Loan Agreement
If applicable, and to the extent that there are any Sponsor Loan Agreements in existence on the Utilisation Date for the First Advance (other than the shareholder loans referred to in paragraph 15 above and 19 below), a certified copy of such Sponsor Loan Agreements in form and substance acceptable to the Facility Agent and confirmation from the Sponsor(s) that any such documents are validly executed and are legal, valid and binding on the respective parties, together with a duly executed original of a Subordination Deed in respect of such Sponsor Loan Agreements.

19	GSC and Golar Khannur

(a)	A certified copy of the GSC Loan Agreement together with a duly executed original of a Subordination Deed in respect of the GSC Loan Agreement.

(b)	A certified copy of the Seller’s Credit together with a duly executed original of a Subordination Deed in respect of the Seller’s Credit.

(c)
Such evidence as the Facility Agent may require (upon the advice of its legal counsel) as to the due incorporation of each of Golar Khannur and GSC, its power and authority to enter into and perform the Subordination Deed to which it is a party and all other documents and instruments to give effect to the same.

20	Environment and social

(a)
A copy of the Environmental Management Plan and any other documentation and/or evidence required to satisfy the Lenders’ ‘environmental and social’ requirements, with each Lender to confirm whether this has been satisfied.

(b)	A copy of the “Environmental Impact Assessment” in a form acceptable to the Facility Agent (if the Borrower and/or the Sponsors are able to obtain this, having used their best efforts to do so).
Part 3
Conditions Precedent to the Utilisation of the Final Advance
The Facility Agent shall have received each of the following in form and substance satisfactory to the Facility Agent:

1	Constitutional Documents and corporate authorities
If the Utilisation Request for the Final Advance is not served by the Borrower within ten (10) Business Days of the Utilisation Date for the First Advance, confirmation from a duly authorised officer and/or the company secretary of each Relevant Obligor that there has been no change in the Constitutional Documents of the relevant person since the date on which a certified copy thereof was provided to the Facility Agent or, as the case may be, a copy certified by a duly authorised officer and/or the company secretary of the relevant person of any amendments thereto and confirmation that the board resolutions, powers of attorney and other corporate authorisations referred to in paragraph 1 part 1 of Schedule 3 remain unchanged and in full force and effect.

2	Consents
If the Utilisation Request for the Final Advance is not served by the Borrower within ten (10) Business Days of the Utilisation Date for the First Advance, a certificate from the Borrower confirming that all Consents necessary for any matter or thing contemplated by the Hedging Agreements and for the legality, validity, enforceability, priority, admissibility in evidence and effectiveness thereof, at the time the same are required, have been obtained or effected on an unconditional basis and remain in full force and effect (or, in the case of any necessary arrangements effecting any future Consents, registrations and filings, that arrangements which are satisfactory to the Facility Agent have been made for the effecting of the same within any applicable time limit).

3	Transaction Documents
If the Utilisation Request for the Final Advance is not served by the Borrower within ten (10) Business Days of the Utilisation Date for the First Advance, a certificate from each Relevant Obligor which is a party to the Project Agreements and the Security Documents which have been executed prior to the Utilisation Date for the Final Advance and the other Transaction Documents which have then been executed that those documents remain unamended and in full force and effect.

4	Legal Opinions

(a)
To the extent not provided under part 2 of this Schedule 3, receipt by the Facility Agent of the copies of the executed legal opinions specified in paragraph 5 of part 1 of this Schedule 3, each in form and content satisfactory to the Lenders or evidence that such opinions will be issued promptly following Utilisation.

(b)
Evidence satisfactory to the Lenders that the terms and conditions of the legal opinions received under paragraph14 of part 2 of this Schedule 3 need not be altered or modified in anyway or, if required by the Facility Agent, have been modified and updated as the case may be.

5	Insurances/Reinsurances
A certificate from the Borrower confirming that there has been no change to the Insurances in respect of the Vessel or the Mooring since the Utilisation Date for the First Advance.

6	Vessel conditions and construction matters

(a)	Vessel conditions

(i)
A transcript of register from the Flag State evidencing the continued registration of Vessel in the name of the Borrower free from registered Security Interests other than the Mortgage and that the Mortgage has been executed in the presence of officials of the Directorate General of Sea Communication of the Department of Communication of the Republic of Indonesia and submitted for registration against the Vessel as a first priority Indonesian ship mortgage.

(ii)
If the Utilisation Request for the Final Advance is not served by the Borrower within twenty (20) Business Days of the Utilisation Date for the First Advance, evidence that the Vessel is classed with the relevant Classification free of all conditions and recommendations of the relevant Classification Society which have not expired (in the form of a copy of the Classification Certificate for the Vessel, together with a copy of a Confirmation of Class Certificate for the Vessel, each issued by the Classification Society upon (or just prior to) the Utilisation date of the Final Advance).

(b)
In respect of the Vessel and the Mooring, copies of (if so requested by the Facility Agent) any certificates issued under any applicable code required to be observed by the Vessel and the Mooring or in relation to its operation under any applicable law, to the extent that such certificates have not been provided to the Facility Agent under Parts 1 or 2 of this Schedule 3 or have been issued since the Utilisation Date for the First Advance.

(c)
If the Utilisation Request for the Final Advance is not served by the Borrower within ten (10) Business Days of the Utilisation Date for the First Advance, a certificate from the Borrower confirming that the Vessel and the Mooring is free of any other charter commitment (other than the Charter) which would require approval under the Finance Documents.

7	Project Information

(a)	A certificate from the Borrower confirming that all Consents obtained prior to the Utilisation of the Final Advance are unamended and remain in full force and effect.

(b)
A certificate from the Borrower confirming that all Consents required for the chartering of the Vessel and the Mooring to the Charterer obtained prior to the Utilisation of the Final Advance are unamended and remain in full force and effect.

(c)	A certificate from the Borrower as to the proposed location of the Vessel upon Final Acceptance.

(d)
A certificate from an officer of the Sponsors confirmed by the Technical Adviser confirming that the aggregate of the Loans and any Available Commitment relating to Facility B does not exceed seventy per cent (70)% of the total Project Cost (i) at Final Acceptance and (ii) immediately after the Utilisation of such Final Advance.

(e)	A certificate from the Borrower confirming that the Charterer has not exercised the Charterer’s Purchase Option.

(f)
A certificate from the Borrower confirming that neither the Charterer or the O&M Contractor or Golar Management Norway has given notice of the occurrence of any event or circumstance giving rise to a right on the part of the Charterer or the O&M Contractor or Golar Management Norway to terminate the Charter or the O&M Contract or the Golar Management Norway Management Agreement respectively and that no Force Majeure Event has occurred and is continuing in respect of the Vessel or the Mooring under either the Charter or the O&M Contract or the Golar Management Norway Management Agreement.

(g)
Evidence satisfactory to the Facility Agent and the Technical Adviser that Final Acceptance has been completed in accordance with the requirements of the Charter and receipt by the Facility Agent of the Final Advance Report.

(h)	Evidence satisfactory to the Facility Agent and the Technical Adviser that the Borrower has received three (3) consecutive months of Total Charter Rate without material deductions.

8	Accounts and Financial Information
Evidence satisfactory to the Facility Agent that the Debt Service Reserve Account has been, or will on the Utilisation Date of the Final Advance (whether from the proceeds of the Utilisation or otherwise) be, funded in accordance with clause 28.7 (Debt Service Reserve Account) if required in accordance with such clause.

9	Fees and expenses
On the Utilisation Date for the Final Advance:

(a)
evidence acceptable to the Facility Agent that all fees and expenses due to the Finance Parties (including the fees of the Insurance Consultant and the Facility Agent’s legal advisers) and any applicable commitment commission payable on the Utilisation Date for the Final Advance have been, or will be, paid in full; and

(b)
PT Bank Sumitomo Mitsui Indonesia has confirmed to the Facility Agent that it has received from the Borrower duly signed remittance instructions in the agreed form to enable it to effect the transfer of the applicable Debt Service Reserve to the Debt Service Reserve Account immediately following Utilisation.

10	Representation and Warranties
A certificate from each Obligor confirming that each of the representations and warranties on the part of each Obligor under any Security Document applicable to it are true and accurate on the date on which the Utilisation Request for the Final Advance is issued and on the Utilisation Date for the Final Advance as if given on each that date by reference to the facts and circumstances then existing.

11	No Defaults
A certificate from each Obligor confirming that no Default has occurred and is continuing or would result from the Utilisation of the Final Advance.

12	Process Agents
Evidence of the acceptance of appointment by each service of process agent appointed or required to be appointed under the Security Documents specified in this Part 3 of Schedule 3.

13	Sponsor Funding
Evidence satisfactory to the Facility Agent that Sponsor Funding is in place and in particular, that (i) the ratio of the aggregate amount drawn under the Facility and any Available Commitment relating to Facility B to Sponsor Funding does not exceed 70:30.

14	Sponsor Loan Agreement
If applicable, and to the extent that there are any Sponsor Loan Agreements in existence on the Utilisation Date for the Final Advance, a certified copy of such Sponsor Loan Agreements in form and substance acceptable to the Facility Agent and confirmation from the Sponsor(s) or, as the case may be, any other relevant party to a Sponsor Loan Agreement that any such documents are validly executed and are legal, valid and binding on the respective parties, together with a duly executed original of a Subordination Deed in respect of such Sponsor Loan Agreements.

15	Conditions precedent
Evidence that the conditions precedent set out in Schedule 3 parts 1 and 2 remain satisfied.

16	Further conditions
Such further conditions/opinions or evidence as may be reasonably required by the Facility Agent and notified in writing to the Borrower in advance of being required.

Part 4
Conditions Subsequent

1	Registrations

(a)
Documentary evidence to be provided within thirty (30) days after the Utilisation Date of the First Advance that the Mortgage has been duly registered against the Vessel as a valid first priority Indonesian ship mortgage with the Directorate General of Sea Communication of the Department of Communication of the Republic of Indonesia in accordance with the laws of Indonesia as evidenced by the issuance of a mortgage certificate.

(b)
Documentary evidence to be provided within thirty (30) days after the Utilisation Date of the First Advance that the Fiduciary Assignments have been duly registered with the Fiduciary Registration Registry (as evidenced by the issuance of fiducia certificate) and shareholder register of the Borrower as relevant.

(c)
Documentary evidence to be provided within the earlier of (i) fourteen (14) Business Days after the Utilisation Date of the First Advance (ii) the applicable time frame required by law that this Agreement has been reported and filed with the Bank of Indonesia the Ministry of Finance and the Team for the Co‑ordination of the Management of Offshore Commercial Loans.

(d)
Documentary evidence to be provided within fourteen (14) Business Days after the Utilisation Date of the First Advance that the notices required under the Fiduciary Assignments have been sent to relevant counterparties.

(e)
Documentary evidence to be provided within thirty (30) Business Days after the Utilisation Date of the First Advance that the acknowledgments required under the Fiduciary Assignments, have been obtained from relevant counterparties.

2    Translations
Within one hundred and eighty (180) days from the date of this Agreement, an original of each of the Transaction Documents listed in Part A of Schedule 12 (List of Translated Documents) to this Agreement executed in Bahasa.
4    Insurances

Within fourteen (14) Business Days of the Utilisation Date for the First Advance, receipt by the Facility Agent of executed letters of undertaking from the insurers/reinsurers and the mutual association or club with which the protection and liability insurances are placed in respect of the Vessel.

Schedule 4
Utilisation Request
From:        PT GOLAR INDONESIA
To:        Sumitomo Mitsui Banking Corporation
Dated:                2012
Dear Sirs
$175,000,000 Facility Agreement dated    14 December 2012 (as amended and restated pursuant to a Supplemental Agreement dated 2018) (as so amended, the "Agreement")
PT GOLAR INDONESIA

1	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow the [[First]/[Final] Advance][a Facility B Loan] on the following terms:

Facility:	[Facility A][Facility B]
Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)
Loan amount:	$[•]

3	We confirm that each condition specified in clause 4.6 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4	The purpose of this Loan is [specify purpose complying with clause 3 of the Agreement] and its proceeds should be credited to the following account(s) in the following amounts:

(a)	an amount of $[·] (in respect of the payment of Project Costs) shall be paid to [·] [specify relevant account of the Borrower]; [and]

(b)	an amount of $[·] (in respect of fees, expenses and commitment commission) shall be paid to [·] [specify relevant account of the Facility Agent]; [and]

(c)	[an amount of $[·] (in respect of the Debt Service Reserve) shall be paid to the Debt Service Reserve Account.]

5	We request that the first Interest Period for the Loan be [·] months.

6	This Utilisation Request is irrevocable.
Yours faithfully

…………………………………

authorised signatory for
PT GOLAR INDONESIA
Schedule 5
Mandatory Cost Formulae

1
The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2
On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3
The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)	in relation to a sterling Loan:
AB + C(B-D) + E x 0.01
100 - (A + C) per cent. per annum

(b)	in relation to a Loan in any currency other than sterling:
(E x 0.01)
300 per cent. per annum.
Where:

A
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B
is the percentage rate of interest (excluding the Margin and the Mandatory Cost) and, if the Loan is an Unpaid Sum, the additional rate of interest specified in clause 8.3(a) (Default interest) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5	For the purposes of this Schedule:

(a)	Eligible Liabilities and Special Deposits have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)
Fees Rules means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)
Fee Tariffs means the fee tariffs specified in the Fees Rules under Column 1 of the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	Tariff Base has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7
If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8
Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9
The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10
The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11
The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12
Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13
The Agent may from time to time, after consultation with the Borrowers and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

Schedule 6
Form of Transfer Certificate
To:    Sumitomo Mitsui Banking Corporation as Facility Agent
From:    [The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)
Dated:
$175,000,000 Facility Agreement dated 14 December 2012 (as amended and restated pursuant to a Supplemental Agreement dated 2018) (as so amended, the "Agreement")
PT GOLAR INDONESIA

1
We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2	We refer to clause 33.5 (Procedure for transfer):

(a)
The Existing Lender and the New Lender agree to the Existing Lender assigning to the New Lender all or part of the Existing Lender's Commitment rights and assuming the Existing Lender's obligations referred to in the Schedule in accordance with clause 33.5 (Procedure for transfer) and the Existing Lender assigns and agrees to assign such rights to the New Lender with effect from the Transfer Date.

(b)	The proposed Transfer Date is [●].

(c)	The Facility Office and address, email address, fax number and attention details for notices of the New Lender for the purposes of clause 42.2 (Addresses) are set out in the Schedule.

3	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in clause 33.4(c).

4	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.
This Transfer Certificate and any non-contractual obligations connected with it are governed by English law.

The Schedule
Commitment/rights to be assigned and obligations to be assumed
[insert relevant details]
Facility Office address, fax number, email address and attention details for notices and account details for payments
[insert relevant details]
[Existing Lender]    [New Lender]
By:    By:
This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed to be as stated above.
Sumitomo Mitsui Banking Corporation
By:

Schedule 7
Form of Compliance Certificate
To:     Sumitomo Mitsui Banking Corporation as Facility Agent
From:    [GOLAR LNG LIMITED]/ [GOLAR LNG PARTNERS LP]/[PT GOLAR INDONESIA]
Dated:
Dear Sirs
$175,000,000 Facility Agreement dated    14 December 2012 (as amended and restated pursuant to a Supplemental Agreement dated 2018) (as so amended, the "Agreement")
PT GOLAR INDONESIA (the “Borrower”)

1
I/We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	I/We confirm that:
[Note: insert required financial covenant confirmations.]

3	[I/We confirm that no Default is continuing.] [If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.]
Signed by:

…………………                …………………
[Finance Director]            [Chief Financial Officer]
[GOLAR LNG LIMITED] / [GOLAR LNG PARTNERS LP]/[PT GOLAR INDONESIA]

Schedule 8
Form of Market Disruption Notification
To:     Sumitomo Mitsui Banking Corporation as Facility Agent
From:     [Lender]
Dated:
Dear Sirs
$175,000,000 Facility Agreement dated    14 December 2012 (as amended and restated pursuant to a Supplemental Agreement dated 2018) (as so amended, the "Agreement")
PT GOLAR INDONESIA

1
We refer to the Agreement. This is a Market Disruption Notification. Terms defined in the Agreement have the same meaning when used in this Market Disruption Notification unless given a different meaning in this Market Disruption Notification.

2
We hereby notify you that, in relation to our participation in the Loan referred to below and the Interest Period referred to below, the cost to us of obtaining a matching deposit (or matching deposits) in the Interbank Market would be in excess of LIBOR:

Loan (currency and amount):    $[·]
Interest Period:            [·] months commencing on [·]
Cost of funds:            [·]

3
We request that, as soon as practicable, you inform the other Lenders that you have received a Market Disruption Notification in respect of the Loan and Interest Period referred to in paragraph 2 above, without stating our name or the amount or percentage of our participation. However, we acknowledge that you shall be under no liability for any act or omission in this respect.

Yours faithfully

…………………………………………
authorised signatory for
[name of relevant Lender]

Schedule 9
Form of Project Budget Statements

FSRU “NUSANTARA REGAS SATU”
PROJECT BUDGET STATEMENT
XXX

YEAR
		Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	TOTAL
Balance b/f
Availability of the FSRU
% uptime by month
% uptime Cumulative for the year
% uptime Cumulative since Start Up
Reasons for downtime

Utilisation
Sponsor Loan/Equity Repayment
DSRA Funding
Fees payable to the Finance Parties
Transaction costs

Revenue
1	Capital Element
2	Operating Cost Element
3	Tax Element

TOTAL REVENUE

Operating Expenses:
1	O&M expenses (1)
2	Insurance - MII
3	Admin
4	Agency
5	Corporate Tax
6	Withholding Tax - Interest

TOTAL EXPENSES

FREE CASHFLOW BEFORE DEBT SERVICE
TOTAL CASH AVAILABLE FOR DEBT SERVICE
Less:	Interest Payment
Principal Repayment
Less/Add:	Hedging Expenses

DSRA (top up)/release

CASH AVAILABLE FOR DISTRIBUTION
Less:	Distribution to Shareholders
Excess Cash

(1) includes
Manning Costs
Maintenance and Repair Cost
Consumables and Stores Cost
Insurance Cost
Miscelaneous Costs
Fixed Management Fee

Schedule 10
Conditions Precedent to Guarantee Release Date

1.	Receipt by the Facility Agent of the Pre-Completion Guarantee Release Report.

2.	Evidence satisfactory to the Facility Agent that:
(a)    no Default has occurred and is continuing; and

(b)
no ongoing material dispute is existing between any Obligor and the Charterer or any other person in connection with the Charter, the O&M Contract, the Golar Management Norway Management Contract and/or the Project and no amount payable by the Borrower or any other Obligor in relation to the Project is due or outstanding.

3.
An updated copy of the Financial Model, evidencing that the Debt Service Coverage Ratio for the period ending on the Final Maturity Date is at least 1.50:1 for the period starting on the date of this Agreement up to the 22nd Repayment Date and 1.40:1 for each Relevant Period thereafter (assuming the full amount of Facility B has been drawn down (and is not repaid) on or before the Last Availability Date relating to such Facility).

4.
The forecasted amount of the Balloon (as determined by the Facility Agent by reference to the Financial Model) is not greater than 30% of the Facility Limit after applying the Repayment Schedule (assuming the full amount of Facility B has been drawn down (and is not repaid) on or before the Last Availability Date relating to such Facility and ignoring any Cash Sweep Repayments).

5.
The forecasted amount of the Balloon (as determined by the Facility Agent and calculated by reference to the Financial Model) is not greater than 20% of the Facility Limit after applying the Repayment Schedule (assuming the full amount of Facility B has been drawn down (and is not repaid) on or before the Last Availability Date relating to such Facility and after applying any Cash Sweep Repayments).

6.	Evidence that the Debt Service Reserve Account has been funded in accordance with clause 28.7 (Debt Service Reserve Account) of this Agreement.

7.	A copy of the duly executed Hedging Master Agreements together with evidence of the entry into the Hedging Transactions by the Borrower in accordance with clause 30.1 (Hedging).

8.	Evidence that all amounts payable by the Borrower on the First Repayment Date have been paid in full pursuant to and in accordance with the Facility Agreement.

9.
Documentary evidence that the Mortgage has been duly registered against the Vessel as a valid first priority Indonesian ship mortgage with the Directorate General of Sea Communication of the Department of Communication of the Republic of Indonesia in accordance with the laws of Indonesia as evidenced by the issuance of a mortgage certificate.

10.	An original Final Repayment Guarantee duly executed by the Final Repayment Guarantor together with:

(a)	all documents set out in paragraph 1, Part 1 of Schedule 3 of the Facility Agreement in respect of the Final Repayment Guarantor; and

(b)
an English and Marshall Islands legal opinion substantially in the form approved by the Facility Agent prior to signing the Facility Agreement in relation to the Final Repayment Guarantee and the Final Repayment Guarantor.

Schedule 11
Repayment Schedule

Repayment Date	Principal Repayment
First	$3,575,000.00
Second	$3,575,000.00
Third	$3,575,000.00
Fourth	$3,575,000.00
Fifth	$3,575,000.00
Sixth	$3,575,000.00
Seventh	$3,575,000.00
Eighth	$3,575,000.00
Ninth	$3,575,000.00
Tenth	$3,575,000.00
Eleventh	$3,575,000.00
Twelfth	$3,575,000.00
Thirteenth	$3,575,000.00
Fourteenth	$3,575,000.00
Fifteenth	$3,575,000.00
Sixteenth	$3,575,000.00
Seventeenth	$3,575,000.00
Eighteenth	$3,575,000.00
Nineteenth	$3,575,000.00
Twentieth	$3,575,000.00
Twenty First	$3,575,000.00
Following date of Supplemental Agreement:
Twenty Second	$3,687,500
Twenty Third	$3,687,500
Twenty Fourth	$3,687,500
Twenty Fifth	$3,687,500
Twenty Sixth	$3,687,500
Twenty Seventh	$3,687,500
Twenty Eighth	$3,687,500
Twenty Ninth	$3,687,500
Thirtieth	$3,687,500
Thirty First	$3,687,500
Thirty Second	$3,687,500
Thirty Third	$3,687,500
Thirty Fourth	$3,687,500
Thirty Fifth	$3,687,500
Thirty Sixth	$3,687,500
Thirty Seventh	$3,687,500
Thirty Eighth	$3,666,666
Thirty Ninth	$3,666,666
Fortieth	$3,666,668
Balloon	$29,925,000
TOTAL	$175,000,000.00

Schedule 12
List of Translated Documents
PART A

Documents to be translated and executed in Bahasa with 180 days of signing of the relevant Transaction Document

Document	Party	Governing Law
Facility Agreement	Borrower Sponsors Guarantors	English Law
Hedging Contracts	Borrower Hedging Banks	English Law
Security Assignment of: (a) Earnings (b) Insurances (c) Requisition Compensation	Borrower	English Law
Project Agreements Assignment	Borrower	English Law
Insurance Assignment	PSU Golar LNG Limited Golar Management Limited Golar Management Norway Golar Singapore Golar LNG Limited	English Law
Account Security over (a) Revenue Account (b) Operating Account (c) Debt Service Reserve Account	Borrower	Singapore Law
Power of Attorney	Borrower	English Law

PART B
Indonesian Law Transaction Documents to be executed in Bahasa as a condition precedent to Utilisation of the First Advance

Document	Party	Governing Law
Mortgage (Hypothec)	Borrower	Indonesian Law
Power of Attorney relating to Hypothec	Borrower	Indonesian Law
Mooring Security	Borrower	Indonesian Law
Shareholders’ Security over PTGI shares (PSU Shares)	PSU	Indonesian Law
Shareholders’ Security over PTGI shares (Golar Singapore Shares)	Golar Singapore	Indonesian Law
Power of Attorney to Sell Shares	PSU	Indonesian Law
Power of Attorney to Vote Shares	PSU	Indonesian Law
Fiduciary Assignment of Receivables under Charter	Borrower	Indonesian Law
Fiduciary Assignment of Insurance Proceeds	Borrower	Indonesian Law
Reinsurance Security	Dayin Mitra	Indonesian law
Letter of Quiet Enjoyment	Borrower/PTNR	Indonesian law
Pertamina LOU Transfer Agreement	Golar Energy / Borrower	Indonesian law
PGN LOU Transfer Agreement	Golar Energy / Borrower	Indonesian law

SIGNATURES

THE BORROWER

PT GOLAR INDONESIA

By:

THE SPONSORS

GOLAR LNG PARTNERS LP

By:

PT PESONA SENTRA UTAMA

By:

THE GUARANTORS

GOLAR LNG LIMITED

By:

GOLAR LNG PARTNERS LP

By:

THE CO-ORDINATION AND STRUCTURING BANK

SUMITOMO MITSUI BANKING CORPORATION SINGAPORE BRANCH (incorporated in Japan with limited liability) Reg. No. (UEN) T03FC6366F

By:

THE FACILITY AGENT

SUMITOMO MITSUI BANKING CORPORATION SINGAPORE BRANCH (incorporated in Japan with limited liability) Reg. No. (UEN) T03FC6366F

By:

THE SECURITY AGENT

SUMITOMO MITSUI BANKING CORPORATION SINGAPORE BRANCH (incorporated in Japan with limited liability) Reg. No. (UEN) T03FC6366F

By:

THE ACCOUNT BANK

SUMITOMO MITSUI BANKING CORPORATION SINGAPORE BRANCH (incorporated in Japan with limited liability) Reg. No. (UEN) T03FC6366F

By:

THE HEDGING BANK

PT BANK SUMITOMO MITSUI INDONESIA

By:

THE LENDERS

PT BANK SUMITOMO MITSUI INDONESIA

By:

THE MANDATED LEAD ARRANGER

PT BANK SUMITOMO MITSUI INDONESIA

By:

SIGNATURES
THE BORROWER

PT GOLAR INDONESIA

By: /s/ Pernille Noraas
Name: Pernille Noraas
Title: Attorney – in – Fact

THE SPONSORS

GOLAR LNG PARTNERS LP

By: /s/ Pernille Noraas
Name: Pernille Noraas
Title: Attorney – in – Fact

PT PESONA SENTRA UTAMA

By: /s/ Pernille Noraas
Name: Pernille Noraas
Title: Attorney – in – Fact

THE SHAREHOLDERS

GOLAR LNG (SINGAPORE) PTE LTD

By: /s/ Pernille Noraas
Name: Pernille Noraas
Title: Attorney – in – Fact

PT PESONA SENTRA UTAMA

By: /s/ Pernille Noraas
Name: Pernille Noraas
Title: Attorney – in – Fact

THE O&M CONTRACTOR

GOLAR MANAGEMENT LIMITED

By: /s/ Pernille Noraas
Name: Pernille Noraas
Title: Attorney – in – Fact

GOLAR MANAGEMENT NORWAY

GOLAR MANAGEMENT NORWAY AS

By: /s/ Pernille Noraas
Name: Pernille Noraas
Title: Attorney – in – Fact

GOLAR ENERGY

GOLAR LNG ENERGY LIMITED

By: /s/ Pernille Noraas
Name: Pernille Noraas
Title: Attorney – in – Fact

THE GUARANTORS

GOLAR LNG PARTNERS LP

By: /s/ Pernille Noraas
Name: Pernille Noraas
Title: Attorney – in – Fact

GOLAR LNG LIMITED

By: /s/ Pernille Noraas
Name: Pernille Noraas
Title: Attorney – in – Fact

THE FACILITY AGENT

SUMITOMO MITSUI BANKING CORPORATION SINGAPORE BRANCH (incorporated in Japan with limited liability) Reg. No. (UEN) T03FC6366F

By: /s/ Lo Kah Nian
Joint General Manager
Investment Banking Asia

THE SECURITY AGENT

SUMITOMO MITSUI BANKING CORPORATION SINGAPORE BRANCH (incorporated in Japan with limited liability) Reg. No. (UEN) T03FC6366F

By: /s/ Lo Kah Nian
Joint General Manager
Investment Banking Asia

THE ACCOUNT BANK

SUMITOMO MITSUI BANKING CORPORATION SINGAPORE BRANCH (incorporated in Japan with limited liability) Reg. No. (UEN) T03FC6366F

By: /s/ Lo Kah Nian
Joint General Manager
Investment Banking Asia

THE LENDER

PT BANK SUMITOMO MITSUI INDONESIA

By: /s/ Husan Mahjudin
Name: Husan Mahjudin
Title: Senior Vice President

THE HEDGING BANK

PT BANK SUMITOMO MITSUI INDONESIA

By: /s/ Husan Mahjudin
Name: Husan Mahjudin
Title: Senior Vice President

THE MANDATED LEAD ARRANGER

PT BANK SUMITOMO MITSUI INDONESIA

By: /s/ Husan Mahjudin
Name: Husan Mahjudin
Title: Senior Vice President